Filed pursuant to Rule 424(b)(3)
Registration No. 333-233435

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of Wesbanco, Inc., or Wesbanco, and the board of directors of Old Line Bancshares, Inc., or Old Line Bancshares, have agreed to a merger of the two companies, which we refer to as the “merger,” under the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of July 23, 2019, and referred to in this document as the “merger agreement,” by and among Wesbanco, Wesbanco Bank, Inc., Old Line Bancshares and Old Line Bank. At the effective time of the merger, Old Line Bancshares will merge with and into Wesbanco with Wesbanco continuing as the surviving corporation. Immediately following the merger, Old Line Bank, Old Line Bancshares’ wholly-owned bank subsidiary, will merge with and into Wesbanco Bank, Inc., Wesbanco’s wholly-owned bank subsidiary, which we refer to as the “bank merger,” with Wesbanco Bank, Inc. surviving the bank merger.

If the merger is completed, each share of common stock, $0.01 par value per share, of Old Line Bancshares (“Old Line Bancshares common stock”) outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7844 of a share of common stock, $2.0833 par value per share, of Wesbanco (“Wesbanco common stock”), subject to adjustment as described in the merger agreement, which we sometimes refer to as the “merger consideration” or the “exchange ratio.” The number of shares of Wesbanco common stock that Old Line Bancshares stockholders will receive for the merger consideration is fixed, so that the market value of those shares will fluctuate with the market price of Wesbanco common stock and will not be known at the time that either the Wesbanco shareholders or the Old Line Bancshares stockholders vote on the merger. Based on the closing price of Wesbanco’s common stock of $37.69 on the Nasdaq Global Select Market on July 23, 2019, the last full trading day immediately prior to the public announcement of the merger agreement, the value of the per share merger consideration payable to Old Line Bancshares stockholders was $29.56. Based on the $37.67 closing price of Wesbanco’s common stock on September 19, 2019 the last practicable trading day before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to Old Line Bancshares stockholders was $29.55. We urge you to obtain current market quotations for Wesbanco common stock (Nasdaq trading symbol “WSBC”) and Old Line Bancshares common stock (Nasdaq trading symbol “OLBK”). Based on the exchange ratio and the number of shares of Old Line Bancshares common stock outstanding as of September 23, 2019, the number of shares that may be issued under various equity plans of Old Line Bancshares and shares that may be issued upon exercise of outstanding stock options, the estimated maximum number of shares of Wesbanco common stock issuable in the merger is expected to be approximately 13,554,745 shares.

Wesbanco and Old Line Bancshares will each hold a special meeting of their shareholders and stockholders in connection with the merger. The Wesbanco special meeting will be held in the 7th Floor Board Room of Wesbanco’s offices located at One Bank Plaza, Wheeling, West Virginia, 26003, on October 29, 2019, at 12:00 p.m. Eastern Time. At the Wesbanco special meeting, Wesbanco shareholders will be asked to vote to approve: (1) the merger agreement; (2) the issuance of shares of Wesbanco common stock in connection with the merger as contemplated by the merger agreement; and (3) adjournment of the Wesbanco special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement or the issuance of shares of Wesbanco common stock in connection with the merger.

The Old Line Bancshares special meeting will be held at Old Line Bancshares’ office located at 1525 Pointer Ridge Place, Bowie, Maryland, on October 29, 2019, at 10:00 a.m. Eastern Time. At the Old Line Bancshares special meeting, Old Line Bancshares stockholders will be asked to vote to approve: (1) the merger; (2) in a non-binding advisory vote, of the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger; and (3) the adjournment of the Old Line Bancshares special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger.

Your vote is very important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by voting over the Internet or by telephone in accordance with the instructions on the proxy card. If you attend your special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. We cannot complete the merger unless Old Line Bancshares stockholders approve the merger and Wesbanco shareholders approve the merger agreement and the issuance of shares of Wesbanco common stock in connection with the merger.

The accompanying joint proxy statement/prospectus provides you with information about Old Line Bancshares, Wesbanco, the proposed merger, the documents related to the merger and the separate special meetings of Wesbanco shareholders and Old Line Bancshares stockholders. We encourage you to carefully and thoughtfully read this entire document, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 28. You also can obtain information about Wesbanco and Old Line Bancshares from publicly available documents filed with the Securities and Exchange Commission.

The Wesbanco board of directors recommends that Wesbanco shareholders vote “FOR” the proposal to approve the merger agreement; “FOR” the proposal to approve the issuance of shares of Wesbanco common stock in connection with the merger and “FOR” the proposal to approve the adjournment of the Wesbanco special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement or approval of the issuance of shares of Wesbanco common stock in connection with the merger.

The Old Line Bancshares board of directors recommends that Old Line Bancshares stockholders vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger, and “FOR” the proposal to adjourn the Old Line Bancshares special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger at the scheduled time of the special meeting.

We strongly support this combination of our companies and look forward to the successful completion of the merger.

Todd F. Clossin President and Chief Executive Officer Wesbanco, Inc.	James W. Cornelsen President and Chief Executive Officer Old Line Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities Wesbanco is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document incorporates important business and financial information about Wesbanco and Old Line Bancshares that is not included in or delivered with this document. This information is available without charge upon written or oral request at the applicable company’s address and telephone number listed under the heading “Additional Information.” In order to ensure timely delivery, you must request Wesbanco information no later than five business days prior to the date of the Wesbanco special meeting, or October 22, 2019 and you must request Old Line Bancshares information no later than five business days prior to the date of the Old Line Bancshares special meeting, or October 22, 2019. Please see “Where You Can Find More Information About Wesbanco and Old Line Bancshares” for instructions to request this and certain other information regarding Wesbanco and Old Line Bancshares.

This joint proxy statement/prospectus is dated September 23, 2019, and is first being mailed to Wesbanco shareholders and Old Line Bancshares stockholders on or about September 26, 2019.

1 Bank Plaza

Wheeling, WV 26003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on October 29, 2019

Notice is hereby given that a special meeting of shareholders of Wesbanco, Inc. (“Wesbanco”), a West Virginia corporation, will be held in the 7th Floor Board Room of Wesbanco’s offices located at One Bank Plaza, Wheeling, West Virginia, 26003, on October 29, 2019, at 12:00 p.m. Eastern Time, to consider and vote upon the following matters described in the accompanying joint proxy statement/prospectus:

1. A proposal to approve the Agreement and Plan of Merger, dated as of July 23, 2019, as it may be amended from time to time, by and among Wesbanco, Wesbanco Bank, Inc., a West Virginia corporation and a wholly-owned subsidiary of Wesbanco, Old Line Bancshares, Inc. a Maryland corporation (“Old Line Bancshares”), and Old Line Bank, a Maryland-chartered trust company exercising the powers of a commercial bank and a wholly-owned subsidiary of Old Line Bancshares, which we refer to as the merger agreement, which provides for, among other things, the merger of Old Line Bancshares with and into Wesbanco, with Wesbanco as the surviving entity, which we refer to as the merger, as more fully described in the attached joint proxy statement/prospectus.

2. A proposal to approve the issuance of shares of Wesbanco common stock, par value $2.0833 per share, pursuant to the merger agreement in connection with the merger.

3. A proposal to approve the adjournment of the Wesbanco special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Wesbanco special meeting to approve the merger agreement and the issuance of shares of Wesbanco common stock pursuant to the merger agreement.

The merger agreement is more completely described in the accompanying joint proxy statement/prospectus, and a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of Wesbanco common stock at the close of business on September 23, 2019 will be entitled to notice of, and to vote at, the Wesbanco special meeting and any adjournment thereof. Approval of each of the proposals requires the affirmative vote of a majority of the votes cast on the proposal assuming that a quorum is present.

The Wesbanco board of directors has carefully considered the terms of the merger agreement and has approved the merger agreement and believes that the merger is in the best interests of Wesbanco and its shareholders. The board of directors of Wesbanco recommends that shareholders vote “FOR” approval of the merger agreement, “FOR” approval of the issuance of shares of Wesbanco common stock in connection with the merger and “FOR” the adjournment of the Wesbanco special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement or the approval of the issuance of shares of Wesbanco common stock in connection with the merger.

Your vote is important. Whether or not you plan to attend the Wesbanco special meeting in person, we urge you to read the joint proxy statement/prospectus carefully and to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card, so that your shares may be represented and voted at the Wesbanco special meeting. This will assure your representation at the Wesbanco special meeting and may avoid the cost of additional communications. This will not prevent you from voting in person at the Wesbanco special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Wesbanco a written revocation bearing a later date, by submitting a later-dated proxy by telephone or the Internet before the vote at the Wesbanco special meeting, or by attending and voting in person at the Wesbanco special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Wesbanco special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors

Linda M. Woodfin

Secretary

Wheeling, West Virginia

September 23, 2019

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR INTERNET PRIOR TO THE WESBANCO SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

1525 Pointer Ridge Place

Bowie, Maryland 20716

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 29, 2019

Notice is hereby given that a special meeting of the stockholders of Old Line Bancshares, Inc. (“Old Line Bancshares”), a Maryland corporation, will be held at Old Line Bancshares’ office located at 1525 Pointer Ridge Place, Bowie, Maryland, on October 29, 2019, at 10:00 a.m. Eastern Time, to consider and vote upon the following proposals described in the accompanying joint proxy statement/prospectus:

1. A proposal to approve the merger of Old Line Bancshares, Inc. (“Old Line Bancshares”) with and into Wesbanco, Inc. (“Wesbanco”) with Wesbanco as the surviving entity (the “merger”), pursuant to an Agreement and Plan of Merger, dated as of July 23, 2019, as it may be amended from time to time, by and among Wesbanco, Wesbanco Bank, Inc., a West Virginia corporation and a wholly-owned subsidiary of Wesbanco, Old Line Bancshares and Old Line Bank, a Maryland-chartered trust company exercising the powers of a commercial bank and a wholly-owned subsidiary of Old Line Bancshares, as more fully described in the attached joint proxy statement/prospectus.

2. A proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger.

3. A proposal to approve the adjournment of the Old Line Bancshares special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Old Line Bancshares special meeting to approve the proposal to approve the merger.

Only holders of record of Old Line Bancshares common stock at the close of business on September 23, 2019 will be entitled to notice of, and to vote at, the Old Line Bancshares special meeting and any adjournment thereof. Provided that a quorum exists for the special meeting, approval of the merger requires the affirmative vote of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote thereon. Approval of each of the other proposals to be voted on at the Old Line Bancshares special meeting requires the affirmative vote of a majority of all votes cast in person or by proxy at the special meeting.

The Old Line Bancshares board of directors has carefully considered the terms of the merger agreement and believes that the merger agreement and the merger are advisable on substantially the terms and conditions set forth in the merger agreement and that the merger is in the best interests of Old Line Bancshares and its stockholders. The Old Line Bancshares board of directors has approved the merger agreement and recommends that stockholders vote: “FOR” approval of the merger; “FOR” approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger; and “FOR” the adjournment of the Old Line Bancshares special meeting if necessary to solicit additional proxies in favor of the approval of the merger. In considering the recommendation of the board of directors of Old Line Bancshares, you should be aware that certain directors and executive officers of Old Line Bancshares will have interests in the merger that may be different from, or in addition to, the interests of Old Line Bancshares stockholders generally. See the section entitled “The Merger — Interests of Certain Persons the Merger” of the accompanying joint proxy statement/prospectus. In addition, all of the executive officers and directors (and one former director) of Old Line Bancshares have entered into voting agreements with Wesbanco in which he or she has agreed to vote his or her Old Line Bancshares shares of common stock in favor of approval of the merger. See “Other Material Agreements Relating to the Merger — Voting Agreements.”

Your vote is very important. Whether or not you plan to attend the Old Line Bancshares special meeting in person, we urge you to read the joint proxy statement/prospectus carefully and to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card, so that your shares may be represented and voted at the Old Line Bancshares special meeting. This will assure your representation at the Old Line Bancshares special meeting and may avoid the cost of additional communications. This will not prevent you from voting in person at the Old Line Bancshares special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Old Line Bancshares a written revocation bearing a later date, by submitting a later-dated proxy by telephone or the Internet before the vote at the Old Line Bancshares special meeting, or by attending and voting in person at the Old Line Bancshares special meeting. If you fail to submit a proxy or to attend the Old Line Bancshares special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Old Line Bancshares common stock will not be counted for purposes of determining whether a quorum is present at the Old Line Bancshares special meeting and will have the same effect as a vote AGAINST the merger.

The enclosed joint proxy statement/prospectus provides a detailed description of the Old Line Bancshares special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors,

Mark A. Semanie

Secretary

Bowie, Maryland

September 23, 2019

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR INTERNET PRIOR TO THE OLD LINE BANCSHARES SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Wesbanco, Inc., which we refer to in this joint proxy statement/prospectus as Wesbanco, and Old Line Bancshares, Inc., which we refer to in this joint proxy statement/prospectus as Old Line Bancshares, that is not included in or delivered with this document. You should refer to “Where You Can Find More Information About Wesbanco and Old Line Bancshares” for a description of the documents incorporated by reference into this joint proxy statement/prospectus. You can obtain documents related to Wesbanco and Old Line Bancshares that are incorporated by reference into this document through the website of the Securities and Exchange Commission, which we refer to as the SEC, at www.sec.gov, through Wesbanco’s website at www.wesbanco.com and through Old Line Bancshares’ website at www.oldlinebank.com. Please note that the Internet website addresses of Wesbanco and Old Line Bancshares are provided as inactive textual references only. The information provided on the Internet websites of Wesbanco and Old Line Bancshares, other than copies of the documents that have been filed with the SEC and are specifically incorporated by reference into this joint proxy statement/prospectus by reference, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference. You may also obtain copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, without charge by requesting them in writing or by telephone from the appropriate company or company’s proxy solicitor:

If you are a Wesbanco shareholder:	If you are an Old Line Bancshares stockholder:

Wesbanco’s Proxy Solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor,

New York, New York 10104

Banks, Brokers and Shareholders Call

Toll-Free (888) 607-9107

Or

Wesbanco, Inc.

Attn: Linda M. Woodfin, Secretary

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

Old Line Bancshares’ Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: oldlinebank@dfking.com

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 342-4881

Or

Old Line Bancshares, Inc.

Attn: Mark A. Semanie, Secretary

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

In order to ensure timely delivery, you must request Wesbanco information no later than five business days prior to the date of the Wesbanco special meeting, or October 22, 2019 and you must request Old Line Bancshares information no later than five business days prior to the date of the Old Line Bancshares special meeting, or October 22, 2019. You will not be charged for any of these documents that you request. For further information about Wesbanco and Old Line Bancshares, please see “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus serves two purposes — it is a proxy statement being used by the Wesbanco board of directors and the Old Line Bancshares board of directors to solicit proxies for use at their respective special meetings, and it is also the prospectus of Wesbanco regarding the issuance of Wesbanco common stock to Old Line Bancshares stockholders if the merger is completed. This joint proxy statement/prospectus provides you with detailed information about the proposed merger of Old Line Bancshares with and into Wesbanco. We encourage you to read this entire joint proxy statement/prospectus carefully. Wesbanco has filed a registration statement on Form S-4 with the SEC, and this joint proxy statement/prospectus is the prospectus filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information in the registration statement, nor does it include the exhibits to the registration statement. Please see “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 23, 2019.

You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently-filed document that also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither the mailing of this joint proxy statement/prospectus to the Wesbanco shareholders or Old Line Bancshares stockholders nor the taking of any actions contemplated hereby by Wesbanco or Old Line Bancshares at any time will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Old Line Bancshares has been provided by Old Line Bancshares and information contained in this document regarding Wesbanco has been provided by Wesbanco.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Wesbanco or a stockholder of Old Line Bancshares, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Wesbanco and Old Line Bancshares strongly recommend that you carefully read the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

Q:	Why have I received this joint proxy statement/prospectus?

A:

Wesbanco and Old Line Bancshares have entered into a merger agreement, dated as of July 23, 2019, which, as it may be amended, supplemented or modified from time to time, we refer to in this joint proxy statement/prospectus as the merger agreement, providing for Old Line Bancshares to be merged with and into Wesbanco, which we refer to in this joint proxy statement/prospectus as the merger, with Wesbanco continuing as the surviving corporation. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, which we encourage you to review.

This joint proxy statement/prospectus constitutes a proxy statement of Wesbanco and Old Line Bancshares and a prospectus of Wesbanco. It is a proxy statement because the boards of directors of Wesbanco and Old Line Bancshares are soliciting proxies from their respective shareholders and stockholders. It is a prospectus because Wesbanco will issue shares of Wesbanco common stock in exchange for shares of Old Line Bancshares common stock in the merger. This document contains important information about the merger and the special meetings of Wesbanco shareholders and Old Line Bancshares stockholders and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your applicable special meeting.

In order to complete the merger, Wesbanco shareholders must vote to approve the merger agreement and approve the issuance of shares of Wesbanco common stock in connection with the merger and Old Line Bancshares stockholders must vote to approve the merger. IF WESBANCO SHAREHOLDERS FAIL TO APPROVE THE MERGER AGREEMENT OR THE ISSUANCE OF SHARES OF WESBANCO COMMON STOCK IN CONNECTION WITH THE MERGER, THE MERGER WILL NOT BE COMPLETED. SIMILARLY, IF OLD LINE BANCSHARES STOCKHOLDERS FAIL TO APPROVE THE MERGER, THE MERGER CANNOT BE COMPLETED.

Your vote is very important. The boards of directors of Wesbanco and Old Line Bancshares encourage you to vote as soon as possible.

Q:	What matters are to be voted on at the Wesbanco special meeting?

A:	At the Wesbanco special meeting, holders of Wesbanco common stock as of the close of business on September 23, 2019 will be asked to consider and vote upon:

1.	A proposal to approve the merger agreement, which we refer to in this joint proxy statement/prospectus as the Wesbanco Merger Proposal;

2.

A proposal to approve the issuance of shares of Wesbanco common stock in connection with the merger, which we refer to in this joint proxy statement/prospectus as the Wesbanco Stock Issuance Proposal; and

3.

A proposal to approve the adjournment of the Wesbanco special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Wesbanco special meeting to approve the Wesbanco Merger Proposal and to approve the Wesbanco Stock Issuance Proposal, which we refer to in this joint proxy statement/prospectus as the Wesbanco Adjournment Proposal.

Q:	What matters are to be voted on at the Old Line Bancshares special meeting?

A:	At the Old Line Bancshares special meeting, holders of Old Line Bancshares common stock as of the close of business on September 23, 2019 will be asked to consider and vote upon:

1.	A proposal to approve the merger, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Merger Proposal;

2.

A proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Merger-Related Compensation Proposal; and

3.

A proposal to approve the adjournment of the Old Line Bancshares special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Old Line Bancshares special meeting to approve the Old Line Bancshares Merger Proposal, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Adjournment Proposal.

Q:	What will Old Line Bancshares stockholders receive as a result of the merger?

A:

Old Line Bancshares stockholders will receive 0.7844 of a share of Wesbanco common stock, subject to adjustment as described in the merger agreement, which we refer to as the merger consideration or the exchange ratio, in exchange for each share of Old Line Bancshares common stock. Instead of fractional shares of Wesbanco common stock, Old Line Bancshares stockholders will receive a check for any fractional shares based on the average closing price of Wesbanco common stock during a specified period before the effective time of the merger.

Because the number of shares of Wesbanco common stock that Old Line Bancshares stockholders will receive for the merger consideration is fixed, the implied value of the merger consideration will fluctuate as the market price of Wesbanco common stock fluctuates. As a result, the value of the merger consideration that Old Line Bancshares stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy statement/prospectus, at the time of the Wesbanco special meeting or at the time of the Old Line Bancshares special meeting. You should obtain current stock price quotations for Wesbanco common stock and Old Line Bancshares common stock before deciding how to vote. Wesbanco common stock is listed for trading on the Nasdaq Global Select Market under the symbol “WSBC.” Old Line Bancshares common stock is listed for trading on the Nasdaq Capital Market under the symbol “OLBK.”

Q:	Will Wesbanco shareholders receive any shares or cash in the merger?

A:

No. Wesbanco shareholders will continue to own the same number of shares of Wesbanco common stock that they owned before the merger effective time and will not receive any shares, cash or other consideration.

Q:	How will the merger affect Old Line Bancshares equity awards?

A:

Stock Options: At the effective time of the merger, each option granted by Old Line Bancshares to purchase shares of Old Line Bancshares common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be assumed by Wesbanco and converted into an option to purchase from Wesbanco, on the same terms and conditions as were applicable under such Old Line Bancshares options, a number of shares of Wesbanco common stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Old Line Bancshares common stock subject to such Old Line Bancshares stock option immediately prior to the effective time by (y) the exchange ratio. The exercise price per share (rounded up to the nearest whole cent) of each Wesbanco stock option issued for the Old Line Bancshares stock option shall equal the quotient obtained by dividing (i) the per share exercise price for each share of Old Line Bancshares common stock subject to such Old Line Bancshares stock option by (ii) the exchange ratio.

Restricted Stock: Immediately prior to the effective time of the merger, each outstanding restricted share of Old Line Bancshares common stock will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, less applicable tax withholdings.

Q:	What do the Wesbanco and the Old Line Bancshares boards of directors recommend?

A:	Wesbanco. The Wesbanco board of directors has determined that the merger is in the best interests of Wesbanco and Wesbanco’s shareholders and recommends that Wesbanco shareholders vote:

•	FOR approval of the Wesbanco Merger Proposal;

•	FOR approval of the Wesbanco Stock Issuance Proposal; and

•	FOR approval of the Wesbanco Adjournment Proposal.

In making this determination, Wesbanco’s board of directors considered the factors described under “The Merger — Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors.”

Old Line Bancshares. The Old Line Bancshares board of directors has determined that the merger agreement and the merger are advisable on substantially the terms and conditions set forth in the merger agreement and that the merger is in the best interests of Old Line Bancshares and Old Line Bancshares’ stockholders and recommends that Old Line Bancshares stockholders vote:

•	FOR approval of the Old Line Bancshares Merger Proposal;

•	FOR approval of the Old Line Bancshares Merger-Related Compensation Proposal; and

•	FOR approval of the Old Line Bancshares Adjournment Proposal.

In making this determination, the Old Line Bancshares board of directors considered the factors described under “The Merger — Old Line Bancshares’ Reasons for the Merger and Recommendation of the Old Line Bancshares Board of Directors.”

Q:	When and where will the special meetings be held?

A:

Wesbanco. The Wesbanco special meeting will be held in the 7th Floor Board Room of Wesbanco’s offices located at One Bank Plaza, Wheeling, West Virginia, 26003, on October 29, 2019, at 12:00 p.m. Eastern Time.

Old Line Bancshares. The Old Line Bancshares special meeting will be held at Old Line Bancshares’ office located at 1525 Pointer Ridge Place, Bowie, Maryland, on October 29, 2019, at 10:00 a.m. Eastern Time.

Q:	Who can vote at the special meetings?

A:

Wesbanco Special Meeting. Holders of record at the close of business on September 23, 2019, which we refer to in this joint proxy statement/prospectus as the Wesbanco record date, of Wesbanco common stock will be entitled to notice of and to vote at the Wesbanco special meeting. Each of the shares of Wesbanco common stock issued and outstanding on the Wesbanco record date entitles the holder thereof to one vote at the Wesbanco special meeting with regard to each of the proposals described above.

Old Line Bancshares Special Meeting. Holders of record of Old Line Bancshares common stock at the close of business on September 23, 2019, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares record date, will be entitled to notice of and to vote at the Old Line Bancshares special meeting. Each of the shares of Old Line Bancshares common stock issued and outstanding on the record date entitles the holder thereof to one vote at the Old Line Bancshares special meeting with regard to each of the proposals described above.

Q:	When do you expect to complete the merger?

A:

We anticipate that we will obtain all necessary regulatory approvals, and be able to consummate the merger, in the fourth quarter of 2019 or the first quarter of 2020. However, we cannot assure you when or if the merger will occur. We must first obtain the requisite approval of Wesbanco shareholders and Old Line Bancshares stockholders at their respective special meetings, and Wesbanco and Old Line Bancshares must obtain the requisite regulatory approvals, to complete the merger.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Old Line Bancshares common stock will not receive any consideration for their shares in connection with the merger. Instead, Old Line Bancshares will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Capital Market.

Q:	Why are Old Line Bancshares stockholders being asked to consider and vote upon the Old Line Bancshares Merger-Related Compensation Proposal?

A:

Under SEC rules, Old Line Bancshares is required to seek a non-binding, advisory vote with respect to the compensation payable to Old Line Bancshares’ named executive officers in connection with the merger, which is sometimes referred to as “golden parachute” compensation.

Q:	What will happen if Old Line Bancshares stockholders do not approve the Old Line Bancshares Merger-Related Compensation Proposal?

A:

Approval of the Old Line Bancshares Merger-Related Compensation Proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Old Line Bancshares. Therefore, if Wesbanco shareholders approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal and Old Line Bancshares stockholders approve the Old Line Bancshares Merger Proposal and the merger is completed, the compensation payable to Old Line Bancshares’ named executive officers in connection with the merger would still be payable regardless of the outcome of the vote on the Old Line Bancshares Merger-Related Compensation Proposal, subject to applicable conditions.

Q:	How do I vote?

A:

Wesbanco Shareholders. If you are a shareholder of record of Wesbanco as of the Wesbanco record date, you may vote in person by attending the Wesbanco special meeting or, to ensure your shares are represented at the Wesbanco special meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

Old Line Bancshares Stockholders. If you are a stockholder of record of Old Line Bancshares as of the Old Line Bancshares record date, you may vote in person by attending the Old Line Bancshares special meeting or, to ensure your shares are represented at the Old Line Bancshares special meeting, you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold your Wesbanco or Old Line Bancshares shares in the name of a bank, broker, or other nominee, please see the discussion below under the question “My shares are held in my broker’s, bank’s or other nominee’s name (also known as “street name”). How do I vote those shares?”

Q:	What vote of Wesbanco shareholders is required to approve each proposal?

A:

To be approved, the Wesbanco Merger Proposal, the Wesbanco Stock Issuance Proposal and the Wesbanco Adjournment Proposal each require the affirmative vote of a majority of the votes cast on the proposal assuming that a quorum is present.

As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 54,690,225 shares of Wesbanco common stock outstanding and entitled to vote at the Wesbanco special meeting. As of such date, the directors and executive officers of Wesbanco controlled approximately 2.8% of the outstanding shares of Wesbanco common stock entitled to vote at the special meeting.

Q:	What vote of Old Line Bancshares stockholders is required to approve each proposal?

A:

To be approved, the Old Line Bancshares Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote thereon. To be approved, the Old Line Bancshares Merger-Related Compensation Proposal and the Old Line Bancshares Adjournment Proposal each require the affirmative vote of at least a majority of all votes cast on the matter at the special meeting assuming that a quorum is present.

As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 16,999,146 shares of Old Line Bancshares common stock outstanding and entitled to vote at the Old Line Bancshares special meeting. As of such date, the directors and executive officers of Old Line Bancshares controlled approximately 6.0% of the outstanding shares of Old Line Bancshares common stock entitled to vote at the special meeting. In addition, all of the executive officers and directors (and one former director) of Old Line Bancshares have entered into voting agreements with Wesbanco in which he or she has agreed to vote his or her Old Line Bancshares shares of common stock in favor of approval of the merger. As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, approximately 11.1% of the outstanding shares of Old Line Bancshares common stock were subject to these voting agreements. In addition, as of such date 24,633 shares of Old Line Bancshares common stock were held by the Old Line Bancshares 401(k) Plan and will be voted by the trustees of that plan. Because two of the three trustees are Old Line Bancshares’ executive officers, we expect these shares to be voted “FOR” approval of all of the proposals presented at the Old Line Bancshares special meeting.

Q:	What is a quorum?

A:

In order for business to be conducted at the Wesbanco special meeting or the Old Line Bancshares special meeting, a quorum must be present. Shares that are voted and shares abstaining from voting are treated as being present at the Wesbanco special meeting or Old Line Bancshares special meeting, as the case may be, for purposes of determining whether a quorum is present.

Wesbanco. The quorum requirement for holding and transacting business at the Wesbanco special meeting requires the presence, in person or by proxy, of at least a majority of the votes entitled to be cast at the Wesbanco special meeting.

Old Line Bancshares. The quorum requirement for holding and transacting business at the Old Line Bancshares special meeting requires the presence, in person or by proxy, of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the special meeting.

Q:	What will happen if I abstain from voting or if I fail to vote?

A:	Wesbanco Shareholders.

Abstentions. If you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Wesbanco special meeting, but it will have no effect on the outcome of any of the three proposals, assuming a quorum is present.

Failure to Vote. If you do not vote your shares of Wesbanco common stock, your shares will not be counted toward a quorum at the Wesbanco special meeting and will have no effect on the outcome of any of the three proposals, assuming a quorum is present.

Old Line Bancshares Stockholders.

Abstentions. If you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Old Line Bancshares special meeting. Abstentions will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present.

Failure to Vote. If you do not vote your shares of Old Line Bancshares common stock, your shares will not be counted toward a quorum at the Old Line Bancshares special meeting. Such failure to vote will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present.

Q:	My shares are held in my broker’s, bank’s or other nominee’s name (also known as “street name”). How do I vote those shares?

A:

Copies of this joint proxy statement/prospectus were sent to you by your broker, bank or other nominee. The broker, bank or other nominee will request instructions from you as to how you want your shares to be voted, and will vote your shares according to your instructions (unless you have made other arrangements in this regard with a bank or other non-broker nominee).

Q:	If my shares are held in “street name” by a broker, bank or other nominee, won’t my broker, bank or other nominee vote those shares for me?

A:

Generally not. If you hold your shares in a brokerage account, your broker will not vote your shares unless you provide your broker with instructions on how to vote your “street name” shares. Under the rules of the various national and regional securities exchanges that govern brokers, when the beneficial holder of shares held in street name does not provide voting instructions, brokers have the discretion to vote those shares only on certain limited, uncontested “routine matters.” None of the proposals to be voted upon at either the Wesbanco special meeting or the Old Line Bancshares special meeting are routine matters, so brokers holding shares in street name will not be permitted to exercise voting discretion on any of those proposals. Therefore, if a beneficial holder of shares of Wesbanco common stock or Old Line Bancshares common stock, as applicable, does not give their broker any voting instructions, the holder’s shares of common stock will not be voted on any proposals and, as a result, these shares will not be considered present at the applicable special meeting and will not count towards the satisfaction of a quorum. It is important that you be sure to provide your broker with instructions on how to vote your shares held in street name.

If your shares are held by a bank or other nominee, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares of Wesbanco common stock or Old Line Bancshares common stock on any matter at your stockholder meeting absent specific voting instructions from you. It is important that you be sure to provide your bank or other nominee record holder with instructions on how to vote your shares held in street name

Please check the voting form used by your broker, bank or other nominee to see if it offers telephone or Internet submission of proxies.

Q:	How do I vote if I own shares through the Wesbanco Employee Stock Ownership and 401(k) Plan?

A:

If you participate in the Wesbanco, Inc. KSOP, which consists of a non-contributory leveraged Employee Stock Ownership Plan and a contributory 401(k) profit sharing plan, which we refer to in this joint proxy statement/prospectus as the Wesbanco KSOP, and shares of Wesbanco common stock have been allocated to your account in the Wesbanco KSOP, you are entitled to instruct Newport Group, Inc., the trustee of the Wesbanco KSOP, confidentially, as to how to vote those shares pursuant to the instructions provided to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by 11:59 a.m. Eastern Time on October 25, 2019. If you do not send instructions, your instructions are not timely received, or your instructions are not properly completed, the shares credited to your account in the Wesbanco KSOP will be voted by the trustee in the same proportion that it votes shares in the Wesbanco KSOP for which it did receive timely instructions. You may also revoke previously given voting instructions by 11:59 a.m. Eastern Time on October 25, 2019 by filing with the trustee either a written notice of revocation or a properly completed and signed instruction bearing a later date.

Q:	What happens if I return my signed proxy card without indicating how to vote?

A:

If you return your signed proxy card without indicating how to vote on any particular proposal, the Wesbanco or Old Line Bancshares shares represented by your proxy will be voted on each proposal presented at the Wesbanco special meeting or Old Line Bancshares special meeting, as the case may be, in accordance with the applicable board’s recommendation on that proposal. In that case, if you are a Wesbanco shareholder, your shares of Wesbanco common stock will be voted: “FOR” approval of the Wesbanco Merger Proposal; “FOR” approval of the Wesbanco Stock Issuance Proposal; and “FOR” approval of the Wesbanco Adjournment Proposal. If you are an Old Line Bancshares stockholder and you return a signed proxy card without indicating how to vote on any particular proposal, your shares of Old Line Bancshares common stock will be voted: “FOR” approval of the Old Line Bancshares Merger Proposal; “FOR” approval of the Old Line Bancshares Merger-Related Compensation Proposal; and “FOR” approval of Old Line Bancshares Adjournment Proposal.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at your special meeting. You can do this in any of the three following ways:

•

by sending a written notice to the corporate secretary of Wesbanco or the secretary of Old Line Bancshares, as the case may be, in time to be received before the applicable Wesbanco or Old Line Bancshares special meeting, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card bearing a later date and returning it by mail in time to be received before the applicable Wesbanco or Old Line Bancshares special meeting; or you can change your vote by submitting a new, valid proxy by Internet or telephone, with a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the applicable special meeting and voting in person.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Will Wesbanco shareholders or Old Line Bancshares stockholders have dissenters’ or appraisal rights?

A:

No. If you are a Wesbanco shareholder who objects to the merger, you may vote against approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal. If you are an Old Line Bancshares stockholder who objects to the merger, you may vote against approval of the Old Line Bancshares Merger Proposal. However, under applicable West Virginia and Maryland law, Wesbanco shareholders and Old Line Bancshares stockholders will not be entitled to dissenters’ or appraisal rights in connection with the merger. Accordingly, neither the shareholders of Wesbanco nor the stockholders of Old Line Bancshares have the right to demand the fair value of their stock or seek an appraisal of such fair value in connection with the merger.

Q:	What do I need to do now?

A:

After you carefully read and consider the information contained in and incorporated by reference into this document, please respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage-paid return envelope or, by submitting your proxy or voting instructions by telephone or through the Internet, so that your shares will be represented and voted at the Wesbanco special meeting or Old Line Bancshares special meeting, as the case may be. This will not prevent you from attending the applicable special meeting and voting in person; in order to assist us in tabulating the votes at the special meetings, however, we encourage you to vote by proxy even if you do plan to attend the applicable special meeting in person.

Q:	Should I send in my Old Line Bancshares stock certificates now?

A:	No. You should not send in your Old Line Bancshares stock certificates until you receive transmittal materials after the merger is completed.

Q:	What should I do if I hold my shares of Old Line Bancshares common stock in book-entry form?

A:

You are not required to take any special additional actions if your shares of Old Line Bancshares common stock are held in book-entry form. After the completion of the merger, shares of Old Line Bancshares common stock held in book-entry form automatically will be exchanged for book-entry shares of Wesbanco common stock.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Wesbanco has engaged a professional proxy solicitation firm, Georgeson LLC (“Georgeson”), to assist in soliciting proxies for use at the Wesbanco special meeting. Similarly, Old Line Bancshares has engaged a professional proxy solicitation firm, D.F. King & Co., Inc. (“King”), to assist in soliciting proxies for use at the Old Line Bancshares special meeting. Under the terms of the merger agreement, Wesbanco has agreed to pay or reimburse the fees and expenses of both Georgeson and King. Wesbanco will pay Georgeson a fee of $8,500 and will reimburse Georgeson for its out-of-pocket expenses. Wesbanco will pay (or reimburse Old Line Bancshares for such payment) King a fee of $10,500 and will reimburse King for its out-of-pocket expenses.

Each of Wesbanco’s and Old Line Bancshares’ directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies but may be reimbursed for their reasonable out-of-pocket expenses that they incur. Wesbanco and Old Line Bancshares may also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Wesbanco common stock and Old Line Bancshares common stock, as the case may be, for their expenses in forwarding soliciting materials to beneficial owners of the Wesbanco common stock and Old Line Bancshares common stock and in obtaining voting instructions from those owners.

Q:	Is the merger expected to be taxable to Old Line Bancshares stockholders?

A:

Generally, no. The merger is structured to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Old Line Bancshares common stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Old Line Bancshares common stock for shares of Wesbanco common stock in the merger, except with respect to any cash received instead of fractional shares of Wesbanco common stock. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult with your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Where can I find the voting results of the Wesbanco special meeting and the Old Line Bancshares special meeting?

A:

The preliminary voting results will be announced at each of the respective Wesbanco and Old Line Bancshares special meetings. In addition, within four business days following certification of the final voting results, Wesbanco and Old Line Bancshares will disclose the final voting results of their respective special meetings on a Current Report on Form 8-K filed with the SEC.

Q:	Are there any risks that I should consider in deciding how to vote at the Wesbanco special meeting or the Old Line Bancshares special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the “Risk Factors” section beginning on page 28 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Wesbanco and Old Line Bancshares contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

Q: Who can help answer any other questions that I might have?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact

If you are a Wesbanco shareholder:	If you are an Old Line Bancshares stockholder:

Wesbanco’s Proxy Solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor,

New York, New York 10104

Banks, Brokers and Shareholders Call Toll-

Free (888) 607-9107

Or

Wesbanco, Inc.

Attn: Linda M. Woodfin, Secretary

Old Line Bancshares’ Proxy Solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: oldlinebank@dfking.com

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 342-4881

Or

Old Line Bancshares, Inc.

One Bank Plaza	Attn: Mark A. Semanie, Secretary
Wheeling, West Virginia 26003	1525 Pointer Ridge Place
(304) 234-9000	Bowie, Maryland 20716
(301) 430-2500

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. To fully understand the merger and for a more complete description of the terms of the merger, you should carefully read this entire document, including the annexes, and the documents we refer you to under the caption “Where You Can Find More Information About Wesbanco and Old Line Bancshares.” This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of Wesbanco and Old Line Bancshares, and the potential combined company, as well as statements applicable to the period following the completion of the merger. You can find some of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. These forward-looking statements involve certain risks and uncertainties. The ability of either Wesbanco or Old Line Bancshares to predict results or the actual effects of our plans and strategies, particularly after the merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Merger (See page 47)

We propose a merger of Old Line Bancshares with and into Wesbanco. If the merger is consummated, Wesbanco will continue as the surviving corporation. The articles of incorporation and bylaws of Wesbanco will continue as the articles of incorporation and bylaws of the surviving corporation until amended or repealed in accordance with applicable law. The officers and directors of Wesbanco will continue as the officers and directors of the surviving corporation, except that two current Old Line Bancshares directors, anticipated to be James W. Cornelsen and Gregory S. Proctor, Jr., will be appointed to the board of directors of Wesbanco, and James W. Cornelsen will become an officer of Wesbanco. After the effective time of the merger and as part of the same overall transaction, Old Line Bank, the wholly-owned banking subsidiary of Old Line Bancshares, for no additional consideration and pursuant to the merger agreement, will merge with and into Wesbanco Bank, Inc., the wholly-owned banking subsidiary of Wesbanco, with Wesbanco Bank, Inc. as the surviving entity, which we refer to in this joint proxy statement/prospectus as the bank merger.

Old Line Bancshares Stockholders Will Receive Wesbanco Common Stock in the Merger (See page 47)

If the merger is completed, for each share of Old Line Bancshares common stock that you own you will receive 0.7844 of a share of Wesbanco common stock, subject to adjustment as described in the merger agreement. We sometimes refer to the 0.7844 of a share of Wesbanco common stock as the “merger consideration” or the “exchange ratio.” Instead of fractional shares of Wesbanco common stock, Old Line Bancshares stockholders will receive a check for any fractional shares based on the average closing price of Wesbanco common stock during a specified period before the effective time of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of Wesbanco common stock to be received by holders of Old Line Bancshares common stock in the merger will not change if the trading price of Wesbanco common stock or Old Line Bancshares common stock changes between now and the time the merger is completed. However, the exchange ratio is subject to adjustment if Wesbanco completes certain corporate transactions, such as a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Wesbanco’s capitalization.

Wesbanco shareholders will continue to own the same number of shares of Wesbanco common stock that they owned before the merger effective time and will not receive any shares, cash or other consideration.

Treatment of Old Line Bancshares Equity-Based Awards (See page 47)

Stock Options: At the effective time of the merger, each option granted by Old Line Bancshares to purchase shares of Old Line Bancshares common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be assumed by Wesbanco and converted into an option to purchase from Wesbanco, on the same terms and conditions as were applicable under such Old Line Bancshares options, a number of shares of Wesbanco common stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Old Line Bancshares common stock subject to such Old Line Bancshares stock option immediately prior to the effective time by (y) the exchange ratio. The exercise price per share (rounded up to the nearest whole cent) of each Wesbanco stock option issued for the Old Line Bancshares stock option shall equal the quotient obtained by dividing (i) the per share exercise price for each share of Old Line Bancshares common stock subject to such Old Line Bancshares stock option by (ii) the exchange ratio.

Restricted Stock: Immediately prior to the effective time of the merger, each outstanding restricted share of Old Line Bancshares common stock will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, less applicable tax withholdings.

Wesbanco’s Reasons for the Merger and Recommendation to Shareholders (See page 56)

The Wesbanco board of directors has determined that the merger agreement and the merger are in the best interests of Wesbanco and its shareholders, and accordingly adopted the merger agreement and approved the merger and recommends that Wesbanco shareholders vote “FOR” approval of the Wesbanco Merger Proposal and “FOR” approval of the Wesbanco Stock Issuance Proposal.

In determining whether to approve the merger agreement and recommend approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal to the Wesbanco shareholders, Wesbanco’s board considered the factors described under “The Merger — Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors.”

In addition, the Wesbanco board of directors recommends that Wesbanco shareholders vote “FOR” approval of the Wesbanco Adjournment Proposal.

Old Line Bancshares’ Reasons for the Merger and Recommendation to Stockholders (See page 75)

The Old Line Bancshares board of directors has determined that the merger agreement and the merger are advisable on substantially the terms and conditions set forth in the merger agreement and that the merger is in the best interests of Old Line Bancshares and Old Line Bancshares’ stockholders, and accordingly approved the merger agreement and recommends that Old Line Bancshares stockholders vote “FOR” approval of the Old Line Bancshares Merger Proposal.

In determining whether to approve the merger agreement and recommend approval of the Old Line Bancshares Merger Proposal to the Old Line Bancshares stockholders, Old Line Bancshares’ board considered the factors described under “The Merger — Old Line Bancshares’ Reasons for the Merger and Recommendation of the Old Line Bancshares Board of Directors.”

In addition, the Old Line Bancshares board of directors recommends that Old Line Bancshares stockholders vote “FOR” approval of the Old Line Bancshares Merger-Related Compensation Proposal and “FOR” approval of the Old Line Bancshares Adjournment Proposal.

Opinion of Wesbanco’s Financial Advisor (See page 58)

In connection with the Wesbanco board of directors’ consideration of the merger, Wesbanco’s financial advisor, D.A. Davidson & Co. (which we refer to as “Davidson”), provided its opinion to the Wesbanco board of directors, dated July 23, 2019, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in the written opinion, the Merger Consideration was fair, from a financial point of view, to Wesbanco. A copy of this opinion is attached to this joint proxy statement/prospectus as Annex B. Wesbanco shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Davidson in providing its opinion.

Opinion of Old Line Bancshares’ Financial Advisor (See page 77)

In connection with the merger, Old Line Bancshares’ financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated July 23, 2019, to the Old Line Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Old Line Bancshares common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Old Line Bancshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Old Line Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the Old Line Bancshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Old Line Bancshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

The Wesbanco Special Meeting Will be Held on October 29, 2019 (See page 35)

A special meeting of Wesbanco’s shareholders will be held in the 7th Floor Board Room of Wesbanco’s offices located at One Bank Plaza, Wheeling, West Virginia, 26003, on October 29, 2019, at 12:00 p.m. Eastern Time. At the Wesbanco special meeting, Wesbanco shareholders will be asked to approve the: (i) Wesbanco Merger Proposal; (ii) Wesbanco Stock Issuance Proposal; and (iii) Wesbanco Adjournment Proposal.

The Old Line Bancshares Special Meeting Will be Held on October 29, 2019 (See page 41)

A special meeting of Old Line Bancshares’ stockholders will be held at Old Line Bancshares’ office located at 1525 Pointer Ridge Place, Bowie, Maryland, on October 29, 2019, at 10:00 a.m. Eastern Time. At the Old Line Bancshares special meeting, Old Line Bancshares stockholders will be asked to approve the: (i) Old Line Bancshares Merger Proposal; (ii) Old Line Bancshares Merger-Related Compensation Proposal; and (iii) Old Line Adjournment Proposal.

Record Date; Voting Power (See pages 35 and 41)

Wesbanco. You may vote at the Wesbanco special meeting only if you owned shares of Wesbanco common stock at the close of business on September 23, 2019, which we refer to as the Wesbanco record date. On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 54,690,225 shares of Wesbanco common stock outstanding. You may cast one vote for each share of Wesbanco common stock you owned on the Wesbanco record date. You can vote your shares by telephone, the Internet or by returning the enclosed proxy by mail, or you may vote in person by appearing at the Wesbanco special meeting. You can change your vote by submitting a later-dated proxy by telephone, the Internet or by mail, provided that it must be received prior to the Wesbanco special meeting. You can also change your vote by attending the Wesbanco special meeting and voting in person.

Old Line Bancshares. You may vote at the Old Line Bancshares special meeting only if you owned shares of Old Line Bancshares common stock at the close of business on September 23, 2019, which we refer to as the Old Line Bancshares record date. On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 16,999,146 shares of Old Line Bancshares common stock outstanding. You may cast one vote for each share of Old Line Bancshares common stock you owned on the Old Line Bancshares record date. You can vote your shares by telephone, the Internet or by returning the enclosed proxy by mail, or you may vote in person by appearing at the Old Line Bancshares special meeting. You can change your vote by submitting a later-dated proxy by telephone, the Internet or by mail, provided that it must be received prior to the Old Line Bancshares special meeting. You can also change your vote by attending the Old Line Bancshares special meeting and voting in person.

Vote Required (See pages 36 and 42)

Wesbanco Special Meeting.

Wesbanco Merger Proposal. If a quorum exists, approval of the Wesbanco Merger Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Wesbanco Stock Issuance Proposal. If a quorum exists, approval of the Wesbanco Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Wesbanco Adjournment Proposal. If a quorum exists, approval of the Wesbanco Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Old Line Bancshares Special Meeting.

Old Line Bancshares Merger Proposal. If a quorum exists, approval of the Old Line Bancshares Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Old Line Bancshares Merger-Related Compensation Proposal. If a quorum exists, approval of the Old Line Bancshares Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal in person or by proxy. Abstentions, failures to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Old Line Bancshares Adjournment Proposal. If a quorum exists, approval of the Old Line Bancshares Adjournment Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal in person or by proxy. Abstentions, failures to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Voting Agreements for Old Line Bancshares Common Stock (See page 114)

In connection with the merger agreement, Wesbanco has entered into voting agreements with all of Old Line Bancshares’ executive officers and directors (and one former director). In the voting agreements, each of these stockholders has generally agreed to vote all of the shares of Old Line Bancshares common stock he or she controls to approve the Old Line Bancshares Merger Proposal.

As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the directors and executive officers of Old Line Bancshares controlled 1,018,802 shares of Old Line Bancshares common stock, or approximately 6.0% of the outstanding shares of Old Line Bancshares common stock entitled to vote at the Old Line Bancshares special meeting. As of the Old Line Bancshares record date, approximately 11.1% of the outstanding shares of Old Line Bancshares common stock were subject to these voting agreements.

Quorum; Abstentions; Broker Voting; Failure to Vote (See pages 35 and 41)

Wesbanco Special Meeting.

Quorum. A quorum must be present to transact business at the Wesbanco special meeting. If you submit a properly executed proxy, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. A quorum at the Wesbanco special meeting requires the presence, whether in person or by proxy, of at least a majority of the votes entitled to be cast at the Wesbanco special meeting.

Abstentions. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting on a matter. If a Wesbanco shareholder submits a proxy in which the shareholder abstains from voting, the abstention will be counted toward a quorum at the Wesbanco special meeting, but it will have no effect on any of the three proposals assuming a quorum is present.

Broker Voting. If your shares of Wesbanco common stock are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, broker holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, non-contested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.” Since there are no routine items to be voted on at the Wesbanco special meeting, broker nominee record holders that do not receive voting instructions from the beneficial owners of such shares with respect to at least one proposal will not be able to return a proxy card with respect to such shares and these shares will be treated as unvoted shares. As a result, these shares will not be considered present at the Wesbanco special meeting, will not count towards the satisfaction of a quorum and will have no effect on the outcome of any of the three proposals at the Wesbanco special meeting assuming a quorum is present. Conversely, if a broker or other nominee receives voting instructions on one but not all of the proposals, those shares will be voted on that proposal, considered present at the Wesbanco special meeting and will count towards the satisfaction of a quorum.

If your shares are held by a bank or other nominee, however, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares of Wesbanco common stock on any matter at the Wesbanco special meeting absent specific voting instructions from you. As a result, your shares will not be considered present at the Wesbanco special meeting, will not count towards the satisfaction of a quorum, and will have no effect on the outcome of any of the three proposals at the Wesbanco special meeting, assuming a quorum is present.

Failure to Vote/Unvoted Shares. If you do not vote your shares of Wesbanco common stock, your shares will not be counted toward a quorum at the Wesbanco special meeting and will have no effect on any of the three proposals assuming a quorum is present.

Old Line Bancshares Special Meeting.

Quorum. A quorum must be present to transact business at the Old Line Bancshares special meeting. If you submit a properly executed proxy, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the Old Line Bancshares special meeting. A quorum at the Old Line Bancshares special meeting requires the presence, in person or by proxy, of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the Old Line Bancshares special meeting.

Abstentions. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on a matter. If an Old Line Bancshares stockholder submits a proxy in which the stockholder abstains from voting, the abstention will be counted toward a quorum at the Old Line Bancshares special meeting. Abstentions will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present.

Broker Voting. If your shares of Old Line Bancshares common stock are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, broker holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, non-contested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.” Since there are no routine items to be voted on at the Old Line Bancshares special meeting, broker nominee record holders that do not receive voting instructions from the beneficial owners of such shares with respect to at least one proposal will not be able to return a proxy card with respect to such shares and these shares will be treated as unvoted shares. As a result, these shares will not be considered present at the Old Line Bancshares special meeting and will not count towards the satisfaction of a quorum. Therefore, the failure to instruct any such broker will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present. Conversely, if a broker or other nominee receives voting instructions on one but not all of the proposals, those shares will be voted on that proposal, considered present at the Old Line Bancshares special meeting and will count towards the satisfaction of a quorum.

If your shares are held by a bank or other nominee, however, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares of Old Line Bancshares common stock on any matter at the Old Line Bancshares special meeting absent specific voting instructions from you. As a result, your shares will not be considered present at the Old Line Bancshares special meeting, will not count towards the satisfaction of a quorum, and will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal, but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present.

Failure to Vote/Unvoted Shares. If you do not vote your shares of Old Line Bancshares common stock, your shares will not be counted toward a quorum at the Old Line Bancshares special meeting. Such failure to vote will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present.

No Dissenters’ or Appraisal Rights (See page 98)

Under applicable West Virginia and Maryland law, holders of Wesbanco or Old Line Bancshares common stock will not be entitled to dissenters’ or appraisal rights. Therefore, if you own shares of Wesbanco common stock on the Wesbanco record date but you are against the merger, you may vote against approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal but you may not exercise dissenters’ or appraisal rights. Similarly, if you own shares of Old Line Bancshares common stock on the Old Line Bancshares record date but you are against the merger, you may vote against approval of the Old Line Bancshares Merger Proposal but you may not exercise dissenters’ or appraisal rights for your Old Line Bancshares common stock.

Shares to be Issued by Wesbanco in the Merger; Ownership of Wesbanco after the Merger (See page 98)

Wesbanco will issue a maximum of approximately 13,554,745 shares of its common stock to Old Line Bancshares stockholders in connection with the merger, based on the number of (1) shares of Old Line Bancshares common stock outstanding on the Old Line Bancshares record date (restricted and unrestricted) and (2) shares of Old Line Bancshares common stock potentially issuable pursuant to outstanding stock options that are vested or that are expected to vest prior to completion of the merger, assuming no adjustment to the exchange ratio is made. Assuming that Wesbanco issues that maximum number of shares, those shares would constitute approximately 19.9% of the outstanding stock of Wesbanco after the merger, based on the number of shares of Wesbanco common stock outstanding on September 19, 2019. The Wesbanco shares to be issued in the merger will be listed for trading on the Nasdaq Global Select Market under the symbol “WSBC.”

Material U.S. Federal Income Tax Consequences (See page 99)

It is a condition to the completion of the merger, unless waived by the parties in writing, that each of Wesbanco and Old Line Bancshares receives a legal opinion from their respective tax counsel to the effect that the merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, holders of Old Line Bancshares common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of Old Line Bancshares common stock for shares of Wesbanco common stock in the merger, except with respect to any cash received instead of fractional shares of Wesbanco common stock. For further information, please refer to “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

You should read the summary under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99 for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult with your own tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the merger that may apply to you.

Certain Differences in the Rights of Wesbanco Shareholders and Old Line Bancshares Stockholders (See page 126)

Wesbanco is a West Virginia corporation governed by West Virginia law and Old Line Bancshares is a Maryland corporation governed by Maryland law. Once the merger occurs, Old Line Bancshares stockholders will become shareholders of Wesbanco and their rights will be governed by West Virginia law and Wesbanco’s corporate governing documents rather than Maryland law and Old Line Bancshares’ governing documents. Because of the differences between the laws of the State of Maryland and the State of West Virginia and the respective corporate governing documents of Old Line Bancshares and Wesbanco, Old Line Bancshares’ stockholders’ rights as stockholders will change as a result of the merger. These include, among other things, differences in shareholders’ rights related to notice and adjournment of shareholder meetings, the calling of special meetings of shareholders, dissenters’ rights, the number and term of directors, nomination of directors, removal of directors and filling vacancies on the board of directors, cumulative voting, indemnification of officers and directors, amendment of articles of incorporation and bylaws, and statutory provisions affecting control share acquisitions and business combinations.

Conditions to the Merger (See page 108)

Completion of the merger is subject to the satisfaction or waiver of the conditions specified in the merger agreement, including, among others, those listed below:

•	approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal by the shareholders of Wesbanco;

•	approval of the Old Line Bancshares Merger Proposal by the stockholders of Old Line Bancshares;

•	the absence of a law or injunction prohibiting the merger;

•	the receipt by Wesbanco and Old Line Bancshares of all necessary approvals of governmental and regulatory authorities;

•

the receipt of an opinion from each party’s tax counsel, dated as of the closing date of the merger, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Wesbanco with respect to the shares of Wesbanco common stock to be issued in the merger.

Termination of the Merger Agreement (See page 109)

The parties can agree to terminate the merger agreement at any time prior to completion of the merger, and either Wesbanco or Old Line Bancshares can terminate the merger agreement if, among other reasons, any of the following occurs:

•	if Wesbanco shareholders fail to approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal;

•	if Old Line Bancshares Stockholders fail to approve the Old Line Bancshares Merger Proposal;

•	the merger is not completed by March 1, 2020;

•	there has been a final non-appealable denial of a required regulatory approval; or

•	the other party breaches or materially fails to comply with any of its representations, warranties or obligations under the merger agreement.

Old Line Bancshares will also have the right to terminate the merger agreement if the average closing price of Wesbanco common stock during a specified period before the effective time of the merger is less than $30.22 and Wesbanco common stock underperforms the Nasdaq Bank Index by more than 20%. Subject to certain conditions, Old Line Bancshares may also terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to Old Line Bancshares’ stockholders from a financial point of view, provided that Old Line Bancshares pays the termination fee described below.

Termination Fee (See page 111)

The merger agreement provides that if the merger agreement is terminated under certain circumstances, described more fully in the “The Merger — Termination Fee” section, Old Line Bancshares will be required to pay a termination fee of $16,000,000 to Wesbanco.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (See page 113)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the Old Line Bancshares stockholders approve the Old Line Bancshares Merger Proposal, or the Wesbanco shareholders approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal, there may not be, without further approval of Old Line Bancshares’ stockholders or Wesbanco’s shareholders, as the case may be, any amendment of the merger agreement that requires such further approval under applicable law.

Effective Date of the Merger (See page 113)

We expect the merger to be completed as soon as practicable after all regulatory approvals and shareholder and stockholder approvals have been received. We expect this to occur during the fourth quarter of 2019 or first quarter of 2020.

Regulatory Approvals (See page 96)

The merger is subject to the approval of the Board of Governors of the Federal Reserve System (unless a waiver is granted), the West Virginia Division of Financial Institutions (“WVDFI”) and the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”). The bank merger is subject to the approval of the Federal Deposit Insurance Corporation, WVDFI and the Maryland Commissioner. These governmental authorities may impose conditions for granting approval of the merger. Neither Wesbanco nor Old Line Bancshares can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained. As of the date of this joint proxy statement/prospectus, all required regulatory applications, notices and waiver requests have been filed.

Interests of Certain Persons in the Merger (See page 91)

The directors and executive officers of Old Line Bancshares have financial and other interests in the merger that differ from, or are in addition to, their interests as stockholders of Old Line Bancshares. These interests include, but are not limited to:

•

the continued indemnification of current and former directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance for six years after the merger;

•	the receipt of payments by the executive officers of Old Line Bancshares pursuant to rights granted under agreements with Old Line Bancshares, Old Line Bank, Wesbanco and/or Wesbanco Bank;

•	the continuation of certain benefits for certain officers and directors of Old Line Bancshares;

•

the appointment of two current Old Line Bancshares directors, anticipated to be James W. Cornelsen and Gregory S. Proctor, Jr., to the board of directors of Wesbanco and Wesbanco Bank upon completion of the merger;

•	the appointment of each current member of Old Line Bancshares’ board of directors to a Wesbanco advisory board for the Mid-Atlantic market;

•	the accelerated vesting of certain equity awards for executive officers and directors of Old Line Bancshares;

•	the creation of a retention bonus pool for the purpose of retaining the services of certain key employees of Old Line Bancshares; and

•

grants of Wesbanco restricted stock to certain key employees, including some executive officers, of Old Line Bancshares, effective upon completion of the merger, which would cliff vest after two years, for the purpose of retaining those key employees of Old Line Bancshares as Wesbanco employees after the merger.

The Old Line Bancshares board of directors knew about these additional interests, and considered them when the board approved the merger agreement. See “The Merger — Interests of Certain Persons in the Merger” for more detailed information about these interests.

Old Line Bancshares Merger-Related Compensation Proposal (See page 45)

In accordance with SEC rules, Old Line Bancshares stockholders will vote on a proposal to approve, on an advisory (non-binding) basis, certain payments that will or may be made to Old Line Bancshares’ named executive officers in connection with the merger, which we refer to the Old Line Bancshares Merger-Related Compensation Proposal. These payments are reported in the Golden Parachute Compensation table on page 95 and the associated narrative discussion.

Adjournment Proposals (See pages 40 and 46)

Wesbanco. Wesbanco shareholders are being asked to approve a proposal to grant Wesbanco’s board of directors discretionary authority to adjourn the Wesbanco special meeting, if necessary, to solicit additional proxies in favor of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal if a quorum is present at the Wesbanco special meeting but there are insufficient votes to approve either of those proposals. We refer to this proposal as the Wesbanco Adjournment Proposal.

Old Line Bancshares. Old Line Bancshares stockholders are being asked to approve a proposal to grant Old Line Bancshares’ board of directors discretionary authority to adjourn the Old Line Bancshares special meeting, if necessary, to solicit additional proxies in favor of the Old Line Bancshares Merger Proposal if a quorum is present at the Old Line Bancshares special meeting but there are insufficient votes to approve that proposal. We refer to this proposal as the Old Line Bancshares Adjournment Proposal.

The Companies (See pages 124 and 125)

Wesbanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

Wesbanco, a bank holding company headquartered in Wheeling, West Virginia, offers through its various subsidiaries a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. Wesbanco’s banking subsidiary Wesbanco Bank, Inc., operates 199 financial centers in West Virginia, Ohio, Pennsylvania, Kentucky and Indiana.

As of June 30, 2019, Wesbanco had approximately $12.5 billion of consolidated total assets, $8.7 billion of deposits, $7.7 billion of loans and $2.1 billion of shareholders’ equity.

Wesbanco’s website can be accessed at http://www.wesbanco.com. Information contained in Wesbanco’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Wesbanco’s common stock trades on the Nasdaq Global Select Market under the symbol “WSBC.”

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

Old Line Bancshares is the parent company of Old Line Bank, a Maryland-chartered trust company with the powers of a commercial bank, headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George’s and St. Mary’s, and Baltimore City. It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

As of June 30, 2019, Old Line Bancshares had approximately $3.1 billion of consolidated total assets, $2.4 billion of deposits, $2.4 billion of loans and $389.3 million of stockholders’ equity.

Old Line Bancshares’ website can be accessed at http://www.oldlinebank.com. Information contained in Old Line Bancshares’ website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Old Line Bancshares’ common stock trades on the Nasdaq Capital Market under the symbol “OLBK.”

COMPARATIVE PER SHARE MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table presents the closing market prices for Wesbanco and Old Line Bancshares common stock on July 23, 2019 and September 19, 2019, respectively. July 23, 2019 was the last full trading day prior to the public announcement of the signing of the merger agreement. September 19, 2019 was the last practicable full trading day for which information was available prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration for each share of Old Line Bancshares common stock as of the same two dates. This implied value was calculated by multiplying the closing price of Wesbanco common stock on those dates by the exchange ratio of 0.7844.

	Wesbanco	Old Line Bancshares	Implied Per Share Value of Merger Consideration
July 23, 2019	$37.69	$26.09	$29.56
September 19, 2019	$37.67	$29.20	$29.55

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Wesbanco shareholders or Old Line Bancshares stockholders in determining how to vote. Wesbanco shareholders and Old Line Bancshares stockholders are urged to obtain current market quotations for shares of Wesbanco common stock and Old Line Bancshares common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering how to vote. The market prices of Wesbanco common stock and Old Line Bancshares common stock have fluctuated since the date of the announcement of the merger and will fluctuate between the date of this joint proxy statement/prospectus, the dates of the respective special meetings of Wesbanco and Old Line Bancshares and the date of completion of the merger. No assurance can be given concerning the market prices of Old Line Bancshares common stock or Wesbanco common stock before or after the effective date of the merger. Changes in the market price of Wesbanco common stock prior to the completion of the merger will affect the market value of the merger consideration that Old Line Bancshares stockholders will receive upon completion of the merger. Wesbanco common stock trades on the Nasdaq Global Select Market under the trading symbol “WSBC.” Old Line Bancshares common stock trades on the Nasdaq Capital Market under the trading symbol “OLBK.”

As of September 19, 2019, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Wesbanco and Old Line Bancshares, respectively, there were approximately 7,514 registered holders of Wesbanco common stock and approximately 820 registered holders of Old Line Bancshares common stock.

Dividends

Wesbanco and Old Line Bancshares both currently pay a quarterly cash dividend on shares of their respective common stock. Under the terms of the merger agreement, we have agreed that Wesbanco and Old Line Bancshares will coordinate the payment of any dividends and the record date and payment dates relating thereto, such that Old Line Bancshares stockholders (who will become Wesbanco shareholders after the merger) will not receive two dividends, or fail to receive one dividend, from Old Line Bancshares and/or Wesbanco for any single calendar quarter.

SELECTED HISTORICAL FINANCIAL DATA OF WESBANCO

The following table sets forth certain historical financial data concerning Wesbanco as of or for the six months ended June 30, 2019 and 2018 and as of or for each of the five fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014, which is derived from Wesbanco’s consolidated financial statements. The following information is only a summary, and you should read this information in conjunction with Wesbanco’s audited consolidated financial statements and related notes included in Wesbanco’s Annual Reports on Form 10-K for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, and unaudited interim consolidated financial statements included in Wesbanco’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and 2018, which have been filed with the SEC and are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

(Dollars in thousands, except per share amounts)	As of or for the Six Months Ended June 30,		As of or for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Summary Statements of Income
Net interest income	$196,822	$155,536	$347,236	$290,295	$253,330	$236,987	$193,228
Provision for credit losses	5,254	3,876	7,764	9,986	8,478	8,353	6,405
Other income	58,929	47,491	100,276	88,840	81,499	74,466	68,504
Other expense	146,385	118,114	265,224	220,860	208,680	193,923	161,633
Income tax provision	18,961	14,339	31,412	53,807	31,036	28,415	23,720
Net income available to common shareholders	85,151	66,698	143,112	94,482	86,635	80,762	69,974
Per Share Information
Earnings
Basic per common share	1.56	1.47	2.93	2.15	2.16	2.15	2.39
Diluted per common share	1.56	1.47	2.92	2.14	2.16	2.15	2.39
Dividends per common share	0.62	0.58	1.16	1.04	0.96	0.92	0.88
Book value per common share	37.92	32.68	36.24	31.68	30.53	29.18	26.90
Tangible common book value per share(1)	21.40	18.59	19.63	18.42	17.19	16.51	16.09
Selected Ratios
Return on average assets	1.37%	1.29%	1.26%	0.96%	0.97%	0.99%	1.12%
Return on average equity	8.47%	9.22%	8.68%	6.83%	7.13%	7.62%	8.97%
Allowance for loan losses to total loans	0.66%	0.70%	0.64%	0.71%	0.70%	0.82%	1.09%
Allowance for loan losses to total non-performing loans	1.32x	1.24x	1.34x	1.04x	1.11x	0.93x	0.88x
Shareholders’ equity to total assets	16.60%	13.92%	15.88%	14.21%	13.70%	13.25%	12.52%
Tangible common equity to tangible assets(1)	10.10%	8.43%	9.28%	8.79%	8.20%	7.95%	7.88%
Tier 1 leverage ratio	11.09%	10.21%	10.74%	10.39%	9.81%	9.38%	9.88%
Tier 1 capital to risk-weighted assets	15.39%	14.26%	15.09%	14.12%	13.16%	13.35%	13.76%
Total capital to risk-weighted assets	16.32%	15.26%	15.99%	15.16%	14.18%	14.11%	14.81%
Common equity tier 1 capital ratio (CET 1)	13.83%	12.38%	13.14%	12.14%	11.28%	11.66%	N/A
Selected Balance Sheet Information
Assets	$12,494,653	$10,946,584	$12,458,632	$9,816,178	$9,790,877	$8,470,298	$6,296,565
Securities	3,041,706	2,829,811	3,146,800	2,284,822	2,316,214	2,422,450	1,511,094
Net portfolio loans	7,737,854	6,792,899	7,607,333	6,296,157	6,205,762	5,024,132	4,042,112
Deposits	8,694,928	7,668,604	8,831,633	7,043,588	7,040,879	6,066,299	5,048,983
Shareholders’ equity	2,074,116	1,524,106	1,978,827	1,395,321	1,341,408	1,122,132	788,190

(1)	See Non-GAAP Financial Measures for additional information relating to the calculation of this ratio.

N/A — Not applicable

SELECTED HISTORICAL FINANCIAL DATA OF OLD LINE BANCSHARES

The following table sets forth certain historical financial data concerning Old Line Bancshares as of or for the six months ended June 30, 2019 and 2018 and as of or for each of the five fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014, which is derived from Old Line Bancshares’ consolidated financial statements. The following information is only a summary, and you should read this information in conjunction with Old Line Bancshares’ audited consolidated financial statements and related notes included in Old Line Bancshares’ Annual Reports on Form 10-K for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, and unaudited interim consolidated financial statements included in Old Line Bancshares’ Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and 2018, which have been filed with the SEC and are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

(Dollars in thousands, except per share amounts)	As of or for the Six Months Ended June 30,		As of or for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Summary Statements of Income
Net interest income	$46,780	$40,911	$89,946	$62,114	$52,940	$46,589	$41,703
Provision for loan losses	487	927	1,849	955	1,585	1,311	2,827
Other income	6,021	4,983	11,981	7,801	8,256	6,845	5,957
Other expense	28,980	32,069	62,691	44,843	39,643	36,276	35,046
Income tax provision	5,917	4,187	10,169	8,153	6,813	5,382	2,694
Net income	17,416	8,791	27,218	15,964	13,155	10,464	7,093
Per Share Information
Earnings
Basic per common share	1.02	0.61	1.73	1.38	1.21	0.98	0.66
Diluted per common share	1.02	0.60	1.71	1.35	1.20	0.97	0.65
Dividends per common share	0.24	0.18	0.38	0.32	0.24	0.21	0.18
Book value per common share	22.90	20.86	21.77	16.61	13.81	13.31	12.51
Tangible common book value per share(1)	16.51	14.32	15.31	14.10	12.59	12.00	11.38
Selected Ratios
Return on average assets	1.16%	0.72%	1.01%	0.84%	0.83%	0.79%	0.60%
Return on average equity	9.09%	6.27%	8.29%	8.53%	8.83%	7.54%	5.45%
Allowance for loan losses to total loans	0.32%	0.29%	0.31%	0.35%	0.45%	0.43%	0.46%
Allowance for loan losses to total non-performing loans	1.01x	2.17x	1.52x	3.15x	0.85x	0.82x	0.74x
Stockholders’ equity to total assets	12.66%	12.08%	12.57%	9.87%	8.82%	9.54%	11.02%
Tangible common equity to tangible assets(1)	9.46%	8.62%	9.18%	8.50%	8.10%	8.68%	10.13%
Tier 1 leverage ratio	10.53%	10.54%	10.20%	9.60%	9.50%	10.70%	12.30%
Tier 1 capital to risk-weighted assets	11.69%	10.95%	11.80%	11.80%	12.30%	11.10%	12.70%
Total capital to risk-weighted assets	11.99%	11.21%	9.40%	8.80%	8.60%	9.10%	9.90%
Common equity tier 1 capital ratio (CET 1)	11.69%	10.95%	10.00%	9.40%	9.20%	10.70%	N/A
Selected Balance Sheet Information
Assets	$3,075,613	$2,933,376	$2,950,007	$2,105,613	$1,709,020	$1,510,089	$1,227,519
Securities	295,970	209,942	219,706	218,353	199,505	194,706	161,680
Net portfolio loans	2,420,437	2,347,821	2,409,228	1,696,361	1,361,175	1,147,035	926,573
Deposits	2,384,481	2,207,678	2,296,049	1,652,903	1,325,881	1,235,880	1,015,739
Stockholders’ equity	389,312	354,344	370,771	207,727	150,667	143,731	135,264

(1)	See Non-GAAP Financial Measures for additional information relating to the calculation of this ratio.

N/A — Not applicable

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Wesbanco giving effect to the merger with Old Line Bancshares. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting, with Wesbanco treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Old Line Bancshares, as of the effective date of the merger, will be recorded by Wesbanco at their respective estimated fair values, and the excess of the merger consideration over the fair value of Old Line Bancshares’ net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information set forth below assumes that the merger was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined statements of income and June 30, 2019 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented. The selected unaudited pro forma condensed combined financial data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. This information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Old Line Bancshares, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Wesbanco and its subsidiaries and of Old Line Bancshares and its subsidiaries. Such information and notes thereto are incorporated by reference herein. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares” on page 134.

Selected Unaudited Pro Forma Condensed Combined Statement of Income Data

(Dollars in thousands, except per share data)	For the six months ended June 30, 2019	For the year ended December 31, 2018
Unaudited Pro Forma Condensed Combined Income Statement Information
Net interest income	$248,919	$447,634
Provision for loan and lease losses	5,741	9,613
Income before income taxes	130,332	217,637
Net income	104,847	174,854

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019
Unaudited Pro Forma Condensed Combined Balance Sheet Information
Loans and leases, net	$10,124,976
Total assets	15,697,016
Deposits	11,093,909
Total shareholders’ equity	2,574,178

COMPARATIVE PER SHARE DATA

(Unaudited)

The following tables set forth the basic earnings, diluted earnings, cash dividends and book value per common share data for Wesbanco and Old Line Bancshares on a historical basis, on a pro forma combined basis, and on a per equivalent Old Line Bancshares share basis, as of or for the six month period ended June 30, 2019, and as of or for the fiscal year ended December 31, 2018.

The pro forma data was derived by combining the historical consolidated financial information of Wesbanco and Old Line Bancshares using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2018, in the case of the earnings per share and dividends declared data. The unaudited pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Old Line Bancshares at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of Wesbanco and Old Line Bancshares incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Wesbanco	Old Line Bancshares	Pro Forma Combined	Per Equivalent Old Line Bancshares
Earnings per share for the six months ended June 30, 2019:
Basic	$1.56	$1.02	$1.54	$1.21
Diluted	1.56	1.02	1.54	1.21
Cash dividends per share declared for the six months ended June 30, 2019(1)	0.62	0.24	0.62	0.49
Book value per common share as of June 30, 2019	37.92	22.90	37.84	29.68
Tangible common book value per share as of June 30, 2019(2)	21.40	16.51	20.92	16.41

	Wesbanco	Old Line Bancshares	Pro Forma Combined	Per Equivalent Old Line Bancshares
Earnings per share for the fiscal year ended December 31, 2018:
Basic	$2.93	$1.73	$2.81	$2.20
Diluted	2.92	1.71	2.80	2.20
Cash dividends per share declared for the fiscal year ended December 31, 2018(1)	1.16	0.38	1.16	0.91
Book value per common share as of the fiscal year ended December 31, 2018	36.24	21.77	36.35	28.51
Tangible common book value per share as of the fiscal year ended December 31, 2018(2)	19.63	15.31	19.36	15.18

(1) Pro forma dividends per share represent Wesbanco’s historical dividends per share.

(2) See Non-GAAP Financial Measures for additional information relating to the calculation of this ratio.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” and the risk factors included in Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Old Line Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, you should carefully consider the following risk factors before deciding how to vote your shares of Wesbanco common stock or Old Line Bancshares common stock, as applicable. For further discussion of these and other risk factors, please see Wesbanco’s and Old Line Bancshares’ periodic reports and other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.” Additional risks and uncertainties not presently known to Wesbanco or Old Line Bancshares that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Wesbanco as the surviving corporation in the merger.

Risks Related to the Merger and Wesbanco’s Business Upon Completion of the Merger

Because the market price of Wesbanco common stock may fluctuate, Wesbanco shareholders and Old Line Bancshares stockholders cannot be certain of the market value of the Wesbanco common stock that Old Line Bancshares stockholders will receive in the merger.

Upon completion of the merger, each share of Old Line Bancshares common stock will become the right to receive 0.7844 of a share of Wesbanco common stock. Any change in the price of Wesbanco common stock prior to completion of the merger will affect the market value of the stock that Old Line Bancshares stockholders will receive in the merger. Old Line Bancshares will not have the right to terminate the merger agreement due to a decline in the trading price of Wesbanco common stock unless both (a) the average closing price of Wesbanco common stock during a specified period before the effective time of the merger is less than $30.22 and (b) Wesbanco common stock underperforms the Nasdaq Bank Index by more than 20%. See “The Merger — Termination of the Merger Agreement” for a description of Old Line Bancshares’ right to terminate the merger agreement due to certain declines in the trading price of Wesbanco common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Wesbanco’s or Old Line Bancshares’ businesses, operations and prospects, and regulatory considerations. We urge Wesbanco shareholders and Old Line Bancshares stockholders to obtain current market quotations for Wesbanco and Old Line Bancshares common stock when deciding how to vote.

If the price of Wesbanco common stock declines, Old Line Bancshares stockholders may receive less value for their shares upon completion of the merger than the value calculated pursuant to the exchange ratio on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus or on the date of the Old Line Bancshares special meeting. For example, based on the range of closing prices of Wesbanco common stock during the period from July 23, 2019, the last full trading day before public announcement of the merger, through September 19, 2019, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $29.71 on September 18, 2019 to a low of $26.41 on September 3, 2019 for each share of Old Line Bancshares common stock. Because the date the merger is completed will be later than the dates of Wesbanco special meeting and the Old Line Bancshares special meeting, Wesbanco shareholders and Old Line Bancshares stockholders will not know what the market value of Wesbanco common stock will be upon completion of the merger when voting at their respective special meetings.

The opinions of Wesbanco’s and Old Line Bancshares’ respective financial advisors delivered to the respective Wesbanco and Old Line Bancshares boards of directors prior to the execution of the merger agreement do not reflect changes in circumstances after the dates of the opinions.

The opinion of Wesbanco’s financial advisor to the Wesbanco board of directors regarding the merger consideration to be paid by Wesbanco was delivered on, and dated, July 23, 2019. Similarly, the opinion of Old Line Bancshares’ financial advisor to the Old Line Bancshares board of directors regarding the exchange ratio in the proposed merger was delivered on, and dated, July 23, 2019. Subsequent changes in the operations and prospects of Wesbanco or Old Line Bancshares, general market and economic conditions and other factors that may be beyond the control of Wesbanco or Old Line Bancshares may significantly alter the value of Wesbanco or Old Line Bancshares or the prices of the shares of Wesbanco common stock or Old Line Bancshares common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed, or as of any other date other than the dates of the respective opinions. The opinion of Wesbanco’s financial advisor is attached as Annex B to this joint proxy statement/prospectus. The opinion of Old Line Bancshares’ financial advisor is attached as Annex C to this joint proxy statement/prospectus. See “The Merger — Opinion of Wesbanco’s Financial Advisor” and “The Merger — Opinion of Old Line Bancshares’ Financial Advisor” for descriptions of the opinions and summaries of the analyses performed by Wesbanco’s and Old Line Bancshares’ financial advisors in connection with their respective opinions.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Wesbanco and Old Line Bancshares expect to incur costs associated with combining the operations of the two companies. Wesbanco and Old Line Bancshares have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Wesbanco and Old Line Bancshares. Whether or not the merger is consummated, Wesbanco and Old Line Bancshares will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although Wesbanco and Old Line Bancshares expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the merger is not completed, Wesbanco and Old Line Bancshares will have incurred substantial expenses without their shareholders and stockholders realizing the expected benefits of the merger.

Wesbanco and Old Line Bancshares have each incurred substantial expenses in connection with the transactions described in this joint proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though Wesbanco and Old Line Bancshares would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Wesbanco may not be able to successfully integrate Old Line Bancshares or to realize the anticipated benefits of the merger.

The merger involves the combination of two companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Wesbanco’s ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs of the combined operations. Wesbanco may not be able to combine the operations of Old Line Bancshares and Wesbanco without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	the inability to maintain and increase competitive presence;

•	those associated with entering a new geographic market;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Old Line Bancshares and Wesbanco.

Further, Wesbanco and Old Line Bancshares entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Wesbanco integrates Old Line Bancshares in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Wesbanco’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The unaudited pro forma condensed combined financial information included in this document are preliminary and the actual financial condition and results of operations of Wesbanco after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this document are presented for illustrative purposes only and are not necessarily indicative of what Wesbanco’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflect adjustments, which are based upon preliminary estimates, to record the Old Line Bancshares identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Old Line Bancshares as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Information.”

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, among others, approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal by Wesbanco shareholders, approval of the Old Line Bancshares Merger Proposal by Old Line Bancshares stockholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, that Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Wesbanco with respect to the shares of Wesbanco common stock to be issued in the merger, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger — Termination of the Merger Agreement” for a more complete discussion of the circumstances under which the merger agreement could be terminated. Any of these conditions to closing of the merger may not be fulfilled, and as a result the merger may not be completed.

Termination of the merger agreement could negatively affect Wesbanco and/or Old Line Bancshares.

If the merger agreement is terminated, there may be various consequences, including:

•

Wesbanco’s and/or Old Line Bancshares’ businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger;

•	the market price of Wesbanco and/or Old Line Bancshares common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	Old Line Bancshares may be required to pay a termination fee of $16,000,000 to Wesbanco under certain circumstances. See “The Merger — Termination Fee.”

In addition, if the merger agreement is terminated and Old Line Bancshares’ board of directors seeks another merger or business combination, Old Line Bancshares stockholders cannot be certain that Old Line Bancshares will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Wesbanco has agreed to provide in the merger, or find another buyer at all.

Further, if the merger is not completed, Wesbanco and/or Old Line Bancshares may experience negative reactions from the financial markets and from their respective shareholders/stockholders, customers and employees. Wesbanco and/or Old Line Bancshares also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Wesbanco or Old Line Bancshares to perform their respective obligations under the merger agreement. If the merger is not completed, Wesbanco and Old Line Bancshares cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Wesbanco and/or Old Line Bancshares.

The merger agreement limits Old Line Bancshares’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that, subject to narrow exceptions, limit Old Line Bancshares’ ability to discuss, facilitate or enter into agreements with third parties to acquire it. If Old Line Bancshares avails itself of those limited exceptions, it could be obligated to pay Wesbanco a break-up fee of $16,000,000 under certain specified circumstances. These provisions could discourage a potential competing acquiror that might have an interest in acquiring Old Line Bancshares from proposing or considering such an acquisition even if that potential acquiror were prepared to pay a higher price to Old Line Bancshares stockholders than the merger consideration.

Old Line Bancshares will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on Old Line Bancshares and consequently on Wesbanco. These uncertainties may impair Old Line Bancshares’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Old Line Bancshares to seek to change existing business relationships with Old Line Bancshares. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Old Line Bancshares’ business prior to the merger and the combined company’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Old Line Bancshares from making certain acquisitions and taking other specified actions before the merger occurs without the consent of Wesbanco. These restrictions may prevent Old Line Bancshares from pursuing business opportunities that may arise prior to the completion of the merger and, therefore, could have a material adverse effect on Old Line Bancshares’ business, financial condition and results of operations. See “The Merger — Conduct of Business Prior to the Merger” for a description of restrictive covenants applicable to Old Line Bancshares.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

Wesbanco is required to obtain the approvals of certain bank regulatory agencies prior to completing the merger and the bank merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger and the bank merger. The requisite regulatory approvals may not be received at all (in which case the merger and the bank merger could not be completed), may not be received in a timely fashion, or may contain conditions or restrictions on completion of the merger or the bank merger that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, which might have an adverse effect on the combined company following the merger. You should also be aware that it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to the combined company or otherwise have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals” for a description of the regulatory approvals required to complete the merger.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Old Line Bancshares stockholder may be responsible for payment of U.S. federal income taxes related to the exchange of Old Line Bancshares common stock for Wesbanco common stock.

The U.S. Internal Revenue Service may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Old Line Bancshares stockholder would recognize a gain or loss equal to the difference between (i) the sum of the fair market value of Wesbanco common stock received by the Old Line Bancshares stockholder in the merger and (ii) the Old Line Bancshares stockholder’s adjusted tax basis in the shares of Old Line Bancshares common stock exchanged therefor.

Old Line Bancshares stockholders will have less influence as shareholders of Wesbanco than they have as stockholders of Old Line Bancshares.

Old Line Bancshares stockholders currently have the right to vote in the election of the board of directors of Old Line Bancshares and on other matters affecting Old Line Bancshares. Based upon the number of shares of Old Line Bancshares common stock outstanding as of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the current stockholders of Old Line Bancshares as a group will own approximately 19.9% of the voting power of the combined organization immediately after the merger. When the merger occurs, each Old Line Bancshares stockholder will become a shareholder of Wesbanco with a percentage ownership of the combined organization much smaller than the stockholder’s current percentage ownership of Old Line Bancshares. Because of this, Old Line Bancshares stockholders will have less influence on the management and policies of Wesbanco than they now have on the management and policies of Old Line Bancshares.

Directors and officers of Old Line Bancshares have interests in the merger that differ from the interests of non-management Old Line Bancshares stockholders.

The executive officers of Old Line Bancshares and Wesbanco, with the assistance of the parties’ respective legal counsel and financial advisors, negotiated the terms of the merger agreement. The Old Line Bancshares and Wesbanco boards of directors have approved the merger agreement, and the Wesbanco board of directors is recommending that Wesbanco shareholders vote to approve Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal and Old Line Bancshares board of directors is recommending that Old Line Bancshares stockholders vote to approve the Old Line Bancshares Merger Proposal and the Old Line Bancshares Merger-Related Compensation Proposal. In considering these facts and the other information included in this joint proxy statement/prospectus or incorporated by reference into it, you should be aware that Old Line Bancshares’

directors and executive officers have economic and other interests in the merger beyond their interests as stockholders. These include, for example:

•	Two current Old Line Bancshares directors, anticipated to be James W. Cornelsen and Gregory S. Proctor, Jr., will be appointed to the board of directors of Wesbanco upon completion of the merger.

•	All of Old Line Bancshares’ current directors will be appointed to a newly-created advisory board for Wesbanco Bank for the Mid-Atlantic market.

•

Wesbanco and Wesbanco Bank entered into agreements with each of the named executive officers of Old Line Bancshares, pursuant to which such executive officers will receive certain payments in connection with the completion of the merger.

•

Wesbanco has created a retention bonus pool for certain key employees, including some executive officers, to ensure continuity through the conversion of the data processing system of Old Line Bancshares.

•

Wesbanco has entered into agreements with certain Old Line Bancshares key employees, including some executive officers, pursuant to which Wesbanco will grant, immediately after and subject to the occurrence of the effective time of the merger, restricted shares of Wesbanco common stock which will cliff-vest on the second anniversary of the grant date if such employee remains employed by Wesbanco or Wesbanco Bank at that time.

•

The merger agreement provides that Wesbanco will continue the indemnification rights of Old Line Bancshares’ current and former directors and executive officers and will provide, for six years after completion of the merger, directors’ and officers’ insurance for these individuals.

See “The Merger—Interests of Certain Persons in the Merger.”

Following the merger, a high percentage of the combined company’s loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana, Kentucky and Maryland and in commercial and residential real estate. Deteriorations in economic conditions in these areas or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of June 30, 2019, approximately 21.1%, of Wesbanco’s loan portfolio was comprised of residential real estate loans, and 50.0% was comprised of commercial real estate loans. Assuming the merger had been completed on June 30, 2019, the combined company’s loan portfolio as of that date would have been 20.5% residential real estate loans and 53.1% commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning or similar external conditions including environmental liability may affect property values and the economic feasibility of existing and proposed real estate projects.

The combined company’s CRE loan portfolio will be concentrated in West Virginia, Ohio, Pennsylvania, Indiana, Kentucky and Maryland. There are a wide variety of economic conditions within the local markets of the six states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses that could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Litigation against Old Line Bancshares or Wesbanco, or the members of the Old Line Bancshares or Wesbanco board of directors, could prevent or delay the completion of the merger.

Stockholders of Old Line Bancshares may file lawsuits against Old Line Bancshares, Wesbanco, and/or the boards of directors of either company in connection with the merger. The results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the merger from being competed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approvals from Old Line Bancshares stockholders and Wesbanco shareholders. Moreover, any litigation could be time consuming and expensive, and could divert Old Line Bancshares’ and Wesbanco’s management’s attention away from their regular business. Any lawsuit adversely resolved against Old Line Bancshares, Wesbanco, or members of their boards of directors could have a material adverse effect on each company’s business, financial condition and results of operations.

Moreover, one of the conditions to the completion of the merger is the absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger, and that no governmental authority or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by the merger agreement or making the merger or the bank merger illegal. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the merger), then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

Risks Related to Wesbanco’s Business

You should read and consider risk factors specific to Wesbanco’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information About Wesbanco and Old Line Bancshares” in this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to Old Line Bancshares’ Business

You should read and consider risk factors specific to Old Line Bancshares’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Old Line Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Old Line Bancshares’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information About Wesbanco and Old Line Bancshares” in this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE WESBANCO SPECIAL MEETING

General

This section contains information about the special shareholder meeting Wesbanco has called to consider and vote on proposals to: (i) approve the merger agreement, which we refer to in this joint proxy statement/prospectus as the Wesbanco Merger Proposal; (ii) approve the issuance of Wesbanco common stock in connection with the merger, which we refer to in this joint proxy statement/prospectus as the Wesbanco Stock Issuance Proposal; and (iii) approve the adjournment of the Wesbanco special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal at the time of the Wesbanco special meeting, which we refer to in this joint proxy statement/prospectus as the Wesbanco Adjournment Proposal. Wesbanco is mailing this joint proxy statement/prospectus to its shareholders on or about September 26, 2019. Together with this joint proxy statement/prospectus, Wesbanco is also sending to its shareholders a notice of the Wesbanco special meeting and a form of proxy that Wesbanco’s board of directors is soliciting for use at the Wesbanco special meeting and at any adjournments of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire merger agreement carefully.

Date, Time and Place of the Special Meeting

The Wesbanco special meeting will be held in the 7th Floor Board Room of Wesbanco’s offices located at One Bank Plaza, Wheeling, West Virginia, 26003, on October 29, 2019, at 12:00 p.m. Eastern Time.

Matters to be Considered

At the Wesbanco special meeting, Wesbanco shareholders will be asked to consider and vote to approve the following matters:

•	Wesbanco Merger Proposal;

•	Wesbanco Stock Issuance Proposal; and

•	Wesbanco Adjournment Proposal.

Recommendation of Wesbanco’s Board of Directors

The Wesbanco board of directors recommends that you vote “FOR” approval of the Wesbanco Merger Proposal, “FOR” approval of the Wesbanco Stock Issuance Proposal and “FOR” approval of the Wesbanco Adjournment Proposal. See “The Merger — Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors” for a more detailed discussion of the Wesbanco board of directors’ recommendation.

Record Date; Stock Entitled to Vote; Broker Voting; Quorum

Only holders of record of Wesbanco common stock on September 23, 2019, which we refer to as the Wesbanco record date, will be entitled to notice of and to vote at the Wesbanco special meeting and any adjournments of such meeting. On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 54,690,225 shares of Wesbanco common stock outstanding. You may cast one vote for each share of Wesbanco common stock you owned on the Wesbanco record date.

A quorum must be present to transact business at the Wesbanco special meeting. A quorum at the Wesbanco special meeting requires the presence, whether in person or by proxy, of at least a majority of the votes entitled to be cast at the Wesbanco special meeting. Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting on a matter.

If your shares of Wesbanco common stock are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, broker holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, non-contested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.” Since there are no routine items to be voted on at the Wesbanco special meeting, broker nominee record holders that do not receive voting instructions from the beneficial owners of such shares with respect to at least one proposal will not be able to return a proxy card with respect to such shares and these shares will be treated as unvoted shares. As a result, these shares will not be considered present at the Wesbanco special meeting, will not count towards the satisfaction of a quorum and will have no effect on the outcome of any of the three proposals at the Wesbanco special meeting assuming a quorum is present. Conversely, if a broker or other nominee receives voting instructions on one but not all of the proposals, those shares will be voted on that proposal, considered present at the Wesbanco special meeting and will count towards the satisfaction of a quorum.

If your shares are held by a bank or other nominee, however, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares of Wesbanco common stock on any matter at the Wesbanco special meeting absent specific voting instructions from you. As a result, your shares will not be considered present at the Wesbanco special meeting, will not count towards the satisfaction of a quorum, and will have no effect on the outcome of any of the three proposals at the Wesbanco special meeting, assuming a quorum is present.

If you are the record owner of your shares of Wesbanco common stock and do not vote your shares, your shares will be treated as unvoted shares and will not be counted toward a quorum at the Wesbanco special meeting and will not be voted on any proposal.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failures to Vote

Wesbanco Merger Proposal. If a quorum exists, approval of the Wesbanco Merger Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Wesbanco Stock Issuance Proposal. If a quorum exists, approval of the Wesbanco Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Wesbanco Adjournment Proposal. If a quorum exists, approval of the Wesbanco Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Shares Held by Wesbanco Officers and Directors and their Affiliates

On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the directors and executive officers of Wesbanco and their affiliates owned or controlled the vote of 1,507,390 shares of Wesbanco common stock, or approximately 2.8% of the outstanding shares of Wesbanco common stock.

Voting of Proxies

Wesbanco shareholders may submit the accompanying proxy by telephone, the Internet or by mail. We urge you to submit your proxy if you do not expect to attend the Wesbanco special meeting in person or if you wish to have your Wesbanco shares voted by proxy even if you attend the Wesbanco special meeting. All shares of Wesbanco common stock represented at the Wesbanco special meeting by properly executed proxies received prior to or at the Wesbanco special meeting, and not revoked, will be voted at the Wesbanco special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted “FOR” approval of the (i) Wesbanco Merger Proposal, (ii) Wesbanco Stock Issuance Proposal, and (iii) Wesbanco Adjournment Proposal.

If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the merger (unless you have granted your non-broker record holder discretionary authority to vote your shares without instructions from you). Your broker, bank or other nominee will send you directions explaining how you can direct the record holder of your shares to vote.

The Wesbanco board of directors does not know of any matters, other than those described in the notice of the Wesbanco special meeting, that are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Participants in the Wesbanco KSOP

If you participate in the Wesbanco, Inc. KSOP, which consists of a non-contributory leveraged Employee Stock Ownership Plan and a contributory 401(k) profit sharing plan, which we refer to in this joint proxy statement/prospectus as the Wesbanco KSOP, and shares of Wesbanco common stock have been allocated to your account in the Wesbanco KSOP, you are entitled to instruct Newport Group, Inc., the trustee of the Wesbanco KSOP, confidentially, as to how to vote those shares pursuant to the instructions provided to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by 11:59 a.m. Eastern Time on October 25, 2019. If you do not send instructions, your instructions are not timely received, or your instructions are not properly completed, the shares credited to your account in the Wesbanco KSOP will be voted by the trustee in the same proportion that it votes shares in the Wesbanco KSOP for which it did receive timely instructions. You may also revoke previously given voting instructions by 11:59 a.m. Eastern Time on October 25, 2019 by filing with the trustee either a written notice of revocation or a properly completed and signed instruction bearing a later date.

Revocation of Proxies

If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing a written notice of revocation with the Secretary of Wesbanco that is received prior to the vote at the Wesbanco special meeting and bears a later date than the proxy, (ii) duly executing a later-dated proxy card relating to the same Wesbanco shares and delivering it to the Secretary of Wesbanco before the vote at the Wesbanco special meeting, (iii) submitting a later-dated proxy by telephone or the Internet before the vote at the Wesbanco special meeting, or (iv) attending the Wesbanco special meeting and voting in person. Your attendance at the Wesbanco special meeting will not, in and of itself, revoke your proxy. Any written notice of revocation or subsequent dated proxy should be sent to Wesbanco, Inc., 1 Bank Plaza, Wheeling, West Virginia 26003, Attention: Corporate Secretary, or hand delivered to the Wesbanco Corporate Secretary at that address. For a notice of revocation or later proxy to be valid, it must actually be received by Wesbanco prior to the vote of the Wesbanco shareholders.

If your Wesbanco shares are held by a broker, bank or other nominee in street name and you wish to change the instructions you have given your broker, bank or other nominee about how to vote your Wesbanco shares, or you wish to attend the Wesbanco special meeting and vote in person, you must follow the instructions provided by your broker, bank or other nominee.

Expenses of Solicitation of Proxies

Wesbanco will bear the entire cost of soliciting proxies from Wesbanco shareholders. Wesbanco has engaged a professional proxy solicitation firm, Georgeson LLC (“Georgeson”), to assist in soliciting proxies for use at the Wesbanco special meeting. Wesbanco will pay Georgeson a fee of $8,500 and will reimburse Georgeson for its out-of-pocket expenses. In addition to solicitation by Georgeson and use of the mail, proxies may be solicited by directors, officers and employees of Wesbanco in person or by telephone, facsimile, email or any other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Wesbanco common stock held of record by such persons. Wesbanco may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur.

Attending the Wesbanco Special Meeting

All holders of Wesbanco common stock, including holders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the Wesbanco special meeting. Shareholders of record can vote in person at the Wesbanco special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the Wesbanco special meeting. If you plan to attend the Wesbanco special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Wesbanco reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

WESBANCO PROPOSALS

Wesbanco Merger Proposal

Proposal. Wesbanco is asking its shareholders to approve the Wesbanco Merger Proposal. Pursuant to this proposal, Wesbanco shareholders are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger and the bank merger.

Holders of Wesbanco common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Vote Required. If a quorum exists, approval of the Wesbanco Merger Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, unvoted shares and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present. In the event the Wesbanco Merger Proposal is not approved by the requisite vote of Wesbanco shareholders, the merger will not be completed.

Recommendation of Wesbanco’s Board of Directors. After careful consideration, the Wesbanco board of directors adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, to be advisable and in the best interests of Wesbanco and the shareholders of Wesbanco. See “The Merger — Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Wesbanco board of directors’ recommendation.

The Wesbanco board of directors recommends a vote “FOR” approval of the Wesbanco Merger Proposal.

Wesbanco Stock Issuance Proposal

Proposal. Wesbanco is asking its shareholders to approve the Wesbanco Stock Issuance Proposal. Pursuant to this proposal, Wesbanco shareholders are being asked to approve the issuance of shares of Wesbanco common stock in connection with the merger pursuant to the merger agreement. In the merger, each share of Old Line Bancshares common stock (other than the excluded shares) will be converted into the right to receive 0.7844 of a share of Wesbanco common stock, together with cash in lieu of fractional Wesbanco shares. See “The Merger — Old Line Bancshares’ Stockholders Will Receive Wesbanco Common Stock in the Merger.”

Section 31D-6-621(f) of the West Virginia Business Corporation Act and Nasdaq Listing Rule 5635 require that Wesbanco shareholders approve any issuance of shares of Wesbanco common stock in which the voting power of the shares issued will constitute more than 20% of the voting power of the shares that were outstanding immediately prior to the issuance. The merger will require Wesbanco to issue shares of Wesbanco common stock in an amount that is in excess of 20% of the number of shares of Wesbanco common stock outstanding immediately prior to the merger. As a result, Wesbanco shareholder approval is required to issue the shares of Wesbanco common stock that will constitute the merger consideration.

Wesbanco shareholders should carefully read this joint proxy statement/prospectus in its entirety for more information concerning the Wesbanco Stock Issuance proposal and the issuance of the Wesbanco common stock in connection with the merger.

Vote Required. If a quorum exists, approval of the Wesbanco Stock Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, unvoted shares and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present. In the event the Wesbanco Stock Issuance Proposal is not approved by the requisite vote of Wesbanco shareholders, the merger will not be completed.

Recommendation of Wesbanco’s Board of Directors. After careful consideration, the Wesbanco board of directors adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the issuance of shares of Wesbanco common stock in connection with the merger, to be advisable and in the best interests of Wesbanco and the shareholders of Wesbanco. See “The Merger — Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Wesbanco board of directors’ recommendation.

The Wesbanco board of directors recommends a vote “FOR” approval of the Wesbanco Stock Issuance Proposal.

Wesbanco Adjournment Proposal

Proposal. Wesbanco is asking its shareholders to approve the Wesbanco Adjournment Proposal. If a quorum is present at the Wesbanco special meeting but there are insufficient votes to approve either the Wesbanco Merger Proposal or the Wesbanco Stock Issuance Proposal, such proposal will fail unless Wesbanco adjourns the Wesbanco special meeting in order to solicit additional proxies from Wesbanco’s shareholders. An adjournment under such circumstances will allow Wesbanco extra time to solicit additional proxies. Accordingly, Wesbanco is submitting to its shareholders a separate proposal, which we refer to as the Wesbanco Adjournment Proposal, to approve the adjournment of the Wesbanco special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Wesbanco special meeting to approve both the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal. The proxy holders will vote properly submitted proxy cards “FOR” approval of the Wesbanco Adjournment Proposal, unless otherwise instructed on the proxy. If Wesbanco shareholders approve the Wesbanco Adjournment Proposal, Wesbanco is not required to give any further notice of the time and place of the adjourned Wesbanco meeting other than an announcement of the time and place at the Wesbanco special meeting.

If a quorum is not present at the Wesbanco special meeting, the meeting will be adjourned to a later time without a vote.

Vote Required. If a quorum exists, approval of the Wesbanco Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions, unvoted shares and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present.

Recommendation of Wesbanco’s Board of Directors. Wesbanco’s board of directors recommends that Wesbanco shareholders vote “FOR” approval of the Wesbanco Adjournment Proposal.

THE OLD LINE BANCSHARES SPECIAL MEETING

General

This section contains information about the special stockholder meeting Old Line Bancshares has called to consider and vote on proposals to: (i) approve the merger, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Merger Proposal; (ii) approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Old Line Bancshares in connection with the merger, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Merger-Related Compensation Proposal; and (iii) approve the adjournment of the Old Line Bancshares special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Old Line Bancshares Merger Proposal at the time of the Old Line Bancshares special meeting, which we refer to in this joint proxy statement/prospectus as the Old Line Bancshares Adjournment Proposal. Old Line Bancshares is mailing this joint proxy statement/prospectus to its stockholders on or about September 26, 2019. Together with this joint proxy statement/prospectus, Old Line Bancshares is also sending to its stockholders a notice of the Old Line Bancshares special meeting and a form of proxy that Old Line Bancshares’ board of directors is soliciting for use at the Old Line Bancshares special meeting and at any adjournments of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire merger agreement carefully.

Date, Time and Place of the Special Meeting

The Old Line Bancshares special meeting will be held at Old Line Bancshares’ office located at 1525 Pointer Ridge Place, Bowie, Maryland, on October 29, 2019, at 10:00 a.m. Eastern Time.

Matters to be Considered

At the Old Line Bancshares special meeting, Old Line Bancshares stockholders will be asked to consider and vote to approve the following matters:

•	Old Line Bancshares Merger Proposal;

•	Old Line Bancshares Merger-Related Compensation Proposal; and

•	Old Line Bancshares Adjournment Proposal.

Recommendation of Old Line Bancshares’ Board of Directors

The Old Line Bancshares board of directors recommends that you vote “FOR” approval of the Old Line Bancshares Merger Proposal, “FOR” approval of the Old Line Bancshares Merger-Related Compensation Proposal, and “FOR” approval of the Old Line Bancshares Adjournment Proposal. See “The Merger — Old Line Bancshares’ Reasons for the Merger and Recommendation of the Board of Directors of Old Line Bancshares” for a more detailed discussion of the Old Line Bancshares board of directors’ recommendation.

Record Date; Stock Entitled to Vote; Broker Voting; Quorum

Only holders of record of Old Line Bancshares common stock on September 23, 2019, which we refer to as the Old Line Bancshares record date, will be entitled to notice of and to vote at the Old Line Bancshares special meeting and any adjournments of such meeting. On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 16,999,146 shares of Old Line Bancshares common stock outstanding and entitled to vote at the Old Line Bancshares special meeting. Owners of record of Old Line Bancshares common stock on the record date are entitled to one vote per share at the Old Line Bancshares special meeting for each share of common stock owned on the Old Line Bancshares record date.

A quorum of Old Line Bancshares stockholders is necessary to have a valid meeting of Old Line Bancshares stockholders. The presence, in person or by proxy, of the holders entitled to cast at least a majority of all the votes entitled to be cast at the Old Line Bancshares special meeting is necessary to constitute a quorum at the Old Line Bancshares special meeting. Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on a matter.

If your shares of Old Line Bancshares common stock are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain limited routine, uncontested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.” Since there are no routine items to be voted on at the Old Line Bancshares special meeting, broker record holders that do not receive voting instructions from the beneficial owners of such shares with respect to at least one proposal will not be able to return a proxy card with respect to such shares and these shares will be treated as unvoted shares. As a result, these shares will not be considered present at the Old Line Bancshares special meeting and will not count towards the satisfaction of a quorum. Therefore, the failure to vote such shares will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present. Conversely, if a broker receives voting instructions on one but not all of the proposals, those shares will be voted on that proposal, considered present at the Old Line Bancshares special meeting and will count towards the satisfaction of a quorum.

If your shares are held of record by a person or institution other than a broker, however, whether those shares can be voted without specific instructions from you will depend on your individual arrangement with that record holder, in particular, whether you have granted such record holder discretionary authority to vote your shares. In the absence of an arrangement with your record holder granting such discretionary authority, your record holder nominee will not have discretionary authority to vote your shares on any matter at the special meeting in the absence of specific voting instructions from you. In that case, your failure to provide instructions to your nominee record holder will have the effect of a vote AGAINST the Old Line Bancshares Merger Proposal but will have no effect on the outcome of the Old Line Bancshares Merger-Related Compensation Proposal or the Old Line Bancshares Adjournment Proposal, assuming a quorum is present, and your shares will not be considered present at the Old Line Bancshares special meeting and will not count towards the satisfaction of a quorum.

If you are the record owner of your shares of Old Line Bancshares common stock and do not vote your shares, your shares will be treated as unvoted shares and will not be counted toward a quorum at the Old Line Bancshares special meeting and will not be voted on any proposal.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failures to Vote

Old Line Bancshares Merger Proposal. If a quorum exists, approval of the Old Line Bancshares Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Old Line Bancshares Merger-Related Compensation Proposal. If a quorum exists, approval of the Old Line Bancshares Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal in person or by proxy assuming that a quorum is present. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Old Line Bancshares Adjournment Proposal. If a quorum exists, approval of the Old Line Bancshares Adjournment Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal in person or by proxy assuming that a quorum is present. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Shares Held by Old Line Bancshares Officers and Directors and their Affiliates

On September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the directors and executive officers of Old Line Bancshares and their affiliates owned or controlled the vote of 1,018,802 shares of Old Line Bancshares common stock, or approximately 6.0% of the outstanding shares of Old Line Bancshares common stock. In addition, all of the executive officers and directors (and one former director) of Old Line Bancshares have entered into voting agreements with Wesbanco in which each such executive officer or director has agreed to vote his or her Old Line Bancshares shares in favor of approval of the merger agreement. See “Other Material Agreements Relating to the Merger — Voting Agreements.” In addition, as of September 19, 2019, 24,633 shares of Old Line Bancshares common stock were held by the Old Line Bancshares 401(k) Plan and will be voted by the trustees of that plan. Because two of the three trustees are Old Line Bancshares’ executive officers, we expect these shares to be voted “FOR” approval of all of the proposals presented at the Old Line Bancshares special meeting.

Voting of Proxies

Old Line Bancshares stockholders may submit the accompanying proxy by telephone, the Internet or by mail. We urge you to submit your proxy if you do not expect to attend the Old Line Bancshares special meeting in person or if you wish to have your Old Line Bancshares shares voted by proxy even if you attend the Old Line Bancshares special meeting. All shares of Old Line Bancshares common stock represented at the Old Line Bancshares special meeting by properly executed proxies received prior to or at the Old Line Bancshares special meeting, and not revoked, will be voted at the Old Line Bancshares special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted “FOR” approval of the: (i) Old Line Bancshares Merger Proposal; (ii) Old Line Bancshares Merger-Related Compensation Proposal; and (iii) Old Line Bancshares Adjournment Proposal.

If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the merger (unless you have granted your non-broker record holder discretionary authority to vote your shares without instructions from you). Your broker, bank, or other nominee will send you directions explaining how you can direct the record holder of your shares to vote.

The Old Line Bancshares board of directors does not know of any matters, other than those described in the notice of the Old Line Bancshares special meeting, that are to come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Revocation of Proxies

If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing a written notice of revocation with the Secretary of Old Line Bancshares that is received prior to the vote at the Old Line Bancshares special meeting and bears a later date than the proxy, (ii) duly executing a later-dated proxy card relating to the same Old Line Bancshares shares and delivering it to the Secretary of Old Line Bancshares before the vote at the Old Line Bancshares special meeting, (iii) submitting a later dated proxy by telephone or the Internet, before the vote at the Old Line Bancshares special meeting, or (iv) attending the Old Line Bancshares special meeting and voting in person. Your attendance at the Old Line Bancshares special meeting will not, in and of itself, revoke your proxy. Any written notice of revocation or subsequent dated proxy should be sent to Old Line Bancshares, Inc. 1525 Pointer Ridge Place, Bowie, Maryland 20716, Attention: Secretary, or hand delivered to the Old Line Bancshares Secretary at that address. For a notice of revocation or later proxy to be valid, it must actually be received by Old Line Bancshares prior to the vote of the Old Line Bancshares stockholders.

If your Old Line Bancshares shares are held by a broker, bank or other nominee in street name and you wish to change the instructions you have given your broker, bank or other nominee about how to vote your Old Line Bancshares shares, or you wish to attend the Old Line Bancshares special meeting and vote in person, you must follow the instructions provided by your broker, bank or other nominee.

Expenses of Solicitation of Proxies

Old Line Bancshares has engaged a professional proxy solicitation firm, D.F. King & Co., Inc. (“King”), to assist in soliciting proxies for use at the Old Line Bancshares special meeting. Under the terms of the merger agreement, Wesbanco has agreed to pay or reimburse the fees and expenses of King. King will be paid a fee of $10,500 plus reimbursement for out-of-pocket expenses. Other than with respect to King, Old Line Bancshares will bear the entire cost of soliciting proxies from Old Line Bancshares stockholders. In addition to solicitation by King and by use of the mail, proxies may be solicited by directors, officers and employees of Old Line Bancshares in person or by telephone, facsimile, email or any other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Old Line Bancshares common stock held of record by such persons. Old Line Bancshares may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur.

Attending the Old Line Bancshares Special Meeting

All holders of Old Line Bancshares common stock, including holders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the Old Line Bancshares special meeting. Stockholders of record can vote in person at the Old Line Bancshares special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the Old Line Bancshares special meeting. If you plan to attend the Old Line Bancshares special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Old Line Bancshares reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

DO NOT SEND YOUR OLD LINE BANCSHARES STOCK CERTIFICATES WITH YOUR PROXY CARD.

OLD LINE BANCSHARES PROPOSALS

Old Line Bancshares Merger Proposal

Proposal. Old Line Bancshares is asking its stockholders to approve the Old Line Bancshares Merger Proposal. Pursuant to this proposal, Old Line Bancshares stockholders are being asked to approve the merger pursuant to the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger.”

Holders of Old Line Bancshares common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Vote Required. If a quorum exists, approval of the Old Line Bancshares Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present. In the event the Old Line Bancshares Merger Proposal is not approved by the requisite vote of Old Line Bancshares stockholders, the merger will not be completed.

Recommendation of Old Line Bancshares’ Board of Directors. After careful consideration, the Old Line Bancshares board of directors approved the merger agreement and the transactions contemplated thereby, up to and including the merger, declared that the merger agreement and the merger are advisable on substantially the terms and conditions set forth in the merger agreement, and declared that the merger and Old Line Bancshares’ entry into the merger agreement and consummation of the merger are in the best interests of Old Line Bancshares and the stockholders of Old Line Bancshares. See “The Merger — Old Line Bancshares’ Reasons for the Merger and Recommendation of the Board of Directors of Old Line Bancshares” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Old Line Bancshares board of directors’ recommendation.

The Old Line Bancshares board of directors recommends a vote “FOR” approval of the Old Line Bancshares Merger Proposal.

Old Line Bancshares Merger-Related Compensation Proposal

Proposal. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-21(c) promulgated thereunder, Old Line Bancshares is required to submit the Old Line Bancshares Merger-Related Compensation Proposal to its stockholders. The Old Line Bancshares Merger-Related Compensation Proposal gives Old Line Bancshares stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Old Line Bancshares’ named executive officers in connection with the merger. This compensation is summarized in the table entitled “Golden Parachute Compensation” that begins on page 95, including the associated narrative disclosure.

The Old Line Bancshares board of directors recommends that Old Line Bancshares’ stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Old Line Bancshares named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” that begins on page 95 of the joint proxy statement/prospectus for the merger, together with the accompanying footnotes and narrative discussion relating to the named executive officers’ golden parachute compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the sections of the joint proxy statement/prospectus for the merger titled “The Merger — Interests of Certain Persons in the Merger” and “The Merger — Merger-Related Compensation for Old Line Bancshares Named Executive Officers,” is hereby APPROVED.”

The vote on this Old Line Bancshares Merger-Related Compensation Proposal by Old Line Bancshares stockholders is a vote separate and apart from the vote on the Old Line Bancshares Merger Proposal. Accordingly, Old Line Bancshares stockholders may vote to approve the Old Line Bancshares Merger-Related Compensation Proposal and not to approve the Old Line Bancshares Merger Proposal, and vice versa. Because the vote is advisory in nature only, it will not be binding on Wesbanco, Wesbanco Bank, Old Line Bancshares or Old Line Bank. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, that compensation will be paid, subject only to the satisfaction of the applicable conditions to payment and the merger being completed.

The named executive officers of Old Line Bancshares for which this advisory vote is being taken are James W. Cornelsen, Jack Welborn, Mark A. Semanie, M. John Miller and Elise M. Adams (f/k/a Elise M. Hubbard). This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Old Line Bancshares’ named executive officers in connection with the completion of the merger. Such compensation will not be payable if the merger is not completed.

Vote Required. If a quorum exists, approval of the Old Line Bancshares Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal. Abstentions, failures to vote and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present.

Recommendation of Old Line Bancshares Board of Directors. Old Line Bancshares’ board of directors recommends that Old Line Bancshares stockholders vote “FOR” approval of the Old Line Bancshares Merger-Related Compensation Proposal.

Old Line Bancshares Adjournment Proposal

Proposal. Old Line Bancshares is asking its stockholders to approve the Old Line Bancshares Adjournment Proposal. If a quorum is present at the Old Line Bancshares special meeting but there are insufficient votes to approve the Old Line Bancshares Merger Proposal, that proposal will fail unless Old Line Bancshares adjourns the Old Line Bancshares special meeting in order to solicit additional proxies from Old Line Bancshares’ stockholders. An adjournment under such circumstances will allow Old Line Bancshares extra time to solicit additional proxies. Accordingly, Old Line Bancshares is submitting to its stockholders a separate proposal, which we refer to as the Old Line Bancshares Adjournment Proposal, to approve the adjournment of the Old Line Bancshares special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Old Line Bancshares special meeting to approve the Old Line Bancshares Merger Proposal. The proxy holders will vote properly submitted proxy cards “FOR” approval of the Old Line Bancshares Adjournment Proposal, unless otherwise instructed on the proxy. If Old Line Bancshares stockholders approve the Old Line Bancshares Adjournment Proposal, Old Line Bancshares is not required to give any further notice of the time and place of the adjourned Old Line Bancshares meeting other than an announcement of the time and place at the Old Line Bancshares special meeting.

If a quorum is not present at the meeting, the meeting will be adjourned to a later time without a vote.

Vote Required. If a quorum exists, approval of the Old Line Bancshares Adjournment Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal. Abstentions, failures to vote and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present.

Recommendation of Old Line Bancshares’ Board of Directors. Old Line Bancshares’ board of directors recommends that Old Line Bancshares stockholders vote “FOR” approval of the Old Line Bancshares Adjournment Proposal.

THE MERGER

The following summarizes material terms of the merger and provisions of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger and merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Factual disclosures about Wesbanco and Old Line Bancshares contained in this joint proxy statement/prospectus or in the companies’ public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the merger agreement.

This description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding the merger agreement’s terms. The merger agreement contains representations, warranties, covenants and agreements made by Wesbanco and Old Line Bancshares as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information in disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders and stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Shareholders and stockholders are not third-party beneficiaries under the merger agreement.

Terms of the Merger

Wesbanco’s and Old Line Bancshares’ boards of directors have approved the merger agreement. The merger agreement provides that Old Line Bancshares will merge with and into Wesbanco, with Wesbanco being the surviving corporation. Immediately following the merger, Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and wholly-owned subsidiary of Old Line Bancshares, will merge with and into Wesbanco Bank, a West Virginia banking corporation that is Wesbanco’s main operating subsidiary.

Old Line Bancshares’ Stockholders Will Receive Wesbanco Common Stock in the Merger

If the merger is completed, for each share of Old Line Bancshares common stock that you own you will receive 0.7844 of a share of Wesbanco common stock, subject to adjustment as described in the merger agreement. We refer to the 0.7844 of a share of Wesbanco common stock as the “merger consideration” or the “exchange ratio.” The merger agreement provides that the exchange ratio will be adjusted if Wesbanco changes the number of shares of Wesbanco common stock issued and outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Wesbanco’s capitalization.

Wesbanco Shareholders Will Not Receive Any Cash, Stock or Other Consideration in the Merger

If the merger is completed, Wesbanco shareholders will continue to own the same number of shares of Wesbanco common stock that they owned before the merger and will not receive any cash, stock or other merger consideration.

Treatment of Old Line Bancshares Equity-Based Awards

Stock Options. At the effective time of the merger, each option granted by Old Line Bancshares to purchase shares of Old Line Bancshares common stock that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, shall without any further action on the part of the holder thereof, be assumed by Wesbanco and converted into an option to purchase from Wesbanco, on the same terms and conditions as were applicable under such Old Line Bancshares options, a number of shares of Wesbanco common stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Old Line Bancshares common stock subject to such Old Line Bancshares stock option immediately prior to the effective time by (y) the exchange ratio. The exercise price per share (rounded up to the nearest whole cent) of each Wesbanco stock option issued for the Old Line Bancshares stock option shall equal the quotient obtained by dividing (i) the per share exercise price for each share of Old Line Bancshares common stock subject to such Old Line Bancshares stock option by (ii) the exchange ratio.

Restricted Stock. Immediately prior to the effective time of the merger, each outstanding restricted share of Old Line Bancshares common stock will fully vest and be cancelled and converted automatically into the right to receive the merger consideration, less applicable tax withholdings.

Effects of the Merger

The merger will become effective as set forth in the articles of merger that will be filed with the West Virginia Secretary of State and the articles of merger that will be filed with the Maryland State Department of Assessments and Taxation. At that time, the separate existence of Old Line Bancshares will cease and Wesbanco will be the surviving corporation. The assets, liabilities and capital of Old Line Bancshares will be merged with those of Wesbanco and those assets, liabilities and capital will then constitute part of the assets, liabilities and capital of Wesbanco. Wesbanco will continue to operate under its articles of incorporation and bylaws effective as of immediately prior to the merger, and the officers and directors of Wesbanco will continue as the officers and directors of the surviving corporation, except that two current Old Line Bancshares directors, anticipated to be James W. Cornelsen and Gregory S. Proctor, Jr., will be appointed to the board of directors of Wesbanco and James W. Cornelsen will become an officer of Wesbanco and Wesbanco Bank effective as of the effective time of the merger. See “The Merger — Interests of Certain Persons in the Merger.” The tenure of the directors and officers of Wesbanco immediately prior to the merger will be unaffected by the merger.

At the effective time of the merger, each share of Old Line Bancshares common stock issued and outstanding immediately prior to the time the merger becomes effective will be converted automatically into the right to receive the merger consideration. Shares of Old Line Bancshares common stock beneficially owned by Wesbanco or any subsidiary of Wesbanco or Old Line Bancshares (other than in a fiduciary capacity by them for others) will not be exchanged for the merger consideration in the merger. Instead, these shares will be canceled and will cease to exist.

After the merger becomes effective, each certificate evidencing shares of Old Line Bancshares common stock will be deemed to evidence only the right to receive the merger consideration and, under certain circumstances, dividends on shares of Old Line Bancshares common stock with a record date prior to the completion of the merger and dividends on shares of Wesbanco common stock with a record date after the completion of the merger. The holder of an unexchanged certificate will not receive any dividend or other distribution payable by Wesbanco until the certificate has been exchanged.

Exchange and Payment Procedures

At least one business day prior to the effective time of the merger, Wesbanco will deposit with Computershare Investor Services, LLC, the Exchange Agent, (i) book entry shares representing the aggregate number of shares of Wesbanco common stock issuable pursuant to the merger agreement in exchange for all of the shares of Old Line Bancshares common stock outstanding immediately prior to the effective time of the merger and (ii) immediately available funds equal to the aggregate amount of cash payable by Wesbanco pursuant to the merger agreement in lieu of fractional shares of Wesbanco common stock.

As soon as practicable after the effective time of the merger and in no event more than seven business days thereafter, Wesbanco will mail or will cause to be mailed to each former holder of record of Old Line Bancshares common stock a letter of transmittal containing instructions for use in surrendering Old Line Bancshares stock certificates in exchange for the merger consideration, cash in lieu of fractional shares, if any, and any unpaid dividends or distributions that a holder of record of Old Line Bancshares common stock would be entitled to receive under the terms of the merger agreement. After the effective time of the merger, each holder of an Old Line Bancshares stock certificate who has surrendered that stock certificate or who has provided customary affidavits and indemnification regarding the loss or destruction of that stock certificate, together with duly executed transmittal materials, to the Exchange Agent, will be entitled to receive the merger consideration for each share of Old Line Bancshares common stock and, if applicable, any cash in lieu of fractional shares of Wesbanco common stock and any unpaid dividends or distributions. Wesbanco will have no obligation to deliver the merger consideration, any cash in lieu of fractional shares or any unpaid dividends or distributions to any former Old Line Bancshares stockholder until the Old Line Bancshares stockholder surrenders his, her or its Old Line Bancshares stock certificates.

If an Old Line Bancshares stock certificate has been lost, stolen or destroyed, the Exchange Agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the stockholder. Wesbanco may require the stockholder to post a bond in a reasonable amount as an indemnity against any claim that may be made against Wesbanco with respect to the stockholder’s lost, stolen or destroyed Old Line Bancshares stock certificate.

Old Line Bancshares stock certificates may be exchanged for the merger consideration and cash in lieu of fractional shares of Wesbanco common stock through the Exchange Agent for approximately six months after the completion of the merger. At the end of that period, the Exchange Agent will return any Wesbanco shares and cash to Wesbanco. Any holders of Old Line Bancshares common stock certificates who have not exchanged their certificates for the merger consideration before that date will then be entitled to look only to Wesbanco or its duly authorized stockholder locating agent or asset reunification service, which may be an affiliate of the Exchange Agent, to seek payment of the merger consideration, any cash in lieu of fractional shares of Wesbanco common stock and any unpaid dividends or distributions payable to the holder, in each case without interest. Neither Old Line Bancshares nor Wesbanco will be liable to any former holder of Old Line Bancshares common stock for any merger consideration that is paid to a public official or State Treasury in accordance with any applicable abandoned property, escheat or similar laws.

Following the effective time of the merger, there will be no transfers on the stock transfer books of Old Line Bancshares other than to settle transfers of Old Line Bancshares common stock that occurred prior to the effective time of the merger.

Benefit Agreements

401(k) Plan. Pursuant to the terms of the merger agreement, Wesbanco has the option to require Old Line Bancshares to terminate its 401(k) Plan immediately prior to and conditioned upon the occurrence of the effective time of the merger, or to merge the Old Line Bancshares 401(k) Plan with and into the Wesbanco 401(k) Plan after the effective time of the merger. Until the Old Line Bancshares 401(k) Plan is terminated or merged, Old Line Bancshares will continue to make contributions to the Old Line Bancshares 401(k) Plan in accordance with applicable accruals and in the ordinary course of business. If Wesbanco elects to terminate the Old Line Bancshares 401(k) Plan, then as soon as practicable following the effective time of the merger, at each employee’s option, either the account balances will be distributed to participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Wesbanco has agreed to permit Old Line Bancshares employees who become Wesbanco employees following completion of the merger to rollover their account balances to the Wesbanco Employee Stock Ownership and 401(k) Plan, which is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Code.

Severance, Benefits and Outplacement Services for Terminated Old Line Bancshares Employees. Employees of Old Line Bancshares who are not offered the opportunity to continue as employees of, or whose position is eliminated or who is not offered comparable employment with, Wesbanco or Wesbanco Bank after the merger, or who are terminated without cause within six months after the merger, will be entitled to receive from Wesbanco or Wesbanco Bank:

•	severance compensation based on the number of years of service with Old Line Bancshares and the employee’s weekly rate of pay, subject to certain minimum and maximum amounts;

•	accrued benefits, including paid time off, through the date of separation;

•

any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage; and

•	outplacement services with a cost of up to $2,500 for each such employee.

Employees of Old Line Bancshares who are party to any employment agreement, severance agreement, retention agreement, change in control agreement, or any other agreement that provides for any payment that would be triggered by the merger or the bank merger shall not receive the severance compensation discussed above, but will instead receive the payment provided for in such agreement unless such employee waives and relinquishes their right to any payments under any such agreement, in which case such employee will receive the severance compensation discussed above.

Benefits for Continuing Employees. From and after the effective time of the merger, the employees of Old Line Bancshares and its subsidiaries who remain with Wesbanco or any Wesbanco subsidiary (“continuing employees”) will be provided with employee benefits that are substantially similar to employee benefits provided to other comparable employees under Wesbanco’s benefit plans (excluding for this purpose any equity-based incentive plans). Additionally, each continuing employee will be credited with years of service with Old Line Bancshares and/or its subsidiaries for purposes of eligibility, vesting, entitlements to benefits and levels of benefits (but not for benefit accrual purposes under any defined benefit plan or agreement) in the employee benefit plans of Wesbanco, and will retain the paid time-off accrual earned under Old Line Bancshares’ paid time-off policy as of the effective time of the merger so that such continuing employee will receive under Wesbanco’s vacation policy a benefit no less than what such continuing employees had earned under Old Line Bancshares’ paid time-off policy as of the effective time of the merger; provided, however, that any future accrual of benefits will be in accordance with Wesbanco’s vacation policy, subject to carryover limitations applicable to such future accruals. In addition, continuing employees who become eligible to participate in Wesbanco’s compensation and benefit plans following the effective time of the merger (i) will receive full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the applicable Old Line Bancshares compensation and benefit plans during the portion of the applicable plan year prior to such participation, and (ii) will not be subject to any exclusion or penalty for pre-existing conditions that were covered under Old Line Bancshares compensation and benefit plans immediately prior to the effective time of the merger, or to any waiting period relating to such coverage.

Retention Bonus Pool. Wesbanco will provide a retention bonus pool for the purposes of retaining the services of employees of Old Line Bancshares and its subsidiaries who are key employees through the end of the month during which the conversion of the data processing system of Old Line Bancshares occurs. Old Line Bancshares’ Chief Executive Officer will determine, subject to approval by Wesbanco’s President and Chief Executive Officer, the Old Line Bancshares employees eligible to receive retention awards from the retention bonus pool and any criteria for payment, and will determine the final allocation of payments from the retention bonus pool.

Retention Restricted Stock Agreements. Wesbanco has entered into agreements with certain Old Line Bancshares key employees, including some executive officers, pursuant to which Wesbanco will grant,

immediately after and subject to the occurrence of the effective time, restricted shares of Wesbanco common stock that will cliff-vest on the second anniversary of the grant date if such key employee remains employed by Wesbanco or Wesbanco Bank at that time. Grants under these retention restricted stock agreements will be made and become effective only upon the applicable key employees becoming employees of Wesbanco or Wesbanco Bank at or after the effective time. No grants under these retention restricted stock agreements will be made if the merger does not occur.

Other Benefit Arrangements. As of the effective time of the merger, Wesbanco will honor and assume the separation agreements, employment agreements, non-competition agreements, consulting agreements and change in control agreements in effect with the senior officers of Old Line Bancshares and Old Line Bank at the effective time of the merger, as such may be modified by agreements with Wesbanco. See “Interests of Certain Persons in the Merger.”

Background of the Merger

Old Line Bancshares regularly considers strategic merger and acquisition opportunities to the extent such opportunities arise and the institutions in question have businesses and cultures complimentary to that of Old Line Bancshares and Old Line Bank.

Further, as part of the ongoing oversight and management of Old Line Bancshares, Old Line Bancshares’ board of directors and management regularly review and assess Old Line Bancshares’ long-term strategic goals and opportunities, performance, and prospects in light of competitive and other relevant developments, all with the goal of enhancing stockholder value. These reviews have included periodic discussions regarding potential merger and acquisition transactions that could further their strategic objectives and the potential benefits and risks of any such transactions.

On April 22, 2010, Old Line Bancshares appointed a special committee of its board of directors (later reconstituted as a joint committee of Old Line Bancshares and Old Line Bank) to review potential strategic opportunities in general (the “Strategic Opportunities Committee”), which at that time included consideration of the acquisition of Maryland Bankcorp or Maryland Bank and Trust Company, N.A., which was consummated in April 2011. Since its formation, the Strategic Opportunities Committee has considered potential mergers and acquisitions on an ongoing basis, and Old Line Bancshares and Old Line Bank have consummated five acquisitions of bank holding companies and their subsidiary banks. The members of the Strategic Opportunities Committee during the time period covering the board of directors and committee meetings discussed below were Craig E. Clark (Chairperson), Gregory S. Proctor, Jr., James F. Dent, James W. Cornelsen, Eric D. Hovde, and John M. Suit, II.

As part of his ongoing responsibilities as President and Chief Executive Officer of Old Line Bancshares, Mr. Cornelsen has maintained relationships with executives of financial institutions viewed as strategically desirable partners either as potential acquisition targets or potential acquirors of Old Line Bancshares and Old Line Bank. This has included meeting with the chief executive officers of both potential acquisition targets and potential acquirors of Old Line Bancshares and Old Line Bank on a regular and ongoing basis.

In keeping with his responsibilities, Mr. Cornelsen and Mr. Clossin met on May 27, 2015. At that time, Mr. Clossin expressed an interest in Old Line Bancshares’ market area with respect to possible future growth, but indicated that he needed to learn more. Mr. Cornelsen and Mr. Clossin kept in touch over the next several years.

In mid-2018, Mr. Cornelsen learned that Wesbanco may again have an interest in acquisitions within Old Line Bank’s market area. Messrs. Clossin and Cornelsen and a representative of KBW had a dinner meeting on October 1, 2018, during which they discussed the possibility of a merger between Wesbanco and Old Line Bancshares. At that meeting, Mr. Clossin expressed that Wesbanco’s timetable would be late 2019.

On November 19, 2018, Old Line Bancshares’ board of directors held an offsite strategic planning session, which it had done on a regular basis over the years. At this meeting, among other things, Mr. Cornelsen updated the board about the early-stage interest from Wesbanco regarding an acquisition of Old Line Bancshares and the status of his discussions with executives of other financial institutions that could be either acquisition targets for Old Line Bancshares or potential acquirers of Old Line Bancshares. In addition, KBW reviewed Old Line Bancshares’ performance, discussed the state of the market for financial institution mergers and acquisitions, and discussed possible strategic alternatives for Old Line Bancshares, including potential acquisition targets and potential buyers. KBW and the board of directors also discussed how the banking environment is changing and the need for Old Line Bank to successfully evolve with the expected changing environment. At the conclusion of the meeting Mr. Cornelsen and KBW met with Mr. Hovde to further discuss the market environment and Wesbanco’s interest.

In December 2018, Mr. Clossin contacted Mr. Cornelsen and stated that Wesbanco might be interested in engaging in potential merger discussions in mid-2019. On February 6, 2019, Messrs. Clossin and Cornelsen had a lunch meeting where they updated each other on the operations and status of their banks and discussed the industry and marketplace generally as well as the potential advantages of a theoretical merger of the two companies. They did not address potential transaction terms during this meeting.

Mr. Clossin and Wesbanco’s counsel, James C. Gardill of Phillips, Gardill, Kaiser & Altmeyer, PLLC, then also Chairman of the Board, began discussions with representatives of Davidson in early February 2019, and negotiated the terms of an engagement agreement which they presented to the Executive Committee of Wesbanco for approval at its meeting on February 27, 2019, at which meeting the engagement of Davidson was approved. In addition, Mr. Clossin presented an overview of the strategic opportunities of a transaction with Old Line Bancshares and Mr. Clossin was authorized to continue discussion with Old Line Bancshares.

In mid-February 2019, Mr. Clossin again contacted Mr. Cornelsen and indicated that he would like to start substantive discussions regarding Wesbanco’s potential acquisition of Old Line Bancshares. Mr. Cornelsen subsequently contacted Mr. Clark, who is Chairman of the Board of Directors as well as the Chairperson of the Strategic Opportunities Committee, Gregory S. Proctor, Jr., Vice Chairman of the board of directors and a member of the Strategic Opportunities Committee, and Frank C. Bonaventure of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Old Line Bancshares’ outside counsel, and informed them of Wesbanco’s interest, and they suggested convening a meeting of the Strategic Opportunities Committee.

Such meeting of the Strategic Opportunities Committee was held on February 27, 2019, and representatives of KBW also attended this meeting. During this meeting, KBW discussed with the committee the current market environment and earnings outlook for banks, Old Line Bancshares’ recent performance, the current merger and acquisition environment for banks, and the merger and acquisition environment for Old Line Bancshares. KBW also reviewed with the Strategic Opportunities Committee publicly-available information regarding Wesbanco, including its business and certain financial metrics, and publicly-available information regarding potential buyers of Old Line Bancshares.

After considering the information presented at the meeting, the Strategic Opportunities Committee approved the engagement of KBW as Old Line Bancshares’ financial advisor and directed that management, with KBW’s assistance, conduct further merger discussions. Thereafter, Mr. Cornelsen contacted Mr. Clossin and informed him that Old Line Bancshares was authorized to continue discussions with Wesbanco regarding a strategic combination of the two companies.

On February 28, 2019, Messrs. Cornelsen, Clark, and Proctor traveled to Wesbanco’s headquarters in Wheeling, West Virginia, to meet with the Wesbanco management team to learn more about Wesbanco.

On March 15, 2019, Old Line Bancshares and Wesbanco entered into a mutual nondisclosure agreement (the “NDA”) to exchange non-public information with respect to a potential transaction. Following the execution of the NDA, Old Line Bancshares provided certain preliminary non-public information to Wesbanco for the purposes of Wesbanco providing Old Line Bancshares with a non-binding indication of interest letter regarding a potential transaction.

On April 4, 2019, Mr. Clossin, on behalf of Wesbanco, sent Mr. Cornelsen an initial non-binding indication of interest with respect to Wesbanco’s acquisition of all of the issued and outstanding shares of common stock of Old Line Bancshares. In the indication of interest, Wesbanco proposed to acquire all of the outstanding shares of Old Line Bancshares common stock in exchange for shares of Wesbanco common stock at a valuation of between $30.50 and $31.50 per share, based on a fixed exchange ratio of between 0.7654 and 0.7905. Wesbanco also proposed to cash out Old Line Bancshares stock options at closing, that Messrs. Cornelsen and Proctor would join the combined board of directors of Wesbanco and Wesbanco Bank, and the formation of an advisory board that the other Old Line Bancshares directors would be invited to join, as well as a 60-day exclusivity period. The indication of interest also proposed that Wesbanco would retain Mr. Cornelsen as Chairman of the Mid-Atlantic Region Advisory Board and offer him a two-year employment agreement.

Between April 4 and April 11, 2019, Old Line Bancshares and Wesbanco, with the assistance of their respective legal counsel and financial advisers, negotiated the terms of the indication of interest.

The Strategic Opportunities Committee held a meeting on April 10, 2019, to discuss Wesbanco’s proposed indication of interest. At this meeting, KBW updated the Strategic Opportunities Committee regarding the current market environment and earnings outlook for banks, the current merger and acquisition environment for banks, and Old Line Bancshares’ recent performance. KBW also reviewed the indication of interest with the Strategic Opportunities Committee, and discussed information regarding the financial terms of the indication of interest. Following discussion of the information discussed and the terms of the indication of interest, the committee authorized continued discussions with Wesbanco, approved the 60-day exclusivity period, and authorized Old Line Bancshares’ entry into an indication of interest with Wesbanco. The parties executed a final indication of interest on April 11, 2019; the material terms of the final indication of interest were consistent with those set forth in the initial indication of interest dated April 4, except that in the executed indication of interest, Wesbanco agreed to waive any requirements under Mr. Cornelsen’s agreements with Old Line Bank of employment termination as a condition to his receiving any change in control or non-competition payments that he would otherwise be entitled to thereunder.

On April 15, 2019, Old Line Bancshares opened a virtual data room to Wesbanco to provide additional detailed due diligence information; it also granted Wesbanco electronic access to Old Line Bancshares’ credit files to allow Wesbanco to conduct detailed loan due diligence. Throughout May 2019, management of Wesbanco and Old Line Bancshares had a number of due diligence calls. Further, Wesbanco management and Old Line Bancshares management participated in detailed in-person due diligence conversations in Baltimore, Maryland on May 28, 2019.

Meanwhile, the Wesbanco board of directors was informed as to a potential transaction with Old Line Bancshares at its regular meeting on April 18, 2019. The board was provided with a detailed analysis of the transaction prepared by Davidson and authorized continued discussions with Old Line Bancshares and ratified the submission of the non-binding indication of interest by Mr. Clossin.

On June 5, 2019, Wesbanco provided Old Line Bancshares access to an online data room that included detailed reverse due diligence materials.

On June 6, 2019, K&L Gates LLP provided to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, the first draft of a definitive merger agreement. Included within the first draft of the definitive merger agreement was a stated exchange ratio of 0.7780 shares of Wesbanco common stock for each share of Old Line Bancshares common stock, which represented approximately the midpoint of the range provided by Wesbanco in the indication of interest.

Significant discussion of the assumptions regarding the potential transaction occurred between June 6, 2019 and June 21, 2019. On June 21, 2019, Wesbanco, through Davidson, provided an updated exchange ratio of 0.7844 shares of Wesbanco common stock for each outstanding share of Old Line Bancshares common stock based upon its updated analysis of the impacts of the proposed transaction. Due diligence on both parties continued during this time.

Between June 21, and July 2, 2019, Wesbanco and Old Line Bancshares continued with their due diligence efforts and, with the assistance of their respective legal counsel and financial advisers, negotiated the final terms of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement.

On June 25, 2019, Mr. Cornelsen and KBW updated director Eric Hovde on the terms of the transaction. On the call, Mr. Hovde expressed concern about the exchange ratio and the process undertaken in the proposed merger. Mr. Hovde concluded, however, by stating that he would not block the merger from going forward. Following the call, KBW spoke to Mr. Clossin stating that the exchange ratio needed to be higher. Mr. Clossin responded that Wesbanco would not increase the exchange ratio.

On June 26, 2019, the Strategic Opportunities Committee convened to review the updated exchange ratio provided by Wesbanco. At this meeting, KBW provided an updated market overview, including a discussion about recent developments in the market for financial institution mergers and acquisitions broadly and regionally, summarized the revised material terms of the potential transaction, and discussed the financial terms of the current draft of the merger agreement. At this meeting, Mr. Hovde reiterated the concerns he expressed during the June 25, 2019 phone call with Mr. Cornelsen and KBW, as well as the statement that he would not block the merger from going forward. At the conclusion of this meeting, the Strategic Opportunities Committee voted to bring the proposed merger to the full board of directors with a recommendation that it be approved by the full board.

On June 27, 2019, the board of directors of Wesbanco met at a regularly scheduled meeting and addressed, among other matters, the status of the negotiations with Old Line Bancshares. Representatives of Davidson and the law firms of Phillips, Gardill, Kaiser & Altmeyer, PLLC, and K&L Gates LLP also participated in the meeting. Paul C. Cancilla of K&L Gates LLP summarized the terms and conditions of the merger agreement and James C. Gardill of Phillips, Gardill, Kaiser & Altmeyer, PLLC provided a summary of its due diligence process, as well as an update on proposed employment related agreements, restricted stock agreements and retention agreements. Management of Wesbanco also presented a comprehensive review of its due diligence process and the results thereof. Davidson conducted a fairness opinion presentation, reviewed a draft of a fairness opinion, subject to final negotiation of remaining issues, and the board authorized further negotiations to finalize the transaction.

During its special meeting on July 2, 2019, at which Mr. Semanie, Mr. Bonaventure, and representatives of KBW were also present, Old Line Bancshares’ board of directors considered the definitive merger agreement and ancillary documents. Mr. Bonaventure presented the board with an overview of the board’s duties and responsibilities with respect to its consideration of the proposed merger and the material terms of the merger agreement, copies of which were provided to each director before the meeting. During this meeting, the board asked Mr. Cornelsen to provide a history of discussions with Wesbanco and other institutions that led to that day’s meeting to consider the Wesbanco acquisition proposal. Mr. Cornelsen proceeded to provide an overview of his contacts with Mr. Clossin as well as other potential acquirors, as discussed above in more detail, as well as the terms of the initial and final indications of interest, and the due diligence process conducted by the parties. Following this discussion, KBW reviewed the financial terms of the Wesbanco proposal, including information as to how the exchange ratio had been determined. At request of the board, KBW reviewed with the board the financial aspects of the proposed merger and verbally rendered an opinion as to the fairness, from a financial point of view and as of that date, to the holders of Old Line Bancshares common stock of the exchange ratio in the proposed merger. Thereafter, the board discussed other potential strategic options for Old Line Bancshares, including the potential interest level of other acquirers in an acquisition of Old Line Bancshares.

During the discussion, director Eric Hovde re-iterated his concern about the exchange ratio and the process undertaken in the proposed merger. Following Mr. Hovde’s comments, there was a brief discussion regarding the age of members of Old Line Bancshares’ senior management and additional discussion on the proposed exchange ratio.

Following such discussion and deliberation among the directors, and after considering all of the factors that it deemed relevant, the Old Line Bancshares board of directors, with Mr. Hovde abstaining, approved the merger agreement and the transactions contemplated by the merger agreement, up to and including the merger, declared the merger advisable, and authorized Old Line Bancshares’ President and Chief Executive Officer to execute and deliver the definitive merger agreement.

A special meeting of the Wesbanco board of directors was held at noon on July 2, 2019, telephonically with representatives of Davidson, K&L Gates LLP and Phillips, Gardill, Kaiser & Altmeyer, PLLC also participating during which the board was apprised of the abstention of Mr. Hovde at the board meeting of Old Line Bancshares held earlier that morning. The Wesbanco board of directors did proceed to receive the fairness opinion presentation, the fairness opinion of Davidson, and an update from counsel on the terms and conditions of the transaction and approved the transaction and the merger agreement subject to the express condition precedent that the board of directors of Old Line Bancshares either vote unanimously to approve the merger or Mr. Hovde enter into a voting agreement and general release satisfactory to Wesbanco and its counsel.

Following the board meetings, Mr. Clossin informed Mr. Cornelsen that Wesbanco would not move forward with the proposed merger without the unanimous approval by the Old Line Bancshares board of directors unless Mr. Hovde was willing to enter into a voting agreement and general release. Between July 2, 2019 and July 13, 2019, the parties and their legal counsel engaged in discussions and negotiations with Mr. Hovde and his legal counsel in an attempt to craft a solution that would satisfy Wesbanco, Old Line Bancshares, and Mr. Hovde. As part of these discussions, KBW again asked Wesbanco and Mr. Clossin to increase the exchange ratio. Mr. Clossin replied that Wesbanco would not increase the exchange ratio and that they were willing to terminate the discussions if an exchange ratio increase were required.

On July 13, 2019, Mr. Hovde reconsidered and agreed to vote to approve the merger and the merger agreement and negotiate acceptable terms for his executing a voting agreement.

The boards of directors of Old Line Bancshares and Wesbanco each held a meeting on July 23, 2019. Mr. Semanie, Mr. Bonaventure, and representatives of KBW also attended the July 23, 2019 meeting of the Old Line Bancshares board of directors. Updated copies of the merger agreement, which contained no substantive revisions, were provided to each director before the meeting. At this meeting, KBW again reviewed with the board the financial aspects of the proposed merger and, at the request of the board, rendered to the board of directors of Old Line Bancshares a written opinion, dated July 23, 2019, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Old Line Bancshares common stock.

After discussion regarding the process for approval, the board of directors of Old Line Bancshares unanimously approved the merger agreement and the transactions contemplated by the merger agreement, up to and including the merger, declared the merger advisable, and approved related matters.

Mr. Clossin, Mr. Cancilla, Christopher Gardill of Phillips, Gardill, Kaiser & Altmeyer, PLLC, and representatives of Davidson also attended the July 23, 2019 meeting of the Wesbanco board of directors. Updated copies of the merger agreement, which contained no substantive revisions, were provided to each director before the meeting. At this meeting, Davidson again reviewed with the board the financial aspects of the proposed merger and at the request of the board, rendered to the board of directors of Wesbanco a written opinion, dated July 23, 2019, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Wesbanco common stock.

After discussion regarding the process for approval, all of the members of the Wesbanco board of directors present for the July 23, 2019 meeting approved the merger agreement and the transactions contemplated by the merger agreement, up to and including the merger, declared the merger advisable, and approved related matters. One Wesbanco director, Jay T. McCamic, was unable to attend the July 23, 2019 meeting of the Wesbanco board of directors.

The parties executed the merger agreement on July 23, 2019.

Following the close of trading markets on July 23, 2019, Wesbanco and Old Line Bancshares issued a joint press release announcing the approval, adoption, and execution of the merger agreement.

Mr. Hovde resigned from the Old Line Bancshares board of directors on July 24, 2019.

Wesbanco’s Reasons for the Merger and Recommendation of the Wesbanco Board of Directors

After careful consideration, the Wesbanco board of directors determined that the merger agreement and the merger are in the best interests of Wesbanco and its shareholders, and, accordingly, adopted the merger agreement and approved the merger and other transactions contemplated by the merger agreement and recommends that Wesbanco shareholders vote “FOR” approval of the Wesbanco Merger Proposal, “FOR” approval of the Wesbanco Stock Issuance Proposal and “FOR” approval of the Wesbanco Adjournment Proposal. In reaching these determinations, Wesbanco’s board of directors consulted with Wesbanco’s senior management, financial advisor and outside legal advisors, and drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices, and prospects of Old Line Bancshares and Wesbanco, as well as current economic and market conditions, and considered a number of other factors, including the following material factors:

•

Old Line Bancshares’ Location in the Attractive Mid-Atlantic Commercial Market. The Wesbanco board of directors reviewed certain market and economic indicators for the Washington, D.C. and Baltimore commercial markets and analyzed that the merger should allow Wesbanco to enter the two fastest-growing metropolitan statistical areas (“MSA”) in the Mid-Atlantic region.[1]

•

Market Share in Mid-Atlantic Market. The Wesbanco board of directors also considered that the merger should place Wesbanco in the top-10 in deposit market share in Maryland and give it strong deposit market shares in the Washington, D.C. and Baltimore MSAs.[1]

•

Limited Acquisition Opportunities. The Wesbanco board and senior management also believe that Old Line Bancshares represents one of the last standing franchises of appropriate size and other factors left in the attractive Washington, D.C. and Baltimore MSA markets with desirable branch locations. The board noted that without the merger, favorable entry for Wesbanco into the Washington, D.C. and Baltimore MSA markets would be very difficult.

•

Strategic Growth Opportunity. The Wesbanco board also noted that combining Wesbanco’s superior funding base, wealth management capabilities and more diversified product mix with Old Line Bancshares’ attractive growth markets should lead to strategic growth and profitability.

•

Retention of Well-Capitalized Status. The Wesbanco board of directors also reviewed the pro forma financial information and noted that Wesbanco should remain well in excess of the “well-capitalized” guidelines for regulatory purposes on a pro forma basis.

[1]	Source: S&P Global Market Intelligence, deposit market share data as of June 30, 2018; does not include deposits from closed branches and excludes E*TRADE Financial Corp. from Washington D.C. MSA.

•

Strong Financial Motivations. The Wesbanco board of directors also considered, as of the date of receipt of the Davidson fairness opinion, the expected accretion to earnings per share from the merger of approximately 4.3% in 2020 and approximately 6.2% in 2021. The Wesbanco board also noted the expected internal rate of return which was projected to be in excess of 20%.

•

Opinion and Analysis of the Financial Advisor to Wesbanco. Wesbanco’s board of directors considered the financial analysis reviewed and discussed with the Wesbanco board of directors by representatives of Davidson as well as the written opinion of Davidson, dated as of July 23, 2019, as to the fairness, from a financial point of view, to Wesbanco of the consideration to be issued and paid by Wesbanco in respect of the outstanding shares of Old Line Bancshares common stock in the merger pursuant to the merger agreement.

•

Merger Agreement Terms and Conditions. The Wesbanco board of directors reviewed with independent outside counsel the terms and conditions of the merger agreement and determined that (i) the terms and conditions were reasonable and necessary to consummate the transaction, (ii) provided adequate safeguards pending shareholder and regulatory approvals that would preserve the franchise value of Old Line Bancshares during the interim period from the date of execution of the merger agreement to the closing of the merger and the completion of the integration of Old Line Bancshares and (iii) the merger agreement included strong deal protection and termination fee provisions for Wesbanco.

•

Regulatory Cost Considerations. The Wesbanco board of directors analyzed the increased operating costs resulting from regulatory initiatives and compliance mandates as a result of exceeding $10 billion in total assets in 2018 and the likely effect of those on Wesbanco both with and without the proposed transaction, including that the enhanced scale from the merger should help offset those increased costs.

•

Board Members. The Wesbanco board of directors also considered that two of the Old Line Bancshares’ directors would become Wesbanco directors after the merger and all of the Old Line Bancshares’ directors would serve on a Wesbanco advisory board for the Mid-Atlantic market, which the Wesbanco board of directors believed would enhance the likelihood of realizing the strategic and market benefits that Wesbanco expects to derive from the merger.

•

Retention of Key Personnel. The Wesbanco board of directors also considered the retention of key executive officers and revenue producers through the amended employment agreements, restricted stock agreements and retention agreements executed, or to be executed, in connection with the merger as mitigating execution and integration risks. See “Interests of Certain Persons in the Merger.”

•

Due Diligence Results. The Wesbanco board of directors also considered the results of management’s due diligence investigation of Old Line Bancshares, its business operations, its loan and deposit portfolio and its growth strategy.

In the course of its deliberations, the Wesbanco board of directors also considered potential risks and potentially negative factors concerning the merger, including the following material factors:

•	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Old Line Bancshares business, operations, and workforce with those of Wesbanco;

•	the transaction-related restructuring charges and other merger-related costs, including the payments and other benefits to be received by Old Line Bancshares management in connection with the merger;

•

that the initial dilution to tangible book value per common share is estimated to be approximately 3.8% at closing, but Wesbanco’s management believes the earnings per share accretion strength should permit the earn back in approximately 3.3 years using the cross over method while reflecting all merger-related expenses, purchase accounting adjustments and cost savings;

•	the risk of not achieving the expected earnings accretion of 4.3% in 2020 and 6.2% in 2021 and the expected internal rate of return in excess of 20%;

•	diversion of management attention and resources from the operation of Wesbanco’s business towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•

the risk that the stockholders of Old Line Bancshares might not approve the Old Line Bancshares Merger Proposal and the risk that the shareholders of Wesbanco might not approve the Wesbanco Merger Proposal or the Wesbanco Stock Issuance Proposal;

•

the risks in connection with Eric D. Hovde’s (then-director of Old Line Bancshares) expressed unhappiness with certain aspects of the process by which the merger agreement was negotiated and presented to the Old Line Bancshares board of directors for consideration; and

•	the risk of a competing purchaser making a competing bid for Old Line Bancshares and the risk of litigation in connection with the merger agreement and merger.

While the Wesbanco board of directors considered the foregoing potentially positive and potentially negative factors, the Wesbanco board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Wesbanco board of directors determined that the merger agreement and the merger are advisable and in the best interests of Wesbanco and its shareholders.

The foregoing discussion of the information and factors considered by the Wesbanco board of directors is not intended to be exhaustive, but includes the material considerations of Wesbanco’s board of directors in adopting the merger agreement and approving the merger and other transactions contemplated by the merger agreement. In reaching the determination to approve and recommend the merger, Wesbanco’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. After considering, among other things, the matters discussed above, Wesbanco’s board of directors recommends that Wesbanco’s shareholders vote “FOR” approval of (i) the Wesbanco Merger Proposal, (ii) the Wesbanco Stock Issuance Proposal and (iii) the Wesbanco Adjournment Proposal.

It should be noted that this discussion of the Wesbanco board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Wesbanco’s Financial Advisor

On February 27, 2019, Wesbanco entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to Wesbanco. As part of its engagement, Davidson agreed to assist Wesbanco in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Wesbanco and another corporation or business entity. Davidson also agreed to provide Wesbanco’s board of directors with an opinion as to the fairness, from a financial point of view, to Wesbanco of the merger consideration to be paid to the holders of Old Line Bancshares’ common stock in the proposed merger. Wesbanco engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Wesbanco and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On July 23, 2019, the Wesbanco board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the

Wesbanco board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of Old Line Bancshares’s common stock was fair, from a financial point of view, to Wesbanco in the proposed merger.

The full text of Davidson’s written opinion, dated July 23, 2019, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Wesbanco’s shareholders are urged to read the opinion in its entirety.

Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Wesbanco board of directors and addresses only the fairness, from a financial point of view, to Wesbanco of the merger consideration to be paid to the holders of Old Line Bancshares’ common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Wesbanco to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Wesbanco or Wesbanco’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Wesbanco, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Wesbanco and Old Line Bancshares determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Wesbanco’s or Old Line Bancshares’ officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Wesbanco board of directors as Annex B to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.8 to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, among other things, the following:

(i)	the Agreement, dated July 23, 2019;

(ii)

certain financial statements and other historical financial and business information about Wesbanco and Old Line Bancshares made available to Davidson from published sources and/or from the internal records of Wesbanco and Old Line Bancshares that Davidson deemed relevant;

(iii)	certain financial statements and business information about Wesbanco and Old Line Bancshares in draft form, as of the quarter ended June 30, 2019;

(iv)

certain publicly available analyst earnings estimates for Wesbanco for the years ending December 31, 2019 and December 31, 2020 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Wesbanco;

(v)

certain publicly available analyst earnings estimates for Old Line Bancshares for the years ending December 31, 2019 and December 31, 2020 and an estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Wesbanco;

(vi)	the current market environment generally and the banking environment in particular;

(vii)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(viii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(ix)	the relative contributions of Wesbanco and Old Line Bancshares to the combined company;

(x)	the pro forma financial impact of the transaction, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

(xi)	the net present value of Wesbanco and Old Line Bancshares with consideration of projected financial results; and

(xii)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant including discussions with management and other representatives and advisors of Wesbanco and Old Line Bancshares concerning the business, financial condition, results of operations and prospects of Wesbanco and Old Line Bancshares.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for Davidson. Davidson has relied on the assurances of management of Wesbanco that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Wesbanco or Old Line Bancshares. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of Wesbanco or Old Line Bancshares and has not been provided with any reports of such physical inspections. Davidson assumed that there has been no material change in Wesbanco’s or Old Line Bancshares’ business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to Davidson.

With respect to the financial projections and other estimates (including information relating to the amounts and timing of the merger cost, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with Davidson, Davidson has been advised by management of Wesbanco that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Wesbanco as to the future financial performance of Wesbanco and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. Davidson assumes no responsibility for and does not express an opinion as to these forecasts and analyses or the assumptions on which they were based.

Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has Davidson assessed the adequacy of the allowance for loan losses of Wesbanco or Old Line Bancshares. Davidson has not reviewed any individual credit files relating to Wesbanco or Old Line Bancshares. Davidson assumed that the respective allowances for loan losses for both Wesbanco and Old Line Bancshares are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson did not make an independent evaluation of the quality of Wesbanco’s or Old Line Bancshares’ deposit base, nor has Davidson independently evaluated potential deposit concentrations or the deposit composition of Wesbanco or Old Line Bancshares. Davidson did not make an independent evaluation of the quality of Wesbanco’s or Old Line Bancshares’ investment securities portfolio, nor has Davidson independently evaluated potential concentrations in the investment securities portfolio of Wesbanco or Old Line Bancshares.

Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the Agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to Davidson’s analysis. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the merger.

Davidson assumed in all respects material to its analysis that Wesbanco and Old Line Bancshares will remain as going concerns for all periods relevant to its analysis. Davidson’s opinion was necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Wesbanco’s board of directors.

Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

Davidson also does not express an opinion as to the actual value of Wesbanco’s common stock when issued in the transaction or the prices at which Wesbanco’s common stock will trade following announcement of the transaction or at any future time.

Davidson has not evaluated the solvency or fair value of Wesbanco or Old Line Bancshares under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Wesbanco or Old Line Bancshares. Davidson is not expressing any opinion as to the impact of the transaction on the solvency or viability of Wesbanco or Old Line Bancshares or the ability of Wesbanco or Old Line Bancshares to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of July 22, 2019, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to Wesbanco’s board of directors, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for Wesbanco based on the Merger Consideration

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of Old Line Bancshares common stock will be converted into the right to receive 0.7844 of a share of Wesbanco common stock. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Wesbanco common stock on July 22, 2019, of $37.25, the merger consideration represented an implied value of $29.22 per share of Old Line Bancshares common stock. Based upon financial information as of or for the twelve month period ended June 30, 2019 and other financial and market information described below, Davidson calculated the following transaction ratios:

Transaction Ratios
	Per Share	Aggregate
Transaction Price / LTM Net Income	14.0x	14.0x
Transaction Price / 2019E Net Income(1)	13.4x	13.3x
Transaction Price / 2020E Net Income(1)	12.2x	12.2x
Transaction Price / Book Value	127.6%	128.4%
Transaction Price / Tangible Book Value	177.0%	178.2%
Tangible Book Premium / Core Deposits(2)	—	12.6%
Transaction Price / Old Line Bancshares’ Closing Price as of 7/22/2019(3)	112.7%
Transaction Price / Old Line Bancshares’ 20-Day Average Price as of 7/22/2019(4)	111.6%

(1)	Financial projections for Old Line Bancshares based on average analyst earnings estimates in 2019-2020, as discussed with and confirmed by Wesbanco management
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(3)	Based on Old Line Bancshares’ Closing Price as of July 22, 2019 of $25.92
(4)	Based on Old Line Bancshares’ 20-Day Average Price as of July 22, 2019 of $26.19

Stock Price Performance of Wesbanco and Old Line Bancshares

Davidson reviewed the history of the reported trading prices and volume of Wesbanco and Old Line Bancshares common stock and certain stock indices, including the Russell 3000 and the NASDAQ Bank Indices. Davidson compared the stock price performance of Wesbanco or Old Line Bancshares with the performance of the Russell 3000 and the NASDAQ Bank Index as follows:

One Year Stock Performance
	Beginning Index Value on 7/20/2018	Ending Index Value on 7/22/2019
Russell 3000	100.00%	105.11%
NASDAQ Bank	100.00%	85.64%
Wesbanco	100.00%	77.95%
Old Line Bancshares	100.00%	73.62%

Three Year Stock Performance
	Beginning Index Value on 7/22/2016	Ending Index Value on 7/22/2019
Russell 3000	100.00%	136.62%
NASDAQ Bank	100.00%	127.19%
Wesbanco	100.00%	119.43%
Old Line Bancshares	100.00%	137.29%

Contribution Analysis

Davidson analyzed the relative contribution of Wesbanco and Old Line Bancshares to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income available to common shareholders for the twelve months ended June 30,

2019; (iii) estimates for Wesbanco net income in 2019 and 2020 based on publicly available average analyst earnings estimates, as discussed with and confirmed by Wesbanco management; (iv) estimates for Old Line Bancshares net income in 2019 and 2020 based on publicly available average analyst earnings estimates, as discussed with and confirmed by Wesbanco management; (v) total assets; (vi) gross loans; (vii) total deposits; (viii) non-interest bearing demand deposits; (ix) non-CD deposits; and (x) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Wesbanco or Old Line Bancshares shareholders in the combined company:

Contribution Analysis
	Wesbanco Stand-alone	Wesbanco % of Total	Old Line Bancshares Stand-alone	Old Line Bancshares % of Total
Market Capitalization

Market Capitalization (7/22/2019) (in thousands)	$2,034,028	82.2%	$441,668	17.8%

Income Statement — Historical

LTM Net Income (in thousands)(1)	$161,565	81.8%	$35,843	18.2%

Income Statement — Projections

2019E Net Income (in thousands)(2)(3)	$177,139	82.5%	$37,470	17.5%
2020E Net Income (in thousands)(2)(3)	$181,078	81.6%	$40,952	18.4%

Balance Sheet

Total Assets (in thousands)	$12,494,653	80.2%	$3,075,613	19.8%
Gross Loans, Incl. Loans HFS (in thousands)	$7,756,503	76.0%	$2,443,770	24.0%
Total Deposits (in thousands)	$8,694,928	78.5%	$2,384,481	21.5%
Non-Interest Bearing Demand Deposits (in thousands)	$2,481,065	80.0%	$620,754	20.0%
Non-CD Deposits (in thousands)	$7,329,812	83.1%	$1,492,942	16.9%
Tangible Common Equity (in thousands)	$1,170,387	80.7%	$280,588	19.3%

Pro Forma Ownership
Merger Transaction — Actual		80.4%		19.6%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)	Net income for the preceding twelve months ending June 30, 2019
(2)	Financial projections for Wesbanco based on average analyst earnings estimates in 2019-2020, as discussed with and confirmed by Wesbanco management
(3)	Financial projections for Old Line Bancshares based on average analyst earnings estimates in 2019-2020, as discussed with and confirmed by Wesbanco management

Wesbanco Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Wesbanco and a group of 16 financial institutions selected by Davidson which: (i) were listed in Wesbanco’s 2019 proxy; (ii) were not pending merger targets. The 16 financial institutions were as follows:

1st Source Corporation

Atlantic Union Bankshares Corporation

Community Bank System, Inc.

Eagle Bancorp, Inc.

F.N.B. Corporation

First Commonwealth Financial Corporation

First Financial Bancorp.

First Merchants Corporation

NBT Bancorp Inc. Old National Bancorp Park National Corporation Pinnacle Financial Partners, Inc. S&T Bancorp, Inc. Tompkins Financial Corporation TowneBank United Bankshares, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after July 22, 2019

The analysis compared the financial condition and market performance of Wesbanco and the 16 financial institutions identified above based on publicly available financial and market trading information for Wesbanco and the 16 financial institutions as of and for the most recent twelve-month or three-month period publicly available. The analysis also compared the 2019 and 2020 earnings per share multiples for Wesbanco and the 16 financial institutions identified above based on publicly available analyst earnings estimates for Wesbanco and the 16 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	Wesbanco	Median	Average	Minimum	Maximum
Total Assets (in millions)	$12,495	$10,478	$13,733	$6,650	$33,695
Loan / Deposit Ratio	89.2%	94.6%	93.3%	74.0%	106.4%
Non-Performing Assets / Total Assets	0.30%	0.33%	0.42%	0.20%	1.06%
Tangible Common Equity Ratio	10.10%	9.42%	9.49%	7.15%	12.60%
Net Interest Margin (Most Recent Quarter)	3.67%	3.71%	3.68%	3.26%	4.04%
Cost of Deposits (Most Recent Quarter)	0.50%	0.89%	0.81%	0.19%	1.30%
Efficiency Ratio (Most Recent Quarter)	54.9%	55.8%	55.3%	38.0%	68.1%
Return on Average Tangible Common Equity (Most Recent Quarter)	16.35%	15.29%	15.34%	11.23%	19.80%
Return on Average Assets (Most Recent Quarter)	1.44%	1.31%	1.35%	1.03%	1.74%

Market Performance Multiples(1)
		Comparable Companies
	Wesbanco	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$2,034	$1,897	$2,304	$1,137	$4,481
Price vs. 52-Week High	-27.1%	-17.1%	-18.5%	-34.4%	-4.9%
Price vs. 52-Week Low	9.1%	18.5%	18.6%	3.1%	35.5%
Price Change (LTM)	-22.1%	-14.4%	-14.4%	-30.5%	2.7%
Price Change (YTD)	1.5%	10.5%	9.9%	-18.1%	27.1%
Price / MRQ Earnings Per Share	11.4x	12.6x	13.4x	9.2x	18.7x
Price / LTM Earnings Per Share	12.4x	13.2x	13.3x	9.1x	19.7x
Price / 2019E Earnings Per Share(2)	11.5x	12.7x	12.9x	9.3x	19.7x
Price / 2020E Earnings Per Share(2)	11.3x	12.0x	12.4x	9.0x	19.1x
Price / Tangible Book Value Per Share	174.1%	188.6%	195.2%	132.1%	329.5%
Dividend Yield (Most Recent Quarter)	3.33%	2.80%	2.88%	1.09%	4.20%

(1)	Market performance multiples as of July 22, 2019
(2)	Based on publicly available average analyst earnings estimates in 2019-2020

Old Line Bancshares Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for Old Line Bancshares and a group of 18 financial institutions selected by Davidson which: (i) were listed in Old Line Bancshares’ 2019 proxy; (ii) were not pending merger targets. The 18 financial institutions were as follows:

Arrow Financial Corporation

Bar Harbor Bankshares

Bridge Bancorp, Inc.

Bryn Mawr Bank Corporation

Century Bancorp, Inc.

City Holding Company

Enterprise Bancorp, Inc.

Financial Institutions, Inc.

First of Long Island Corporation

Hingham Institution for Savings

Meridian Bancorp, Inc.

Northfield Bancorp, Inc.

Peapack-Gladstone Financial Corporation

Peoples Financial Services Corp.

Republic First Bancorp, Inc.

Southern National Bancorp of Virginia, Inc.

TriState Capital Holdings, Inc.

Univest Financial Corporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after July 22, 2019

The analysis compared the financial condition and market performance of Old Line Bancshares and the 18 financial institutions identified above based on publicly available financial and market trading information for Old Line Bancshares and the 18 financial institutions as of and for the most recent twelve-month or three-month period publicly available. The analysis also compared the 2019 and 2020 earnings per share multiples for Old Line Bancshares and the 18 financial institutions identified above based on publicly available analyst earnings estimates for Old Line Bancshares and the 18 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	Old Line Bancshares	Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,076	$4,429	$4,208	$2,318	$6,846
Loan / Deposit Ratio	102.5%	97.6%	94.4%	56.5%	131.8%
Non-Performing Assets / Total Assets	0.28%	0.24%	0.27%	0.02%	0.54%
Tangible Common Equity Ratio	9.46%	8.77%	8.95%	5.99%	14.17%
Net Interest Margin (Most Recent Quarter)	3.49%	3.05%	3.04%	2.03%	3.96%
Cost of Deposits (Most Recent Quarter)	1.04%	1.01%	1.13%	0.67%	2.41%
Efficiency Ratio (Most Recent Quarter)	55.1%	60.4%	60.9%	31.1%	96.6%
Return on Average Tangible Common Equity (Most Recent Quarter)	13.48%	12.18%	11.95%	0.72%	17.81%
Return on Average Assets (Most Recent Quarter)	1.17%	1.01%	1.02%	0.06%	1.76%

Market Performance Multiples(1)
		Comparable Companies
	Old Line Bancshares	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$442	$505	$560	$271	$1,240
Price vs. 52-Week High	-27.0%	-16.9%	-18.7%	-43.8%	-5.1%
Price vs. 52-Week Low	7.5%	15.6%	16.1%	1.3%	34.1%
Price Change (LTM)	-26.4%	-15.1%	-15.4%	-40.1%	6.8%
Price Change (YTD)	-1.5%	7.8%	7.0%	-22.8%	28.0%
Price / MRQ Earnings Per Share	12.5x	12.2x	13.0x	9.6x	20.6x
Price / LTM Earnings Per Share	12.4x	13.0x	13.2x	10.4x	19.1x
Price / 2019E Earnings Per Share(2)	11.9x	11.8x	12.7x	9.9x	20.6x
Price / 2020E Earnings Per Share(2)	10.9x	11.4x	12.6x	9.6x	21.0x
Price / Tangible Book Value Per Share	157.0%	147.2%	152.4%	113.6%	249.3%
Dividend Yield (Most Recent Quarter)	1.85%	2.81%	2.21%	0.00%	3.71%

(1)	Market performance multiples as of July 22, 2019
(2)	Based on publicly available average analyst earnings estimates in 2019-2020

Precedent Transactions Analysis

Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Regional Transactions,” (2) “Nationwide Transactions,” and (3) “Nationwide 100% Stock Transactions.”

“Regional Transactions” included 12 transactions where:

•	the selling company was a bank headquartered in Maryland, Pennsylvania, Virginia and West Virginia;

•	the selling company’s total assets were greater than $500 million;

•	the transaction was announced between January 1, 2017 and July 22, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Nationwide” included 15 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the deal value of the transaction was between $300 million and $750 million;

•	the transaction was announced between January 1, 2018 and July 22, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Nationwide 100% Stock” included 15 transactions where:

•	the selling company was a bank headquartered nationwide;

•	the merger consideration comprised of 100% stock;

•	the selling company’s total assets were greater than $500 million;

•	the transaction was announced between June 30, 2018 and July 22, 2019;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

The following tables set forth the transactions included in “Regional Transactions,” “Nationwide Transactions,” and “Nationwide 100% Stock Transactions,” and are sorted by announcement date:

Regional Transactions
Announcement Date	Acquirer	Target
6/05/2019* 10/23/2018 10/05/2018 10/01/2018 8/08/2018 1/16/2018 11/13/2017 9/27/2017 8/15/2017 5/22/2017 5/16/2017 1/31/2017

S&T Bancorp, Inc.

Orrstown Financial Services, Inc.

Union Bankshares Corporation

American National Bankshares Inc.

WSFS Financial Corporation

Mid Penn Bancorp, Inc.

WesBanco, Inc.

Old Line Bancshares, Inc.

Howard Bancorp, Inc.

Union Bankshares Corporation

Sandy Spring Bancorp, Inc.

Bryn Mawr Bank Corporation

DNB Financial Corporation

Hamilton Bancorp, Inc.

Access National Corporation

HomeTown Bankshares Corporation

Beneficial Bancorp, Inc.

First Priority Financial Corp.

First Sentry Bancshares, Inc.

Bay Bancorp, Inc.

1st Mariner Bank

Xenith Bankshares, Inc.

WashingtonFirst Bankshares, Inc.

Royal Bancshares of Pennsylvania, Inc.

*	Indicates the transaction was pending as of July 22, 2019

Nationwide Transactions
Announcement Date	Acquirer	Target
6/26/2019* 5/06/2019* 11/27/2018 10/05/2018 9/20/2018 8/22/2018 6/21/2018 6/19/2018 4/30/2018 4/24/2018 4/19/2018 3/28/2018 2/12/2018 1/26/2018 1/09/2018

Valley National Bancorp

Banco Bradesco SA

People’s United Financial, Inc.

Union Bankshares Corporation

Independent Bank Corp.

First Busey Corporation

Old National Bancorp

People’s United Financial, Inc.

Allegiance Bancshares, Inc.

CenterState Bank Corporation

WesBanco, Inc.

Renasant Corporation

Pacific Premier Bancorp, Inc.

Ameris Bancorp

Meta Financial Group, Inc.

Oritani Financial Corp.

BAC Florida Bank

BSB Bancorp, Inc.

Access National Corporation

Blue Hills Bancorp, Inc.

Banc Ed Corp.

Klein Financial, Inc.

First Connecticut Bancorp, Inc.

Post Oak Bancshares, Inc.

Charter Financial Corporation

Farmers Capital Bank Corporation

Brand Group Holdings, Inc.

Grandpoint Capital, Inc.

Hamilton State Bancshares, Inc.

Crestmark Bancorp Inc.

*	Indicates the transaction was pending as of July 22, 2019

Nationwide 100% Stock Transactions
Announcement Date	Acquirer	Target
7/15/2019* 6/26/2019* 6/05/2019* 5/16/2019* 1/16/2019 12/17/2018 12/11/2018 11/26/2018 10/11/2018 10/10/2018* 10/05/2018 10/01/2018 7/25/2018 7/24/2018 7/12/2018

People’s United Financial, Inc.

Valley National Bancorp

S&T Bancorp, Inc.

Heritage Commerce Corp

Heartland Financial USA, Inc.

Ameris Bancorp

Berkshire Hills Bancorp, Inc.

CenterState Bank Corporation

First Interstate BancSystem, Inc.

First Merchants Corporation

Union Bankshares Corporation

American National Bankshares Inc.

Banner Corporation

Synovus Financial Corp.

ConnectOne Bancorp, Inc.

United Financial Bancorp, Inc.

Oritani Financial Corp.

DNB Financial Corporation

Presidio Bank

Blue Valley Ban Corp.

Fidelity Southern Corporation

SI Financial Group, Inc.

National Commerce Corporation

Idaho Independent Bank

MBT Financial Corp.

Access National Corporation

HomeTown Bankshares Corporation

Skagit Bancorp, Inc.

FCB Financial Holdings, Inc.

Greater Hudson Bank

*	Indicates the transaction was pending as of July 22, 2019

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

•

transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•

transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data for Old Line Bancshares as of or for the 3-month period ended June 30, 2019. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Regional				Nationwide				Nationwide, 100% Stock
	Old Line Bancshares	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,076	$904	$1,661	$525	$5,770	$2,275	$2,347	$1,113	$4,075	$1,322	$2,927	$520	$12,192
Return on Average Assets (Last Twelve Months)	1.20%	0.82%	0.69%	-1.07%	2.14%	0.84%	0.97%	0.51%	2.15%	0.95%	0.81%	-0.59%	1.49%
Return on Average Equity (Last Twelve Months)	15.58%	7.04%	6.62%	-9.38%	15.92%	6.90%	8.96%	4.54%	21.29%	8.07%	7.80%	-5.13%	14.86%
Tangible Common Equity Ratio	9.46%	8.94%	9.52%	6.20%	15.19%	9.47%	9.90%	6.66%	14.31%	9.42%	9.45%	6.88%	13.02%
Efficiency Ratio (Last Twelve Months)	54.8%	68.7%	70.2%	53.9%	98.0%	64.0%	60.3%	34.3%	74.2%	65.8%	63.1%	34.3%	78.9%
Non-Performing Assets / Total Assets	0.28%	1.16%	1.16%	0.25%	2.17%	0.52%	0.70%	0.18%	2.51%	0.68%	0.68%	0.14%	1.51%

Transaction Multiples
		Regional				Nationwide				Nationwide, 100% Stock
	Old Line Bancshares	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	177.0%	194.2%	197.1%	125.8%	261.3%	204.7%	216.6%	139.6%	404.0%	202.6%	192.6%	117.5%	250.9%
Transaction Price / Tangible Book Value (Aggregate)	178.2%	198.0%	200.8%	127.5%	271.2%	216.4%	220.9%	139.6%	404.0%	207.9%	196.8%	118.8%	266.7%
Transaction Price / Last Twelve Months EPS	14.0x	22.3x	22.7x	10.3x	39.3x	22.8x	22.6x	14.0x	35.0x	22.3x	21.2x	13.2x	34.6x
One-Day Market Premium(1)	12.7%	20.3%	26.0%	7.4%	64.4%	8.8%	8.8%	-7.1%	24.3%	13.5%	15.9%	-1.8%	56.6%
Tangible Book Premium / Core Deposits(2)	12.6%	12.6%	13.5%	4.3%	25.4%	14.9%	16.5%	7.7%	33.7%	10.9%	12.2%	2.6%	23.3%

(1)	Based on Old Line Bancshares’ Closing Price as of 7/22/2019 of $25.92
(2)

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for Old Line Bancshares

Davidson performed an analysis that estimated the net present value per share of Old Line Bancshares common stock under various circumstances. The analysis assumed: (i) Old Line Bancshares performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2019 and December 31, 2020, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Wesbanco management. To approximate the terminal value of Old Line Bancshares common stock at December 31, 2024, Davidson applied price to earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 140.0% to 260.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Old Line Bancshares’ common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the July 23, 2019 Wesbanco board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Old Line Bancshares common stock of $17.17 to $46.97 when applying the price to earnings multiples to the financial forecasts and $20.97 to $49.53 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$22.72	$26.76	$30.80	$34.85	$38.89	$42.93	$46.97
10.00%	$21.66	$25.50	$29.34	$33.19	$37.03	$40.87	$44.72
11.00%	$20.65	$24.31	$27.97	$31.62	$35.28	$38.94	$42.59
12.00%	$19.71	$23.19	$26.67	$30.15	$33.63	$37.11	$40.59
13.00%	$18.81	$22.13	$25.44	$28.75	$32.07	$35.38	$38.69
14.00%	$17.97	$21.12	$24.28	$27.44	$30.59	$33.75	$36.91
15.00%	$17.17	$20.18	$23.18	$26.19	$29.20	$32.21	$35.22

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%	260.0%
9.00%	$27.83	$31.45	$35.06	$38.68	$42.30	$45.91	$49.53
10.00%	$26.51	$29.95	$33.39	$36.83	$40.27	$43.71	$47.15
11.00%	$25.27	$28.55	$31.82	$35.09	$38.36	$41.63	$44.91
12.00%	$24.10	$27.22	$30.33	$33.45	$36.56	$39.68	$42.79
13.00%	$23.00	$25.97	$28.93	$31.90	$34.86	$37.83	$40.79
14.00%	$21.96	$24.78	$27.61	$30.43	$33.26	$36.08	$38.90
15.00%	$20.97	$23.66	$26.35	$29.05	$31.74	$34.43	$37.12

Davidson also considered and discussed with the Wesbanco board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Old Line Bancshares estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Old Line Bancshares common stock, using the same price to earnings multiples of 10.0x to 22.0x and a discount rate of 12.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$23.19	$27.36	$31.54	$35.71	$39.89	$44.07	$48.24
15.00%	$22.32	$26.32	$30.32	$34.32	$38.32	$42.33	$46.33
10.00%	$21.45	$25.27	$29.10	$32.93	$36.76	$40.59	$44.41
5.00%	$20.58	$24.23	$27.88	$31.54	$35.19	$38.85	$42.50
0.00%	$19.71	$23.19	$26.67	$30.15	$33.63	$37.11	$40.59
-5.00%	$18.84	$22.14	$25.45	$28.75	$32.06	$35.37	$38.67
-10.00%	$17.97	$21.10	$24.23	$27.36	$30.49	$33.63	$36.76
-15.00%	$17.10	$20.05	$23.01	$25.97	$28.93	$31.89	$34.84
-20.00%	$16.23	$19.01	$21.79	$24.58	$27.36	$30.15	$32.93

Net Present Value Analysis for Wesbanco

Davidson performed an analysis that estimated the net present value per share of Wesbanco common stock under various circumstances. The analysis assumed: (i) Wesbanco performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2019 and December 31, 2020, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Wesbanco management. To approximate the terminal value of Wesbanco common stock at December 31, 2024, Davidson applied price to forward earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 140.0% to 260.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 7.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Wesbanco’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the July 23, 2019 Wesbanco board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Wesbanco common stock of $27.69 to $70.45 when applying the price to forward earnings multiples to the financial forecasts and $32.06 to $70.66 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
7.00%	$34.86	$40.79	$46.72	$52.66	$58.59	$64.52	$70.45
8.00%	$33.51	$39.20	$44.89	$50.58	$56.27	$61.95	$67.64
9.00%	$32.23	$37.69	$43.15	$48.60	$54.06	$59.52	$64.97
10.00%	$31.01	$36.25	$41.49	$46.72	$51.96	$57.20	$62.43
11.00%	$29.85	$34.88	$39.91	$44.93	$49.96	$54.99	$60.02
12.00%	$28.75	$33.57	$38.40	$43.23	$48.06	$52.89	$57.72
13.00%	$27.69	$32.33	$36.97	$41.61	$46.25	$50.88	$55.52

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%	260.0%
7.00%	$40.45	$45.48	$50.52	$55.55	$60.59	$65.62	$70.66
8.00%	$38.87	$43.70	$48.53	$53.36	$58.18	$63.01	$67.84
9.00%	$37.37	$42.00	$46.63	$51.27	$55.90	$60.53	$65.16
10.00%	$35.94	$40.39	$44.83	$49.28	$53.72	$58.17	$62.61
12.00%	$34.59	$38.85	$43.12	$47.39	$51.66	$55.92	$60.19
12.00%	$33.29	$37.39	$41.49	$45.59	$49.69	$53.78	$57.88
13.00%	$32.06	$36.00	$39.93	$43.87	$47.81	$51.75	$55.68

Davidson also considered and discussed with the Wesbanco board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Wesbanco estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Wesbanco common stock, using the same price to forward earnings multiples of 10.0x to 22.0x and a discount rate of 10.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$36.25	$42.53	$48.82	$55.10	$61.39	$67.67	$73.95
15.00%	$34.94	$40.96	$46.98	$53.01	$59.03	$65.05	$71.07
10.00%	$33.63	$39.39	$45.15	$50.91	$56.67	$62.43	$68.19
5.00%	$32.32	$37.82	$43.32	$48.82	$54.32	$59.81	$65.31
0.00%	$31.01	$36.25	$41.49	$46.72	$51.96	$57.20	$62.43
-5.00%	$29.70	$34.68	$39.65	$44.63	$49.60	$54.58	$59.55
-10.00%	$28.39	$33.11	$37.82	$42.53	$47.25	$51.96	$56.67
-15.00%	$27.09	$31.54	$35.99	$40.44	$44.89	$49.34	$53.79
-20.00%	$25.78	$29.97	$34.15	$38.34	$42.53	$46.72	$50.91

Illustrative Net Present Value Analysis for Pro Forma Wesbanco

For illustrative purposes, Davidson performed an analysis that estimated the net present value per share of Wesbanco common stock under various circumstances, including the impact of the merger with Old Line Bancshares. The analysis assumed (i) Wesbanco performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2019 and December 31, 2020, (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Wesbanco management, and (iii) the pro forma financial impact of the merger with Old Line Bancshares including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Wesbanco management. The analysis also assumed (i) Old Line Bancshares performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2019 and December 31, 2020, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Wesbanco management. To approximate the terminal value of Wesbanco common stock at December 31, 2024, Davidson applied price to forward earnings multiples of 10.0x to 22.0x and multiples of tangible book value ranging from 140.0% to 260.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 7.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Wesbanco’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the July 23, 2019 Wesbanco board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Wesbanco common stock of $29.17 to $74.62 when applying the price to forward earnings multiples to the financial forecasts and $32.46 to $71.60 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
7.00%	$36.75	$43.06	$49.37	$55.68	$61.99	$68.31	$74.62
8.00%	$35.33	$41.38	$47.43	$53.48	$59.53	$65.59	$71.64
9.00%	$33.97	$39.78	$45.58	$51.39	$57.19	$63.00	$68.80
10.00%	$32.68	$38.25	$43.83	$49.40	$54.97	$60.54	$66.11
11.00%	$31.46	$36.80	$42.15	$47.50	$52.85	$58.20	$63.55
12.00%	$30.29	$35.42	$40.56	$45.70	$50.83	$55.97	$61.11
13.00%	$29.17	$34.11	$39.04	$43.98	$48.91	$53.85	$58.78

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%	260.0%
7.00%	$40.96	$46.07	$51.17	$56.28	$61.39	$66.50	$71.60
8.00%	$39.36	$44.26	$49.16	$54.05	$58.95	$63.85	$68.75
9.00%	$37.84	$42.54	$47.24	$51.94	$56.64	$61.34	$66.03
10.00%	$36.40	$40.90	$45.41	$49.92	$54.43	$58.94	$63.45
11.00%	$35.02	$39.35	$43.68	$48.01	$52.34	$56.67	$60.99
12.00%	$33.71	$37.87	$42.02	$46.18	$50.34	$54.50	$58.65
13.00%	$32.46	$36.45	$40.45	$44.44	$48.44	$52.43	$56.43

Davidson also considered and discussed with the Wesbanco board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Wesbanco’s pro forma estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Wesbanco common stock, using the same price to forward earnings multiples of 10.0x to 22.0x, and using a discount rate of 10.00%.

Variance to 2024 EPS	Earnings Per Share Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$38.25	$44.94	$51.63	$58.31	$65.00	$71.68	$78.37
15.00%	$36.86	$43.27	$49.68	$56.08	$62.49	$68.90	$75.30
10.00%	$35.47	$41.60	$47.73	$53.85	$59.98	$66.11	$72.24
5.00%	$34.08	$39.93	$45.78	$51.63	$57.47	$63.32	$69.17
0.00%	$32.68	$38.25	$43.83	$49.40	$54.97	$60.54	$66.11
-5.00%	$31.29	$36.58	$41.88	$47.17	$52.46	$57.75	$63.05
-10.00%	$29.90	$34.91	$39.93	$44.94	$49.95	$54.97	$59.98
-15.00%	$28.51	$33.24	$37.98	$42.71	$47.45	$52.18	$56.92
-20.00%	$27.11	$31.57	$36.03	$40.48	$44.94	$49.40	$53.85

Financial Impact Analysis

Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Wesbanco and Old Line Bancshares. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Old Line Bancshares. In the course of this analysis, Davidson used the publicly available analyst earnings estimates for Wesbanco for the years ending December 31, 2019 and December 31, 2020, and used publicly available analyst earnings estimates for Old Line Bancshares for the years ending December 31, 2019 and December 31, 2020. This analysis indicated that the merger is expected to be accretive to Wesbanco’s estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Wesbanco and that Wesbanco would maintain capital ratios in excess of those required for Wesbanco to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Wesbanco and Old Line Bancshares prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to Wesbanco’s board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Old Line Bancshares’ common stock in the proposed merger and to assist Wesbanco’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Wesbanco, Old Line Bancshares or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the Wesbanco’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Wesbanco or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Wesbanco in connection with, and participated in certain negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Wesbanco, Old Line Bancshares and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Wesbanco and Old Line Bancshares for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Wesbanco selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on February 27, 2019, Wesbanco engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Wesbanco agreed to pay Davidson a cash fee of $500,000 concurrently with the rendering of its opinion and a $25,000 retainer paid upon execution of the engagement letter. Wesbanco will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 0.60% of the aggregate consideration, less than $500,000 fee paid in connection with the opinion and $25,000 fee paid in connection with the retainer. Wesbanco has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Davidson has, in the past, provided certain investment banking services to Wesbanco and its affiliates, has had a material relationship with Wesbanco and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services. During the two years preceding the date of the opinion, Davidson received compensation for acting as Wesbanco’s financial advisor on the acquisition of First Sentry Bancshares, Inc. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Old Line Bancshares’ Reasons for the Merger and Recommendation of the Old Line Bancshares Board of Directors

In reaching its decision to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and to recommend that Old Line Bancshares’ stockholders approve the merger, the Old Line Bancshares board of directors evaluated the merger in consultation with Old Line Bancshares’ management, as well as Old Line Bancshares’ outside financial and legal advisors, and considered a number of factors, including the following:

•

information with respect to the businesses, operations, financial condition, prospects, capital levels, and asset quality of Old Line Bancshares and Wesbanco (including, with respect to Wesbanco, information obtained through due diligence), both individually and as a combined company;

•

the perceived risks, uncertainties, and prospects of Old Line Bancshares remaining independent, including the challenges of the current market, operating, regulatory, and low interest rate environment, perceived risks related to the current economic cycle and continued volatility in the equity markets, the age of Old Line Bancshares current management and leadership, competition in Old Line Bank’s market area, and the increasing costs of maintaining historical growth and a competitive edge in the financial services industry;

•

Old Line Bancshares’ board of directors’ review, with the assistance of Old Line Bancshares’ management, of strategic alternatives to the merger, including the possibility of remaining independent and the challenges Old Line Bancshares would face in continuing to grow at a rate similar to its historical growth rate;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term and in being able to capitalize on technological developments that may impact industry competitive conditions;

•

the historical, current, and prospective merger market and the board’s belief that future merger opportunities for Old Line Bancshares might not be as favorable as the opportunity presented by the merger with Wesbanco;

•

Old Line Bancshares’ ability to terminate the merger agreement if the trading price of Wesbanco’s common stock declines under circumstances provided for in the merger agreement, as more fully described under the section entitled “— Termination of the Merger Agreement”;

•

the market values of Old Line Bancshares’ common stock and Wesbanco’s common stock prior to the execution of the merger agreement and the implied value of the merger consideration relative to the market value and book value of Old Line Bancshares’ common stock and Old Line Bancshares’ earnings;

•

the fact that the consideration that Old Line Bancshares’ stockholders will receive in the merger is in the form of Wesbanco common stock and the potential for Old Line Bancshares’ stockholders to participate in the future earnings and growth of the combined company, and the prospects for future appreciation of Wesbanco’s common stock based on, among other things, its performance to date, strong balance sheet, and liquidity position;

•

the expected receipt by Old Line Bancshares stockholders, after the effective time of the merger, of dividends declared and paid by Wesbanco on shares of Wesbanco common stock consistent with historical levels, which on a pro forma basis are significantly in excess of Old Line Bancshares’ historical dividends;

•	the expected pro forma financial impact of the merger, taking into account anticipated cost savings and other factors, including the fact that the merger is expected to be accretive to Wesbanco;

•	The culture and business model of Wesbanco Bank, which the Old Line Bancshares board of directors believes are complimentary to Old Line Bank’s culture and business model, and the perceived competence, experience, and community banking philosophy of Wesbanco Bank’s management team, both of which the board believed should increase the likelihood that Old Line Bank will be successfully integrated with Wesbanco Bank;

•

the impact of the merger on employees, customers, and communities served by Old Line Bank and the expectation that the combined bank will continue to provide high-quality and enhanced service to the communities and customers currently served by Old Line Bank;

•	the protections and benefits expected to be provided by Wesbanco to Old Line Bancshares employees, including those employees who will be adversely affected by the merger;

•

the continued representation of Old Line Bancshares on Wesbanco’s board of directors after the effective time of the merger through the appointment of two directors currently serving as Old Line Bancshares directors to the Wesbanco board of directors;

•	the geographic footprint of Wesbanco Bank and Old Line Bank and the expectation that, given the lack of branch overlap, no Old Line Bank branches should be closed as a result of the merger;

•

Wesbanco’s successful acquisition track record, excellent regulatory relationships, and the likelihood of receiving the required regulatory and stockholder approvals and completing the merger in a timely manner;

•

Old Line Bancshares’ understanding that the merger will constitute a “reorganization” under Section 368(a) of the Code and that, as a result, Old Line Bancshares’ stockholders will not recognize gain or loss with respect to their receipt of the merger consideration; and

•

the financial presentation, dated July 23, 2019, of KBW to the Old Line Bancshares board of directors and the opinion, dated July 23, 2019, of KBW to the Old Line Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Old Line Bancshares common stock of the exchange ratio in the proposed merger, as more fully described below under “— Opinion of Old Line Bancshares’ Financial Advisor.”

The Old Line Bancshares board of directors also considered potential risks associated with the merger when makings its decision to approve the merger and the merger agreement, including:

•

with the stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Old Line Bancshares’ stockholders could be adversely affected by a decrease in the trading price of Wesbanco’s common stock, either before or after the completion of the merger;

•

the risk that the terms of the merger agreement, including the provisions generally prohibiting Old Line Bancshares from soliciting, engaging in discussions, or furnishing information with respect to alternative acquisition transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by Wesbanco as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with Old Line Bancshares from proposing such a transaction;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect of the pending merger on Old Line Bancshares’ business and relations with customers, service providers, and other stakeholders, whether or not the merger is completed;

•

the restrictions on the conduct of Old Line Bancshares’ business prior to the completion of the merger set forth in the merger agreement, which could delay or prevent Old Line Bancshares from undertaking business opportunities that may arise or taking certain other actions that it would otherwise take to operate its business absent the merger;

•

the possibility that the expected benefits and synergies sought in the merger, including anticipated costs savings, may not be realized or may not be realized within the expected time period, particularly given the assumed benefits and synergies;

•	the challenges of successfully integrating Old Line Bancshares’ business, operations, and workforce with those of Wesbanco’s, which could affect the post-merger success of the combined company;

•	the fact that the interests of Old Line Bancshares’ directors and executive officers may be different from, or in addition to, the interests of Old Line Bancshares’ other stockholders;

•

the risk that, while Old Line Bancshares expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, that the merger may not be consummated;

•	the risk that necessary regulatory approvals may not be obtained in a timely manner or without the imposition of unacceptable conditions;

•

the challenges in absorbing the effect of any failure to complete the merger, including potential payment of the termination fee, the existence of a tail period for the termination fee, and market reactions; and

•	the risk of litigation arising from stockholders in respect of the merger agreement or transactions contemplated thereby.

The discussion and factors considered by Old Line Bancshares’ board of directors is not intended to be exhaustive, but rather includes all material factors it considered. Old Line Bancshares’ board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Old Line Bancshares’ board of directors did not consider it practical, nor did it attempt, to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Old Line Bancshares’ board of directors may have given different weights or priority to different factors.

Old Line Bancshares’ board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of Old Line Bancshares’ board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Old Line Bancshares’ Financial Advisor

Old Line Bancshares engaged KBW to render financial advisory and investment banking services to Old Line Bancshares, including an opinion to the Old Line Bancshares board of directors as to the fairness, from a financial point of view, to the holders of Old Line Bancshares common stock of the exchange ratio in the proposed merger of Old Line Bancshares with and into Wesbanco. Old Line Bancshares selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Old Line Bancshares board of directors held on July 23, 2019, at which the Old Line Bancshares board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Old Line Bancshares board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Old Line Bancshares common stock. The Old Line Bancshares board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Old Line Bancshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Old Line Bancshares common stock. It did not address the underlying business decision of Old Line Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the Old Line Bancshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Old Line Bancshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Old Line Bancshares and Wesbanco and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated July 22, 2019 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Old Line Bancshares;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 of Old Line Bancshares;

•	certain draft and unaudited quarterly financial results for the period ended June 30, 2019 of Old Line Bancshares (provided to KBW by representatives of Old Line Bancshares);

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Wesbanco;

•	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 of Wesbanco;

•	certain draft and unaudited quarterly financial results for the period ended June 30, 2019 of Wesbanco (provided to KBW by representatives of Wesbanco);

•

certain regulatory filings of Old Line Bancshares and Wesbanco and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarter ended March 31, 2019;

•	certain other interim reports and other communications of Old Line Bancshares and Wesbanco to their respective shareholders; and

•

other financial information concerning the businesses and operations of Old Line Bancshares and Wesbanco that was furnished to KBW by Old Line Bancshares and Wesbanco or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Old Line Bancshares and Wesbanco;

•	the assets and liabilities of Old Line Bancshares and Wesbanco;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Old Line Bancshares and Wesbanco with similar information for certain other companies the securities of which were publicly traded;

•

publicly available consensus “street estimates” of Old Line Bancshares, as well as assumed long-term Old Line Bancshares growth rates provided to KBW by Old Line Bancshares management, all of which information was discussed with KBW by Old Line Bancshares management and used and relied upon by KBW at the direction of such management and with the consent of the Old Line Bancshares board of directors;

•

publicly available consensus “street estimates” of Wesbanco, as well as assumed long-term Wesbanco growth rates provided to KBW by Wesbanco management, all of which information was discussed with KBW by Wesbanco management and used and relied upon by KBW based on such discussions, at the direction of Old Line Bancshares management and with the consent of the Old Line Bancshares board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on Wesbanco (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Wesbanco management and that were used and relied upon by KBW based on such discussions, at the direction of Old Line Bancshares management and with the consent of the Old Line Bancshares board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Old Line Bancshares and Wesbanco regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist Old Line Bancshares with soliciting indications of interest from third parties regarding a potential transaction with Old Line Bancshares.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Old Line Bancshares as to the reasonableness and achievability of the publicly available consensus “street estimates” of Old Line Bancshares and the assumed Old Line Bancshares long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Old Line Bancshares “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Old Line Bancshares, upon Wesbanco management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Wesbanco, the assumed Wesbanco long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Wesbanco (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Wesbanco “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Wesbanco management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Old Line Bancshares and Wesbanco that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Old Line Bancshares and Wesbanco, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Old Line Bancshares and Wesbanco and with the consent of the Old Line Bancshares board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Old Line Bancshares or Wesbanco since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Old Line Bancshares’ consent, that the aggregate allowances for loan and lease losses for Old Line Bancshares and Wesbanco are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Old Line Bancshares or Wesbanco, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Old Line Bancshares or Wesbanco under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Old Line Bancshares common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Old Line Bancshares, Wesbanco or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Old Line Bancshares that Old Line Bancshares relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Old Line Bancshares, Wesbanco, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Old Line Bancshares common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Old Line Bancshares, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Old Line Bancshares to engage in the merger or enter into the merger agreement;

•

the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Old Line Bancshares or the Old Line Bancshares board of directors;

•

the fairness of the amount or nature of any compensation to any of Old Line Bancshares’ officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Old Line Bancshares common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Old Line Bancshares (other than the holders of Old Line Bancshares common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Wesbanco or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Wesbanco common stock to be issued in the merger;

•

the prices, trading range or volume at which Old Line Bancshares common stock or Wesbanco common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Wesbanco common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Old Line Bancshares, Wesbanco, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Old Line Bancshares and Wesbanco. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Old Line Bancshares board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Old Line Bancshares board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Old Line Bancshares and Wesbanco and the decision of Old Line Bancshares to enter into the merger agreement was solely that of the Old Line Bancshares board of directors.

The following is a summary of the material financial analyses presented by KBW to the Old Line Bancshares board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Old Line Bancshares board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $29.22 per outstanding share of Old Line Bancshares common stock, or $500.1 million in the aggregate (inclusive of the implied value of in-the-money Old Line Bancshares stock options), based on the 0.7844x exchange ratio in the proposed merger and the closing price of Wesbanco common stock on July 22, 2019. In addition to the financial analyses described below, KBW reviewed with the Old Line Bancshares board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $29.22 per outstanding share of Old Line Bancshares common stock) of 13.4x Old Line Bancshares’ estimated calendar 2019 earnings per share (“EPS”) and 12.2x Old Line Bancshares’ estimated calendar 2020 EPS using the publicly available consensus “street estimate” for Old Line Bancshares available as of July 22, 2019.

Old Line Bancshares Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Old Line Bancshares to 13 selected major exchange-traded (defined as the New York Stock Exchange, NYSE American and NASDAQ) banks in Washington D.C., Maryland, West Virginia, or Virginia with total assets between $1.5 billion and $10.0 billion.

The selected companies were as follows:

American National Bankshares Inc. C&F Financial Corporation Carter Bank & Trust City Holding Company Community Financial Corporation Eagle Bancorp, Inc.

First Community Bankshares, Inc.

Howard Bancorp, Inc.

MVB Financial Corp.

Premier Financial Bancorp, Inc.

Sandy Spring Bancorp, Inc.

Southern National Bancorp of Virginia, Inc.

Summit Financial Group, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) available or as of the end of such period (which was either March 31, 2019 or June 30, 2019) and market price information as of July 22, 2019. KBW also used 2019 and 2020 EPS estimates taken from publicly available consensus “street estimates” for Old Line Bancshares and the 11 selected companies for which consensus “street estimates” were available. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Old Line Bancshares’ historical financial statements, or the data prepared by D.A. Davidson presented under the section “The Merger — Opinion of Wesbanco’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Old Line Bancshares and the selected companies:

		Selected Companies
	Old Line Bancshares	25th Percentile	Average	Median	75th Percentile
Core Return on Average Assets(1)	1.21%	0.94%	1.25%	1.34%	1.50%
Core Return on Average Tangible Common Equity(1)	13.30%	11.05%	12.88%	13.87%	15.05%
Net Interest Margin	3.49%	3.40%	3.81%	3.61%	3.91%
Fee Income / Revenue Ratio(2)	11.6%	11.4%	18.3%	18.6%	22.4%
Efficiency Ratio	55.1%	63.8%	58.6%	57.4%	51.7%

(1)	Core income excluded extraordinary items, nonrecurring items, gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Old Line Bancshares and the selected companies:

		Selected Companies
	Old Line Bancshares	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	9.46%	9.20%	9.85%	9.49%	10.30%
Total Capital Ratio	12.22%	13.64%	14.63%	15.00%	15.61%
Loans / Deposits	101.8%	89.5%	93.5%	93.7%	98.4%
Loan Loss Reserve / Gross Loans	0.32%	0.70%	1.00%	0.80%	1.05%
Nonperforming Assets / Loans and OREO	0.35%	2.28%	1.85%	1.39%	0.66%
Net Charge-Offs / Average Loans	(0.00%)	0.28%	0.23%	0.11%	0.04%

In addition, KBW’s analysis showed the following concerning the market performance of Old Line Bancshares and, to the extent publicly available, the selected companies:

		Selected Companies
	Old Line Bancshares	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	(26.4%)	(19.2%)	(11.8%)	(12.5%)	(4.2%)
Year-To-Date Stock Price Change	(1.5%)	0.3%	8.0%	10.5%	14.0%
Stock Price / Tangible Book Value per Share	1.57x	1.28x	1.54x	1.30x	1.64x
Stock Price / 2019 EPS Estimate	11.8x	11.1x	12.9x	12.1x	14.6x
Stock Price / 2020 EPS Estimate	10.8x	10.8x	12.2x	11.2x	14.1x
Dividend Yield	1.9%	1.5%	2.2%	2.4%	2.9%
2019 Dividend Payout(1)	21.9%	16.2%	23.8%	25.6%	35.6%

(1)	Equal to the most recent quarterly dividend annualized divided by 2019 estimated EPS

No company used as a comparison in the above selected companies analysis is identical to Old Line Bancshares. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Wesbanco Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Wesbanco to 25 selected major exchange-traded banks in the United States with total assets between $10.0 billion and $15.0 billion. Banks headquartered in Puerto Rico were excluded from the selected companies.

The selected companies were as follows:

Ameris Bancorp

Axos Financial, Inc.

Banner Corporation

Berkshire Hills Bancorp, Inc.

CenterState Bank Corporation

Columbia Banking System, Inc.

Community Bank System, Inc.

Customers Bancorp, Inc.

CVB Financial Corp.

First Financial Bancorp.

First Interstate BancSystem, Inc.

First Merchants Corporation

Glacier Bancorp, Inc.

Great Western Bancorp, Inc.

Heartland Financial USA, Inc.

Hilltop Holdings Inc.

Independent Bank Group, Inc.

International Bancshares Corporation

Northwest Bancshares, Inc.

Pacific Premier Bancorp, Inc.

Renasant Corporation

TowneBank

Trustmark Corporation

United Community Banks, Inc.

WSFS Financial Corporation

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter available or as of the end of such period (which was either March 31, 2019 or June 30, 2019) and market price information as of July 22, 2019. KBW also used 2019 and 2020 EPS estimates taken from publicly available consensus “street estimates” for Wesbanco and the 24 selected companies for which consensus “street estimates” were available. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Wesbanco’s historical financial statements, or the data prepared by D.A. Davidson presented under the section “The Merger — Opinion of Wesbanco’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Wesbanco and the selected companies:

		Selected Companies
	Wesbanco	25th Percentile	Average	Median	75th Percentile
Core Return on Average Assets(1)	1.42%	1.25%	1.41%	1.47%	1.61%
Core Return on Average Tangible Common Equity(1)	16.14%	13.07%	15.40%	16.29%	18.19%
Net Interest Margin	3.67%	3.79%	3.97%	4.03%	4.26%
Fee Income / Revenue Ratio(2)	21.8%	15.5%	22.5%	20.3%	24.8%
Efficiency Ratio	55.3%	63.6%	56.7%	54.0%	49.8%

(1)	Core income excluded extraordinary items, nonrecurring items, gains/losses on sale of securities and amortization of intangibles.
(2)	Excluded gain/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Wesbanco and the selected companies:

		Selected Companies
	Wesbanco	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	10.01%	8.65%	9.77%	9.52%	10.26%
Total Capital Ratio	16.32%	13.09%	14.36%	14.01%	14.79%
Loans / Deposits	89.0%	82.2%	89.6%	88.8%	93.3%
Loan Loss Reserve / Gross Loans	0.66%	0.53%	0.74%	0.72%	0.86%
Nonperforming Assets / Loans and OREO	0.54%	0.89%	0.72%	0.60%	0.46%
Net Charge-Offs / Average Loans	0.06%	0.11%	0.09%	0.06%	0.04%

In addition, KBW’s analysis showed the following concerning the market performance of Wesbanco and, to the extent publicly available, the selected companies:

		Selected Companies
	Wesbanco	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	(22.1%)	(25.2%)	(18.2%)	(19.6%)	(10.3%)
Year-To-Date Stock Price Change	1.5%	1.5%	8.5%	5.9%	13.2%
Stock Price / Tangible Book Value per Share	1.76x	1.68x	1.85x	1.86x	1.91x
Stock Price / 2019 EPS Estimate	11.5x	11.1x	12.5x	11.8x	13.7x
Stock Price / 2020 EPS Estimate	11.3x	10.3x	11.8x	11.1x	13.4x
Dividend Yield	3.3%	1.8%	2.4%	2.8%	3.1%
2019 Dividend Payout(1)	38.3%	19.0%	31.3%	35.0%	41.6%

(1)	Equal to the most recent quarterly dividend annualized divided by 2019 estimated EPS

No company used as a comparison in the above selected companies analysis is identical to Wesbanco. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to nine selected U.S. bank transactions announced since July 22, 2018 (last twelve months) with announced transaction values between $250 million and $1.0 billion. Merger-of–equals transactions and transactions where the seller’s parent company was not headquartered in the United States were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

People’s United Financial, Inc.

Valley National Bancorp

Ameris Bancorp

People’s United Financial, Inc.

CenterState Bank Corporation

First Merchants Corporation

Union Bankshares Corporation

Independent Bank Corp.

First Busey Corporation

United Financial Bancorp, Inc.

Oritani Financial Corp.

Fidelity Southern Corporation

BSB Bancorp, Inc.

National Commerce Corporation

MBT Financial Corp.

Access National Corporation

Blue Hills Bancorp, Inc.

Banc Ed Corp.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent then publicly available, EPS consensus “street estimates” for the next 12 months (“NTM”) following the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•

Price per common share to latest 12 months (“LTM”) EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•	Price per common share to estimated NTM EPS of the acquired company in the seven selected transactions in which consensus “street estimates” for the acquired company were then available.

KBW also reviewed the price per common share paid for the acquired company for the eight selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $29.22 per outstanding share of Old Line Bancshares common stock and using historical financial information for Old Line Bancshares as of or through June 30, 2019, the estimated next twelve months ending June 30, 2020 EPS for Old Line Bancshares and the closing price of Old Line Bancshares common stock on July 22, 2019.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 30.0x):

		Selected Transactions
	Wesbanco / Old Line Bancshares	25th Percentile	Average	Median	75th Percentile
Price / Tangible Book Value	1.77x	1.60x	1.81x	1.78x	2.03x
Core Deposit Premium	12.6%	8.0%	11.9%	10.2%	15.4%
Price / LTM EPS(1)	14.0x	13.6x	16.6x	17.2x	19.5x
Price / NTM EPS	13.2x	14.8x	16.7x	15.2x	17.3x
One-Day Market Premium	12.7%	4.9%	11.0%	9.1%	14.2%

(1)	Where applicable, LTM earnings for the selected transactions were based on an illustrative tax rate on pre-tax income to normalize the corporate tax rate environment across periods analyzed.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Old Line Bancshares or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Wesbanco and Old Line Bancshares to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting or merger-related adjustments. To perform this analysis, KBW used (i) balance sheet data for Wesbanco and Old Line Bancshares as of June 30, 2019, (ii) publicly available consensus “street estimates” for Wesbanco and Old Line Bancshares available as of July 22, 2019, and (iii) market price data as of July 22, 2019. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Wesbanco and Old Line Bancshares shareholders in the combined company based on the 0.7844x exchange ratio provided for in the merger:

	Wesbanco as a % of Total	Old Line Bancshares as a % of Total
Ownership
At merger exchange ratio	80.3%	19.7%
Balance Sheet
Assets	80.2%	19.8%
Gross Loans Held for Investment	76.1%	23.9%
Deposits	78.5%	21.5%
Tangible Common Equity	80.5%	19.5%
Income Statement
2019 Estimated Net Income	82.5%	17.5%
2020 Estimated Net Income	81.5%	18.5%
Market Capitalization:
Pre-Deal Market Capitalization	82.2%	17.8%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Wesbanco and Old Line Bancshares. Using (i) closing balance sheet estimates as of December 31, 2019 for Wesbanco and Old Line Bancshares taken from publicly available consensus “street estimates”, (ii) publicly available EPS consensus “street estimates” for Wesbanco and an assumed long-term EPS growth rate for Wesbanco provided by Wesbanco management, (iii) publicly available EPS consensus “street estimates” estimates for Old Line Bancshares and an assumed long term EPS growth rate for Old Line Bancshares provided by Old Line Bancshares management and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Wesbanco management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Wesbanco. This analysis indicated the merger could be accretive to Wesbanco’s estimated 2020 EPS and estimated 2021 EPS and could be dilutive to Wesbanco’s estimated tangible book value per share as of December 31, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio as of December 31, 2019 could be lower. For all of the above analysis, the actual results achieved by Wesbanco following the merger may vary from the projected results, and the variations may be material.

Old Line Bancshares Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Old Line Bancshares to estimate a range for the implied equity value of Old Line Bancshares. In this analysis,

KBW used publicly available consensus “street estimates” for Old Line Bancshares and assumed long-term growth rates for Old Line Bancshares provided by Old Line Bancshares management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Old Line Bancshares could generate over the period from December 31, 2019 through December 31, 2025 as a standalone company and (ii) the present value of Old Line Bancshares’ implied terminal value at the end of such period. KBW assumed that Old Line Bancshares would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Old Line Bancshares, KBW applied a range of 9.0x to 14.0x estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Old Line Bancshares common stock of $23.38 to $37.36.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Old Line Bancshares.

Wesbanco Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Wesbanco to estimate a range for the implied equity value of Wesbanco. In this analysis, KBW used publicly available consensus “street estimates” of Wesbanco and assumed long-term growth rates for Wesbanco provided by Wesbanco management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Wesbanco could generate over the period from December 31, 2019 through December 31, 2025 as a standalone company and (ii) the present value of Wesbanco’s implied terminal value at the end of such period. KBW assumed that Wesbanco would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Wesbanco, KBW applied a range of 9.0x to 14.0x estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Wesbanco common stock of $34.34 to $51.20.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Wesbanco or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Old Line Bancshares in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Old Line Bancshares and Wesbanco), may from time to time purchase securities from, and sell securities to, Old Line Bancshares and Wesbanco. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Old Line Bancshares or Wesbanco for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Old Line Bancshares agreed to pay KBW a total cash fee equal to 1.05% of the aggregate merger consideration, $750,000 of which became payable to KBW with the rendering of its opinion, and the balance of which is contingent upon the closing of the merger. Old Line Bancshares also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Old Line Bancshares. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Wesbanco. KBW may in the future provide investment banking and financial advisory services to Old Line Bancshares or Wesbanco and receive compensation for such services.

Certain Wesbanco Prospective Financial Information

Wesbanco does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent uncertainty of the underlying assumptions and estimates. In connection with the merger, however, Wesbanco management provided certain limited unaudited prospective financial information for Wesbanco on a stand-alone basis, without giving effect to the merger, to Old Line Bancshares for purposes of considering and evaluating the merger and also to Davidson and KBW for purposes of the financial analyses performed in connection with their respective opinions to the respective Wesbanco and Old Line Bancshares boards of directors.

The prospective financial information for Wesbanco reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Wesbanco’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond Wesbanco’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by Wesbanco’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” and in Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the other reports filed by Wesbanco with the SEC.

The prospective financial information for Wesbanco was generally not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Wesbanco’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date prepared, including adjustments to the consensus “street estimates” for Wesbanco.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Wesbanco, Old Line Bancshares or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Wesbanco, Old Line Bancshares or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. None of Wesbanco, Old Line Bancshares or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the prospective financial information was provided to Old Line Bancshares, KBW and Davidson.

In light of the foregoing, and considering that the Wesbanco special meeting and the Old Line Bancshares special meeting will each be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Wesbanco shareholders and Old Line Bancshares stockholders are cautioned not to place unwarranted reliance on such information, and Wesbanco urges all Wesbanco shareholders and Old Line Bancshares stockholders to review Wesbanco’s most recent SEC filings for a description of Wesbanco’s reported financial results. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

Wesbanco provided Old Line Bancshares, KBW and Davidson, with a projected EPS for Wesbanco for each of the following fiscal years, which amounts represented the consensus “street estimate” for Wesbanco as of July 22, 2019 as follows:

2019 — $3.24

2020 — $3.31

For fiscal years after 2020, Wesbanco provided an estimated long-term EPS growth rate for Wesbanco of 5.0%.

Certain Old Line Bancshares Prospective Financial Information

Old Line Bancshares does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent uncertainty of the underlying assumptions and estimates.

In connection with the merger, however, Old Line Bancshares management provided certain limited unaudited prospective financial information for Old Line Bancshares on a stand-alone basis, without giving effect to the merger, to Wesbanco and also to Davidson and KBW for purposes of the financial analyses performed in connection with their respective opinions to the respective Wesbanco and Old Line Bancshares boards of directors.

The prospective financial information for Old Line Bancshares reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Old Line Bancshares’ business, all of which are inherently uncertain and difficult to predict and many of which are beyond Old Line Bancshares’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by Old Line Bancshares’ ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” and in Old Line Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and the other reports filed by Old Line Bancshares with the SEC.

The prospective financial information for Old Line Bancshares was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Old Line Bancshares’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date prepared, including adjustments to the consensus “street estimates” for Old Line Bancshares.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Old Line Bancshares, Wesbanco or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Old Line Bancshares, Wesbanco or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. None of Old Line Bancshares, Wesbanco or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the projections. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal, but because the prospective financial information was provided to Wesbanco, KBW and Davidson.

In light of the foregoing, and considering that the Wesbanco special meeting and the Old Line Bancshares special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Wesbanco shareholders and Old Line Bancshares stockholders are cautioned not to place unwarranted reliance on such information.

Old Line Bancshares provided KBW, Wesbanco and Davidson, with a projected EPS for Old Line Bancshares for each of the following fiscal years, which amounts represented the consensus “street estimate” for Old Line Bancshares as of July 22, 2019 as follows:

2019 — $2.19

2020 — $2.39

For fiscal years after 2020, Old Line Bancshares provided an estimated long-term EPS growth rate for Old Line Bancshares of 8.0%.

Interests of Certain Persons in the Merger

In considering the recommendation of the Old Line Bancshares board of directors with respect to the merger, you should be aware that certain persons, including the directors and executive officers of Old Line Bancshares, have interests in the merger in addition to their interests as stockholders of Old Line Bancshares generally. The Old Line Bancshares board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby. As described in more detail below and in the section “The Merger — Merger-Related Compensation for Old Line Bancshares Named Executive Officers,” these interests include certain payments and benefits that may be provided to certain executive officers upon completion of the merger.

Executive Officer Agreements. As described in more detail below, concurrently with the execution of the merger agreement, Wesbanco and Wesbanco Bank, and in one instance, Old Line Bank, entered into agreements with each of the following executive officers of Old Line Bancshares: (i) James W. Cornelsen, President and Chief Executive Officer; (ii) Mark A. Semanie, Executive Vice President and Chief Operating Officer; (iii) Elise Adams, Executive Vice President and Chief Financial Officer; (iv) Jack G. Welborn, Executive Vice President and Chief Lending Officer; and (v) Martin John Miller, Executive Vice President and Chief Credit Officer. All of the agreements will be effective as of the effective time of the merger and will have no effect if the merger is not consummated.

James W. Cornelsen. On July 23, 2019, James W. Cornelsen entered into an Employment Agreement with Wesbanco and Wesbanco Bank (the “Cornelsen Agreement”). Pursuant to the Cornelsen Agreement, at the effective time of the merger, Wesbanco Bank will hire Mr. Cornelsen as Chairman of its Mid-Atlantic Market. The Cornelsen Agreement has a two-year term beginning on the effective date of the merger and guarantees Mr. Cornelsen a salary of at least $500,000 per year, plus any increases granted by the board of directors of Wesbanco Bank, and provides Mr. Cornelsen with employee benefits as Wesbanco Bank generally provides to its executives. The Cornelsen Agreement also provides for the post-merger continuation of his current supplemental executive retirement benefit agreements with Old Line Bancshares and Old Line Bank. Finally, the Cornelsen Agreement contains certain confidentiality and non-solicitation restrictive covenants. The foregoing description of the Cornelsen Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cornelsen Agreement, which is filed as Exhibit 10.1 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

Mark A. Semanie. On July 23, 2019, Mark A. Semanie entered into a Merger Amendment to Amended and Restated Executive Employment Agreement with Wesbanco and Wesbanco Bank (the “Semanie Employment Agreement Amendment”). Pursuant to the Semanie Employment Agreement Amendment, at the effective time of the merger, Mr. Semanie’s Amended and Restated Executive Employment Agreement, dated as of May 7, 2018, with Old Line Bank (the “Existing Semanie Employment Agreement”) will be assumed by Wesbanco Bank as modified by the Semanie Employment Agreement Amendment. Under the Semanie Employment Agreement Amendment, the Existing Semanie Employment Agreement will have a shortened term lasting from the effective time of the merger until the date of the conversion of the data processing and information technology systems of Old Line Bancshares, which we refer to as the “data conversion date,” and will no longer automatically renew. During this term, Mr. Semanie’s salary will be $350,595 per year. After the data conversion date, the Existing Semanie Employment Agreement will terminate and Mr. Semanie will become an employee-at-will of Wesbanco Bank and will receive a salary of $301,500 per year. In addition, pursuant to the Semanie Employment Agreement Amendment, on the earliest to occur of (i) the effective date of Mr. Semanie’s resignation for good reason, as defined in the Semanie Employment Agreement Amendment, (ii) the data conversion date or (iii) Wesbanco Bank’s termination of Mr. Semanie other than for cause, as defined in the merger agreement, Wesbanco will pay a lump sum amount of $613,536 to Mr. Semanie. The Semanie Employment Agreement Amendment also contains an agreement that the merger does not create for Mr. Semanie any rights to accelerated vesting of stock option awards or the payment of a severance benefit. The foregoing description of the Semanie Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Semanie Employment Agreement Amendment, which is filed as Exhibit 99.1 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

Also on July 23, 2019, Mr. Semanie entered into a Second Amendment to the Old Line Bank Salary Continuation Plan Agreement with Old Line Bank, Wesbanco and Wesbanco Bank (the “Semanie Salary Continuation Amendment”), which amends Mr. Semanie’s current Salary Continuation Plan Agreement, dated March 27, 2017 and amended May 7, 2018, with Old Line Bank (the “Existing Semanie Salary Continuation Agreement”). The Semanie Salary Continuation Amendment, which will be effective if the merger is consummated, modifies the benefit schedule and the amount of benefit payable pursuant to the Existing Semanie Salary Continuation Agreement under certain circumstances. More specifically, if Mr. Semanie remains employed by Wesbanco Bank for at least one year after the effective date of the merger or if his employment is terminated sooner by Wesbanco Bank for any reason other than cause, the benefit payable to Mr. Semanie will be the greater of $103,260 per year or the amount that would have been payable under the Existing Semanie Salary Continuation Agreement. If Mr. Semanie voluntarily resigns or he is terminated by Wesbanco Bank for cause, as defined in the Existing Semanie Salary Continuation Agreement, prior to one year after the effective date of the merger, Mr. Semanie’s annual benefit will be $54,188 if such resignation or termination occurs in 2019 and $65,025 if such resignation or termination occurs in 2020. The foregoing description of the Semanie Salary Continuation Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Semanie Salary Continuation Amendment, which is filed as Exhibit 99.2 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

Elise M. Adams. On July 23, 2019, Elise M. Adams (f/k/a Elise M. Hubbard) entered into a Merger Amendment to Executive Employment Agreement with Wesbanco and Wesbanco Bank (the “Adams Employment Agreement Amendment”). Pursuant to the Adams Employment Agreement Amendment, at the effective time of the merger, Ms. Adams’ Executive Employment Agreement, dated as of May 7, 2018, with Old Line Bank (the “Existing Adams Employment Agreement”) will be assumed by Wesbanco Bank as modified by the Adams Employment Agreement Amendment. Under the Adams Employment Agreement Amendment, the Existing Adams Employment Agreement will have a shortened term lasting from the effective time of the merger until the data conversion date, and will no longer automatically renew. During this term, Ms. Adams’ salary will be $275,000 per year. After the data conversion date, the Existing Adams Employment Agreement will terminate and Ms. Adams will cease to be employed by Wesbanco Bank or any related entity. In addition, the Adams Employment Agreement Amendment provides that on the earliest to occur of (i) the effective date of Ms. Adams’ resignation for good reason, as defined in the Adams Employment Agreement Amendment, (ii) the data conversion date or (iii) Wesbanco Bank’s termination of Ms. Adams other than for cause, as defined in the merger agreement, Wesbanco will pay a lump sum amount of $481,257 to Ms. Adams. The Adams Employment Agreement Amendment also contains an agreement that the merger does not create for Ms. Adams any rights to accelerated vesting of stock option awards or the payment of a severance benefit. The foregoing description of the Adams Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Adams Employment Agreement Amendment, which is filed as Exhibit  99.3 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

Jack G. Welborn. On July 23, 2019, Jack G. Welborn entered into a Merger Amendment to Executive Employment Agreement with Wesbanco and Wesbanco Bank (the “Welborn Employment Agreement Amendment”). Pursuant to the Welborn Employment Agreement Amendment, at the effective time of the merger, Mr. Welborn’s Executive Employment Agreement, dated as of May 7, 2018, with Old Line Bank (the “Existing Welborn Employment Agreement”) will be assumed by Wesbanco Bank as modified by the Welborn Employment Agreement Amendment. Under the Welborn Employment Agreement Amendment, the Existing Welborn Employment Agreement will have a shortened term lasting from the effective time of the merger until the data conversion date, and will no longer automatically renew. During this term, Mr. Welborn’s salary will be $262,500 per year. After the data conversion date, the Existing Welborn Employment Agreement will terminate and Mr. Welborn will become an employee-at-will of Wesbanco Bank and will receive a salary of $262,500 per year. In addition, the Welborn Employment Agreement Amendment provides that on the earliest to occur of (i) the effective date of Mr. Welborn’s resignation for good reason, as defined in the Welborn Employment Agreement Amendment, (ii) the data conversion date or (iii) Wesbanco Bank’s termination of Mr. Welborn other than for cause, as defined in the merger agreement, Wesbanco will pay a lump sum amount of $459,375 to Mr. Welborn. The Welborn Employment Agreement Amendment also contains an agreement that the merger does not create for Mr. Welborn any rights to accelerated vesting of stock option awards or the payment of a severance benefit. The foregoing description of the Welborn Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Welborn Employment Agreement Amendment, which is filed as Exhibit 99.4 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

In addition, July 23, 2019 Mr. Welborn entered into a Restricted Stock Award Agreement with Wesbanco pursuant to which Wesbanco has agreed to grant to Mr. Welborn 3,567 restricted shares of Wesbanco stock immediately after and subject to the occurrence of the effective time of the merger. These restricted shares of Wesbanco common stock will cliff-vest on the second anniversary of the grant date if such Mr. Welborn remains employed by Wesbanco or Wesbanco Bank at that time. This restricted stock grant will not occur if the merger is not consummated.

Martin John Miller. On July 23, 2019, Martin John Miller entered into a Merger Amendment to Amended and Restated Executive Employment Agreement with Wesbanco and Wesbanco Bank (the “Miller Employment Agreement Amendment”). Pursuant to the Miller Employment Agreement Amendment, at the effective time of the merger, Mr. Miller’s Amended and Restated Executive Employment Agreement, dated as of May 7, 2018, with Old Line Bank (the “Existing Miller Employment Agreement”) will be assumed by Wesbanco Bank as modified by the Miller Employment Agreement Amendment. Under the Miller Employment Agreement Amendment, the Existing Miller Employment Agreement will have a shortened term lasting from the effective time of the merger until the data conversion date, and will no longer automatically renew. During this term, Mr. Miller’s salary will be $260,000 per year. After the data conversion date, the Existing Miller Employment Agreement will terminate and Mr. Miller will become an employee-at-will of Wesbanco Bank and will receive a salary of $260,000 per year. In addition, the Miller Employment Agreement Amendment provides that on the earliest to occur of (i) the effective date of Mr. Miller’s resignation for good reason, as defined in the Miller Employment Agreement Amendment, (ii) the data conversion date or (iii) Wesbanco Bank’s termination of Mr. Miller other than for cause, as defined in the merger agreement, Wesbanco will pay a lump sum amount of $455,000 to Mr. Miller. The Miller Employment Agreement Amendment also contains an agreement that the merger does not create for Mr. Miller any rights to accelerated vesting of stock option awards or the payment of a severance benefit. The foregoing description of the Miller Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Miller Employment Agreement Amendment, which is filed as Exhibit 99.5 to the registration statement of which this joint proxy statement/prospectus is a part and is incorporated herein by reference.

Board of Directors Appointments; Advisory Board. The merger agreement provides that two current Old Line Bancshares directors, James W. Cornelsen and Gregory S. Proctor, Jr., will be appointed to the board of directors of Wesbanco and Wesbanco Bank at the effective time of the merger. If, however, prior to the effective time of the merger, either of Messrs. Cornelsen or Proctor shall become ineligible to serve on the board of directors of Wesbanco and Wesbanco Bank or declines to serve on such boards, a replacement(s) mutually acceptable to both Wesbanco and Old Line Bancshares shall serve as a replacement appointee. These director appointees will serve until the next meeting of Wesbanco’s shareholders and will be nominated for election to the Wesbanco board at that shareholder meeting and subsequent shareholder meetings until each has served at least a three-year term. In addition, each member of the Old Line Bancshares board of directors at the effective time of the merger will be appointed to a newly-created Wesbanco Bank advisory board for the Mid-Atlantic market (except for those who decline to serve on the advisory board). Wesbanco will maintain the advisory board for at least one year after completion of the merger and, to the extent not otherwise employed by Wesbanco, each advisory board member will receive the same annual compensation they received for service on the Old Line Bancshares and Old Line Bank boards of directors for the fiscal year ended December 31, 2018.

Indemnification and Insurance. Wesbanco has agreed that, from and after the effective time of the merger, it will indemnify and hold harmless the current and former directors and officers of Old Line Bancshares and its subsidiaries against all costs, expenses, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement arising out of matters existing before or after the effective time of the merger relating to their service to Old Line Bancshares or one of its subsidiaries or to another entity at the request of Old Line Bancshares or such a subsidiary, including in connection with the merger agreement and the transactions contemplated by the merger agreement, to the same extent to which such former officers and directors would be entitled to indemnification under applicable law as of the date of the merger agreement and the articles of incorporation and bylaws or Old Line Bancshares or the organizational documents of the applicable subsidiary, including provisions relating to advances of expenses. The merger agreement further provides that Wesbanco will obtain six years of extended liability insurance to provide for continued coverage of Old Line Bancshares’ directors and officers with respect to matters occurring at or prior to the effective time of the merger, subject to a cap that limits the annual amount that Wesbanco must expend for such liability insurance to no more than 150% of the annual amount expended by Old Line Bancshares prior to the effective time of the merger.

Please see the discussion under “The Merger — Benefit Agreements” above for information regarding Employee Severance Benefits, Retention Bonus Pools, and Retention Restricted Stock Agreements and the discussion under “The Merger — Treatment of Old Line Bancshares Equity-Based Awards” for information on the treatment of equity awards of Old Line Bancshares in the merger.

Merger-Related Compensation for Old Line Bancshares Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Old Line Bancshares that is based on, or otherwise relates to, the merger (which we refer to as “merger-related compensation”). The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of the stockholders of Old Line Bancshares, as described above in “Old Line Bancshares Proposals — Old Line Bancshares Merger-Related Compensation Proposal.”

The table below sets forth the amount of payments and benefits that each of the named executive officers of Old Line Bancshares would receive in connection with the merger, based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. The amounts below are determined using a price per share of Old Line Bancshares common stock of $28.17, the average closing price per share over the first five business days following the announcement of the merger agreement. For purposes of calculating such amounts, in addition to the assumptions described in the footnotes to the table below, the table below assumes that the effective time of the merger occurs on December 31, 2019 solely for purposes of the disclosure in this section, and includes amounts payable under the various agreements described above under “The Merger — Interests of Certain Persons in the Merger — Executive Officer Agreements.”

Golden Parachute Compensation Table

Name	Cash ($)(1)	Equity($)(2)	Total($)
James W. Cornelsen	2,707,606	451,312	3,158,918
Mark A. Semanie	613,536	116,117	729,653
Elise M. Adams	481,257	75,270	556,527
Jack G. Welborn	459,375	58,847	518,222	(3)
M. John Miller	455,000	78,482	533,482

1.

Represents lump sum cash payments to be made at the effective time of the merger, in the case of Mr. Cornelsen, or by the data conversion date in the case of the other four officers. Amounts payable to Mr. Cornelsen are pursuant to his Amended and Restated Employment Agreement, dated as of December 10, 2015, with Old Line Bank and are considered to be “double-trigger” payments, which means that both a change in control, such as the merger, and another event (i.e., a deemed qualifying termination of employment) must occur to trigger the payment obligation. Amounts payable to the other four named executive officers are pursuant to their respective employment agreement amendments described above under the heading “Interests of Certain Persons in the Merger — Executive Officer Agreements.”

2.

The amounts in this column reflect the value of unvested Old Line Bancshares restricted stock awards that will vest by reason of and at the effective time of the merger. For purposes of this table, the value of unvested restricted stock was determined by multiplying the number of unvested shares by $28.17, which is the average closing price per share over the five business days following the first public announcement of the merger. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon completion of the merger without regard to termination of employment. There will be no accelerated vesting of any stock option awards.
3.

This amount excludes the value of 3,567 shares of retention restricted Wesbanco common stock to be granted to Mr. Welborn at the effective time of the merger. These retention restricted stock awards of Wesbanco common stock will cliff-vest on the second anniversary of the grant date if Mr. Welborn remains employed by Wesbanco or Wesbanco Bank at that time and are considered compensation for bona fide post-transaction employment services.

Regulatory Approvals

Completion of the merger and the bank merger are each subject to certain federal and state bank regulatory agency filings and approvals. Wesbanco and Old Line Bancshares cannot complete the merger and the bank merger unless and until Wesbanco and Old Line Bancshares receive all necessary prior approvals from the applicable bank regulatory authorities. Wesbanco and Old Line Bancshares have agreed to use their reasonable best efforts to obtain all such necessary prior approvals required to consummate the transactions contemplated by the merger agreement. Neither Wesbanco nor Old Line Bancshares can predict whether or when Wesbanco and Old Line Bancshares will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of Old Line Bancshares with and into Wesbanco and the merger of Old Line Bank with and into Wesbanco Bank. Wesbanco and Old Line Bancshares plan to file applications and notifications to obtain the required regulatory approvals.

Federal Deposit Insurance Corporation. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation (“FDIC”) under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of the merging banks, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the merging banks in combating money laundering activities, and the risk that would be posed by the merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing. Wesbanco filed the requisite bank merger application with the FDIC on August 27, 2019.

The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds.

Federal Reserve Board. The merger requires the approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) pursuant to the Bank Holding Company Act of 1956, as amended, unless the Federal Reserve Board is willing to grant a waiver pursuant to its regulations allowing for such waivers. Wesbanco filed such a waiver request on September 20, 2019. If a waiver is not received, the Federal Reserve Board will consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors in determining whether to approve the merger. In such case, the merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

West Virginia Division of Financial Institutions. Both the merger and the bank merger require the approval of the West Virginia Division of Financial Institutions. Wesbanco filed applications for approval of the merger and bank merger with the West Virginia Division of Financial Institutions on August 27, 2019.

Maryland Commissioner of Financial Regulation.

Merger. The merger of Old Line Bancshares with and into Wesbanco must also be approved by the Maryland Commissioner under Section 5-903 of the Financial Institutions Article of the Maryland Annotated Code (the “Maryland Financial Institutions Code”). In determining whether to approve the merger, under Section 5-905 of the Maryland Financial Institutions Code, the Maryland Commissioner will consider:

•	Whether the merger may be detrimental to the safety and soundness of Old Line Bancshares; and

•	Whether the merger may result in an undue concentration of resources or a substantial reduction of competition in the State of Maryland.

The Maryland Commissioner will not approve any acquisition if upon consummation the combined entity (including any of its bank subsidiaries) would control 30% or more of the total amount of deposits of insured depository institutions in the State of Maryland, although the Maryland Commissioner may waive this limitation upon good cause shown. Wesbanco and Wesbanco Bank will not control 30% of the insured deposits in Maryland after the merger.

Bank Merger. The bank merger is subject to the prior approval of the Maryland Commissioner under Section 3-703(c) of the Maryland Financial Institutions Code. The Maryland Commissioner will approve the bank merger if it determines that: (i) Wesbanco Bank meets all the requirements of Maryland law for the formation of a new commercial bank; (ii) the bank merger agreement provides an adequate capital structure, including surplus, for Wesbanco Bank in relation to its deposit liabilities and other activities; (iii) the bank merger is fair; and (iv) the proposed bank merger is not against the public interest.

Applications for approval of the merger and the bank merger were filed on August 27, 2019.

Other Requisite Approvals, Notices and Consents. Neither Old Line Bancshares nor Wesbanco is aware of any other regulatory approvals, notices or consents required for completion of the merger other than those we describe above. Should any other approvals, notices or consents be required, Old Line Bancshares and Wesbanco presently contemplate both of us would seek to obtain such approvals or consents and give such notices. There can be no assurance, however, that Wesbanco and Old Line Bancshares can obtain any other approvals or consents, if required.

There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date on which Wesbanco and Old Line Bancshares will receive such approvals. The mergers cannot proceed in the absence of the receipt of all requisite regulatory approvals.

The approval of any application merely implies the satisfaction of regulatory criteria for approval. Any such approval does not include review of the merger from the standpoint of the adequacy of the merger consideration Old Line Bancshares stockholders will receive upon the merger. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

No Dissenters’ or Appraisal Rights for Old Line Bancshares Stockholders or Wesbanco Shareholders

Under applicable West Virginia and Maryland law, holders of Wesbanco or Old Line Bancshares common stock will not be entitled to dissenters’ or appraisal rights. Therefore, if you own shares of Wesbanco common stock on the Wesbanco record date but you are against the merger, you may vote against approval of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal but you may not exercise dissenters’ or appraisal rights. Similarly, if you own shares of Old Line Bancshares common stock on the Old Line Bancshares record date but you are against the merger, you may vote against approval of the Old Line Bancshares Merger Proposal but you may not exercise dissenters’ or appraisal rights for your Old Line Bancshares common stock. Accordingly, neither the shareholders of Wesbanco nor the stockholders of Old Line Bancshares have the right to demand the fair value of their stock or seek an appraisal of such fair value in connection with the merger.

Delisting and Deregistration of Old Line Bancshares Common Stock Following the Merger

If the merger is completed, Old Line Bancshares common stock will be delisted from the Nasdaq Capital Market and will be deregistered under the Exchange Act. It is a condition to closing the merger that Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Wesbanco with respect to the shares of Wesbanco common stock to be issued in the merger.

Shares to be Issued by Wesbanco in the Merger; Ownership of Wesbanco after the Merger

Wesbanco will issue a maximum of approximately 13,554,745 shares of its common stock to Old Line Bancshares stockholders in connection with the merger, based on the number of (1) shares of Old Line Bancshares common stock outstanding on the Old Line Bancshares record date (restricted and unrestricted) and (2) shares of Old Line Bancshares common stock potentially issuable pursuant to outstanding stock options that are vested or that are expected to vest prior to completion of the merger, assuming no adjustment to the exchange ratio is made. Assuming that Wesbanco issues that maximum number of shares, those shares would constitute approximately 19.9% of the outstanding stock of Wesbanco after the merger, based on the number of shares of Wesbanco common stock outstanding on September 19, 2019. The Wesbanco shares to be issued in the merger will be listed for trading on the Nasdaq Global Select Market under the symbol “WSBC.”

Management Following the Merger

Each of the current directors and executive officers of Wesbanco will continue to serve in those capacities following the merger. For information as to their identities, backgrounds, compensation and certain other matters relating to Wesbanco’s directors and executive officers, please refer to Wesbanco’s proxy statement for its 2019 annual meeting of shareholders, which is incorporated by reference herein. See “Where You Can Find More Information about Wesbanco and Old Line Bancshares.” In addition, following the merger James W. Cornelsen will become an officer of Wesbanco and Wesbanco Bank and two current Old Line Bancshares directors, anticipated to be James W. Cornelsen and Gregory S. Proctor, Jr., will be appointed to the Wesbanco and Wesbanco Bank boards of directors. For more background, compensation and other information about Messrs. Cornelsen and Proctor, please refer to Old Line Bancshares’ proxy statement for its 2019 annual meeting of stockholders, which is incorporated by reference herein. See “Where You Can Find More Information about Wesbanco and Old Line Bancshares.”

Accounting Treatment

In accordance with Financial Accounting Standards Board, Accounting Standards Codification 805, Business Combinations, Wesbanco will account for the merger as an “acquisition.” Under acquisition accounting, Old Line Bancshares’ assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of Wesbanco. Any excess of the purchase price over the fair values of net assets acquired and other identifiable intangibles will be recorded as goodwill. Financial statements of Wesbanco issued after the merger will include these initial fair values (adjusted for subsequent amortization or accretion) and Old Line Bancshares’ results of operations from the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion and legal conclusions contained herein constitute and represent the opinion of K&L Gates LLP, counsel to Wesbanco, and the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Old Line Bancshares, as to the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Old Line Bancshares common stock that exchange their shares of Old Line Bancshares common stock for shares of Wesbanco common stock in the merger. The discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and practice, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to Old Line Bancshares stockholders that hold Old Line Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

•	banks, thrifts, financial institutions or trusts;

•	tax-exempt entities;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	pass-through entities and investors in such entities (such as S corporations and partnerships);

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	tax-deferred or other retirement accounts;

•	foreign persons;

•	persons whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•

stockholders who received their Old Line Bancshares common stock through the exercise of employee stock options, holders of options to acquire Old Line Bancshares common stock, or holders who acquired their Old Line Bancshares common stock through a tax-qualified retirement plan or otherwise as compensation; and

•	stockholders who hold Old Line Bancshares common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, this discussion does not address any alternative minimum tax or any state, local, foreign, or non-income tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Old Line Bancshares common stock that is for U.S. federal income tax purposes: (i) an individual, citizen or resident of the United

States; (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Old Line Bancshares common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Each holder of Old Line Bancshares common stock should consult with his, her or its tax advisor with respect to the particular tax consequences of the merger to such stockholder.

The merger is conditioned upon receipt at closing by Old Line Bancshares of a legal opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, and upon receipt at closing by Wesbanco of a legal opinion from K&L Gates LLP, in each case dated the closing date of the merger and to the effect that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions will be binding on the Internal Revenue Service (the “IRS”) or the courts, and neither Old Line Bancshares nor Wesbanco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, we cannot assure you that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The opinions of K&L Gates LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, to be issued at closing will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on representations and covenants, including certain factual representations contained in officers’ certificates of Old Line Bancshares and Wesbanco. K&L Gates LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption upon which the opinions are based is inconsistent with the actual facts or incorrect, then K&L Gates LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, may be unable to render the opinions upon which the closing is conditioned, and the U.S. federal income tax consequences of the merger could be adversely affected.

Receipt of Wesbanco Common Stock

A holder of Old Line Bancshares common stock who, pursuant to the merger, receives Wesbanco common stock in exchange for Old Line Bancshares common stock will generally not recognize any gain or loss upon such exchange, except in respect of cash received in lieu of a fractional share of Wesbanco common stock (as discussed below under “— Cash Received in Lieu of a Fractional Share of Wesbanco Common Stock”). The aggregate adjusted tax basis of Wesbanco common stock received in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate adjusted tax basis of the Old Line Bancshares common stock surrendered therefor, decreased by the amount of any tax basis allocable to any fractional share interest in Wesbanco common stock for which cash is received. The holding period of Wesbanco common stock received in the merger will include the holding period of the shares of Old Line Bancshares common stock surrendered in the merger.

Cash Received in Lieu of a Fractional Share of Wesbanco Common Stock

A holder of Old Line Bancshares common stock who receives cash instead of a fractional share of Wesbanco common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by Wesbanco. An Old Line Bancshares stockholder who receives cash in lieu of a fractional share of Wesbanco common stock and who does not otherwise hold shares of Wesbanco common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the Old Line Bancshares stockholder’s portion of such stockholder’s aggregate adjusted tax basis of the shares of Old Line Bancshares common stock exchanged in the merger which is allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations. Old Line Bancshares stockholders who separately hold shares of Wesbanco common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

Backup Withholding and Information Reporting

A non-corporate stockholder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional Wesbanco common stock share. Backup withholding generally will not apply, however, to such stockholders that:

•

furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A holder of Old Line Bancshares common stock who receives Wesbanco common stock as a result of the merger will be required to retain records pertaining to the merger and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Old Line Bancshares stock exchanged, the number of shares of Wesbanco stock received, the fair market value and tax basis of Old Line Bancshares shares exchanged and the stockholder’s tax basis in the Wesbanco common stock received. Each holder of Old Line Bancshares common stock that is required to file a U.S. federal income tax return and who is a “significant holder” that receives Wesbanco common stock in the merger will be required to file a statement with the stockholder’s U.S. federal income tax return for the year of the merger in accordance with Treasury Regulation Section 1.368-3 setting forth the names and employer identification numbers of Old Line Bancshares and Wesbanco, the date of the merger, such stockholder’s basis in the Old Line Bancshares common stock surrendered (determined immediately prior to the exchange) and the fair market value of the Old Line Bancshares common stock which is exchanged by that significant holder (determined immediately prior to the exchange) and entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER.” A “significant holder” is a holder of Old Line Bancshares common stock that, immediately before the merger, owned at least 5% of the outstanding stock of Old Line Bancshares.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the merger. You are urged to consult your tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the merger to your particular situation.

Representations and Warranties

The merger agreement contains representations and warranties made by Old Line Bancshares, Old Line Bank, Wesbanco, and Wesbanco Bank. These include, among other things, representations relating to:

•	corporate status, organization, power and existence;

•	capitalization;

•	subsidiaries;

•	authority to enter into the merger agreement and consummate the merger and the binding nature of the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	financial statements;

•	SEC filings;

•	absence of undisclosed liabilities;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	brokers/finder fees;

•	loans and loan documentation;

•	internal control over financial reporting and disclosure controls and procedures;

•	absence of material adverse changes since December 31, 2018;

•	title to real property, ownership and sufficiency of assets;

•	involvement in litigation and orders issued by governmental authorities;

•	certain tax matters;

•	certain regulatory matters;

•	absence of certain legal proceedings;

•	employee benefit plans;

•	takeover laws;

•	governmental licenses and permits;

•	insurance;

•	contracts;

•	environmental matters;

•	privacy of customer information;

•	vote required;

•	intellectual property rights;

•	insider transactions; and

•	compliance with applicable laws.

Old Line Bancshares and Old Line Bank make additional representations and warranties to Wesbanco in the merger agreement relating to, among other things, employment agreements.

Some of the representations and warranties contained in the merger agreement are qualified by as to “materiality” or by a “material adverse effect” or “material adverse change” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect or material adverse change to the company making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which the executive officers or directors of the party making the representation did not have actual knowledge. For purposes of the merger agreement, a “material adverse effect” or “material adverse change” with respect to Old Line Bancshares, Wesbanco or the surviving corporation, as the case may be, generally means a material adverse effect on (i) the financial condition, properties, assets, liabilities, businesses or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party to perform its material obligations under the merger agreement or the transactions contemplated thereby, all subject to certain specified exceptions.

Conduct of Business Prior to the Merger

Pursuant to the merger agreement, Wesbanco and Old Line Bancshares (and in some cases Wesbanco Bank and Old Line Bank), have agreed that, until the merger becomes effective or the merger agreement is terminated, whichever occurs first, each will, among other things and with some exceptions:

•

except for the use of information in preparing the registration statement of which this joint proxy statement/prospectus is a part and in connection with other required governmental filings, hold all information relating to the transactions contemplated by the merger agreement in the strictest confidence;

•	use their reasonable best efforts to take, or cause to be taken, all necessary actions required to consummate the transactions contemplated by the merger agreement;

•

not make any press release or other public announcement concerning the merger agreement and the transactions contemplated by the merger agreement without the consent of the other parties, except following notice to the other parties to the extent that such a press release or public announcement may be required by law, rule, or regulation;

•	preparation and filing of the joint proxy statement/prospectus and the furnishing information for therefor;

•

cooperate and use their reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental and regulatory authorities that are necessary to consummate the transactions contemplated by the merger agreement and, to the extent practicable, each of Wesbanco and Old Line Bancshares will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and will be provided in advance so as to reasonably exercise its right to review and correct any substantive material inaccuracies regarding it in advance, all material written information submitted to any third party or any governmental or regulatory authority in connection with the transactions contemplated by the merger agreement;

•	not knowingly take any action that would, or would be reasonably expected to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, (ii) any of the conditions to closing of the merger, as set forth in the merger agreement, not being satisfied, or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law, rule, or regulation, or as may be required, in writing, by any regulatory or governmental authority;

•

promptly notify the other party in writing if it becomes aware of any fact or condition that causes or constitutes a breach in any material respect of any of its representations and warranties or would (except as expressly contemplated by the merger agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the breaching party’s disclosure schedule, that party must promptly deliver to the other party a supplement to its disclosure schedule specifying such change;

•

promptly notify the other party of (A) the occurrence of any breach in any material respect of any of its or its bank subsidiary’s covenants contained in the merger agreement, (B) the occurrence of any event that may make the satisfaction of the conditions to closing of the merger set forth in the merger agreement impossible or unlikely in any material respect or (C) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to the disclosing party, to result in a material adverse effect with respect to the disclosing party;

•

coordinate the payment of any dividends and the record date and payment dates relating thereto, such that Old Line Bancshares stockholders (who will become Wesbanco shareholders after the merger) will not receive two dividends, or fail to receive one dividend, from Old Line Bancshares and/or Wesbanco for any single calendar quarter; and

•

assist each other in preparing for the integration of Old Line Bancshares’ business with the business of Wesbanco after the effective time of the merger, including preparing for the conversion of Old Line Bancshares’ data processing and information technology systems to those of Wesbanco after the effective time of the merger.

In addition, except as otherwise provided for in the merger agreement, as may be approved in writing by Wesbanco, is otherwise required by law, rule, or regulation, or as may be required, in writing, by any regulatory or governmental authority, (i) each of Old Line Bancshares and Old Line Bank have agreed that it will conduct and cause each of its subsidiaries to conduct their respective businesses only in the ordinary and usual course consistent with past practice, and will not take any action that would be inconsistent with any representation or warranty contained in the merger agreement, and (ii) Old Line Bancshares has agreed that:

•	it will not, and will cause each of its subsidiaries not to, sell, transfer, mortgage, pledge, or subject to a lien or other encumbrance, any of its material assets except for:

¡

internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval;

¡	securitization activities in the ordinary course of business;

¡	sales of loans, loan participations or real estate owned in the ordinary course of business;

¡	pledging assets in connection with advances or borrowings from the Federal Home Loan Bank of Atlanta in the ordinary course of business and consistent with past practice in amount and frequency; and

¡	other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed, in the aggregate, $250,000;

•	it will not, and will cause each of its subsidiaries not to, make any capital expenditures, additions or betterments that exceed $250,000 in the aggregate;

•

it will not, and will cause each of its subsidiaries not to, enter into or renew any material contract, commitment or transaction, that would be reasonably expected to have a material adverse effect on Old Line Bancshares, materially impair Old Line Bancshares’ ability to perform its obligations under the merger agreement, or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•

it will not, and will cause each of its subsidiaries not to, declare, pay or set aside any dividends or other distributions on any outstanding shares of capital stock other than (A) Old Line Bancshares’ regular quarterly cash dividend for each fiscal quarter ending on or after June 30, 2019 in an amount not to exceed $0.12 per share, (B) dividends from any Old Line Bancshares subsidiary to Old Line Bancshares, and (C) in connection with and as required by the terms of any trust preferred securities issued by an Old Line Bancshares subsidiary;

•

it will not, and will cause each of its subsidiaries not to, purchase, redeem or otherwise acquire any shares its capital stock other than pursuant to repurchase rights of Old Line Bancshares or in settlement of any withholding obligation in connection with any Old Line Bancshares stock option plans and other than repurchases pursuant to the terms and conditions of Old Line Bancshares’s current Rule 10b5-1 share repurchase plan;

•	it will not, and will cause each of its subsidiaries not to, issue or grant any options or other rights to acquire shares of its capital stock;

•

it will not, and will cause each of its subsidiaries not to, effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

•

it will not, and will cause each of its subsidiaries not to, amend or propose to amend its articles of incorporation, bylaws or other government documents except as expressly contemplated by the merger agreement;

•	it will not, and will cause each of its subsidiaries not to, merge or consolidate with any other person or otherwise reorganize except as permitted by the merger agreement;

•	it will not, and will cause each of its subsidiaries not to, acquire any portion of the assets, business or properties of any other entity other than:

¡	by way of foreclosures;

¡

acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice; and

¡

internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval;

•

other than in the ordinary course of business consistent with past practice and except as required by law or certain existing contractual obligations, it will not, and will cause each of its subsidiaries not to, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Old Line Bancshares, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

except as required by law or certain existing contractual obligations, it will not, and will cause each of its subsidiaries not to, announce or pay any general wage or salary increase or bonus, other than normal wage or salary increases not to exceed an average of 3% for all Old Line Bancshares employees and year-end bonuses substantially consistent with past practices, but not in excess of $750,000 annualized in the aggregate, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any officer, director or employee of Old Line Bancshares;

•

it will not, and will cause each of its subsidiaries not to, incur or guarantee any long-term indebtedness for borrowed money or issue or sell any long-term debt securities other than in replacement of existing or maturing debt, certain inter-company indebtedness of its subsidiaries, or in the ordinary course of business consistent with past practice;

•

it will not, and will cause each of its subsidiaries not to, materially change its accounting principles, practices or methods, other than as may be required GAAP or any governmental or regulatory authority;

•

it will not, and will cause each of its subsidiaries not to, materially change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

•

it will not, and will cause each of its subsidiaries not to, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any regulatory authority;

•

it will not, and will cause each of its subsidiaries not to, change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law or any governmental or regulatory authority;

•

it will not, and will cause each of its subsidiaries not to, purchase mortgage loan servicing rights or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

•

it will not, and will cause each of its subsidiaries not to, commence or settle any material claim, action or proceeding, except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Old Line Bancshares;

•

it will not, and will cause each of its subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or reorganization or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization, or reorganization;

•

it will not, and will cause each of its subsidiaries not to, make or change any material tax election, file any amended tax return, fail to timely file any tax return, enter into any closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•

it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not reasonably be expected to have a material adverse effect on Old Line Bancshares;

•

it will, and will cause its subsidiaries to, perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Old Line Bancshares;

•

it will, and will cause its subsidiaries to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them;

•

it will, and will cause its subsidiaries to, maintain insurance at existing levels with reputable insurers and upon renewal or termination of such insurance, and Old Line Bancshares and its subsidiaries will use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers in respect of the amounts, premiums, types and risks insured or maintained on December 31, 2018;

•

upon reasonable advance notice, it will, and will cause its subsidiaries to, afford to Wesbanco and to Wesbanco’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours, until the merger becomes effective or the merger agreement is terminated, to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records; provided, however, that Wesbanco will not unreasonably interfere with Old Line Bancshares’ business operations or customer and employee relationships;

•

it will, and will cause its subsidiaries to, make available to Wesbanco on a prompt basis (A) a copy of each report, schedule, form, statement and other document filed or received by it, until the merger becomes effective or the merger agreement is terminated, pursuant to the requirements of domestic or foreign laws and (B) all other information concerning its business, properties and personnel as Wesbanco may reasonably request; provided, however, that Wesbanco will not unreasonably interfere with Old Line Bancshares’ business operations or customer and employee relationships;

•

it will not, and will not permit any person acting on its behalf to, solicit, initiate, induce or knowingly encourage, take any action to facilitate the making of, participate in any discussions regarding, furnish any information relating to, enter into any agreement or letter of intent with respect to, or take any action to render the provisions of any anti-takeover laws inapplicable to any person (other than Wesbanco and its subsidiaries) or group in connection with, any inquiry, offer or proposal contemplating, relating to, or that could reasonably be expected to lead to an acquisition proposal, as defined below in “— Termination Fee”; provided, however, that prior to approval of the Merger by Old Line Bancshares’ stockholders, these restrictions are not applicable if Old Line Bancshares receives a bona fide unsolicited written acquisition proposal and the Old Line Bancshares board of directors determines in good faith, after consulting with legal counsel, that the failure to take any such action would be reasonably likely to result in Old Line Bancshares’ directors not acting in accordance with their fiduciary obligations under applicable Maryland law;

•

it will not, and will not permit any person acting on its behalf, to release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Old Line Bancshares is a party (subject to the same exception as discussed immediately above);

•	it will promptly provide Wesbanco with a list of certain loans after the end of each quarter, at other times after reasonably requested by Wesbanco, and upon closing of the merger;

•	it will use commercially reasonable efforts to enter into contracts for the sale of certain loans identified by Wesbanco and Old Line Bancshares, if any; and

•

if Wesbanco determines in its sole discretion to terminate the Old Line Bancshares 401(k) plan, it will terminate the Old Line Bancshares 401(k) plan effective immediately prior to and conditioned upon the occurrence of the effective time of the merger, and the accounts of all participants and beneficiaries in the Old Line Bancshares 401(k) plan as of the effective time of the merger will become fully vested upon termination of the Old Line Bancshares 401(k) plan.

In addition, Wesbanco has further agreed that:

•	it will provide certain benefits to employees of Old Line Bancshares and its subsidiaries whose employment is not continued or terminated without cause within certain time periods after the merger;

•

it will file with Nasdaq a “Listing of Additional Shares Notification Form” with respect to the shares of Wesbanco common stock to be issued in the merger and use commercially reasonable efforts to have Nasdaq complete its review of such form prior to the effective time of the merger;

•	it will use its reasonable best efforts to maintain its listing on the Nasdaq Global Select Market;

•	it will honor the terms of certain Old Line Bancshares benefit plans and agreements;

•

it will create a retention bonus pool for certain Old Line Bancshares employees to incentivize those employees to remain employed by Wesbanco through the end of the month following the data conversion date;

•

it will enter into retention restricted stock agreements with certain Old Line Bancshares employees pursuant to which Wesbanco will grant, immediately after and subject to the occurrence of the effective time of the merger, restricted shares of Wesbanco common stock that will cliff-vest on the second anniversary of the grant date if such employee remains employed by Wesbanco Bank at that time;

•

it will provide continued indemnification and, for six years after the effective time of the merger, it will provide related insurance for the directors and officers of Old Line Bancshares and its subsidiaries subject to a maximum premium expenditure cap;

•

it will cause two current Old Line Bancshares directors, James W. Cornelsen and Gregory S. Proctor, Jr. (or mutually acceptable replacements if either becomes ineligible or declines to serve prior to the effective time of the merger), to be appointed to the board of directors of Wesbanco until the next meeting of Wesbanco shareholders and will nominate such directors for election at such meeting and until each has served at least a full three-year term on the Wesbanco board of directors;

•

it will create an advisory board for the Mid-Atlantic market to which each then current Old Line Bancshares director will be appointed (except for those who decline to serve on the advisory board), and maintain the advisory board for at least one year;

•

it and Wesbanco Bank will vote or cause to be voted all shares of Old Line Bancshares common stock owned by them directly or indirectly or for which they have voting authority, if any, as of the record date for the Old Line Bancshares special meeting, in favor of the merger;

•

the board of directors of Wesbanco or an appropriate committee thereof will, prior to the effective time of the merger, approve, pursuant to SEC rules and interpretations, any acquisition of equity securities of Wesbanco resulting from the transactions contemplated by the merger agreement by each officer and director of Old Line Bancshares who becomes an officer or director of Wesbanco as of or following the effective time of the merger and who is subject to Section 16 of the Exchange Act; and

•

it will conduct, and cause its subsidiaries to conduct, its business in the ordinary and usual course consistent with past practice and will not take any action that would have a material adverse effect on Wesbanco or the surviving corporation without Old Line Bancshares’ written consent.

Conditions to the Merger

The respective obligations of Wesbanco and Old Line Bancshares to complete the merger are subject to the following conditions, among others:

•	the approval by the shareholders of Wesbanco of the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal;

•	the approval by the stockholders of Old Line Bancshares of the Old Line Bancshares Merger Proposal;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing the consummation of the merger or the bank merger;

•	the effectiveness of the registration statement relating to the shares of Wesbanco common stock to be issued in the merger;

•	the absence of a pending or threatened stop order or similar restraining order, or proceedings initiated seeking such an order, suspending the effectiveness of the registration statement;

•

the receipt of all approvals, consents and waivers, including of governmental authorities and regulatory authorities, required to consummate the merger and the bank merger, such approvals remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

•

the absence of any statute, rule, regulation, decree, judgment, injunction or other order prohibiting consummation of, or making illegal, the merger or the bank merger issued by any governmental or regulatory authority of competent jurisdiction;

•

the receipt of an opinion from each party’s tax counsel, dated as of the closing date of the merger, to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and regarding certain other tax matters;

•

the accuracy in all material respects of the representations and warranties of the parties and the performance by the parties in all material respects of all of their obligations set forth in the merger agreement, and written certification to that effect from an appropriate officer; and

•	Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Wesbanco with respect to the shares of Wesbanco common stock to be issued in the merger.

In addition to the conditions discussed above, Wesbanco’s obligation to consummate the merger is conditioned upon the receipt of all material consents and approvals required to be obtained by Wesbanco.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of Old Line Bancshares, Old Line Bank, Wesbanco and Wesbanco Bank;

•

by either Wesbanco or Old Line Bancshares if the other party has breached any of its representations or warranties in a manner that would have a material adverse effect or if the other party has failed to comply in any material respect with any of its covenants or agreements under the merger agreement and which breach or non-compliance is not cured within 30 calendar days of notice thereof;

•	by either Wesbanco or Old Line Bancshares if the merger has not closed by March 1, 2020, and such failure to close is not caused by a breach of the merger agreement by the terminating party;

•	by either Wesbanco or Old Line Bancshares if the Wesbanco shareholders do not approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal;

•	by either Wesbanco or Old Line Bancshares if the Old Line Bancshares stockholders do not approve the Old Line Bancshares Merger Proposal; or

•	by either Wesbanco or Old Line Bancshares if the governmental and regulatory approvals required to consummate the merger and the bank merger are denied by a final non-appealable action.

Wesbanco may terminate the merger agreement:

•	if Old Line Bancshares’ board of directors:

(A)

modifies, qualifies, withholds or withdraws its recommendation to Old Line Bancshares’ stockholders that they should approve the Old Line Bancshares Merger Proposal, or makes any statement, filing or release, in connection with the special meeting of Old Line Bancshares’ stockholders or otherwise, that is inconsistent with the recommendation of Old Line Bancshares’ board of directors that Old Line Bancshares stockholders approve the Old Line Bancshares Merger Proposal;

(B)	approves or recommends an acquisition proposal (as defined below in “— Termination Fee”);

(C)	fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Wesbanco;

(D)	fails to publicly reconfirm its recommendation to the Old Line Bancshares stockholders that they approve the merger within three business days of being requested to do so by Wesbanco; or

(E)	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed in the preceding paragraphs (A) - (D);

•	Old Line Bancshares breaches its obligations to call, give notice of and commence the special meeting of Old Line Bancshares stockholders; or

•	there is a material breach of Old Line Bancshares’ covenant not to solicit competing offers.

In addition, Old Line Bancshares may terminate the merger agreement:

•

in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to Old Line Bancshares’ stockholders from a financial point of view, provided that certain other terms and conditions contained in the merger agreement are also complied with, and Old Line Bancshares pays the termination fee described below;

•

if the Wesbanco board of directors modifies, qualifies, withholds or withdraws its recommendation to Wesbanco’s shareholders that they should approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal, or makes any statement, filing or release, in connection with the special meeting of Wesbanco shareholders or otherwise, that is inconsistent with the recommendation of Wesbanco’s board of directors that Wesbanco shareholders approve the Wesbanco Merger Proposal and the Wesbanco Stock Issuance Proposal;

•	if Wesbanco breaches its obligations to call, give notice of and commence the special meeting of Wesbanco shareholders; or

•	if there is a substantial decline in Wesbanco’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting Old Line Bancshares to terminate the merger agreement based on a decrease in the market price of Wesbanco common stock reflects the parties’ agreement that Old Line Bancshares stockholders will assume:

•	the risk of a decline in value of the Wesbanco common stock to $30.22 per share under any circumstances; and

•

the risk of a more significant decline in value of Wesbanco common stock unless the percentage decline from $37.78 to the average value of Wesbanco common stock during the 10 consecutive trading day-period ending on the Determination Date is equal to or more than 20% greater than the percentage decrease, if any, in the closing value of the Nasdaq Bank Index from July 22, 2019 to the Determination Date.

The purpose of this provision is that a decline in the value of Wesbanco’s common stock that is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting the financial services industry generally rather than factors that affect the value of the Wesbanco common stock in particular.

Specifically, Old Line Bancshares may terminate the merger agreement during the five-day period beginning on the later of (i) the first date on which all necessary regulatory approvals, consents and waivers have been received (disregarding any waiting period) or (ii) the date on which the Old Line Bancshares’ stockholders approve the merger (the “Determination Date”) if all of the following occur:

(i)	the average daily closing price of a share of Wesbanco common stock during the 10 consecutive trading days ending on the Determination Date (the “Wesbanco Ending Price”) is less than $30.22; and

(ii)

the number obtained by dividing the Wesbanco Ending Price by $37.78 (the “Wesbanco Starting Price”) is less than the difference obtained by subtracting 0.20 from the number obtained by dividing the closing value of the Nasdaq Bank Index on the Determination Date by 3,620.68, which was the closing value of the Nasdaq Bank Index on July 22, 2019 (the “Index Ratio”); and

(iii)	Old Line Bancshares promptly notifies Wesbanco in writing of Old Line Bancshares’ intention to terminate the merger agreement.

Even if the first two conditions described above are met, the Old Line Bancshares board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the Old Line Bancshares board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the Old Line Bancshares board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then-current consideration to be received in the merger would deliver more value to Old Line Bancshares stockholders than the value that could be expected if Old Line Bancshares were to continue as an independent company. In addition, the Old Line Bancshares board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio continued to be fair from a financial point of view to Old Line Bancshares’ stockholders. If Old Line Bancshares elected not to terminate the merger agreement, which it could do without any action on the part of Old Line Bancshares stockholders, the exchange ratio would remain the same.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of Wesbanco’s common stock may be illustrated by the following three scenarios:

(1) One scenario is that the Wesbanco Ending Price is at or above $30.22. In this event, Old Line Bancshares would not have the right to terminate the merger agreement pursuant to these provisions.

(2) A second scenario is that the Wesbanco Ending Price is less than $30.22, but the percentage decline from the Wesbanco Starting Price to Wesbanco Ending Price is not 20% or more than any decline in the Index Ratio. Under this scenario, Old Line Bancshares would not have the right to terminate the merger agreement.

(3) A third scenario is that the Wesbanco Ending Price is less than $30.22 and the percentage decline from the Wesbanco Starting Price to Wesbanco Ending Price is more than 20% greater than any decline in the Index Ratio. Under this scenario, Old Line Bancshares would have the right, but not the obligation, to terminate the merger agreement.

If, between July 22, 2019 and the Determination Date, Wesbanco declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of Wesbanco will be appropriately adjusted for purposes of the termination provision discussed above.

If either Old Line Bancshares or Wesbanco terminates the merger agreement as provided above, all further obligations of Old Line Bancshares and Wesbanco under the merger agreement, except with respect to specified matters, will terminate.

Expenses

Whether or not the merger is completed, each party will pay all legal and accounting fees and other costs and expenses it incurs in connection with the merger agreement and the transactions contemplated by the merger agreement, except Wesbanco will pay the expenses of Old Line Bancshares’ proxy solicitor. Wesbanco will pay all governmental and regulatory authority fees incurred in connection with the transactions contemplated by the merger agreement.

Termination Fee

The merger agreement provides that Old Line Bancshares may be required to pay a termination fee to Wesbanco of $16,000,000 in the following circumstances:

•	If Wesbanco terminates the merger agreement because Old Line Bancshares’ board of directors:

¡

has modified, qualified, withheld or withdrawn its recommendation to the Old Line Bancshares stockholders that they vote to approve the merger, or made any statement, filing or release, in connection with the special meeting of Old Line Bancshares’ stockholders or otherwise, that was inconsistent with such a recommendation;

¡	approved or recommended an acquisition proposal;

¡

failed to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Wesbanco, failed to publicly reconfirm its recommendation to the Old Line Bancshares stockholders that they vote to approve the merger within three business days of being requested to do so by Wesbanco; or

¡	resolved or otherwise determined to take, or announced an intention to take, any of the actions listed in the preceding paragraphs;

•	If Wesbanco terminates the merger agreement because Old Line Bancshares:

¡	breached its obligations to call, give notice of and commence the special meeting of Old Line Bancshares stockholders; or

¡	materially breached its no-solicitation obligations;

•

If Old Line Bancshares terminates the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would be reasonably likely to result in a transaction more favorable to Old Line Bancshares’ stockholders from a financial point of view;

•

If the merger agreement is terminated by either party (A) after March 1, 2020 without the stockholders of Old Line Bancshares having approved the merger, or (B) because the stockholders of Old Line Bancshares have not approved the merger even though a vote to do so has been held at a meeting of stockholders, and (i) an acquisition proposal with respect to Old Line Bancshares was publicly announced, disclosed or otherwise communicated to the Old Line Bancshares board of directors prior to March 1, 2020 or prior to the special meeting of the stockholders of Old Line Bancshares, as applicable, and (ii) within 12 months of such termination, Old Line Bancshares enters into an agreement with respect to, or Old Line Bancshares shall have consummated, an acquisition transaction with anyone other than Wesbanco; or

•

If (A) prior to the effective date of the merger Old Line Bancshares had committed a material breach of any of its representations, warranties, covenants or agreements, and (B) an acquisition proposal with respect to Old Line Bancshares was publicly announced, disclosed or communicated to Old Line Bancshares’ board of directors prior to such breach by Old Line Bancshares or during the 30-day cure period resulting in termination of the merger agreement by Wesbanco, and (C) within 12 months of such termination, Old Line Bancshares consummates an acquisition transaction or enters into an agreement with respect to an acquisition transaction.

As used in the foregoing and as defined in the merger agreement, “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry offer or proposal from Wesbanco), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Old Line Bancshares or Old Line Bank;

•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Old Line Bancshares or any of its subsidiaries representing, in the aggregate, 20% or more of the assets of Old Line Bancshares and its subsidiaries on a consolidated basis;

•

any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Old Line Bancshares or Old Line Bank;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of the votes attached to the outstanding equity securities of Old Line Bancshares or Old Line Bank; or

•	any transaction that is similar in form, substance or purpose to one or more of the transactions listed in the preceding paragraphs.

Amendment or Waiver

The parties may waive any term or condition of the merger agreement, any inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant thereto, or compliance with any of the agreements or conditions contained in the merger agreement, which requires action be taken by the board of directors of that party. In addition, the parties can amend the merger agreement in writing at any time, provided that the merger agreement may be amended after the Wesbanco special meeting or the Old Line Bancshares special meeting and prior to the closing of the merger only to the extent such amendment would not violate by applicable laws or Nasdaq rules.

Effective Date of the Merger

We expect the merger to be completed as soon as practicable after all regulatory approvals and shareholder and stockholder approvals have been received. We expect this to occur during the fourth quarter of 2019 or the first quarter of 2020.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is Exhibit A to the merger agreement, which is attached to this document as Annex A and incorporated into this document by reference.

In connection with the merger agreement, on July 23, 2019 Wesbanco entered into voting agreements with all of Old Line Bancshares’ executive officers and directors. In the voting agreements, each of these stockholders has agreed to vote all of his or her shares of Old Line Bancshares common stock:

•	in favor of approval of the merger and the other transactions contemplated by the merger agreement;

•

against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of Old Line Bancshares contained in the merger agreement, or of the stockholder contained in the voting agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the merger or the fulfillment of a condition under the merger agreement to Old Line Bancshares’ and Wesbanco’s respective obligations to consummate the merger or change in any manner the voting rights of any class of shares of Old Line Bancshares; and

•

against any acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement.

Under the voting agreements, each such executive officer and director also agreed not to, and not to authorize any of his or her affiliates to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding an acquisition proposal;

•	enter into any agreement, agreement in principle, or letter of intent with respect to an acquisition proposal;

•

solicit proxies or become a participant in a solicitation with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a stockholders’ vote or action by consent of Old Line Bancshares’ stockholders with respect to an acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any Old Line Bancshares voting securities that takes any action in support of an acquisition proposal.

In addition, each of the Old Line Bancshares executive officers and directors also agreed not to dispose of or encumber his or her shares of Old Line Bancshares common stock, except under limited circumstances, including with the prior written consent of Wesbanco, before Old Line Bancshares’ stockholders approve the merger. The voting agreements terminate immediately upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. On July 24, 2019 Eric D. Hovde resigned from the board of directors of Old Line Bancshares. Mr. Hovde signed a voting agreement and shares of Old Line Bancshares common stock beneficially owned by Mr. Hovde and H Bancorp, LLC remain subject to that voting agreement, although Wesbanco has consented to allow Mr. Hovde and H Bancorp to sell those shares in market transactions beginning on August 23, 2019.

As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 1,890,123 shares of Old Line Bancshares common stock subject to the voting agreements, which represent approximately 11.1% of the outstanding shares of Old Line Bancshares common stock as of that date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Wesbanco and Old Line Bancshares, and has been prepared to illustrate the financial effect of Wesbanco’s merger with Old Line Bancshares. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Wesbanco and its subsidiaries and of Old Line Bancshares and its subsidiaries, as an acquisition by Wesbanco of Old Line Bancshares using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Old Line Bancshares will be recorded by Wesbanco at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with Wesbanco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which are incorporated by reference herein, and Old Line Bancshares’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which are incorporated by reference herein.

The unaudited pro forma condensed combined financial information set forth below assumes that the merger was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined statements of income and June 30, 2019 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. This information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Old Line Bancshares, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Wesbanco and its subsidiaries and of Old Line Bancshares and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

	Wesbanco, Inc.	Old Line Bancshares	Pro Forma Adjustments(1)		Pro Forma Combined Wesbanco, Inc.
	(Dollars in thousands, except per share amounts)
Assets
Cash and cash equivalents	$194,355	$59,006	$0		$253,361
Equity securities	11,817	11,524	0		23,341
Available for sale securities	2,129,284	295,970	(131)	(a)	2,425,123
Held to maturity securities	900,605	0	0		900,605
Total loans	7,705,644	2,435,880	(16,548)	(b)	10,124,977
Goodwill and other intangibles	914,678	108,723	145,769	(c)	1,169,170
Other assets	638,270	164,510	(2,340)	(d)	800,439

Total Assets	$12,494,653	$3,075,613	$126,750		$15,697,016

Liabilities and Shareholders’ Equity
Deposits	$8,694,928	$2,384,481	$14,500	(e)	$11,093,909
Other borrowings	1,417,431	221,655	0		1,639,086
Subordinated and junior subordinated debt	156,534	38,503	1,500	(f)	196,537
Other liabilities	151,644	41,662	0		193,306

Total Liabilities	10,420,537	2,686,301	16,000		13,122,838
Shareholders’ Equity	2,074,116	389,312	110,750	(g)	2,574,178

Total Liabilities and Shareholders’ Equity	$12,494,653	$3,075,613	$126,750		$15,697,016

Book value per common share	$37.92	$22.90			$37.84
Tangible common book value per share(2)	$21.40	$16.51			$20.92
Shares outstanding	54,697,199	16,999,146			68,031,329

(1)	See Note B in the notes to the pro forma financial information, Purchase Accounting Adjustments, for additional information and cross references to the pro forma adjustments.
(2)	See Note E in the notes to the pro forma financial information, Non-GAAP Financial Measures, for additional information relating to the calculation of this ratio.

See notes to the unaudited pro forma condensed combined financial information.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2019

	Wesbanco, Inc.	Old Line Bancshares	Pro Forma Adjustments(1)		Pro Forma Combined Wesbanco, Inc.
	(Dollars in thousands, except per share amounts)
Interest Income
Loans, including fees	$191,917	$57,976	$2,510	(h)	$252,403
Securities and other	46,679	4,637	16	(i)	51,332

Total Interest Income	238,596	62,613	2,526		303,735
Interest Expense
Deposits	21,368	11,721	(2,417)	(j)	30,672
Other borrowings	20,406	4,113	(375)	(k)	24,144

Total Interest Expense	41,774	15,834	(2,792)		54,816

Net Interest Income	196,822	46,779	5,319		248,919
Provision for credit losses	5,254	487	0		5,741

Net Interest Income After
Provision for Credit Losses	191,568	46,292	5,319		243,178
Other Income	58,929	6,021	0		64,950
Other Expense	146,385	28,980	2,431	(l)	177,796

Income Before Income Taxes	104,112	23,333	2,888		130,332
Provision for income taxes	18,961	5,917	607	(m)	25,485

Net Income Available to Common Shareholders	$85,151	$17,416	$2,281		$104,847

Earnings Per Share
Basic	$1.56	$1.02			$1.54
Diluted	$1.56	$1.02			$1.54

Average Common Shares Outstanding
Basic	54,613,346	17,032,649			67,947,476
Diluted	54,724,209	17,149,715			68,058,339

(1)

See Note C in the notes to the pro forma financial information, Projected Amortization/Accretion of Purchase Accounting Adjustments, for additional information related to the calculation of the pro forma adjustments.

See notes to the unaudited pro forma condensed combined financial information.

Wesbanco, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2018

	Wesbanco, Inc.	Old Line Bancshares	Pro Forma Adjustments(1)		Pro Forma Combined Wesbanco, Inc.
	(Dollars in thousands, except per share amounts)
Interest Income
Loans, including fees	$331,961	$104,490	$4,836	(h)	$441,287
Securities and other	82,996	6,784	33	(i)	89,813

Total Interest Income	414,957	111,274	4,869		531,100
Interest Expense
Deposits	31,835	14,620	(4,833)	(j)	41,622
Other borrowings	35,886	6,708	(750)	(k)	41,844

Total Interest Expense	67,721	21,328	(5,583)		83,466

Net Interest Income	347,236	89,946	10,452		447,634
Provision for credit losses	7,764	1,849	0		9,613

Net Interest Income After
Provision for Credit Losses	339,472	88,097	10,452		438,021
Other Income	100,276	11,981	0		112,257
Other Expense	265,224	62,691	4,726	(l)	332,641

Income Before Income Taxes	174,524	37,387	5,726		217,637
Provision for income taxes	31,412	10,169	1,202	(m)	42,783

Net Income Available to Common Shareholders	$143,112	$27,218	$4,524		$174,854

Earnings Per Common Share
Basic	$2.93	$1.73			$2.81
Diluted	$2.92	$1.71			$2.80

Average Common Shares Outstanding
Basic	48,889,041	15,713,572			62,223,171
Diluted	49,022,990	15,913,195			62,357,120

(1)

See Note C in the notes to the pro forma financial information, Projected Amortization/Accretion of Purchase Accounting Adjustments, for additional information related to the calculation of the pro forma adjustments.

See notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A — Basis of Pro Forma Presentation

On July 23, 2019, Wesbanco entered into the merger agreement with Old Line Bancshares. Under the terms of the merger agreement, Wesbanco will exchange 0.7844 shares of its common stock for each share of Old Line Bancshares common stock. The receipt by Old Line Bancshares stockholders of shares of Wesbanco common stock in exchange for their shares of Old Line Bancshares common stock is anticipated to qualify as a tax-free exchange. The transaction, approved by the directors of both companies, is valued at $500.1 million. This value is based on Wesbanco’s closing stock price on July 22, 2019 of $37.25. Considering the range of Wesbanco stock prices since the announcement of the merger, the value of the transaction at closing may or may not be materially different from the transaction value included in these pro formas.

The unaudited pro forma condensed combined financial information of Wesbanco’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Old Line Bancshares was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2019 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Old Line at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Old Line’s tangible, and identifiable intangible assets and liabilities as of the closing date.

Funding for the merger transaction is included in the pro forma adjustments as follows (in thousands):

Fair value of Wesbanco shared to be issued, net of equity issuance costs	$496,696
Stock options to be converted to Wesbanco stock	3,366
Total purchase price	$500,063

Note B — Purchase Accounting Adjustments

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted on either a straight-line basis or under the sum-of-the-years’ digits method over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing. When the actual amortization/accretion is recorded for periods following the merger closing, the effective yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 21% tax rate for federal income tax purposes.

Included in the pro forma adjustments are estimated core deposit intangibles of $33.6 million. The core deposit intangibles are separate from goodwill and amortized under the sum-of-the-years’ digits method over an estimated average remaining life of 10 years. When the actual amount of core deposit intangibles is determined as of the date of acquisition, which may be more or less than the estimated amount, the sum-of-the-years’ digits method will be used to record amortization over the intangibles’ actual lives. Estimated goodwill totaling $220.9 million is included in the pro forma adjustments, and is not subject to amortization, but will be tested for impairment at least annually, or when impairment indicators are identified.

The allocation of the purchase price is as follows (in thousands):

Purchase Price:		Proforma Balance Sheet Cross Reference
Fair value of Wesbanco shares to be issued, net of equity issuance costs	$500,063	(g	)

Total purchase price	500,063

Net tangible assets acquired:
Old Line Bancshares’ shareholders’ equity	389,312	(g	)
Old Line Bancshares’ pre-merger goodwill and other intangibles	(108,723)	(c	)

Total net tangible assets acquired	280,589

Excess of net purchase price over carrying value of net tangible assets acquired	219,474

Estimated adjustments to reflect fair values of acquired assets and liabilities:
Reduction on loans, net of elimination of Old Line Bancshares allowance for loan losses	16,548	(b	)
Reduction on investments	131	(a	)
Estimated core deposit intangible	(33,591)	(c	)
Increase to bank premises and equipment	(3,500)	(d	)
Other acquired assets	5,701	(d	)
Increase in certificates of deposit	14,500	(e	)
Increase in subordinated debt	1,500	(f	)
Deferred taxes related to fair value adjustments	138	(d	)

Preliminary proforma goodwill resulting from the merger	$220,901	(c	)

The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited proforma condensed combined statement of position. All adjustments are based on current assumptions and/or valuations, which are subject to change.

(a)	Available-for-sale securities were adjusted down to reflect certain credit and liquidity adjustments.

(b)

Loans, including loans held for sale, net of the allowance for loan losses and deferred fees and costs were adjusted to reflect credit, liquidity and interest rate estimates resulting in a discount on Old Line Bancshares’ portfolio.

(c)

Goodwill and other intangible assets were adjusted to remove $108.7 million of Old Line Bancshares’ goodwill and core deposit intangible assets and record the estimated $220.9 million of goodwill and $33.6 million of core deposit intangible asset resulting from the transaction.

(d)

Other assets represents $5.7 million of transaction costs incurred by Old Line Bancshares and $0.1 million of estimated deferred tax asset resulting from the transaction offset by a $3.5 million increase in bank premises and equipment adjusted to appraisals.

(e)	Deposits were adjusted to reflect current interest rates and spreads resulting in a premium on Old Line Bancshares’ deposits.

(f)	Subordinated debt was adjusted up to reflect credit, liquidity and interest rate estimates resulting in a premium on Old Line Bancshares’ subordinated debt.

(g)	Equity was adjusted to eliminate Old Line Bancshares’ equity of $389.3 million and to reflect the issuance of common shares in the purchase of Old Line Bancshares for $500.1 million.

Note C — Projected amortization/accretion of purchase accounting adjustments

The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited proforma condensed combined statements of income. All adjustments are based on current assumptions and/or valuations, which are subject to change.

(h)	Loan interest income was adjusted to include accretion of the discount on the loan portfolio.

(i)	Securities interest income was adjusted to include the additional discount accretion on the available-for-sale portfolio resulting from the transaction.

(j)	Interest expense on deposits was adjusted to include accretion of the premium on time deposits.

(k)	Interest expense on other borrowings was adjusted to reflect accretion of the premium on subordinated debt.

(l)	Other expenses were adjusted to reflect core deposit intangible amortization and adjustments to increase depreciation expense resulting from an expected write-up of bank premises and equipment.

(m)

Income tax expense was adjusted to reflect a statutory tax rate of 21% on the purchase accounting adjustments resulting from the transaction. For simplicity, state income taxes, which are subject to apportionment in states Wesbanco operates, are not estimated.

	Discount Accretion (Premium Amortization) for the Years Ended December 31,(1)
	2020(2)	2021	2022	2023	2024
(Unaudited, dollars in thousands)
Securities	$33	$33	$33	$33	$—
Loans	4,836	4,097	3,358	2,618	1,879
Customer/deposit base	(4,551)	(4,009)	(3,467)	(2,925)	(2,383)
Bank premises and equipment	(175)	(175)	(175)	(175)	(175)
Time deposits	4,833	4,833	4,833	—	—
Subordinated debt(3)	750	750	—	—	—
Increase (decrease) in pre-tax net income	$5,726	$5,529	$4,582	$(449)	$(679)

(1)

Estimated accretion and amortization of fair value adjustments are accreted or amortized on either a straight-line basis or under the sum-of-the-years’ digits method over the estimated average or actual remaining life: 4 years for securities, 7 years for loans ($6.1M of gross mark assumed to be non-accretable), 10 years for core deposit intangibles, 20 years for bank premises and equipment, 3 years for certificates of deposit and 2 years for subordinated debt. (Note: When the actual amortization is recorded for periods following closing of the transaction, the interest method may also be used.) The restructuring of borrowings, loans, securities and/or junior subordinated debt may alter the accretion and amortization amounts included in this proforma analysis.

(2)

Accretion and amortization estimates for 2020 assumes the acquisition closes on January 1, 2020. Should the merger close prior to December 31, 2019, a portion of the amortization or accretion of the fair value adjustments would be recorded for the number of months prior to year-end and after the merger closes.

(3)	Subordinated debt is assumed to be refinanced at the end of the instrument’s five-year fixed rate no call period, although the stated maturity is ten years.

Note D — Cost Savings and Merger-Related Costs

Estimated cost savings, expected to approximate 31% of Old Line Bancshares’ annualized pre-tax operating expenses, are excluded from this pro forma analysis. Cost savings are estimated to be realized at 75% in the first full year after the acquisition with the remainder expected to be recognized in subsequent years. In addition, certain estimated merger-related costs are not included in the pro forma combined statements of income as they will be recorded in the combined results of income after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Pre-tax merger-related expenses are estimated to total $30.4 million, of which

$5.7 million is estimated to be related to Old Line Bancshares pre-acquisition expenses. Such amount is reflected in the proforma financial statements as an acquired liability. See Note B, Purchase Accounting Adjustments, for additional information.

Note E — Non-GAAP Financial Measures

The following non-GAAP financial measures used by Wesbanco and Old Line Bancshares provide information useful to investors in understanding operating performance and trends, and facilitate comparisons with the performance of peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Wesbanco and Old Line Bancshares’ financial statements.

Wesbanco, Inc.

	June 30,		December 31,
(unaudited, dollars in thousands, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Tangible common book value per share:
Total shareholders’ equity	$2,074,116	$1,524,106	$1,978,827	$1,395,321	$1,341,408	$1,122,132	$788,190
Less: goodwill and other intangible assets net of deferred tax liability	(903,729)	(657,111)	(906,887)	(583,903)	(586,403)	(487,270)	(316,914)
Tangible common equity	1,170,387	866,995	1,071,940	811,418	755,005	634,862	471,276

Common shares outstanding	54,697,199	46,643,250	54,598,134	44,043,244	43,931,715	38,459,635	29,298,188

Tangible common book value per share	$21.40	$18.59	$19.63	$18.42	$17.19	$16.51	$16.09

Tangible common equity to tangible assets:
Total shareholders’ equity	$2,074,116	$1,524,106	$1,978,827	$1,395,321	$1,341,408	$1,122,132	$788,190
Less: goodwill and other intangible assets net of deferred tax liability	(903,729)	(657,111)	(906,887)	(583,903)	(586,403)	(487,270)	(316,914)
Tangible common equity	1,170,387	866,995	1,071,940	811,418	755,005	634,862	471,276
Total assets	12,494,653	10,946,584	12,458,632	9,816,178	9,790,877	8,470,298	6,296,565
Less: goodwill and other intangible assets net of deferred tax liability	(903,729)	(657,111)	(906,887)	(583,903)	(586,403)	(487,270)	(316,914)
Tangible assets	11,590,924	10,289,473	11,551,745	9,232,275	9,204,474	7,983,028	5,979,651
Tangible common equity to tangible assets	10.10%	8.43%	9.28%	8.79%	8.20%	7.95%	7.88%

Non-GAAP Financial Measures (Continued)

Old Line Bancshares, Inc.

	June 30,		December 31,
(unaudited, dollars in thousands, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Tangible common book value per share:
Total common shareholders’ equity	$389,312	$354,344	$370,771	$207,727	$150,667	$143,731	$135,264
Less: goodwill and other intangible assets	(108,723)	(111,092)	(110,031)	(31,382)	(13,307)	(14,138)	(12,214)
Tangible common equity	280,589	243,252	260,740	176,345	137,360	129,593	123,050

Common shares outstanding	16,999,146	16,988,883	17,031,052	12,508,332	10,910,915	10,802,560	10,810,930

Tangible common book value per share	$16.51	$14.32	$15.31	$14.10	$12.59	$12.00	$11.38

Tangible common equity to tangible assets:
Total common shareholders’ equity	$389,312	$354,344	$370,771	$207,727	$150,667	$143,731	$135,264
Less: goodwill and other intangible assets	(108,723)	(111,092)	(110,031)	(31,382)	(13,307)	(14,138)	(12,214)
Tangible common equity	280,589	243,252	260,740	176,345	137,360	129,593	123,050
Total assets	3,075,613	2,933,376	2,950,007	2,105,613	1,709,020	1,510,089	1,227,519
Less: goodwill and other intangible assets	(108,723)	(111,092)	(110,031)	(31,382)	(13,307)	(14,138)	(12,214)
Tangible assets	2,966,890	2,822,284	2,839,976	2,074,231	1,695,713	1,495,951	1,215,305
Tangible common equity to tangible assets	9.46%	8.62%	9.18%	8.50%	8.10%	8.66%	10.13%

Pro forma Combined(1)
(unaudited, dollars in thousands, except per share amounts)	June 30, 2019	December 31, 2018
Tangible common book value per share:
Total common shareholders’ equity	$2,574,178	$2,469,331
Less: goodwill and other intangible assets net of deferred tax liability	(1,151,167)	(1,154,325)
Tangible common equity	1,423,011	1,315,006
Common shares outstanding	68,031,329	67,932,264
Tangible common book value per share	$20.92	$19.36

(1)	See Comparative Per Share Data for additional information relating to the calculation of this ratio.

INFORMATION ABOUT WESBANCO

Wesbanco is a bank holding company headquartered in Wheeling, West Virginia. Wesbanco provides a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. Wesbanco offers these services through two reportable segments, community banking and trust and investment services. As of June 30, 2019, Wesbanco had approximately $12.5 billion of consolidated total assets, $8.7 billion of deposits, $7.7 billion of loans and $2.1 billion of shareholders’ equity. As of June 30, 2019, Wesbanco operated through 199 financial centers in West Virginia, Ohio, Indiana, Kentucky and Pennsylvania. Wesbanco’s main office is located at One Bank Plaza, Wheeling, West Virginia, 26003 and its telephone number is (304) 234-9000.

Wesbanco’s community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts, as well as commercial, mortgage and individual installment loans, and certain non-traditional offerings, such as insurance and securities brokerage services. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds. The market value of assets managed or held in custody by the trust and investment services segment was approximately $4.5 billion at June 30, 2019. These assets are held by Wesbanco in fiduciary or agency capacities for their customers.

Wesbanco offers additional services through its non-banking subsidiaries, Wesbanco Insurance Services, Inc., a multi-line insurance agency specializing in property, casualty and life insurance, and benefit plan sales and administration for personal and commercial clients; and Wesbanco Securities, Inc., a full service broker-dealer, which also offers discount brokerage services. Wesbanco Asset Management, Inc., which was incorporated in 2002, holds certain investment securities in a Delaware-based subsidiary. Wesbanco Properties, Inc. holds certain commercial real estate properties. The commercial property is leased to Wesbanco Bank and to non-related third parties. Wesbanco Bank’s Investment Department also serves as investment adviser to a family of mutual funds, namely the “WesMark Funds.” The fund family is composed of the WesMark Growth Fund, the WesMark Balanced Fund, the WesMark Small Company Growth Fund, the WesMark Government Bond Fund, the WesMark West Virginia Municipal Bond Fund and the WesMark Tactical Opportunity Fund.

Wesbanco’s common stock is listed and traded on the Nasdaq Global Select Market under the symbol “WSBC.”

Wesbanco’s website can be accessed at http://www.wesbanco.com. Information contained in Wesbanco’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For further information about Wesbanco, please see “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

INFORMATION ABOUT OLD LINE BANCSHARES

Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank. Old Line Bancshares is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and subject to regulation by the Federal Reserve Board and the Maryland Commissioner.

Old Line Bank is a trust company chartered by the State of Maryland. Old Line Bank was originally chartered in 1989 as a national bank under the name “Old Line National Bank.” Old Line Bank converted to a Maryland-chartered trust company exercising the powers of a commercial bank in June 2002, and does not exercise trust powers — its regulatory structure is the same as a Maryland chartered commercial bank. Old Line Bank is regulated by the Maryland Commissioner and by the FDIC and is subject to regulation, supervision and regular examination by the Maryland Commissioner and the FDIC. Old Line Bank’s deposits are insured to the maximum legal limits by the FDIC. Its current market area consists of the suburban Maryland counties of Anne Arundel, Calvert, Charles, Frederick, Harford, Howard, Prince George’s, Montgomery, and St. Mary’s (Washington, D.C. suburbs) and Baltimore and Carroll (Baltimore City suburbs).

At June 30, 2019, Old Line Bancshares had approximately $3.1 billion of consolidated total assets, $2.4 billion of deposits, $2.4 billion of loans and $389.3 million of stockholders’ equity. At June 30, 2019, Old Line Bancshares operated through 37 financial centers in Maryland. Old Line Bancshares’ main office is located at 1525 Pointer Ridge Place, Bowie, Maryland, 20716 and its telephone number is (301) 430-2500.

Old Line Bancshares’ common stock is listed and traded on the Nasdaq Capital Market under the symbol “OLBK.”

Old Line Bancshares’ website can be accessed at http://www.oldlinebank.com. Information contained in Old Line Bancshares’ website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For further information about Old Line Bancshares, please see “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

COMPARATIVE RIGHTS OF WESBANCO SHAREHOLDERS AND OLD LINE BANCSHARES STOCKHOLDERS

After the merger, Old Line Bancshares stockholders will become shareholders of Wesbanco and their rights will be governed by Wesbanco’s articles of incorporation, Wesbanco’s bylaws and the West Virginia Business Corporations Act, which we refer to as the WVBCA. The following summary discusses differences between Wesbanco’s articles of incorporation and bylaws and Old Line Bancshares’ articles of incorporation and bylaws and the differences between the Maryland General Corporation Law, which we refer to as MGCL, and the WVBCA. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information About Wesbanco and Old Line Bancshares.”

We do not intend for the following summary to be a complete statement of the differences affecting the rights of Old Line Bancshares’ stockholders who become Wesbanco shareholders, but rather as a summary of the more significant differences and certain important similarities between the rights of the stockholders of Old Line Bancshares and shareholders of Wesbanco. We qualify the following summary in its entirety by reference to the articles of incorporation and bylaws of Wesbanco, Old Line Bancshares’ articles of incorporation and bylaws and applicable laws and regulations, including the WVBCA and the MGCL. We urge you to read Wesbanco’s articles of incorporation and bylaws, Old Line Bancshares’ articles of incorporation and bylaws, and the relevant provisions of the WVBCA, the MGCL and federal law governing bank holding companies in their entirety.

Wesbanco	Old Line Bancshares
Capital Stock

Authorized Shares. Wesbanco is authorized to issue 100,000,000 shares of Wesbanco common stock, $2.0833 par value per share, and 1,000,000 shares of preferred stock, without par value. There were 54,690,225 shares of Wesbanco common stock issued and outstanding as of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information.

Preferred Stock. There were no shares of Wesbanco preferred stock issued and outstanding as of the Wesbanco record date.

The Wesbanco common stock is traded on the NASDAQ Global Select Market.

Authorized Shares. Old Line Bancshares is authorized to issue 26,000,000 shares of capital stock, comprised of 25,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. There were 16,999,146 shares of Old Line Bancshares common stock issued and outstanding as of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information.

Preferred Stock. There were no shares of Old Line Bancshares preferred stock issued and outstanding as of the Old Line Bancshares record date.

The Old Line Bancshares common stock is traded on the NASDAQ Capital Market.

Voting Rights

Common Stock. Pursuant to Wesbanco’s articles of incorporation, holders of Wesbanco common stock are generally entitled to one vote for each share of common stock.

Preferred Stock. Wesbanco’s board of directors is authorized to determine the voting rights of preferred stock.

Common Stock. Each holder of Old Line Bancshares’ common stock generally has the right to cast one vote for each share of Old Line Bancshares common stock held of record on all matters submitted to a vote of stockholders.

Preferred Stock. Old Line Bancshares’ board of directors is authorized to determine the voting rights of preferred stock.

Dissenters’ and Appraisal Rights

Under the WVBCA, shareholders are entitled to appraisal rights with respect to corporate actions involving certain mergers, share exchanges, asset dispositions, and certain article amendments that reduce the shares of a shareholder to a fraction of a share where the corporation has an obligation to repurchase the share fraction.

No appraisal rights exist in the case of a merger, however, if (i) the stock of the acquiring corporation is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security by the National Association of Securities Dealers, Inc., or (ii) the stock has at least 2,000 shareholders and the outstanding shares of a class or series has a market value of at least $20 million, exclusive of the value of the shares held by subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10% of the shares.

Under the MGCL, stockholders of a Maryland corporation are granted appraisal rights in certain circumstances, including if: (i) the corporation consolidates or merges with another corporation; (ii) a stockholder’s stock is to be acquired in a share exchange; (iii) the corporation transfers its assets under certain circumstances; (iv) the corporation amends its charter in a way that alters the contract rights of any outstanding stock and substantially adversely affects the stockholder’s rights; or (v) the corporation converts to another form of entity. The stockholders can seek appraisal of fair value for their shares as of a date to be determined by the MGCL, depending on the type of transaction involved. A stockholder seeking appraisal rights must follow certain procedures specified in the MGCL, including, filing a written objection to the proposed transaction with the corporation.

Subject to the MGCL, stockholders are not permitted appraisal rights in a number of circumstances, including if any shares of the class or series of the stock are listed on a national securities exchange on the date notice is given of the transaction or on the record date for determining stockholders entitled to vote on the transaction, depending on the kind of transaction, the stock is not entitled to be voted on the transaction, or because the corporation’s articles of incorporation eliminate or limit appraisal rights. As long as Old Line Bancshares’ shares are listed on Nasdaq, Old Line Bancshares’ stockholders will not have appraisal rights if they object to such a transaction.

Notice and Adjournment of Shareholder Meetings

Wesbanco’s bylaws provide that written notice must be served, either personally, by mail, or by electronic transmission, upon each shareholder of record entitled to vote at such meeting, not less than five days prior to the meeting. Wesbanco’s bylaws provide that shareholders may adjourn a meeting at which a quorum is not present without notice other than announcement at the meeting.	Old Line Bancshares’ bylaws generally provide that written notice must be served, either personally, by mail, or by any other means permitted by law, upon each stockholder entitled to vote at such meeting and to each stockholder who, by law or its articles of incorporation or bylaws, is entitled to such notice, at least ten days prior to the meeting. Old Line Bancshares’ bylaws provide that any meeting of the stockholders may be adjourned to any other time and to any other place by the stockholders present or represented at the meeting, although less than a quorum, or by any officer entitled to preside or to act as Secretary of such meeting if no stockholder is present in person or by proxy.

Call of Special Meeting of Shareholders or Stockholders

Wesbanco’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the President, or any number of shareholders owning in the aggregate at least 10% of the number of shares outstanding.	Special meetings of Old Line Bancshares’ stockholders may be called at any time by its board of directors or the chairperson of the board of directors, and must be called by its Secretary upon the written application of one or more stockholders entitled to vote and who hold at least one-fifth of Old Line Bancshares’ capital stock entitled to vote at such meeting.

Director Number and Term

Wesbanco’s bylaws provide it has a classified board of directors, which is divided into three classes as nearly equal as possible, with each director having a staggered, three-year term. The board of directors will consist of not less than 15 nor more than 35 members, with the number to be set by the board of directors at the annual meeting. The board of directors has the power to vary this number at any meeting. Currently, the Wesbanco board of directors has 16 members.

Wesbanco’s bylaws prohibit any person from standing for election to the board of directors after attaining age 70.

Old Line Bancshares’ articles of incorporation and bylaws provide that its board of directors must be between five and 25 members, with the board having the power to set the number of directors within those limits. The directors are divided into three classes, as even in number as possible, with the terms of the classes scheduled to expire in successive years. At each annual meeting of stockholders, Old Line Bancshares’ stockholders elect the members of a single class of directors who are elected to three-year terms. Old Line Bancshares currently has 14 directors.

Neither Old Line Bancshares’ articles of incorporation or bylaws provide for an age at which directors are ineligible to run for re-election as such or at which an individual is ineligible to be elected as a director. The board of directors has, however, adopted a resolution providing that no individual may be nominated for election or re-election to the board of directors who is 75 years of age or older, unless such person is a founding member of the board of directors or the board waives this provision with respect to a specific individual.

Nomination of Directors

Wesbanco’s bylaws provide that nominations of candidates for election as directors at any meeting of shareholders may be made only (a) by or at the direction of the board of directors, or (b) by any shareholder entitled to vote for the election of directors who complies with the procedures in the bylaws. A nomination by a shareholder must be made pursuant to a notice to the secretary of Wesbanco no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual meeting of shareholders, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is

Old Line Bancshares’ bylaws provide that the board of directors or any stockholder of record (at the time of giving the required notice) entitled to vote for the election of directors may make nominations for the election of directors.

Other than the existing board of directors, stockholders of Old Line Bancshares must make their nominations for director or proposals for an annual meeting in writing to Old Line Bancshares’ Secretary. Nominations and proposals must be submitted not less than 60 nor more than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders, provided that if the date of the annual meeting is more than 30 days

first given to the shareholders. The notice must state (a) as to the nominee: (i) the name, age, address (business and residence), and principal occupation or employment and any directorships of such person; (ii) a description of any involvement in legal proceedings; (iii) the number of shares such person beneficially owns and any other ownership interest in the shares of Wesbanco; and (iv) any other information that would be required to be disclosed in a definitive proxy statement; and (b) as to the shareholder: (i) the name and address of the shareholder; (ii) the class and number of shares beneficially owned by the shareholder and any other ownership interest in the shares of Wesbanco; (iii) any relationship between the shareholder and the proposed nominee; (iv) a representation that the person sending the notice is a shareholder of record on the record date and will remain such through the meeting date; and (v) a representation that the shareholder intends to appear in person or by proxy at such meeting to move the nomination. Moreover, Wesbanco may require additional information to determine the qualifications of the nominee.	before or 60 days after such anniversary date or no proxy statement was delivered in connection with the previous year’s annual meeting, the notice must be delivered no later than 70 days before the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made. Notices of nominations must contain certain information regarding the identity, background and stock ownership of the proposed nominee and the identity and stock ownership of the person making the nomination.

Removal of Directors; Filling of Vacancies on the Board of Directors

Under the WVBCA, the shareholders may remove one or more directors with or without cause, but only at a meeting called for the purpose of removing the director(s) and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s). The director(s) may be removed by the shareholders only by the affirmative vote of at least a majority of all of the votes entitled to be cast. However, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his or her removal. Wesbanco’s bylaws provide that the shareholders may remove any elected director for cause and fill the vacancy created. Any vacancy not caused by a shareholder removal may be filled by the remaining board members.

Pursuant to Old Line Bancshares’ articles of incorporation, directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote in the election of directors, and only after reasonable notice and opportunity for the director to be heard before the body proposing to remove the director.

Under Old Line Bancshares’ articles of incorporation, its board of directors has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, subject to the rights of holders of any preferred stock then outstanding.

Voting for Directors

Under the WVBCA and Wesbanco’s articles of incorporation, Wesbanco shareholders are entitled to cumulative voting in the election of directors. Directors are elected by a plurality of shares voted, which means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected.	Under the MGCL and Old Line Bancshares’ articles of incorporation and bylaws, directors are elected by a plurality of shares voted and stockholders are not permitted to cumulate their votes. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected.

Indemnification of Officers and Directors and Limitation of Liability

Under the WVBCA, a corporation is generally permitted to indemnify a director if the director conducted himself or herself in good faith, he or she reasonably believed the conduct to be in the best interests of the corporation (or, in all other cases, at least not opposed to the best interests of the corporation), and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, the WVBCA permits a corporation to include broader indemnification in its articles of incorporation so long as the provision does not limit the liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) certain unlawful distributions, or (iv) an intentional violation of criminal law. The articles of incorporation may also contain a provision (the “elimination provision”) eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director so long as the provision does not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. The elimination provision may not apply to conduct occurring prior to the provision’s adoption. The WVBCA requires a corporation to indemnify a director, who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding.

The WVBCA permits a corporation to advance funds to pay for or reimburse the reasonable expenses incurred by a director, prior to the final disposition of a proceeding, who is a party to a proceeding because he or she is a director, if he or she delivers to the corporation:

•  a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the first sentence of the preceding paragraph or that the proceeding involves conduct for which liability has been eliminated under the elimination provision; and

•  a written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

Old Line Bancshares’ articles of incorporation provide that, to the fullest extent under the MGCL, it will indemnify its past, present and future directors and officers against all expenses, liability and losses reasonably incurred or suffered by such person in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such officer or director is a party or threatened to be made a party, by reason of his having been an officer or director of the company or, at the company’s request, any other entity, provided, however, that the company will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except for a proceeding to enforce such person’s right to indemnification or advancement of expenses.

Old Line Bancshares’ articles of incorporation provide that it cannot indemnify any officer, director or employee against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the company.

Old Line Bancshares’ articles of incorporation also provide for the right to advancement of expenses in connection with the indemnification rights set forth above, provided such officer or director undertakes to reimburse such amounts if it is determined by a court that such person is not entitled to indemnification and advancement of expenses. The articles of incorporation also permit Old Line Bancshares to indemnify any employee or agent to the same extent as provided for officers and directors.

In addition to the indemnification discussed above, Old Line Bancshares’ articles of incorporation also provide that its officers and directors are not personally liable to Old Line Bancshares or its stockholders for monetary damages for breach of their fiduciary duties, provided that such provision does not eliminate or limit personal liability of an officer or director:

•  To the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received;

The WVBCA provides that a corporation may indemnify its officers to the same extent as a director and, if the officer is not a director or if the officer is a party to the proceeding solely in his capacity as an officer, to a further extent as may be provided in the articles of incorporation, the bylaws, a resolution of the board of directors, or a contract, except that such additional indemnification may not be provided for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or liability arising out of conduct that constitutes (i) receipt by him or her of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law. The WVBCA mandates indemnification of officers that are not directors to the same extent as directors.

Wesbanco’s bylaws provide that Wesbanco will indemnify each of its directors and officers, whether or not then in office, against all liability incurred in connection with any suit to which he is a party by reason of having been an officer or director of Wesbanco or another company which he served at the request of Wesbanco to the maximum extent permitted under the WVBCA.

Wesbanco bylaws provide that a director or officer cannot receive a “prohibited indemnification payment,” which is defined as any payment or agreement to make a payment or reimburse such director or officer for any liability or legal expenses in any administrative proceeding brought by the appropriate federal banking agency that results in a final order or settlement in which the director or officer is assessed a civil monetary penalty, is removed or prohibited from conducting the business of banking, or is required to cease an action or take any affirmative action, including making restitution, with respect to Wesbanco Bank, Inc. or Wesbanco. Finally, Wesbanco’s bylaws provide that a reasonable indemnification payment will be made only if all of the following conditions are met: (i) the board of directors investigates and determines in writing that the director or officer acted in good faith and in the best interest of Wesbanco Bank, Inc. or Wesbanco; (ii) the board of directors investigates and determines that the payment will not materially adversely affect the safety and soundness of Wesbanco Bank, Inc. or Wesbanco; (iii) the payment does not fall within the definition of a prohibited indemnification payment; and (iv) the director or officer agrees in writing to reimburse Wesbanco, to the extent not covered by permissible

•  To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

•  In an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order requiring affirmative action by an individual or individuals in the form of payments to the company.

insurance, for advanced indemnification payments that subsequently become prohibited indemnification payments.

Wesbanco’s bylaws provide that Wesbanco may purchase commercial insurance to cover certain costs that Wesbanco incurs under the indemnification provisions. Costs that may be covered include legal expenses and restitution that an individual may be ordered to make to Wesbanco. Such insurance may not pay or reimburse a director or officer for any final judgment or civil money penalty assessed against such individual. Partial indemnification for legal expenses is permitted in connection with a settlement when there is a formal and final finding that the director or officer has not breached a fiduciary duty, engaged in unsafe or unsound practices, and is not subject to a final prohibition order.

Amendment of Articles of Incorporation

Pursuant to the WVBCA, the Wesbanco articles of incorporation and bylaws may generally be amended by the affirmative vote of at least a majority of all votes of shareholders entitled to be cast on the matter amendment and at least a majority of the outstanding stock of each class entitled to vote on the amendment, unless a greater number is specified in the articles of incorporation. The Wesbanco articles of incorporation provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock is required to amend, alter, change, or repeal the article section dealing with the classes of directors.	Old Line Bancshares’ articles of incorporation generally may be amended by affirmative vote of at least a majority of the board of directors and the holders of at least two-thirds of the total votes eligible to be cast on the matter, provided that amendments to Article FOURTH with respect to the election and removal of directors, article SEVENTH with respect to the vote required for certain business combinations and article FOURTEENTH setting forth the general voting requirements to amend the articles of incorporation require the approval of 80% of the total voting power of the company entitled to vote in the election of directors.

Amendment of Bylaws

Wesbanco’s bylaws require the affirmative vote of the holders of not less than 75% of the outstanding shares of the capital stock to amend or repeal the bylaw provisions dealing with the composition of the board of directors. The other bylaw provisions may be amended, altered, or repealed (i) at any duly called and constituted shareholders’ meeting on the affirmative vote of the majority of the stock represented at such meeting, or (ii) at any meeting of the board of directors upon the affirmative vote of the majority of the whole of the board, provided that each member of the board of directors is served with written notice of the proposed amendment at least two days in advance of such meeting.	In general, Old Line Bancshares’ board of directors has the power to alter, amend or repeal its bylaws by a majority vote of the board. Stockholders generally do not have the right to amend the bylaws.

Provisions Affecting Business Combinations

Pursuant to the WVBCA, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable solely for this reason or solely because the director or officer participates is present or participates in a board meeting which authorizes the contract or transaction or solely because any director’s or officer’s votes are counted for the purpose if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to either (a) the board of directors or (b) the members entitled to vote on such contract or transaction and the contract is specifically approved in good faith by vote of the board or such members entitled to vote or (ii) the contract or transaction is fair to the corporation at the time it is authorized by the board of directors or the members. The WVBCA provides that interested directors may be counted in determining the presence of a quorum at the meeting which authorizes the contract or transaction.

Neither Wesbanco’s articles of incorporation nor bylaws contain any provisions addressing interested shareholder transactions.

In general, Old Line Bancshares’ articles of incorporation provide that any merger or consolidation of Old Line Bancshares with or into another corporation, or the sale, lease or exchange of all or substantially all of its assets, requires the approval of holders of at least a majority of its shares of stock outstanding and entitled to vote thereon provided that such transaction has been approved by at least a majority of the members of its board of directors.

However, Old Line Bancshares’ articles of incorporation provide that any “business combination” involving the company, including: (i) a merger or consolidation with an “interested stockholder;” (ii) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any asset exceeding 10% of the company’s assets to any one or more interested stockholders; (iii) the issuance by Old Line Bancshares or any subsidiary of any securities to any “interested stockholder” having an aggregate fair market value equal to or greater than 10% of the combined assets of Old Line Bancshares and its subsidiaries, except pursuant to an employee benefit plan; (iv) reclassifications, recapitalizations, mergers or consolidations that increase the amount of Old Line Bancshares securities owned by an interested stockholder; and (v) the adoption of any plan of liquidation or dissolution, must be approved by the holders of at least 80% of the outstanding voting power, unless approved by a majority of the disinterested directors or the transaction complies with certain price and procedural requirements set forth in the articles of incorporation.

In addition, Old Line Bancshares’ articles of incorporation provide that the sale, lease or exchange of all or substantially all of its assets or a merger or consolidation of Old Line Bancshares with or into another corporation requires the approval of holders of only a majority of the shares of each class of its stock outstanding and entitled to vote if such transaction is approved by a majority of the board of directors. Without such a charter provision, the MGCL provides that the required vote for such transactions is two-thirds of each class of stock outstanding and entitled to vote.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO AND

OLD LINE BANCSHARES

Wesbanco and Old Line Bancshares each file annual, quarterly, current and special reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC’s web site at www.sec.gov.

Wesbanco maintains an Internet site that contains information about Wesbanco and its subsidiaries at www.wesbanco.com. Old Line Bancshares also maintains an Internet site that contains information about Old Line Bancshares and its subsidiaries at www.oldlinebank.com. The reports and other information filed by Wesbanco and Old Line Bancshares with the SEC are available through their respective Internet websites. The Internet website addresses of Wesbanco and Old Line Bancshares are provided as inactive textual references only. The information provided on the Internet websites of Wesbanco and Old Line Bancshares, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

This joint proxy statement/prospectus is part of a Registration Statement on Form S-4 that Wesbanco has filed with the SEC with respect to the Wesbanco common stock to be issued in the merger. This joint proxy statement/prospectus constitutes a prospectus of Wesbanco and a proxy statement of Wesbanco and Old Line Bancshares for their respective special meetings. As permitted by the SEC, this joint proxy statement/prospectus does not contain all of the information contained in the Registration Statement. You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows the “incorporation by reference” of information into this joint proxy statement/prospectus, which means that Wesbanco and Old Line Bancshares can disclose important information to you by referring you to another document filed separately with the SEC by Wesbanco or Old Line Bancshares. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Wesbanco and Old Line Bancshares have previously filed with the SEC. These documents contain important information about Wesbanco and Old Line Bancshares.

Wesbanco. The following documents, which have been filed with the SEC by Wesbanco, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Wesbanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019;

•	Wesbanco’s Definitive Proxy Statement on Schedule 14A, as supplemented, for Wesbanco’s 2019 annual meeting of shareholders filed with the SEC on March 13, 2019, as supplemented on April 5, 2019;

•	Wesbanco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 1, 2019 and July 31, 2019, respectively;

•

Wesbanco’s Current Reports on Form 8-K filed on February 19, 2019, February 28, 2019, March  14, 2019, April 18, 2019, April  22, 2019, May 10, 2019, May  31, 2019, July  23, 2019, August 21, 2019 and September 6, 2019 (in each case, except to the extent portions of any such Form 8-K is deemed furnished but not filed); and

•	the description of Wesbanco common stock contained in Wesbanco’s Form 8-K filed by Wesbanco on May 10, 2019, including any amendments or reports filed for purpose of updating the description.

All documents filed by Wesbanco pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meeting of Wesbanco shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

Old Line Bancshares. The following documents, which have been filed with the SEC by Old Line Bancshares, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Old Line Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 13, 2019;

•	Old Line Bancshares’ Definitive Proxy Statement on Schedule 14A for Old Line Bancshares’ 2019 annual meeting of stockholders filed with the SEC on April 26, 2019;

•	Old Line Bancshares’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019, filed with the SEC on May 10, 2019 and August 9, 2019, respectively; and

•

Old Line Bancshares’ Current Reports on Form 8-K filed on March 4, 2019, May  30, 2019 (report reporting on Item 5.07 only), July  24, 2019 and July 29, 2019 (in each case, except to the extent portions of any such Form 8-K is deemed furnished but not filed).

All documents filed by Old Line Bancshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meeting of Old Line Bancshares stockholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

You should rely only on the information contained in this joint proxy statement/prospectus or on information to which we have referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

If you would like to receive a copy of any of the documents incorporated by reference, please contact Wesbanco or Old Line Bancshares, as applicable, at the address or telephone number listed under the heading “Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and prospects of Wesbanco, Old Line Bancshares and the combined company following the proposed merger and statements for the period following the completion of the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Wesbanco, Old Line Bancshares, the proposed merger or the combined company following the transaction often identify forward-looking statements.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus, or the date made with respect to information incorporated by reference in this joint proxy statement/prospectus, and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder, stockholder or other approvals; any statements of the plans and objectives of management for future or past operations, products or services, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of such date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following: the businesses of Wesbanco and Old Line Bancshares may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the expected terms and schedule; Wesbanco’s shareholders may not approve the Wesbanco Merger Proposal or the Wesbanco Stock Issuance Proposal; Old Line Bancshares’ stockholders may not approve the Old Line Bancshares Merger Proposal; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 28 and Wesbanco’s and Old Line Bancshares’ annual and quarterly reports and other filings with the SEC that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information About Wesbanco and Old Line Bancshares.” Wesbanco and Old Line Bancshares do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the time the forward-looking statements are made.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Wesbanco and Old Line Bancshares claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Wesbanco, Old Line Bancshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

DEADLINES FOR SUBMITTING FUTURE SHAREHOLDER OR STOCKHOLDER PROPOSALS

Wesbanco. Wesbanco will hold its 2020 annual meeting of shareholders, referred to as the Wesbanco 2020 annual meeting, regardless of whether the merger has been completed.

Proposals which Wesbanco shareholders intend to present at Wesbanco 2020 annual meeting, to be held on Wednesday, April 22, 2020, will be eligible for inclusion in Wesbanco’s proxy material for that meeting if they are submitted to Wesbanco in writing not later than November 15, 2019. A proponent may submit only one proposal. At the time of the submission of a proposal, a shareholder also may submit a written statement in support thereof for inclusion in the proxy statement for the Wesbanco 2020 annual meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a Wesbanco shareholder may submit a proposal for consideration at the Wesbanco 2020 annual meeting, but not for inclusion in Wesbanco’s proxy material for that meeting. To make such a proposal, Wesbanco must receive from the shareholder a proper notice in writing of such request by January 20, 2020.

Old Line Bancshares. If the merger is completed as currently anticipated, Old Line Bancshares does not expect to hold an annual meeting of stockholders in 2020. However, if the merger is not completed as anticipated, Old Line Bancshares expects to hold a 2020 annual meeting of stockholders. In order to be included in the proxy materials for Old Line Bancshares’ 2020 annual meeting of stockholders, stockholder proposals submitted to Old Line Bancshares in compliance with SEC Rule 14a-8 (which concerns stockholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Old Line Bancshares’ executive offices on or before December 28, 2019. In order to curtail controversy as to compliance with this requirement, Old Line Bancshares stockholders are urged to submit proposals to the Secretary of Old Line Bancshares by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Exchange Act, Old Line Bancshares’ stockholders are notified that the notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2020 annual meeting of stockholders must be received by its Secretary between February 29, 2020 and March 30, 2020; provided, however, that if the date of the 2020 annual meeting is advanced more than 30 days prior to May 29, 2020 or is delayed more than 60 days after such date, then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made.

In addition to any other applicable requirements, for nominations for election to the Board of Directors at an annual meeting of Old Line Bancshares’ stockholders outside of the procedures established in the charter of the Corporate Governance Committee of Old Line Bancshares, and even if the nomination is not to be included in the proxy statement for such meeting, pursuant to Old Line Bancshares’ bylaws, the stockholder must give notice in writing to the Secretary of Old Line Bancshares not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or is delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Please see the Old Line Bancshares bylaws for a description of the information that must be contained in a notice for a stockholder proposal or director nomination.

LEGAL MATTERS

Certain matters relating to the validity of the Wesbanco common stock issuable in connection with the merger will be passed upon for Wesbanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, PLLC, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of September 19, 2019, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the members of Phillips, Gardill, Kaiser & Altmeyer, PLLC participating in the preparation of this joint proxy statement/prospectus owned an aggregate of 57,606 shares of Wesbanco common stock. In addition, Denise Knouse-Snyder is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC and is also on the board of directors of Wesbanco. K&L Gates LLP, as tax counsel to Wesbanco, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, as tax counsel to Old Line Bancshares, each will pass upon certain tax consequences related to the merger.

EXPERTS

The consolidated financial statements of Wesbanco appearing in Wesbanco’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Wesbanco’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Old Line Bancshares appearing in its Annual Report on Form 10-K as of December 31, 2018 and 2017 and for the three year period ended December 31, 2018, and the effectiveness of its internal control over financial reporting as of December 31, 2018, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

July 23, 2019

by and among

WESBANCO, INC.,

WESBANCO BANK, INC.,

OLD LINE BANCSHARES, INC.

and

OLD LINE BANK

A-i

A-ii

Page
12.07. Payment of Fees and Expenses	A-67
12.08. Amendment	A-67
12.09. Waiver	A-67
12.10. Disclosure Schedules	A-68
12.11. Waiver of Jury Trial	A-68
12.12. Severability	A-68
12.13. Specific Performance	A-68

Exhibit A — Form of Voting Agreement

A-iii

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	— Section 5.03(a)
“Acquisition Transaction”	— Section 5.03(a)
“Age Discrimination in Employment Act”	— Section 3.01(t)(ii)
“Agreement”	— Preamble
“Average Closing Price”	— Section 11.01(d)(v)
“BHC Act”	— Section 3.01(a)(i)
“Bank Merger”	— Preamble
“Bank Secrecy Act”	— Section 3.01(gg)
“Burdensome Condition”	— Section 3.01(w)
“Buyer”	— Preamble
“Buyer Balance Sheet Date”	— Section 4.01(g)
“Buyer Classified Loans”	— Section 4.01(o)(ii)
“Buyer Compensation and Benefit Plans”	— Section 4.01(t)(i)
“Buyer Consultants”	— Section 4.01(t)(i)
“Buyer Contracts”	— Section 4.01(c)(i)
“Buyer Directors”	— Section 4.01(t)(i)
“Buyer Disclosure Schedule”	— Preamble
“Buyer Employees”	— Section 4.01(t)(i)
“Buyer ERISA Affiliate”	— Section 4.01(t)(iii)
“Buyer ERISA Affiliate Plan”	— Section 4.01(t)(iii)
“Buyer Filed SEC Documents”	— Section 4.01(l)
“Buyer Financial Statements”	— Section 4.01(g)
“Buyer Loans”	— Section 4.01(o)(ii)
“Buyer Meeting” “Buyer Officers”	— Section 7.06(g) — Section 4.01(t)(i)
“Buyer Pension Plan”	— Section 4.01(t)(ii)
“Buyer Ratio”	— Section 11.01(d)(v)(2)
“Buyer SEC Documents”	— Section 4.01(f)(i)
“Buyer Shares” and “Buyer Share”	— Preamble
“Buyer Sub”	— Preamble
“Buyer Subsidiary” or “Buyer Subsidiaries”	— Section 4.01(l)
“Buyer Subsidiary Other Real Estate Owned”	— Section 4.01(w)
“Buyer 401(k) Plan”	— Section 5.10(a)
“Buyer’s Financial Advisor”	— Section 4.01(i)
“Cause”	— Section 6.02(a)
“CFPB”	— Section 3.01(gg)
“CRA”	— Section 3.01(u)(i)
“Classified Loans”	— Section 3.01(k)(ii)
“Closing”	— Section 9.01
“Closing Date”	— Section 9.01
“Code”	— Preamble
“Confidentiality Agreement”	— Section 7.01
“Constituent Corporations”	— Preamble
“Continuing Employees”	— Section 6.02(a)
“Converted Seller Option”	— Section 2.02(a)(i)
“Costs”	— Section 6.06(a)
“DOL”	— Section 3.01(t)(iii)

A-iv

“DPC Shares”	— Section 2.01(b)
“Data Conversion”	— Section 6.02(d)(i)
“Effective Time”	— Section 1.03
“Environmental Laws”	— Section 3.01(y)
“ERISA”	— Section 3.01(t)(i)
“Exchange Act”	— Section 3.01(a)(iv)
“Exchange Agent”	— Section 2.03(a)
“Exchange Fund”	— Section 2.03(b)
“Exchange Ratio”	— Section 2.01(a)
“FCPA”	— Section 3.01(gg)
“FDIC”	— Section 3.01(a)(ii)
“FHLB”	— Section 3.01(l)
“Fair Credit Reporting Act”	— Section 3.01(ff)
“Federal Reserve”	— Section 3.01(k)(ii)
“GAAP”	— Section 3.01(a)(iv)
“Good Reason”	— Section 6.02(d)
“Governmental Authority”	— Section 3.01(q)
“Gramm-Leach-Bliley Act”	— Section 3.01(ff)
“HSR Act”	— Section 3.01(w)
“Hazardous Substances”	— Section 3.01(y)
“IRS”	— Section 3.01(m)
“Indemnified Party”	— Section 6.06(a)
“Index Price”	— Section 11.01(d)(v)
“Index Ratio”	— Section 11.01(d)(v)(2)
“Information”	— Section 7.01
“Insider Transactions”	— Section 3.01(k)(ii)
“Joint Proxy Statement/Prospectus”	— Section 7.06(a)
“K&L”	— Section 8.01(c)
“knowledge”	— Section 3.01(a)(iv)
“Loan Assets”	— Section 3.01(j)
“Loan Documentation”	— Section 3.01(j)
“Loans”	— Section 3.01(k)(i)
“Maryland Commissioner”	— Section 3.01(a)(ii)
“material”	— Section 3.01(a)(iv)
“material adverse effect” or “material adverse change”	— Section 3.01(a)(iv)
“Merger”	— Preamble
“Merger Consideration”	— Section 2.01(a)
“MGCL”	— Section 1.01
“MFIC”	— Section 1.02
“Nasdaq”	— Section 3.01(p)
“Notice of Superior Proposal”	— Section 5.03(f)
“OFAC”	— Section 3.01(gg)
“PBGC”	— Section 3.01(t)(iii)
“PCBs”	— Section 3.01(y)
“PII”	— Section 3.01(ff)
“Patriot Act”	— Section 3.01(gg)
“Premium Cap”	— Section 6.06(b)
“Registration Statement”	— Section 7.06(a)
“Regulatory Authorities”	— Section 3.01(p)
“Replacement Nominee”	— Section 6.07(a)
“Representatives”	— Section 7.01
“Required Buyer Vote”	— Section 4.01(hh)

A-v

“Required Seller Vote”	— Section 3.01(kk)
“Retention Bonus”	— Section 6.02(d)(i)
“Retention Employees”	— Section 6.02(d)(i)
“Retention Pool”	— Section 6.02(d)(i)
“Retention Restricted Stock Agreements”	— Section 6.02(d)(ii)
“SEC”	— Section 3.01(c)
“Sanctioned Country”	— Section 3.01(ii)
“Sanctions”	— Section 3.01(ii)
“Sarbanes-Oxley Act”	— Section 3.01(g)(ii)
“Securities Act”	— Section 3.01(g)(i)
“Seller”	— Preamble
“Seller Appointees”	— Section 6.07(a)
“Seller Balance Sheet Date”	— Section 3.01(f)
“Seller Board”	— Section 3.01(d)
“Seller Board Recommendation”	— Section 7.06(f)
“Seller Certificate”	— Section 2.03(c)
“Seller Compensation and Benefit Plans”	— Section 3.01(t)(i)
“Seller Consultants”	— Section 3.01(t)(i)
“Seller Contracts”	— Section 3.01(x)
“Seller Directors”	— Section 3.01(t)(i)
“Seller Disclosure Schedule”	— Preamble
“Seller Employees”	— Section 3.01(t)(i)
“Seller Equity Awards”	— Section 2.02(c)
“Seller ERISA Affiliate”	— Section 3.01(t)(iii)
“Seller ERISA Affiliate Plan”	— Section 3.01(t)(iii)
“Seller Filed SEC Documents”	— Section 3.01(g)(v)
“Seller Financial Statements”	— Section 3.01(f)
“Seller Meeting”	— Section 7.06(e)
“Seller Officers”	— Section 3.01(t)(i)
“Seller Pension Plan”	— Section 3.01(t)(ii)
“Seller Real Properties”	— Section 3.01(n)
“Seller Representatives”	— Section 5.03(a)
“Seller SEC Documents”	— Section 3.01(g)(i)
“Seller Shares” and “Seller Share”	— Preamble
“Seller Stock Option”	— Section 2.02(a)(i)
“Seller Stock Plans”	— Section 2.02(a)(i)
“Seller Sub”	— Preamble
“Seller Subsequent Determination”	— Section 5.03(f)
“Seller Subsidiary” and “Seller Subsidiaries”	— Section 3.01(a)(ii)
“Seller Subsidiary Other Real Estate Owned”	— Section 3.01(y)
“Seller Walkaway Right”	— Section 11.01(d)(iv)
“Seller 401(k) Plan”	— Section 5.10(a)
“Seller’s Counsel”	— Section 8.02(c)
“Seller’s Financial Advisor”	— Section 3.01(r)
“Seller Performance Award”	— Section 2.02(c)
“Seller Preferred Stock”	— Section 3.01(b)(i)
“Seller Restricted Stock Award”	— Section 2.02(b)
“Starting Date”	— Section 11.01(d)(v)
“Starting Price”	— Section 11.01(d)(v)
“Subsidiary”	— Section 3.01(c)
“Superior Proposal”	— Section 5.03(f)
“Surviving Bank Corporation”	— Section 1.02

A-vi

“Surviving Corporation”	— Section 1.01
“Systems”	— Section 3.01(ee)(ii)
“Takeover Laws”	— Section 3.01(z)
“Tax” or “Taxes”	— Section 3.01(m)
“Tax Returns”	— Section 3.01(m)
“Termination Fee”	— Section 11.02(b)
“Trust Account Shares”	— Section 2.01(b)
“Updated Buyer Disclosure Schedule”	— Section 6.04
“Updated Seller Disclosure Schedule”	— Section 5.02
“Voting Agreement”	— Preamble
“Voting Agreement Stockholders”	— Preamble
“WVBCA”	— Section 1.01
“WVDFI”	— Section 4.01(p)
“Walkaway Determination Date”	— Section 11.01(d)(v)
“West Virginia Secretary of State”	— Section 1.03

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2019, is made and entered into by and among Wesbanco, Inc., a West Virginia corporation (“Buyer”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), Old Line Bancshares, Inc., a Maryland corporation (“Seller”), and Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland and a wholly-owned subsidiary of Seller (“Seller Sub”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Constituent Corporations.” References herein to a “party” (with respect to being a party to this Agreement) mean either (i) Seller and Seller Sub, on the one hand, or (ii) Buyer and Buyer Sub, on the other hand.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each determined that it is in the best interests of their respective corporations and shareholders for Buyer to acquire Seller pursuant to a merger of Seller with and into Buyer (the “Merger”) and, immediately after the Merger, a merger of Seller Sub with and into Buyer Sub (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Seller will cease to have a separate corporate existence and the stockholders of Seller will receive from Buyer in exchange for each share of common stock, $0.01 par value, of Seller (individually a “Seller Share” and collectively “Seller Shares”), 0.7844 of a share of common stock, $2.0833 par value per share, of Buyer (individually, a “Buyer Share” and collectively, the “Buyer Shares”), as may be adjusted as provided herein, all as determined in accordance with the terms of this Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, all of the executive officers and directors of Seller, in their capacity as stockholders (the “Voting Agreement Stockholders”), have each entered into separate Voting Agreements, dated as of the date hereof, with Buyer (each a “Voting Agreement”), a form of which is attached to this Agreement as Exhibit A, pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s Seller Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Bank Merger contemplated by this Agreement each qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Seller has previously provided to Buyer a schedule disclosing additional information about Seller (the “Seller Disclosure Schedule”), and Buyer has previously provided to Seller a schedule disclosing additional information about Buyer (the “Buyer Disclosure Schedule”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01.    Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”) and the Maryland General Corporation Law (the “MGCL”). Buyer shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of West Virginia and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time. As a result of the Merger, the outstanding Seller Shares shall be converted in the manner provided in Article Two.

1.02.    Bank Merger; Surviving Bank Corporation

Upon the terms and subject to the conditions of this Agreement, immediately after and subject to the Effective Time, Seller Sub shall merge with and into Buyer Sub in accordance with the WVBCA, the state banking code of West Virginia, the MGCL and the Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland (“MFIC”). Buyer Sub shall be the continuing and surviving bank corporation in the Bank Merger, shall continue to exist under the laws of the State of West Virginia and shall continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Bank Corporation” refers to Buyer Sub at and after the Effective Time. As a result of the Bank Merger, the outstanding shares of capital stock of Seller Sub shall be converted in the manner provided in Section 2.06.

1.03.    Effective Time

The Merger shall become effective at the time set forth in the respective Articles of Merger that shall be filed with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”) in accordance with the WVBCA and the Maryland State Department of Assessments and Taxation in accordance with the MGCL. The Bank Merger shall become effective at the time set forth in the Articles of Merger that shall be filed with the West Virginia Secretary of State in accordance with the WVBCA and the Articles of Merger that shall be filed with the Maryland State Department of Assessments and Taxation in accordance with the MGCL; provided, however, that the Bank Merger shall not become effective until after the Merger has become effective. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.04.    Effects of the Merger

At the Effective Time:

(a)	the articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation;

(b)	the bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation;

(c)

subject to Section 6.07, the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(d)

the officers of Buyer immediately prior to the Effective Time and James W. Cornelsen, pursuant to his new employment agreement as referred to in Section 6.02(b) of this Agreement, shall become the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation;

(e)	each Buyer Share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(f)	the Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 3-114 of the MGCL; and

(g)	the location of the principal office of the Surviving Corporation shall be One Bank Plaza, Wheeling, WV 26003.

1.05.    Effects of the Bank Merger

Immediately following the Effective Time of the Bank Merger:

(a)	the articles of incorporation of Buyer Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank Corporation;

(b)	the bylaws of Buyer Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank Corporation;

(c)

subject to Section 6.07, the directors of Buyer Sub immediately prior to the Effective Time shall become the directors of the Surviving Bank Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank Corporation;

(d)

the officers of Buyer Sub immediately prior to the Effective Time and James W. Cornelsen, pursuant to his new employment agreement as referred to in Section 6.02(b) of this Agreement, shall become the officers of the Surviving Bank Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank Corporation; and

(e)	the Bank Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 3-712 of the MFIC.

1.06.    Tax Consequences

It is intended that the Merger and the Bank Merger shall each constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder. Buyer, Buyer Sub, Seller and Seller Sub each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 8.01(c) and 8.02(c), which certificates shall be effective as of the date of such opinions.

1.07.    Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article Eight, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger described in Section 1.01 hereof and/or the Bank Merger described in Section 1.02 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 8.01(c) and 8.02(c); (ii) the consideration to be paid to the holders of Seller Shares under this Agreement is not thereby changed in kind or value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals, consents, or waivers or other consents and approvals relating to the consummation of the Merger or the Bank Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.08.    Additional Actions

If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Sub its right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Sub, or (ii) otherwise carry out the purposes of this Agreement, Seller, Seller Sub and their officers and directors shall be deemed to have granted to Buyer and Buyer Sub an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Sub its right, title or interest in, to or under any of the rights, properties or assets of Seller and Seller Sub or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Sub are authorized in the name of Seller, Seller Sub or otherwise to take any and all such action.

ARTICLE TWO

CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES

2.01.    Conversion of Seller Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder of any of the following securities:

(a)

Subject to the other provisions of this Article Two, each Seller Share issued and outstanding immediately prior to the Effective Time (other than Seller Shares held directly or indirectly by Buyer or any Subsidiaries (as defined below) of Buyer or Seller (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 2.01(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, 0.7844 (the “Exchange Ratio”) of a Buyer Share. The 0.7844 of a Buyer Share to be issued in exchange for each Seller Share pursuant to this Section 2.01 is sometimes referred to herein as the “Merger Consideration.”

(b)

At the Effective Time, all Seller Shares that are owned directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (other than Seller Shares (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or agency capacity for the benefit of third parties (any such shares, and Buyer Shares that are similarly held, whether held directly or indirectly by Buyer or Seller, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Buyer or Seller or any of their respective Subsidiaries, directly or indirectly, in respect of a debt previously contracted (any such Seller Shares, and Buyer Shares that are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no Buyer Shares, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Buyer Shares that are owned by Seller or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer without any consideration therefor.

2.02.    Seller Equity Awards

(a)

(i) At the Effective Time, each option granted by Seller to purchase Seller Shares under Seller’s stock compensation and stock based incentive plans (the “Seller Stock Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (each, a “Seller Stock Option”) shall without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Buyer, on the same terms and conditions as were applicable under such Seller Stock Option immediately prior to the Effective Time, a number of Buyer Shares (rounded down to the nearest whole share) determined by multiplying (x) the number of Seller Shares subject to such Seller Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each Seller Share subject to such Seller Stock Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Seller Option”). All rounding described in this Section 2.02(a) shall be done on an aggregate basis such that a single rounding of shares and exercise price shall be applied to each Converted Seller Option.

(ii) The Converted Seller Options shall have the same vesting schedule as the Seller Stock Options and otherwise shall have the same terms and conditions as such Seller Stock Options; provided, that Buyer shall convert the Seller Stock Options into Converted Seller Options in a manner consistent with the requirements of Section 409A of the Code and, in the case of Seller Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code, as applicable. After such assumption and conversion, the Converted Seller Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the Seller Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(iii) At the Effective Time, Buyer shall reserve for future issuance a number of Buyer Shares at least equal to the number of Buyer Shares that will be subject to the Converted Seller Options. As promptly as reasonably practicable following the Effective Time, Buyer shall file a post-effective amendment to the Registration Statement or an effective registration statement on Form S-8 (or other applicable form) with respect to the Buyer Shares subject to the Converted Seller Options, shall distribute a prospectus relating to such Form S-8, if applicable, and Buyer shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted Seller Options remain outstanding.

(b)

Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a Seller Share subject to vesting or other lapse restriction granted under a Seller Stock Plan, other than Seller Stock Options, that is unvested and outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Award”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Seller Share underlying such Seller Restricted Stock Award, less applicable tax withholdings.

(c)

Immediately prior to the Effective Time (but contingent upon the Closing), each performance-based equity in respect of Seller Shares granted under a Seller Stock Plan, other than Seller Stock Options, that is unvested and outstanding at such time (a “Seller Performance Award” and, together with the Seller Stock Options and Seller Restricted Stock Awards, the “Seller Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such Seller Performance Award deemed satisfied at target) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Seller Share underlying such Seller Performance Award, less applicable tax withholdings.

(d)

At or prior to the Effective Time, Seller, the Seller Board (as defined in Section 5.03(b)) and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Seller or Seller Sub employee consents) that may be necessary to effectuate the provisions of paragraphs (a)-(c) of this Section 2.02 and to ensure that following the Effective Time, there are no obligations with respect to Seller Equity Awards other than as set forth in this Section 2.02.

2.03.    Exchange and Payment Procedures

(a)

Exchange Agent. Buyer shall designate Computershare Investor Services, LLC or such other entity as shall reasonably be selected by Buyer to act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 2.03. Seller shall provide to the Exchange Agent all information reasonably requested by Buyer to be provided to the Exchange Agent in order for it to perform as specified herein.

(b)

Deposit with Exchange Agent; Exchange Fund. At least one business day prior to the Effective Time, Buyer shall provide to the Exchange Agent the number of Buyer Shares representing the aggregate Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 2.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Seller Shares (collectively, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Buyer Shares held by it from time to time hereunder, except that it shall receive and hold for the benefit of the recipients of the Buyer Shares until distributed thereto pursuant to the provisions of this Agreement any dividends or other distributions paid or distributed with respect to such Buyer Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph. The Exchange Agent shall invest cash in the Exchange Fund, as directed by Buyer, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation, or (iii) certificates of deposit of commercial banks (not including any Subsidiary (as defined in Section 3.01(c)) or affiliate of Buyer) with capital exceeding $1.0 billion. All interest and other income resulting from such investments shall be paid to Buyer.

(c)

Surrender of Seller Certificates. As promptly as practicable after the Effective Time, and in no event more than seven business days thereafter, Buyer shall send or cause to be sent to each former holder of record of Seller Shares transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass only upon proper delivery of such certificates to the Exchange Agent). Each holder of an outstanding certificate or certificates that prior to the Effective Time represented Seller Shares (“Seller Certificate”), who surrenders such Seller Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) the Merger Consideration for each Seller Share represented by the Seller Certificate surrendered, (ii) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (iii) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (iv) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Seller Certificate upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue the certificates representing Buyer Shares in accordance with this Agreement. Each Seller Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the Merger Consideration for each Seller Share represented by such Seller Certificate, (b) any cash in lieu of fractional shares into which the Seller Shares represented by such Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest. No dividends or other distributions with a record date after the Effective Time with respect to Buyer Shares shall be paid to the holder of any unsurrendered Seller Certificate until the holder thereof shall surrender such Seller Certificate in accordance with this Section 2.03(c). After the surrender of a Seller Certificate in accordance with this Section 2.03(c), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to Buyer Shares represented by such Seller Certificates. After the Effective Time, there shall be no further transfer on the records of Seller of a Seller Certificate representing Seller Shares and, if any such Seller Certificate is presented to Seller for transfer, it shall be canceled against delivery of the Merger Consideration for each Seller Share represented by such Seller Certificate provided in Article Two.

(d)

Lost, Stolen or Destroyed Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Seller Certificate for Seller Shares for surrender to the Exchange Agent in accordance with this Section 2.03:

(i)	evidence to the reasonable satisfaction of the Surviving Corporation that such Seller Certificate has been lost, wrongfully taken, or destroyed;

(ii)	such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety); and

(iii)

evidence, to the reasonable satisfaction of the Surviving Corporation, that such person was the owner of the Seller Shares theretofore represented by each such Seller Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Seller Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Seller Shares theretofore represented by any such Seller Certificate have been acquired by a bona fide purchaser, shall deliver to such person (A) the Merger Consideration for each Seller Share represented by the lost, stolen or destroyed Seller Certificate, (B) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (C) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (D) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller Shares with a record date prior to the Effective Time, in each case without interest, that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Seller Certificate.

(e)

No Further Ownership Rights in Seller Shares. All cash in lieu of fractional Buyer Shares and Buyer Shares issued upon conversion of Seller Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Seller Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Seller (but only in compliance with the terms of this Agreement) on such Seller Shares prior to the Effective Time and which remain unpaid at the Effective Time, subject to compliance with Section 7.08.

(f)	No Fractional Buyer Shares.

(i)

No certificates or scrip representing fractional Buyer Shares shall be issued upon the surrender for exchange of Seller Certificates evidencing Seller Shares, and such fractional Buyer Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)

Each holder of Seller Shares who would otherwise be entitled to receive a fractional Buyer Share shall instead receive from the Exchange Agent an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional Buyer Share (rounded to the nearest thousandth when expressed in decimal form) interest to which such holder (after taking into account all Seller Shares held at the Effective Time by such holder) would otherwise be entitled by (b) the Average Closing Price (as defined in Section 11.01(d)(v)).

(g)

Termination of Exchange Fund. Any portion of the Exchange Fund delivered to the Exchange Agent by Buyer pursuant to Section 2.03(b) that remains undistributed to the stockholders of Seller for six months after the Effective Time may be delivered to the Surviving Corporation, upon Buyer’s demand, and any stockholders of Seller who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest and any dividends or distributions with respect to Buyer Shares issuable in the Merger, in each case without interest.

(h)

No Liability. None of Buyer, Seller, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Seller Shares for any payment of the Merger Consideration, any cash in lieu of fractional Buyer Share interest or any dividends or distributions with respect to Buyer Shares issuable in the Merger delivered to a public official as and if required by any applicable abandoned property, escheat or similar law.

(i)

Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from any cash consideration otherwise payable pursuant to this Agreement to any holder of Seller Certificates such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are properly withheld and paid over to the appropriate taxing authority by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Seller Certificates in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent.

(j)

Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.04.    No Dissenters’ Rights

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, no outstanding Seller Shares, Seller Equity Awards or other shares of Seller’s capital stock shall have any dissenters’ or appraisal rights under the MGCL or otherwise.

2.05.    Anti-Dilution Provisions

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Buyer Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or Buyer establishes a record date for effecting any such change to the outstanding Buyer Shares) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar changes in Buyer’s capitalization, excluding an acquisition by Buyer involving an exchange of Buyer Shares not resulting in a recapitalization of Buyer, appropriate and proportionate adjustment shall be made to the Merger Consideration. Nothing contained herein shall be deemed to permit any action that may be proscribed by this Agreement.

2.06.    Conversion of Seller Sub Capital Stock

Immediately after the Effective Time, each issued and outstanding share, and each share held in the treasury, of capital stock of Seller Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, be canceled without any conversion or issuance of any shares of capital stock of Buyer or Buyer Sub with respect thereto. No shares of Buyer or Buyer Sub shall be issued or exchanged and no consideration shall be given for shares of Seller Sub, and each then-issued and outstanding share, and each share then held in the treasury, of capital stock of Buyer Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, continue as one share of capital stock of the Surviving Bank Corporation having the same designations, preferences, limitations, and rights as such share of capital stock of Buyer Sub immediately prior to the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

3.01.    Representations and Warranties of Seller and Seller Sub

Except as set forth on the Seller Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Seller and Seller Sub hereby jointly and severally represent and warrant to Buyer and Buyer Sub as follows:

(a)	Corporate Status.

(i)

Seller is a Maryland corporation and registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). Seller is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the articles of incorporation and bylaws of Seller, in each case as amended to the date of this Agreement.

(ii)

Set forth in Section 3.01(a)(ii) of the Seller Disclosure Schedule is a complete list of each Subsidiary (as that term is defined in Section 3.01(c)) of each of Seller and Seller Sub (each, a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”). Seller Sub is a Maryland trust company and is regulated by the Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”) and the Federal Deposit Insurance Corporation (the “FDIC”). The deposit accounts of Seller Sub are insured by the FDIC) to the fullest extent permitted by applicable law. Seller Sub is a trust company with commercial banking powers duly organized and validly existing and in good standing under the laws of the State of Maryland and has power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not have a material adverse effect on Seller. Seller has made available to Buyer true and complete copies of the governing instruments of Seller Sub, in each case as amended to the date of this Agreement.

(iii)

Each of the Seller Subsidiaries other than Seller Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, other than where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(iv)

As used in this Agreement, (A) any reference to any event, change, circumstance, development, occurrence, condition, or effect being “material” with respect to any entity means an event, change, circumstance, development, occurrence, condition, or effect that individually, or taken in the aggregate together with all other changes, circumstances, developments, occurrences, or effects, is or is reasonably likely to be material in relation to the financial condition, properties, business or results of operations of such entity and its Subsidiaries taken as a whole and (B) the terms “material adverse effect” or “material adverse change” mean, with respect to an entity, an event, change, circumstance, development, event, occurrence, condition, or effect that individually, or taken in the aggregate together with all other changes, circumstances, developments, occurrences, or effects, is or is reasonably likely to be material and adverse to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger or the Bank Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, circumstance, development, event, effect, condition or occurrence resulting from or relating to: (i) changes in the United States economy (including changes in interest rates) or the United States securities markets in general; (ii) changes in laws, rules, or regulations affecting banks or their holding companies generally, or interpretations thereof by Governmental Authorities or Regulatory Authorities; (iii) the impact of this Agreement and the transactions contemplated hereby on relationships with current or prospective customers or employees or the loss of any revenues arising therefrom; (iv) the effects of compliance with this Agreement on operating performance, including the reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, any reasonable costs incurred in connection with this Agreement and the transactions contemplated thereby; (v) payments made in the nature of severance payments or payments made pursuant to the change in control provisions of employment agreements or change in control or severance plans of Seller or any Seller Subsidiary or payments made pursuant to Section 6.02(b) or losses, charges or expenses resulting from loan sales contemplated by Section 5.09; (vi) changes, after the date hereof, in accounting principles generally accepted in the United States (“GAAP”) or applicable regulatory accounting requirements; (vii) any effect with respect to Seller and/or its Subsidiaries caused, in whole or in substantial part, by Buyer and/or the Buyer Subsidiaries, or any effect with respect to Buyer and/or the Buyer Subsidiaries caused, in whole or in substantial part, by Seller and/or the Seller Subsidiaries; (viii) changes, after the date hereof, in global, national or regional political conditions (including natural disaster, acts of, sabotage, military action, events of war (whether or not declared), or acts of terrorism), or any escalation or worsening thereof; or (ix) public disclosure of this Agreement or the transactions contemplated hereby or actions that are expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; provided, however, that in no event shall a decrease in the trading price of Seller Shares or Buyer Shares, absent any other event, change or effect that has had or would reasonably be expected to have a material adverse effect, or litigation relating thereto, be considered a material adverse effect or material adverse change. Any reference to “knowledge” of a party means the actual knowledge of the executive officers (as defined in Rule 3b-7 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) and directors of the party.

(b)	Capitalization of Seller.

(i)

As of the date of this Agreement, the authorized capital of Seller consists solely of (A) 25,000,000 Seller Shares, of which 16,999,146 Seller Shares were issued and outstanding and (B) 1,000,000 shares of preferred stock par value $0.01 per share (“Seller Preferred Stock”), no shares of which are issued and outstanding. All outstanding Seller Shares have been duly authorized and are validly issued, fully paid and non-assessable under the MGCL, and were not issued in violation of the preemptive rights of any person. All issued Seller Shares have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, there were (i) 117,807 Seller Shares granted in respect of outstanding Seller Restricted Stock Awards, and (ii) 75,000 Seller Shares reserved for issuance upon the exercise of outstanding Seller Stock Options. Seller has furnished to Buyer a true, complete and correct copy of the Seller Stock Plans, and a list of all participants in the Seller Stock Plans as of the date hereof is set forth in Section 3.01(b)(i) of the Seller Disclosure Schedule.

(ii)

As of the date hereof, except for this Agreement and the Seller Equity Awards, there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Seller Shares or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Shares except for such obligations arising under the Seller Stock Plans.

(iii)

Except as disclosed in Section 3.01(b)(iii) of the Seller Disclosure Schedule, since December 31, 2018, Seller has not: (A) issued or permitted to be issued any Seller Shares, or securities exercisable for or convertible into Seller Shares, other than upon exercise of the Seller Stock Options or the vesting of Seller Restricted Stock Awards granted prior to the date hereof under the Seller Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, through any Seller Subsidiary or otherwise, any Seller Shares; or (C) declared, set aside, made or paid to the stockholders of Seller dividends or other distributions on the outstanding Seller Shares.

(iv)

Except as disclosed in Section 3.01(b)(iv) of the Seller Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Seller or Seller Sub are issued or outstanding. No bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which Seller’s stockholders may vote are issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Seller and Seller Sub were issued in compliance in all material respects with all applicable laws, rules and regulations.

(c)

Seller Subsidiaries. Seller and Seller Sub own of record and beneficially, directly or indirectly, all of the issued and outstanding equity securities of the Seller Subsidiaries. There are no options, warrants, calls, rights, commitments or agreements of any character to which Seller, Seller Sub or any Seller Subsidiary is a party or by which any of them is bound obligating any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of such Seller Subsidiary (other than to Seller) or obligating Seller, Seller Sub or such Seller Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of the equity securities of any Seller Subsidiary, and all of the equity securities of each Seller Subsidiary held by Seller are fully paid and non-assessable and are owned by Seller free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Seller Subsidiaries.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)

Corporate Authority. All corporate actions of Seller and Seller Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Seller and Seller Sub, have been duly and validly taken, except for the approval of the Merger by the Required Seller Vote (as defined in Section 3.01(kk)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the MGCL and the WVBCA. The Seller’s Board of Directors (the “Seller Board”) has, by the unanimous vote of the directors voting on the matter, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring this Agreement, the Merger and the Bank Merger advisable on substantially the terms and conditions set forth in this Agreement, declaring the Merger in the best interest of Seller and its stockholders, and declaring this Agreement and the Bank Merger in the best interests of Old Line Bank and its stockholder, (iii) directing that the Merger be submitted to the Seller’s stockholders for their consideration at a meeting of Seller’s stockholders, and (iv) to recommend that Seller’s stockholders approve the Merger in accordance with the provisions of Section 7.06(f) hereof. The Board of Directors of Seller Sub has, by the unanimous vote of the directors voting on the matter, duly adopted resolutions approving this Agreement and the Bank Merger and declaring the Bank Merger advisable on substantially the terms and conditions set forth in this Agreement. Seller Board has approved and directed that Seller, as the sole stockholder of Seller Sub, provide its written consent to the Bank Merger. Seller has no debt that is secured by Seller Sub capital stock.

(e)

Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Seller and Seller Sub, and assuming the due authorization, execution and delivery by Buyer and Buyer Sub, constitutes a valid and binding obligation of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Seller and Seller Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Seller Vote, the obtaining of appropriate approvals, consents, or waivers from Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

(f)

Financial Statements of Seller. Seller has furnished or made available to Buyer consolidated financial statements of Seller consisting of the consolidated balance sheets as of December 31 for each of the fiscal years 2017 and 2018 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three years ended December 31, 2018 (the “Seller Balance Sheet Date”), including accompanying notes and the report thereon of Dixon Hughes Goodman LLP, dated March 13, 2019, as included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited consolidated balance sheets as of March 31, 2019 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the three months then ended, as reported in Seller’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (all of such consolidated financial statements are collectively referred to herein as the “Seller Financial Statements”). The Seller Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, GAAP, or rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and the Seller Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)	SEC Filings; Sarbanes Oxley.

(i)

Seller and the Seller Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Seller or any of the Seller Subsidiaries subsequent to December 31, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Seller SEC Documents”), except for any reports, registration statements, proxy statements or information statements that the failure to file would not have a material adverse effect on Seller. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

The records, systems, controls, data and information of Seller and the Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or the Seller Subsidiaries or their accountants, attorneys, or transfer agents (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Seller. Seller (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that information relating to Seller, including its consolidated Subsidiaries, that it is required to disclose in the reports that it files or submits under the Exchange Act is made known to the Seller’s management, including its chief executive officer and the chief financial officer, by others within those entities, as appropriate to allow timely decisions regarding required disclosure, and (B) Seller’s chief executive officer and/or chief financial officer have disclosed, based on their most recent evaluation of Seller’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board (1) any significant deficiencies and material weaknesses in the design or operation of Seller’s internal control over financial reporting that are reasonably expected to adversely affect Seller’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting. Each of the principal executive officer and the principal financial officer of Seller (or each former principal executive officer and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the applicable Seller SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Seller nor any of the Seller Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of the Seller Subsidiaries. Seller is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller. As of the date hereof, Seller does not have any reason to believe that Seller’s principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to Rule 13a-14 promulgated under the Exchange Act when next due.

(iii)

Since December 31, 2015, (A) through the date hereof, neither Seller nor any of the Seller Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of the Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of the Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of the Seller Subsidiaries, whether or not employed by Seller or any of the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

(iv)

During the periods covered by the Seller Financial Statements with respect to periods ended prior to the date of this Agreement, the independent registered public accounting firm engaged to express its opinion with respect to the financial statements included in the Seller SEC Documents is, and has been throughout the periods covered thereby “independent” within the meaning of Rule 2-01 of Regulation S-X. Dixon Hughes Goodman LLP has not resigned or been dismissed as a result of or in connection with any disagreement with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(v)

Since the date of Seller’s last definitive proxy statement for its annual meeting of its stockholders and except as disclosed in the Seller SEC Documents filed and publicly available prior to the date of this Agreement (the “Seller Filed SEC Documents”) (including the financial statements included therein) or Section 3.01(g) of the Seller Disclosure Schedule, no event has occurred that would be required to be reported by the Seller pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(h)

Absence of Undisclosed Liabilities. Except as set forth in the Seller Filed SEC Documents (including the financial statements included therein) or in Section 3.01(h) of the Seller Disclosure Schedule and except as arising hereunder, Seller and the Seller Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in the Seller Filed SEC Documents or otherwise disclosed in Section 3.01(h) of the Seller Disclosure Schedule, all debts, liabilities, guarantees and obligations of Seller and the Seller Subsidiaries incurred since the Seller Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(i)

Absence of Changes. Except (i) as set forth in the Seller Filed SEC Documents, (ii) as set forth in Section 3.01(i) of the Seller Disclosure Schedule, (iii) provided for or contemplated by this Agreement, or (iv) in the ordinary course of business consistent with past practice, since the Seller Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and, to the knowledge of Seller, no fact or condition exists that Seller believes will cause such a material adverse change in the future.

(j)

Loan Documentation. The documentation (“Loan Documentation”) governing or relating to the material loan and credit-related assets (“Loan Assets”) included in the loan portfolio of the Seller Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Seller Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as have not had and would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in Section 3.01(j) of the Seller Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would have a material adverse effect on Seller. All loans and extensions of credit that have been made by the Seller Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(k)	Loans; Nonperforming and Classified Assets.

(i)

To Seller’s knowledge, except as would not reasonably be expected to have a material adverse effect on Seller, each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, loan commitments and loan guaranties (collectively, “Loans”), on Seller’s or any Seller Subsidiary’s books and records, was made and has been serviced in accordance with Seller’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests that have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has previously made available to Buyer complete and correct copies of its and the Seller Subsidiaries’ lending policies. The deposit and loan agreements of Seller and each Seller Subsidiary were in compliance in all material respects with all applicable laws, rules and regulations at the time of the account opening, origination, or purchase, as applicable, and to the knowledge of Seller and Seller Sub, are in such compliance as of the date hereof, provided, however, that, with respect to changes in any applicable laws, rules and regulations that became effective after account opening, origination, or purchase, as applicable, such representation as to compliance as of the date hereof is applicable solely to the extent that such changes in laws, rules and regulations retroactively apply to such agreements. The allowance for loan losses reflected in the Seller SEC Documents and financial statements filed therewith, has been and will be established in compliance with the requirements of all law and regulatory requirements applicable to Seller and Seller Sub and GAAP. The allowance for loan losses reflected in such documents and financial statements, in the opinion of management, was or will be adequate as of their respective dates.

(ii)

Section 3.01(k) of the Seller Disclosure Schedule discloses as of March 31, 2019 with respect to Seller and the Seller Subsidiaries: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of Seller, in default of any other provision thereof; (B) each Loan that has been classified as “troubled debt restructuring,” “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Seller, a Seller Subsidiary, or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or 5% or greater stockholder of Seller, or to the knowledge of Seller, any person controlling, controlled by or under common control with any of the foregoing. All Loans that are classified as “Insider Transactions” under Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) have been made by Seller or any of the Seller Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(iii)	No borrower or obligor under any Loan by Seller Sub has requested, and Seller Sub has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

(l)

Reports and Records. Since January 1, 2014, Seller and the Seller Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the Maryland Commissioner, the FDIC and the Federal Home Loan Bank of Atlanta (the “FHLB”), except for such reports and records the failure to file or maintain would not have a material adverse effect on Seller. All such documents and reports were complete and accurate in all material respects and complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to be complete and accurate or to comply with such laws, rules and regulations or contain such information has not and would not reasonably be expected to have a material adverse effect on Seller. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Seller or any of the Seller Subsidiaries.

(m)

Taxes. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have timely filed (including all applicable extensions) all returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes required to be paid, held, or collected (including any interest, penalties or additions to tax with respect thereto, individually, a “Tax” and, collectively, “Taxes”) required to be filed with the appropriate tax authority through the date of this Agreement, or requests for extensions to file such Tax Returns have been timely filed, granted, and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Such Tax Returns, as amended, are true, correct and complete in all material respects, except to the extent that the failure of such Tax Returns to be true, correct, and complete, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Seller Financial Statements or have arisen in the ordinary course of business since the Seller Balance Sheet Date, except where any such failure to pay or establish adequate reserves, in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Seller, is threatening to assert, against Seller or any Seller Subsidiary any deficiency for Taxes or claim for additional Taxes that have not been settled, closed, or reached a final determination, or that have not been adequately reserved for in the Seller Financial Statements, except for deficiencies or additional Taxes that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. There are no unexpired waivers by Seller or any Seller Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Seller Financial Statements are adequate in all material respects for the periods covered. Seller and the Seller Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Seller. There are no liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Seller Filed SEC Documents or Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which Seller is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(n)

Property and Title. Section 3.01(n) of the Seller Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned, leased, or operated by Seller or the Seller Subsidiaries and used in the business of Seller and the Seller Subsidiaries (collectively, the “Seller Real Properties”). The Seller Real Properties constitute all of the material real property and interests in real property used in the businesses of Seller and the Seller Subsidiaries. Copies of all leases of Seller Real Properties to which Seller or any Seller Subsidiary is a party have been provided or made available to Buyer. The leasehold interests subject to such leases have not been assigned or subleased. All Seller Real Properties that are owned by Seller or any Seller Subsidiary are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except: (i) those set forth in the Seller Financial Statements or Section 3.01(n) of the Seller Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held; (iii) liens securing payments or taxes not yet due and payable or that are being contested in good faith; and (iv) other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have a valid and enforceable leasehold interest in or own, and are in rightful possession of, and have good title to, all of the other material assets used by Seller or any Seller Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Seller or any Seller Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in the Seller Financial Statements or Section 3.01(n) of the Seller Disclosure Schedule, (ii) liens securing payments or taxes not yet due and payable or that are being contested in good faith, and (iii) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not materially impair the use thereof for the purposes for which they are held or that have not and would not reasonably be expected to have a material adverse effect on Seller. The assets of Seller and the Seller Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Seller and the Seller Subsidiaries as such businesses are presently being conducted. To Seller’s knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Seller or the Seller Subsidiaries of any of the Seller Real Properties, provided any such intended future use is substantially similar to its current use.

(o)

Legal Proceedings. Except as set forth in the Seller Filed SEC Documents or Section 3.01(o) of the Seller Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Seller and Seller Sub, threatened, in any court, before any Governmental Authority or in any arbitration proceeding against Seller or any Seller Subsidiary that, if adversely determined against Seller or any Seller Subsidiary, could have a material adverse effect on Seller or Seller Sub.

(p)

Regulatory Matters. Except as disclosed (to the extent permitted by applicable law) in Section 3.01(p) of the Seller Disclosure Schedule, none of Seller, the Seller Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve, the Maryland Commissioner, the FDIC, the FHLB, the SEC and The Nasdaq Stock Market LLC (the “Nasdaq”)) or the supervision or regulation of Seller or the Seller Subsidiaries (collectively, the “Regulatory Authorities”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Seller. Neither Seller nor any Seller Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting), nor, to the knowledge of Seller, is there any basis for any Regulatory Authorities to issue or request, any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller. Seller Sub is “well-capitalized” (as that term is defined in 12 C.F.R. 325.103(b)(1)).

(q)

No Conflict. Except as disclosed in Section 3.01(q) of the Seller Disclosure Schedule and subject to the required approval of the Merger by the Required Seller Vote and approval of this Agreement and the issuance of the Buyer Shares under this Agreement by the Required Buyer Vote, the receipt of the required approvals, waivers, or consents of Regulatory Authorities and Governmental Authorities or any third parties, or the provision of any required notice thereto, the expiration of applicable regulatory waiting periods and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with any of the terms or provisions hereof by Seller and Seller Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, or require any consent, waiver, approval, or similar action pursuant to, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Seller or Seller Sub or any of their respective properties; (B) the articles of incorporation or bylaws of Seller or Seller Sub; (C) any material agreement, indenture or instrument to which Seller or Seller Sub is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Seller or Seller Sub, other than, in the case of clauses (A), (C) and (D), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a material adverse effect on Seller; (ii) result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Seller or any of the Seller Subsidiaries, except where such termination, acceleration, or creation, individually or in the aggregate, would not have a material adverse effect on Seller; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Seller or any of the Seller Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(r)

Brokers, Finders and Others. Except for the fees paid or payable to Keefe, Bruyette & Woods, Inc., Seller’s financial advisor (“Seller’s Financial Advisor”), there are no fees or commissions of any sort whatsoever payable by Seller or Seller Sub to, or, to the knowledge of Seller, claimed by, any broker, finder, intermediary, or any other similar person in connection with this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(s)

Employment Agreements. Except as disclosed in Section 3.01(s) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any employment, change in control, severance or consulting agreement not terminable at will by Seller or such Seller Subsidiary. Neither Seller nor any Seller Subsidiary is a party to, bound by or negotiating any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Seller and each Seller Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, other than any noncompliance that, individually or in the aggregate, would not have a material adverse effect on Seller, and neither Seller nor any Seller Subsidiary has engaged in any unfair labor practice that would have a material adverse effect on Seller.

(t)	Employee Benefit Plans.

(i)

Section 3.01(t)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all material bonus, incentive, deferred compensation, pension (including, without limitation, Seller Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option (including, without limitation, the Seller Stock Plans), severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”)), fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Seller or any Seller Subsidiary and with respect to which one of the following applies (1) in which any employee or former employee (the “Seller Employees”), consultant or former consultant (the “Seller Consultants”), officer or former officer (the “Seller Officers”), or director or former director (the “Seller Directors”) of Seller or any Seller Subsidiary participates or (2) to which any such Seller Employees, Seller Consultants, Seller Officers or Seller Directors are parties or (B) any Seller ERISA Affiliate (as defined below) (collectively, the “Seller Compensation and Benefit Plans”). Notwithstanding the foregoing, the term “Seller Compensation and Benefit Plans” shall not include plans, funds, programs, policies, practices or procedures that are maintained or funded either (A) by Seller Employees, Seller Consultants, Seller Officers or Seller Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or persons who are not Seller Employees or (B) by persons or entities who are not Seller ERISA Affiliates (as defined below). Neither Seller nor any Seller Subsidiary has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)

Except in a manner that would not reasonably be expected to have a material adverse effect on Seller, each Seller Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act of 1967 (the “Age Discrimination in Employment Act”), or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS upon which Seller is entitled to rely, and Seller is not aware of any circumstances that would reasonably be expected to result in revocation of any such favorable determination letter or opinion letter. Each Seller Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Seller Compensation and Benefit Plan. There is no material pending or, to the knowledge of Seller, threatened, legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)	No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any Seller Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate Plan”) that is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Seller ERISA Affiliate”). During the past six years, none of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the Department of Labor (“DOL”), the IRS or any other Governmental Authority with respect to any Seller Compensation and Benefit Plan and, to Seller’s knowledge, no such investigation or action is threatened or anticipated. Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder that reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Seller.

(iv)

All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any Seller Subsidiary is a party have been timely made or have been reflected on the Seller Financial Statements. Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each Seller Pension Plan and each Seller ERISA Affiliate Plan have been made on or before their due dates. None of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate (A) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (B) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Seller.

(v)

Except as disclosed in Section 3.01(t)(v) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health benefits or life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Seller Pension Plan.

(vi)	Seller and the Seller Subsidiaries do not maintain any foreign Seller Compensation and Benefit Plans.

(vii)

With respect to each material Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer true and complete copies of the existing: (A) Seller Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)

Except as disclosed in Section 3.01(t)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Seller Employee, Seller Consultant or Seller Director to any payment from Seller or any Seller Affiliate (including severance pay or similar compensation, other than severance pay or compensation as otherwise provided under Section 6.02(a)) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.

(ix)

Except as disclosed in Section 3.01(t)(ix) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, including all payments to be made to James W. Cornelsen in connection with the Merger.

(u)

Compliance with Laws. Except as set forth on Section 3.01(u) of the Seller Disclosure Schedule, or except with respect to Environmental Laws (as defined in Section 3.01(y)), Taxes, and Seller Compensation and Benefit Plans, which are the subject of Sections 3.01(y), 3.01(m), and 3.01(t), respectively, each of Seller and the Seller Subsidiaries:

(i)

has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Military Lending Act, the Servicemembers Civil Relief Act, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Seller;

(ii)

has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Seller’s knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Seller;

(iii)

has received no written notification or communication from any Governmental Authority since January 1, 2017, (A) asserting that Seller or any Seller Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Seller, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Seller, that has not been resolved to the satisfaction of the Governmental Authority that sent such notification or communication. There is no event that has occurred that, to the knowledge of Seller, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would reasonably be expected to have a material adverse effect on Seller; and

(iv)

with respect to Seller only, has been and is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Seller.

(v)	Insurance.

(i)

Section 3.01(v) of the Seller Disclosure Schedule lists all of the material insurance policies, binders or bonds maintained by Seller or any Seller Subsidiary and a description of all material claims filed by Seller or any Seller Subsidiary against the insurers of Seller and the Seller Subsidiaries since December 31, 2016. Seller and the Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Seller and the Seller Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file has not had and would not reasonably be expected to have a material adverse effect on Seller.

(ii)

The savings accounts and deposits of Seller Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Seller Sub has appropriately accrued and paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures that have not had and would not reasonably be expected to have a material adverse effect on Seller Sub or the availability of such insurance.

(w)

Governmental and Third-Party Consents, Approvals, Etc. Except as set forth in Section 3.01(w) of the Seller Disclosure Schedule no consent, waiver, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Seller or the Seller Subsidiaries in connection with the execution, delivery or performance by Seller or Seller Sub of this Agreement or the consummation by Seller or Seller Sub of the transactions contemplated hereby, except for (i) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (ii) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation pursuant to the WVBCA and the MGCL, respectively, (iii) the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by Buyer’s shareholders and the adoption of this Agreement by the stockholders of Seller, (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (v) any filings required under the rules and regulations of the Nasdaq, (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Seller, and (viii) receipt of the approvals set forth in Section 7.07. As of the date hereof, Seller does not have knowledge of any facts or circumstances, including any possible other transaction pending or under consideration by Seller or any Seller Subsidiary, that would (1) reasonably be expected to prevent or delay in any material respect, any filings or registrations with any Governmental Authority or Regulatory Authority, or the receipt of any consents, waivers, or approvals referred to in Section 3.01(w)(i) or set forth in Section 7.07, or (2) cause a Governmental Authority or Regulatory Authority acting pursuant to applicable law, rule, regulation, or interpretation thereof to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose any prohibition, limitation, or other requirement that would (A) prohibit or materially limit the ownership or operation by Buyer or any Buyer Subsidiary of all or any material portion of the business or assets of Seller or any Seller Subsidiary, (B) compel Buyer, Buyer Sub, Seller, or Seller Sub to dispose of all or any material portion of any party’s business or assets, (C) impose a material compliance burden, penalty, or obligation on Buyer, Buyer Sub, Seller, or Seller Sub, or (D) otherwise materially impair the value of Seller and Seller Sub to Buyer and Buyer Sub (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(x)

Contracts. Except for Seller Contracts (as hereinafter defined) filed in unredacted form as exhibits to the Seller SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.01(x) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Seller Contracts in existence as of the date of this Agreement (other than those that have been performed completely) that (i) involve the payment by or to Seller or any of the Seller Subsidiaries of more than $150,000 in connection with the purchase of property or goods or the performance of services and (ii) are not in the ordinary course of their respective businesses (such contracts, the “Seller Contracts”). True, complete and correct copies of all Seller Contracts have been made available to Buyer. Neither Seller nor any Seller Subsidiary nor, to the knowledge of Seller, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller.

(y)

Environmental Matters. Except as otherwise disclosed in Section 3.01(y) of the Seller Disclosure Schedule: (i) Seller and the Seller Subsidiaries, to the knowledge of Seller and Seller Sub, are and since January 1, 2015 have been in compliance in all material respects with applicable Environmental Laws (as that term is defined in this Section 3.01(y)) and, to the knowledge of Seller, neither Seller nor any Seller Subsidiary has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of Seller, have been threatened, in connection with any of Seller’s or any Seller Subsidiary’s activities and any Seller Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws in connection with any real properties on which any Seller Subsidiary has foreclosed and taken ownership (hereinafter referred to as the “Seller Subsidiary Other Real Estate Owned”); (iii) no claims are pending or, to the knowledge of Seller, threatened, by any third party against Seller, any Seller Subsidiary or with respect to the Seller Real Properties or improvements thereon or, to the knowledge of Seller, the Seller Subsidiary Other Real Estate Owned or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) that have not been resolved to the satisfaction of the involved parties and that have had or are reasonably expected to have a material adverse effect on Seller or any Seller Subsidiary; (iv) to the knowledge of Seller, no Hazardous Substances have been integrated into the Seller Real Properties or improvements thereon or any component thereof, or the Seller Subsidiary Other Real Estate Owned or improvements thereon or any component thereof, in such manner or quantity as, under current conditions, may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; and (v) neither Seller nor Seller Sub has knowledge that

(A) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Other Real Estate Owned or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Seller or any Seller Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Seller Real Properties or improvements thereon, or the Seller Subsidiary Other Real Estate Owned or improvements thereon, have in the past or presently contain petroleum or chemical underground storage tanks, asbestos-containing materials, or materials or equipment containing polychlorinated biphenyls (“PCBs”) that would reasonably be expected to have a material adverse effect on Seller. Seller and the Seller Subsidiaries have delivered to Buyer true and complete copies and results of any material reports, studies, analyses, tests, or monitoring possessed by or in the control of Seller and the Seller Subsidiaries pertaining to Hazardous Substances in, at, on, under, about, or affecting (or potentially affecting) any Seller Real Properties, or concerning compliance by Seller and the Seller Subsidiaries with Environmental Laws.

For purposes of this Agreement, (i) “Environmental Laws” means all laws that relate to the protection of the environment, natural resources, or public health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of Hazardous Substances, including the regulations promulgated thereunder, in each case as of the date of this Agreement, and (ii) “Hazardous Substances” means (A) any hazardous substance as defined by any Environmental Law, (B) any petroleum or other petroleum product and (C) any other materials or substances listed or identified as hazardous in, or regulated as hazardous by, any Environmental Law.

(z)

Takeover Laws; No Poison Pill. Seller has taken all action required to be taken by it in order to exempt Buyer, the Merger, the Bank Merger, this Agreement, and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws or regulations of any state (collectively, “Takeover Laws”) applicable to it, and any comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub. Neither Seller nor Seller Sub is party to any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement.

(aa)

Seller Information. True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Buyer. Except for the minutes and actions that have not yet been prepared, approved, executed and/or placed in Seller’s corporate minute books, including those related to the process leading to this Agreement and the transactions contemplated hereby, the corporate minute books, the books of account, stock record books and other financial and corporate records of Seller and the Seller Subsidiaries, all of which have been made available to Buyer, are as of their dates complete and correct in all material respects.

(bb)

Ownership of Buyer Shares. As of the date hereof, except as otherwise disclosed in Section 3.01(bb) of the Seller Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Buyer Shares.

(cc)

Fairness Opinion. Prior to the execution of this Agreement, the Seller Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Seller’s Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, limitations, terms, conditions, and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Seller’s stockholders.

(dd)	CRA Compliance. Neither Seller nor any Seller Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Seller Sub’s most recent examination rating under the CRA was “satisfactory” or better. Neither Seller nor Seller Sub has knowledge of any fact or circumstance or set of facts or circumstances that would be reasonably expected to cause Seller or any Seller Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or any Seller Subsidiary to decrease below the “satisfactory” level.

(ee)	Intellectual Property Rights; Data Processing.

(i)        To the knowledge of the Seller, Seller and the Seller Subsidiaries own or possess all legal rights to, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.01(ee) of the Seller Disclosure Schedule sets forth all proprietary rights that are material to the conduct of the business of Seller or the Seller Subsidiaries. Neither Seller nor any Seller Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names that it claims to own. Neither Seller nor any Seller Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(ii)        The computer, information technology and data processing systems, facilities and services, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), used by Seller and each of the Seller Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Seller and the Seller Subsidiaries as currently conducted, and such Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Seller and each of the Seller Subsidiaries as currently conducted. To Seller’s knowledge, no third party has gained unauthorized access to any such Systems owned or controlled by Seller or any of the Seller Subsidiaries, and Seller and each of the Seller Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Seller and each of the Seller Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of Seller and each of the Seller Subsidiaries in all material respects.

(ff)

Privacy of Customer Information. Neither Seller nor Seller Sub has any reason to believe that any facts or circumstances exist that would cause the collection and use of personally identifiable information (which includes any information relating to an identified or identifiable natural person) relating to customers, former customers, and prospective customers (“PII”) by Seller or Seller Sub, the transfer of such PII to Buyer, and the use of such PII by Buyer as contemplated by this Agreement not to comply with all applicable published privacy policies of Seller or Seller Sub, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract relating to privacy. Seller has taken commercially reasonable measures to ensure that all PII in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Seller’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such PII by Seller, any Seller Subsidiaries or any other person.

(gg)

Bank Secrecy Act; Patriot Act; FCPA; Anti-Money Laundering. Except as set forth in Section 3.01(gg) of the Seller Disclosure Schedule, to the knowledge of Seller and Seller Sub there does not exist any facts or circumstances that would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended, and its implementing regulations (31 C.F.R. Chapter X) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), any regulations promulgated by the Consumer Financial Protection Bureau (“CFPB”) or any other applicable anti-money laundering law or regulation. Furthermore, the Board of Directors of Seller Sub has adopted and Seller Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the Patriot Act, and it has not received written notice from any Regulatory Authorities that such program has been deemed ineffective.

(hh)

OFAC. Neither Seller nor Seller Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Seller and Seller Sub have implemented a compliance program that adequately covers in all material respects all elements of OFAC compliance.

(ii)

Sanctions. Neither Seller nor any Seller Subsidiary not, to the knowledge of Seller and Seller Sub, any director, officer, agent, employee, affiliate (as such term is defined under the Exchange Act), or other person or entity on behalf of Seller or any Seller Subsidiary is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine claimed by Russia (each, a “Sanctioned Country”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any person or entity (a) made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies, or services (including financial services) that may assist the government of any Sanctioned Country or facilitate money laundering or other activities proscribed by United States law, rule, or regulation, (c) is currently the subject of any Sanctions, or (d) located, organized, or resident in any Sanctioned County.

(jj)

Investment Management and Related Activities. None of Seller, any of the Seller Subsidiaries or Seller’s or the Seller Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(kk)

Vote Required. The only vote of the holders of any class or series of capital stock or other securities of Seller necessary to approve the Merger or consummate the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding Seller Shares entitled to vote thereon (the “Required Seller Vote”).

(ll)

Reorganization. The Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(mm)	No Other Representations or Warranties.

(i)

Except for the representations and warranties contained in this Article Three, neither Seller nor Seller Sub has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Seller Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Seller or Seller Sub furnished or made available to Buyer (including any information, documents or material made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller Sub or any representation or warranty arising from statute or otherwise in law.

(ii)

Seller and Seller Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Buyer, Buyer Sub, Buyer’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Four and the Buyer Disclosure Schedule.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

4.01.    Representations and Warranties of Buyer and Buyer Sub

Except as set forth on the Buyer Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Buyer and Buyer Sub hereby jointly and severally warrant and represent to Seller and Seller Sub that:

(a)	Corporate Status.

(i) Buyer is a West Virginia corporation and a bank holding company registered under the BHC Act. Buyer Sub is a West Virginia banking corporation whose deposits are insured by the FDIC to the fullest extent permitted by applicable law. Buyer Sub is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Each of Buyer and Buyer Sub is duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its property and to carry on its business as presently conducted, and is duly licensed, registered, or qualified to do business in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, except where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Buyer has made available to Seller true and complete copies of its and Buyer Sub’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

(ii) Section 4.01(a)(ii) of the Buyer Disclosure Schedule includes a list of all Buyer Subsidiaries, together with the jurisdiction of organization of each Buyer Subsidiary. Each of the Buyer Subsidiaries has been duly organized and is validly existing under the laws of the jurisdiction of its organization, and is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such licensing, registration, or qualification necessary, other than where the failure to be so licensed, registered, or qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(b)

Corporate Authority. All corporate actions of Buyer and Buyer Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Buyer and Buyer Sub, have been duly and validly taken except for the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by the Required Buyer Vote (as defined in Section 4.01(hh)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of Articles of Merger as required by the MGCL and the WVBCA. The Board of Directors of Buyer has duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger be submitted to a vote at a meeting of Buyer’s shareholders to be held as promptly as practicable and (iv) recommending that Buyer’s shareholders approve this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger. The Board of Directors of Buyer Sub has adopted resolutions (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub and Buyer Sub’s sole shareholder that Buyer Sub enter into this Agreement.

(c)	Capitalization of Buyer.

(i)

As of the date of this Agreement, the authorized capital stock of Buyer consisted of 100,000,000 Buyer Shares, of which 54,697,199 Buyer Shares were issued and outstanding and 52 Buyer Shares were held in treasury by Buyer, and 1,000,000 preferred shares, no par value per share, of which no shares were outstanding. The outstanding Buyer Shares have been duly authorized and are validly issued, fully paid and non-assessable under the WVBCA, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, except for the Buyer Shares issuable pursuant to this Agreement and as disclosed in Section 4.01(c) of the Buyer Disclosure Schedule, Buyer has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Buyer Shares. There are no bonds, debentures, notes or other indebtedness of Buyer, and no securities or other instruments or obligations of Buyer the value of which is in any way based upon or derived from any capital or voting stock of Buyer, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts, agreements, commitments or arrangements of any kind to which Buyer is a party or by which Buyer is bound (collectively, “Buyer Contracts”) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Buyer. As of the date of this Agreement, there are no outstanding material contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Buyer.

(ii)

The Buyer Shares to be issued in exchange for Seller Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable under the WVBCA, will not be subject to any preemptive or other statutory right of Buyer stockholders and will be issued in compliance with applicable United States federal and state securities laws.

(d)

Authorized and Effective Agreement. This Agreement has been duly executed and delivered by Buyer and Buyer Sub, and assuming the due authorization, execution and delivery by Seller and Seller Sub, constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Buyer and Buyer Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Buyer Vote, the expiration of applicable regulatory waiting periods, and required filings under Federal and state securities laws, to perform its obligations under this Agreement.

(e)

No Conflict. Except as disclosed in Section 4.01(e) of the Buyer Disclosure Schedule and subject to the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods, the approval this Agreement and the issuance of the Buyer Shares under this Agreement in connection with the Merger by the Required Buyer Vote, the approval of the Merger by the Required Seller Vote and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with any of the terms of provisions hereof by Buyer and Buyer Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, or require any consent, waiver, approval, or similar action pursuant to, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Buyer or Buyer Sub or any of their properties; (B) the articles of incorporation or bylaws of Buyer or Buyer Sub; (C) any material agreement, indenture or instrument to which Buyer or Buyer Sub is a party or by which it or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Buyer or Buyer Sub; (ii) result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Buyer or Buyer Subsidiaries, except where such termination, acceleration, or creation, individually or in the aggregate, would not have a material adverse effect on Buyer; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Buyer or any of the Buyer Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(f)	SEC Filings.

(i)

Buyer and the Buyer Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Buyer or any of the Buyer Subsidiaries subsequent to December 31, 2015 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Buyer SEC Documents”), except for any reports, registration statements, proxy statements or information statements that the failure to file would not have a material adverse effect on Buyer. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

The records, systems, controls, data and information of Buyer and the Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or the Buyer Subsidiaries or their accountants, attorneys or transfer agents (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on

Buyer. Buyer (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that information relating to Buyer, including its consolidated Subsidiaries, that it is required to disclose in the reports that it files or submits under the Exchange Act is made known to the Buyer’s management, including its chief executive officer and the chief financial officer, by others within those entities, as appropriate to allow timely decisions regarding required disclosure, and (B) Buyer’s chief executive officer and/or chief financial officer have disclosed, based on their most recent evaluation of Buyer’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting that are reasonably expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Each of the principal executive officer and the principal financial officer of Buyer (or each former principal executive officer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Seller SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Neither Buyer nor any of the Buyer Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of the Buyer Subsidiaries. Buyer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer. As of the date hereof, Buyer does not have any reason to believe that Buyer’s principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 promulgated under the Exchange Act when next due.

(iii)

Since December 31, 2015, (A) through the date hereof, neither Buyer nor any of the Buyer Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

(iv)

During the periods covered by the Buyer Financial Statements with respect to periods ended prior to the date of this Agreement, the independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements (as hereinafter defined) included in the Buyer Filed SEC Documents (as defined in Section 4.01(l)) is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. Ernst & Young LLP has not resigned or been dismissed as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g)

Financial Statements of Buyer. Buyer has furnished or made available to Seller consolidated financial statements of Buyer consisting of the consolidated balance sheets as of December 31 for each of the years 2017 and 2018 and the related consolidated statements of income, changes in shareholders’

equity and cash flows for the three years ended December 31, 2018 (the “Buyer Balance Sheet Date”), including accompanying notes and the report thereon of Ernst & Young LLP dated March 1, 2019, as included in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2018 and the unaudited consolidated balance sheets as of March 31, 2019 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three months then ended, as reported in Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 (collectively, all of such consolidated financial statements are referred to as the “Buyer Financial Statements”). The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, GAAP, or rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)

Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws or regulations of any state applicable to it.

(i)

Brokers, Finders and Others. Except for the fees paid or payable to D. A. Davidson & Co., Buyer’s financial advisor (“Buyer’s Financial Advisor”), there are no fees or commissions of any sort whatsoever payable by Buyer or Buyer Sub to, or, to the knowledge of Buyer, claimed by, any broker, finder, intermediary or any other similar person in connection with this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(j)

Fairness Opinion. The Board of Directors of Buyer has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) of Buyer’s Financial Advisor to the effect that as of the date of such opinion and based upon and subject to the factors, assumptions, limitations, terms, conditions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Buyer.

(k)

Governmental and Third-Party Consents, Approvals, Etc. No consent, waiver, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Buyer or the Buyer Subsidiaries in connection with the execution, delivery or performance by Buyer or Buyer Sub of this Agreement or the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, except for (i) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (ii) the filing of the appropriate Articles of Merger with the West Virginia Secretary of State and the Maryland State Department of Assessments and Taxation pursuant to the WVBCA and the MGCL, respectively, (iii) the approval of this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger by Buyer’s shareholders and the approval of this Agreement by the stockholders of Seller, (iv) the filing with the SEC of the Joint Proxy Statement/Prospectus and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (v) any filings required under the rules and regulations of the Nasdaq, (vi) any notice or filings under the HSR Act, (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Buyer, and (viii) receipt of the approvals set forth in Section 7.07. As of the date hereof, Buyer does not have knowledge of any facts or circumstances, including any possible other transaction pending or under consideration by Buyer or any Buyer Subsidiary, that would (1) reasonably be expected to prevent or delay in any material respect, any filings or registrations with any Governmental Authority or Regulatory Authority, or the receipt of any consents, waivers, or approvals referred to in Section 4.01(k)(i) or set forth in

Section 7.07, or (2) cause a Governmental Authority or Regulatory Authority acting pursuant to applicable law, rule, regulation, or interpretation thereof to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose any prohibition, limitation, or other requirement that would constitute a Burdensome Condition.

(l)

Absence of Undisclosed Liabilities. Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (including the financial statements included therein) or in Section 4.01(l) of the Buyer Disclosure Schedule and except as arising hereunder, Buyer and its Subsidiaries (individually “Buyer Subsidiary” or collectively “Buyer Subsidiaries”) have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in the Buyer Filed SEC Documents or otherwise disclosed in Section 4.01(l) of the Buyer Disclosure Schedule, all debts, liabilities, guarantees and obligations of Buyer and the Buyer Subsidiaries incurred since the Buyer Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(m)

Absence of Changes. Except (i) as set forth in the Buyer Filed SEC Documents, (ii) as set forth in Section 4.01(m) of the Buyer Disclosure Schedule, (iii) provided for or contemplated by this Agreement, or (iv) in the ordinary course of business consistent with past practice, since the Buyer Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, and, to the knowledge of Buyer, no fact or condition exists that Buyer believes will cause such a material adverse change in the future.

(n)

Loan Documentation. The Loan Documentation and Loan Assets included in the loan portfolio of the Buyer Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Buyer Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as have not had and would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in Section 4.01(n) of the Buyer Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Buyer, would have a material adverse effect on Buyer. All loans and extensions of credit that have been made by the Buyer Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(o)	Loans; Nonperforming and Classified Assets.

(i)

To Buyer’s knowledge, except as would not reasonably be expected to have a material adverse effect on Buyer, each Loan on Buyer’s or any Buyer Subsidiary’s books and records, was made and has been serviced in accordance with Buyer’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests that have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Buyer has previously made available to Seller complete and correct copies of its and the Buyer Subsidiaries’ lending policies. The deposit and loan agreements of Buyer and each Buyer Subsidiary were in compliance in all material respects with all applicable laws, rules and regulations at the time of the account opening, origination, or purchase, as applicable, and to the knowledge of Buyer and Buyer Subsidiaries, are in such compliance as of the date hereof. The allowance for loan losses reflected in the Buyer SEC Documents and financial statements filed therewith, has been and will be established in compliance with the requirements of all law and regulatory requirements applicable to Buyer and Buyer Sub and GAAP. The allowance for loan losses reflected in such documents and financial statements, in the opinion of management, was or will be adequate as of their respective dates.

(ii)

Section 4.01(o) of the Buyer Disclosure Schedule discloses as of March 31, 2019 with respect to Buyer and the Buyer Subsidiaries: (A) any Loan in the amount of $2,000,000 or more (“Buyer Loans”) under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of Buyer, in default of any other provision thereof; (B) each Loan on Buyer or any Buyer Subsidiary’s books and records in the amount of $2,000,000 or more that that has been classified as “troubled debt restructuring,” “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Buyer, a Buyer Subsidiary, or a Governmental Authority (“Buyer Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Buyer Loan with any director, executive officer or 5% or greater shareholder of Buyer, or to the knowledge of Buyer, any person controlling, controlled by or under common control with any of the foregoing. All Insider Transactions have been made by Buyer or any of the Buyer Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(p)

Reports and Records. Since January 1, 2014, Buyer and the Buyer Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the FDIC and the West Virginia Division of Financial Institutions (“WVDFI”), except for such reports and records the failure to file or maintain would not have a material adverse effect on Buyer. All such documents and reports were complete and accurate in all material respects and complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to be complete and accurate or to comply with such laws, rules and regulations or contain such information has not and would not reasonably be expected to have a material adverse effect on Buyer. There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Buyer or any of the Buyer Subsidiaries.

(q)

Taxes. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority through the date of this Agreement, or requests for extensions to file such Tax Returns have been timely filed, granted, and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on Buyer. Such Tax Returns are true, correct and complete in all material respects, except to the extent that the failure of such Tax Returns to be true, correct, and complete, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Buyer and the Buyer Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Buyer Financial Statements or have arisen in the ordinary course of business since the Buyer Balance Sheet Date, except where any such failure to pay or establish adequate reserves, in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Buyer, is threatening to assert, against Buyer or any Buyer Subsidiary any deficiency for Taxes or claim for additional Taxes that have not been settled, closed, or reached a final determination, or that have not been adequately reserved for in the Seller Financial Statements, except for deficiencies or additional Taxes that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. There are no unexpired waivers by Buyer or any Buyer Subsidiary of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Buyer Financial Statements are adequate in all material respects for the periods covered. Buyer and the Buyer Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Buyer. There are no liens for Taxes upon the assets of Buyer or any Buyer Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Except as set forth in the Buyer SEC Documents or in Section 4.01(q) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which Buyer is or was the common buyer corporation. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r)

Legal Proceedings. Except as set forth in the Buyer Filed SEC Documents or Section 4.01(r) of the Buyer Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Buyer and the Buyer Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding against Buyer or any Buyer Subsidiary that, if adversely determined against Buyer or any Buyer Subsidiary, could have a material adverse effect on Buyer or Buyer Sub.

(s)

Regulatory Matters. Except as set forth in Section 4.01(s) of the Buyer Disclosure Schedule (to the extent permitted by applicable law), none of Buyer, the Buyer Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any Buyer Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) nor, to the knowledge of Buyer, is there any basis for any Regulatory Authorities to issue or request, any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer. Buyer and Buyer Sub are, and at the time of the Merger will be, “well capitalized” as such term is defined in Regulation Y.

(t)	Employee Benefit Plans.

(i)

Section 4.01(t)(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all material bonus, incentive, deferred compensation, pension (including, without limitation, Buyer Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of ERISA, fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Buyer or any Buyer Subsidiary and in which any employee or former employee (the “Buyer Employees”), consultant or former consultant (the “Buyer Consultants”), officer or former officer (the “Buyer Officers”), or director or former director (the “Buyer Directors”) of Buyer or any Buyer Subsidiary participates or to which any such Buyer Employees, Buyer Consultants, Buyer Officers or Buyer Directors are parties or (B) any Buyer ERISA Affiliate (as defined below) (collectively, the “Buyer Compensation and Benefit Plans”). Neither Buyer nor any Buyer Subsidiary has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)

Except in a manner that would not reasonably be expected to have a material adverse effect on Buyer, each Buyer Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and Buyer is not aware of any circumstances that would reasonably be expected to result in revocation of any such favorable determination letter. Each Buyer Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Buyer Compensation and Benefit Plan. There is no material pending or, to the knowledge of Buyer, threatened, legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Buyer nor any Buyer Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any Buyer Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)

No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any Buyer Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate Plan”) that is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Buyer ERISA Affiliate”). None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA

Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Buyer Compensation and Benefit Plan and to Buyer’s knowledge, no investigation or action is threatened or anticipated. Except as disclosed in Section 4.01(t)(iii) of the Buyer Disclosure Schedule, under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder that reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Buyer.

(iv)

All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any Buyer Subsidiary is a party have been timely made or have been reflected on the Buyer Financial Statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each Buyer Pension Plan and each Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate (A) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (B) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Buyer.

(v)

Except as disclosed in Section 4.01(t)(v) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has any obligations to provide retiree health benefits or life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(vi)	Buyer and the Buyer Subsidiaries do not maintain any foreign Buyer Compensation and Benefit Plans.

(vii)

With respect to each material Buyer Compensation and Benefit Plan, if applicable, Buyer has provided or made available to Seller true and complete copies of the existing: (A) Buyer Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)

Except as disclosed in Section 4.01(t)(viii) of the Buyer Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment from Buyer or any Buyer Affiliate (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(u)

Compliance with Laws. Except with respect to Environmental Laws, Taxes, and Buyer Compensation and Benefit Plans, which are the subject of Sections 4.01(w), 4.01(q) and 4.01(t), respectively, each of Buyer and the Buyer Subsidiaries:

(i)

has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Military Lending Act, the Servicemembers Civil Relief Act, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Buyer;

(ii)

has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Buyer; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Buyer’s knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Buyer;

(iii)

has received no written notification or communication from any Governmental Authority since January 1, 2017, (A) asserting that Buyer or any Buyer Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Buyer, that has not been resolved to the satisfaction of the Governmental Authority that sent such notification or communication. There is no event that has occurred that, to the knowledge of Buyer, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and that would reasonably be expected to have a material adverse effect on Buyer; and

(iv)

with respect to Buyer only, has been and is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Buyer.

(v)

Contracts. Except for Buyer Contracts filed in unredacted form as exhibits to the Buyer Filed SEC Documents, there are no Buyer Contracts that are required to be filed as an exhibit to any Buyer Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. True, complete and correct copies of all Buyer Contracts have been made available to Seller. Neither Buyer nor any Buyer Subsidiary nor, to the knowledge of Buyer, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer.

(w)

Environmental Matters. Except as otherwise disclosed in Section 4.01(w) of the Buyer Disclosure Schedule: (i) Buyer and the Buyer Subsidiaries, to the knowledge of Buyer and Buyer Sub, are and since January 1, 2015 have been in compliance in all material respects with applicable Environmental Laws and, to the knowledge of Buyer, neither Buyer nor any Buyer Subsidiary has engaged in any activity in violation of any applicable Environmental Law, except for failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the knowledge of Buyer, have been threatened in connection with any of Buyer’s or any Buyer Subsidiary’s activities and any Buyer Real Properties or improvements thereon with respect to compliance with applicable Environmental Laws, and (B) to the knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened with respect to compliance with Environmental Laws in connection with any real properties on which any Buyer Subsidiary has foreclosed and taken ownership (hereinafter referred to as the “Buyer Subsidiary Other Real Estate Owned”); (iii) no claims are pending or, to the knowledge of Buyer, threatened, by any third party against Buyer, any Buyer Subsidiary or with respect to the Buyer Real Properties or improvements thereon or, to the knowledge of Buyer, the Buyer Subsidiary Other Real Estate Owned or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (that have not been resolved to the satisfaction of the involved parties and that have had or are reasonably expected to have a material adverse effect on Buyer or any Buyer Subsidiary; (iv) to the knowledge of Buyer, no Hazardous Substances have been integrated into the Buyer Real Properties or improvements thereon or any component thereof, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon or any component thereof, in such manner or quantity as, under current conditions, may reasonably be expected to pose a threat to human health or the value of the real property and improvements, except for threats that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller; and (v) neither Buyer nor Buyer Sub has knowledge that (A) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances in material violation of applicable Environmental Laws or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Buyer or any Buyer Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Other Real Estate Owned or improvements thereon, have in the past or presently contain petroleum or chemical underground storage tanks, asbestos-containing materials or PCB-containing materials or equipment that would reasonably be expected to have a material adverse effect on Buyer.

(x)

Buyer Information. True and complete copies of all documents listed in the Buyer Disclosure Schedule have been made available or provided to Seller. Except for the minutes and actions that have not yet been prepared, approved, executed and/or placed in Buyer’s corporate minute books, including those related to the process leading to this Agreement and the transactions contemplated hereby, the books of account, stock record books and other financial and corporate records of Buyer and the Buyer Subsidiaries, all of which have been made available to Seller, are as of their dates complete and correct in all material respects.

(y)

CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer Sub received a CRA rating of “satisfactory” or better from the FDIC in its most recent examination. Neither Buyer nor Buyer Sub has knowledge of any fact or circumstance or set of facts or circumstances that would be reasonably expected to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

(z)

Ownership of Seller Shares. As of the date hereof, except as otherwise disclosed in Section 4.01(z) of the Buyer Disclosure Schedule, neither Buyer nor, to the knowledge of Buyer, any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any Seller Shares, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Shares.

(aa)

Bank Secrecy Act; Patriot Act; FCPA; Anti-Money Laundering. To the knowledge of Buyer and Buyer Sub there does not exist any facts or circumstances that would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, the FCPA, any order issued with respect to anti-money laundering by OFAC, any regulations promulgated by the CFPB or any other applicable anti-money laundering law or regulation. Furthermore, the Board of Directors of Buyer Sub has adopted and Buyer Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the Patriot Act, and it has not received written notice from any Regulatory Authorities that such program has been deemed ineffective.

(bb)

Sanctions. Neither Buyer nor any Buyer Subsidiary not, to the knowledge of Buyer and Buyer Sub, any director, officer, agent, employee, affiliate (as such term is defined under the Exchange Act), or other person or entity on behalf of Buyer or any Buyer Subsidiary is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) a Sanctioned Country, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any person or entity (a) made subject of any Sanctions, (b) engaged in any transfers of goods, technologies, or services (including financial services) that may assist the government of any Sanctioned Country or facilitate money laundering or other activities proscribed by United States law, rule, or regulation, (c) is currently the subject of any Sanctions, or (d) located, organized, or resident in any Sanctioned County.

(cc)

Investment Management and Related Activities. Except as set forth on Schedule 4.01(cc) of the Buyer Disclosure Schedule, none of Buyer, any of the Buyer Subsidiaries or Buyer’s or the Buyer Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(dd)

Adequate Shares; No Financing Required. As of the date hereof, Buyer has sufficient authorized but unissued Buyer Shares to issue the aggregate number of Buyer Shares to be issued in the Merger. Buyer has the aggregate or readily available financing to fund any cash consideration to be paid in the Merger.

(ee)

Property and Title. Buyer and Buyer Subsidiaries own, and are in rightful possession of, and have good title to, all of the material real property and other material assets used by Buyer or any Buyer Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Buyer or any Buyer Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described in the Buyer Financial Statements or Section 4.01(ee) of the Buyer Disclosure Schedule, (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held; (iii) liens securing payments or taxes not yet due and payable or that are being contested in good faith, and (iv) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not materially impair the use thereof for the purposes for which they are held or that have not and would not reasonably be expected to have a material adverse effect on Buyer. The assets of Buyer and the Buyer Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Buyer and the Buyer Subsidiaries as such businesses are presently being conducted. To Buyer’s knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Buyer or the Buyer Subsidiaries of any of the material real properties owned or leased by Buyer or any Buyer Subsidiary and used in the business of Buyer and any Buyer Subsidiary.

(ff)	Insurance.

(i)

Buyer and the Buyer Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Buyer and the Buyer Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file has not had and would not reasonably be expected to have a material adverse effect on Buyer.

(ii)

The savings accounts and deposits of Buyer Sub are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Buyer Sub has appropriately accrued and paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act, except for such failures that have not had and would not reasonably be expected to have a material adverse effect on Buyer Sub or the availability of such insurance.

(gg)

OFAC. Neither Buyer nor Buyer Sub is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Buyer and Buyer Sub have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance.

(hh)

Reorganization. Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)

Vote Required. The only vote of the holders of any class or series of capital stock or other securities of the Buyer necessary to approve this Agreement and the issuance of Buyer Shares in accordance with this Agreement in connection with the Merger or consummate the other transactions contemplated hereby is the affirmative vote of at least a majority of the votes cast at the Buyer Meeting, if a quorum exists (the “Required Buyer Vote”).

(jj)	Intellectual Property Rights; Data Processing.

(i)

To the knowledge of the Buyer, Buyer and the Buyer Subsidiaries own or possess all legal rights to, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 4.01(jj) of the Buyer Disclosure Schedule sets forth all proprietary rights that are material to the conduct of the business of Buyer or the Buyer Subsidiaries. Neither Buyer nor any Buyer Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names that it claims to own. Neither Buyer nor any Buyer Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(i)

All Systems used by Buyer and each of the Buyer Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Buyer and the Buyer Subsidiaries as currently conducted, and the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Buyer and each of the Buyer Subsidiaries as currently conducted. To Buyer’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Buyer or any of the Buyer Subsidiaries, and Buyer and each of the Buyer Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that such Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Buyer and each of the Buyer Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of Buyer and each of the Buyer Subsidiaries in all material respects.

(kk)     Privacy of Customer Information. Neither Buyer nor Buyer Sub has any reason to believe that any facts or circumstances exist that would cause the collection and use of PII by Buyer or Buyer Sub not to comply with all applicable published privacy policies of Buyer or Buyer Sub, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy laws, and any contract relating to privacy. Buyer has taken commercially reasonable measures to ensure that all PII in its possession or control is reasonably protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Buyer’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such PII by Buyer, any Buyer Subsidiaries or any other person.

(ll)	No Other Representations or Warranties.

(i)

Except for the representations and warranties contained in this Article Four, neither Buyer nor Buyer Sub has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Buyer Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or Buyer Sub furnished or made available to Seller (including any information, documents or material made available to Seller in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer or Buyer Sub or any representation or warranty arising from statute or otherwise in law.

(ii)

Buyer and Buyer Sub acknowledge and agree that they have relied solely upon their own independent investigation and counsel before deciding to enter into this Agreement and the Merger and that none of Seller, Seller Sub, Seller’s Financial Advisor, attorneys or representatives, or any other person has made or is making any express or implied representation or warranty other than those contained in Article Three and the Seller Disclosure Schedule.

ARTICLE FIVE

FURTHER COVENANTS OF SELLER

5.01.    Operation of Business

Seller and Seller Sub covenant to Buyer that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement, as may be required by applicable law, rule, regulation, or interpretation thereof, as set forth in Section 5.01 of the Seller Disclosure Schedule, as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case

Seller and/or Seller Sub shall immediately provide Buyer with a copy of such written document), or to the extent that Buyer shall otherwise consent in writing (which consent, in the case of Section 5.01(b), (f) and (g) shall not be unreasonably withheld, conditioned or delayed):

(a)

Conduct of Business. Seller shall conduct its business, Seller Sub shall conduct its business, and Seller or Seller Sub, as applicable, shall cause each other Seller Subsidiary to conduct its business only in the ordinary and usual course consistent with past practice. Seller shall not, and shall cause the Seller Subsidiaries not to, take any action that would be inconsistent with any representation or warranty of Seller set forth in this Agreement or that would cause a breach of any such representation or warranty if made at or immediately following such action, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation following the Effective Time.

(b)	Changes in Business and Capital Structure. Seller will not, and will cause the Seller Subsidiaries not to:

(i)

sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Seller or the Seller Subsidiaries, tangible or intangible, that are material, individually or in the aggregate, to Seller except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval, (B) securitization activities in the ordinary course of business, (C) the sale of loans, loan participations and real estate owned in the ordinary course of business, (D) pledging assets in connection with advances or borrowings from the FHLB in the ordinary course of business and consistent with past practice in amount and frequency, and (E) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $250,000;

(ii)	make any capital expenditure or capital additions or betterments that exceed $250,000 in the aggregate;

(iii)

become bound by, enter into, or renew any material contract, commitment or transaction that, if so entered into, would be reasonably expected to (A) have a material adverse effect on Seller, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv)

declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (A) quarterly cash dividends on Seller Shares in respect of each fiscal quarter ending on or after June 30, 2019 in an amount not to exceed $0.12 per Seller Share, (B) dividends from any Seller Subsidiary to Seller and (C) in connection with and as required by the terms of any trust preferred securities issued by a Seller Subsidiary;

(v)

purchase, redeem, retire or otherwise acquire any of its capital shares other than pursuant to rights of repurchase granted to Seller or in settlement of any withholding obligation in connection with any Seller Stock Plan or other than repurchases of Seller Shares pursuant to the terms and conditions of Seller’s current Rule 10b5-1 Share Repurchase Plan approved by the Seller Board on November 28, 2018;

(vi)

issue or grant any option or right to acquire any of its capital shares or effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(vii)	amend or propose to amend its articles of incorporation, bylaws or other governing documents except as otherwise expressly contemplated by this Agreement;

(viii)	merge or consolidate with any other person or otherwise reorganize, except for the Merger and the Bank Merger;

(ix)

acquire all or any portion of the assets, business, deposits or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be reasonably expected to present a material risk of any material delay in the receipt of any required regulatory approval;

(x)

other than in the ordinary course of business consistent with past practice, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Seller Director, Seller Officer or Seller Employee, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Seller may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Seller Disclosure Schedule or regular annual renewals of insurance contracts;

(xi)

announce or pay any general wage or salary increase or bonus, other than normal wage or salary increases not to exceed on average 3% for Seller Employees and year-end bonuses substantially consistent with past practices (but in any event such year-end bonuses will not exceed $750,000 annualized in the aggregate), or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Seller Officer, Seller Director or Seller Employee, except, in each case, (A) as set forth in Section 5.01(b)(xi) of the Seller Disclosure Schedule, or (B) for changes that are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Seller Disclosure Schedule; provided, however, that the agreements set forth in Section 5.01(b)(xi) of the Seller Disclosure Schedule, which renew automatically absent any action on the part of a party thereto, shall not be considered a prohibited renewal pursuant to this Section 5.01(b)(xi);

(xii)

incur any long-term indebtedness for money borrowed, guarantee any such long-term indebtedness or issue or sell any long-term debt securities, other than (A) in replacement of existing or maturing debt, (B) indebtedness of any Seller subsidiary to Seller or another Seller Subsidiary of Seller, or (C) in the ordinary course of business consistent with past practice;

(xiii)

implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by any law, rule, regulation, or interpretation thereof, GAAP or any Governmental Authority or Regulatory Authority;

(xiv)

materially change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

(xv)	sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Authority;

(xvi)

change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law, rule, regulation or interpretation thereof or any Governmental Authority or Regulatory Authority;

(xvii)	purchase mortgage loan servicing rights or, other than in the ordinary course of business consistent with past practice, sell any mortgage loan servicing rights;

(xviii)

commence or settle any material claim, action or proceeding, except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Seller and the Seller Subsidiaries;

(xix)

adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or reorganization;

(xx)

make or change any material Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xxi)

(A) knowingly take any action or fail to take any action, which action or failure to act would, or would be reasonably expected to, prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (B) knowingly take any action that is intended or is reasonably expected to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (3) a material violation of any provision of this Agreement; or

(xxii)	agree to do any of the foregoing.

(c)

Maintenance of Property. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not have a material adverse effect on Seller.

(d)

Performance of Obligations. Seller shall, and shall cause the Seller Subsidiaries to, perform all of their respective obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Seller.

(e)

Maintenance of Business Organization. Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Seller Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f)

Insurance. Seller shall, and shall cause the Seller Subsidiaries to, maintain insurance coverage with reputable insurers that, in respect of the amounts, premiums, types and risks insured, were maintained by them at the Seller Balance Sheet Date, and upon the renewal or termination of such insurance, Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of amounts, premiums, types and risks insured that are, in the aggregate, not materially less favorable than those maintained by Seller and the Seller Subsidiaries at the Seller Balance Sheet Date.

(g)

Access to Information. Upon reasonable notice in advance, Seller shall, and shall cause the Seller Subsidiaries to, afford to Buyer and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Seller shall, and shall cause the Seller Subsidiaries to, make available to Buyer on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request (including the financial and tax work papers of Dixon Hughes Goodman LLP); provided, however, that Buyer and its officers, employees, investment bankers, attorneys, accountants, and other advisors and representatives shall conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as to not unreasonably interfere with Seller’s business operations and customer and employee relationships. Seller and the Seller Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of Seller or the Seller Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

5.02.    Notification

Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that (a) causes or constitutes a breach in any material respect of any of Seller’s or Seller Sub’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change (“Updated Seller Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Seller Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Buyer. During the same period, Seller shall promptly notify Buyer of (i) the occurrence of any breach in any material respect of any of Seller’s or Seller Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Seller, to result in a material adverse effect with respect to Seller.

5.03.    No Solicitation

(a)       Seller shall not and shall cause Seller Sub and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Seller and Seller Sub (collectively, the “Seller Representatives”) not to, directly or indirectly: (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; or (v) take any action to render the provisions of any Takeover Laws inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Agreement by Seller. Seller and Seller Sub shall, and shall cause each of the Seller Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person conducted heretofore with respect to any of the foregoing.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or Seller Sub; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Seller or the Seller Subsidiaries representing, in the aggregate, 20% or more of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Seller or the Seller Sub; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Seller or the Seller Sub; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)       Notwithstanding the provisions of Section 5.03(a), prior to the approval of the Merger by the Seller’s stockholders by the Required Seller Vote, Seller may respond to an inquiry and take any of the actions described in clause (ii) of Section 5.03(a) if, but only if, (i) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.03; (ii) the Seller Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that failure to take such actions would be reasonably likely to result in Seller’s Directors not acting in accordance with their fiduciary obligations under applicable Maryland law; (iii) Seller provides Buyer with at least two business days’ notice prior to furnishing any nonpublic information to, or entering into discussions with, such entity; and (iv) prior to furnishing or affording access to any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal, Seller receives from such person a confidentiality agreement with terms no less favorable to Seller than those contained in the confidentiality agreement between Seller and Buyer. Seller shall promptly provide to Buyer any non-public information regarding Seller or the Seller Subsidiaries provided to any other person or entity that was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other person or entity.

(c)       Seller shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seller or the Seller Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person or entity initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, such notice shall include copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Seller shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)       Neither the Seller Board nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the Seller Board Recommendation (as defined in Section 7.06(f)), or make any statement, filing or release, in connection with the Seller Meeting (as defined in Section 7.06(e)) or otherwise, inconsistent with the Seller Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Seller or the Seller Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement

(A) related to any Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

(e)       Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(f)       Notwithstanding the provisions of Section 5.03(d), prior to the date of the Seller Meeting (as defined in Section 7.06(e)), the Seller Board may approve or recommend to the stockholders of Seller a Superior Proposal (as defined below) and withdraw, qualify or modify the Seller Board Recommendation in connection therewith (a “Seller Subsequent Determination”) after the third business day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.03) constitutes a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept) if, but only if, (i) the Seller Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that failure to take such actions would be reasonably likely to result in Seller’s Directors not acting in accordance with their fiduciary obligations under applicable Maryland law, (ii) during the three business-day period after receipt of the Notice of Superior Proposal by Buyer, Seller and the Seller Board shall have cooperated and negotiated in good faith with Buyer and give due consideration to such adjustments, modifications or amendments to the terms and conditions of this Agreement as may be proposed by Buyer in making a determination whether Seller will proceed with the Seller Board Recommendation without a Seller Subsequent Determination; provided, however, that neither Buyer nor Seller shall have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such three business-day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller Board has again in good faith made the determination (A) in clause (i) of this Section 5.03(f) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller Board shall not change the approval of the Seller Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger and the Bank Merger.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited, bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and Seller’s Financial Advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding Seller Shares or all, or substantially all, of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the Seller Shares that is more favorable, from a financial point of view, than the consideration to be paid to Seller’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Seller’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

5.04.    Delivery of Information

Seller shall furnish to Buyer promptly after such documents are available: (a) all reports, proxy statements or other communications by Seller to its stockholders generally; and (b) all press releases relating to any transactions.

5.05.    Takeover Laws

Seller shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Voting Agreements, the Merger and the Bank Merger from the requirements of any Takeover Law applicable to it and comparable provisions in the articles of incorporation or bylaws of Seller or Seller Sub, and (b) assist in any challenge by Buyer to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

5.06.    No Control

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Seller Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.07.    Exchange Listing

Seller shall take all necessary actions, and Buyer shall provide reasonable cooperation in connection with same, in order to effect the delisting of the Seller Shares from the Nasdaq Capital Market and the termination of Seller’s registration under the Exchange Act effective contemporaneously with the Effective Time.

5.08.    Section 16

Prior to the Effective Time, Seller Board (or an appropriate committee thereof) shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of Seller (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who is subject to Section 16 of the Exchange Act.

5.09.    Seller Classified Loans

(a)    Seller shall promptly (i) after the end of each quarter after the date hereof, (ii) at other times after reasonably requested by Buyer and (iii) upon Closing, provide Buyer with a complete and accurate list, including the amount, of all Loans of Seller and its Subsidiaries subject to each type of classification of the Classified Loans.

(b)       Prior to the Effective Time, Seller shall use its commercially reasonable efforts to enter into contracts for the sale of the Classified Loans identified in Section 5.09 of the Seller Disclosure Schedule, which Classified Loans have been selected by Buyer and Seller for disposition, on terms reasonably satisfactory to Buyer and Seller; provided, however, that nothing herein shall require any such sale prior to the Effective Time if Seller reasonably determines any such sale to be contrary to the best interests of Seller or safe and sound banking practice; provided, further, that nothing in this Section 5.09 shall give Buyer a controlling influence over the management or policies of Seller or any of the Seller Subsidiaries prior to the Effective Time. Buyer shall indemnify the Seller and the Seller Subsidiaries for any losses, fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement.

5.10.    401(k) Plan Matters; Other Benefit Plan Matters

(a)       401(k) Plan Matters. Buyer in its sole discretion may elect to (i) have Seller terminate the Seller Sub’s 401(k) Plan (the “Seller 401(k) Plan”) immediately prior to the Effective Time and contingent upon the occurrence of the Closing by resolutions adopted by the boards of directors of Seller and/or Seller Sub, on terms acceptable to Buyer, or (ii) merge the Seller 401(k) Plan with and into the Buyer’s Employee Stock Ownership and 401(k) plan (the “Buyer 401(k) Plan”) after the Effective Time. In no event shall the Seller 401(k) Plan be merged with and into the Buyer 401(k) Plan, unless Buyer determines in its reasonable judgment that (A) the Seller 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the Seller 401(k) Plan and as to its operation, and (B) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the Seller 401(k) Plan.

If Buyer determines in its sole discretion not to merge the Seller 401(k) Plan into the Buyer 401(k) Plan and that the Seller 401(k) Plan should be terminated immediately prior to the Effective Time, Seller agrees to take all action necessary to have the Seller 401(k) Plan terminated immediately prior to the Effective Time; provided, that Buyer has delivered to Seller written notice of Buyer’s determination to terminate the Seller 401(k) Plan at least 30 days prior to the Closing Date; and provided, further, that Buyer agrees that prior to such termination, Seller is permitted to amend the Seller 401(k) Plan, to the extent permitted under applicable law, rules, regulations, guidance, and interpretations thereof, to allow the rollover in kind of any outstanding plan loans held in participant accounts. If Buyer determines that the Seller 401(k) Plan should be so terminated, the accounts of all participants and beneficiaries in the Seller 401(k) Plan as of such termination shall become fully vested upon termination of the Seller 401(k) Plan. As soon as practicable following the Effective Time, the account balances in the Seller 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with plan terms. Buyer agrees to permit Continuing Employees to rollover their account balances in the Seller 401(k) Plan to the Buyer 401(k) Plan, including the in-kind rollover of plan loans, which Buyer agrees in such event to administer according to their terms. Prior to taking any such action, Seller and Seller Sub shall provide Buyer with a copy of such resolutions or consent in connection with such Seller 401(k) Plan termination, and shall consider any comments provided by Buyer in good faith. Buyer shall indemnify Seller and the Seller Subsidiaries for any losses, fees, expenses and charges incurred by Seller in connection with the termination of the Seller 401(k) Plan if the Merger is not consummated in accordance with the terms of this Agreement.

(b)       Other Benefit Plans. Immediately prior to the Effective Time and subject to the occurrence of the Effective Time, Seller and Seller Sub shall, at the request of Buyer, freeze or terminate each other Seller Compensation and Benefit Plan as requested by Buyer subject to and in accordance with applicable law.

ARTICLE SIX

FURTHER COVENANTS OF BUYER

6.01.    Access to Information

Buyer shall furnish to Seller promptly after such documents are available: (i) all reports, proxy statements or other communications by Buyer to its shareholders generally; and (ii) all press releases relating to any transactions.

6.02.    Opportunity of Employment; Employee Benefits; Retention Pool and Retention Restricted Stock Grants

(a)

Subject to the provisions of Section 6.02, employees of Seller and any Seller Subsidiary (i) who are not offered the opportunity to continue as employees of Buyer or an appropriate Buyer Subsidiary following the Effective Time, (ii) whose position is eliminated or who is not offered comparable employment with Buyer or a Buyer Subsidiary, or (iii) who are terminated without Cause within six months after the Effective Time, shall be entitled to receive (A) the severance compensation set forth in Section 6.02(a) of the Buyer Disclosure Schedule, (B) accrued benefits, including paid time off, through the date of separation, (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage, and (D) outplacement consultation services of a type and nature to be agreed upon by Seller and Buyer prior to the Effective Time and with a cost of up to $2,500 for each such employee of Seller or a Seller Subsidiary. Nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law. From and after the Effective Time, the employees of Seller and any Seller Subsidiary who remain employees of Buyer or any Buyer Subsidiary after the Effective Time (including employees who are parties to employment or change in control agreements) (“Continuing Employees”) shall be provided with employee benefits that are substantially similar to employee benefits provided to other comparable employees under the Buyer Compensation and Benefit Plans (excluding for this purpose any equity-based incentive plans). Each Continuing Employee shall be credited with years of service with Seller or Seller Sub for purposes of eligibility, vesting, entitlements to benefits and levels of benefits (but not for benefit accrual purposes under any defined benefit plan or agreement) in the employee benefit plans of Buyer, and shall retain the vacation accrual earned under Seller’s vacation policy as of the Effective Time so that such Continuing Employee shall receive under Buyer’s vacation policy a vacation benefit no less than what such Continuing Employee had earned under Seller’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Buyer’s vacation policy, subject to carryover limitations applicable to such future accruals. In addition, Continuing Employees who become eligible to participate in a Buyer Compensation and Benefit Plan following the Effective Time (i) shall receive full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the applicable Seller Compensation and Benefit Plan during the portion of the applicable plan year prior to such participation, and (ii) shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Seller Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage. For purposes of clarification, and not by way of limitation, all Continuing Employees shall commence participation in Buyer 401(k) Plan as of the Effective Time, but such Continuing Employees shall not be eligible to participate in Buyer’s Defined Benefit Pension Plan, participation in which has been frozen since July 31, 2007. The foregoing covenants shall survive the Merger, and Buyer shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the service credits applicable to Continuing Employees referenced herein.

For purposes of this Section 6.02, “Cause” means: (a) an act of dishonesty, willful disloyalty or fraud that the Buyer determines is detrimental to the best interests of Buyer or Buyer Sub; (b) the continuing inattention to, neglect of, or inability to perform, the duties to be performed by such employee; or (c) the deliberate and intentional engaging by such employee in gross misconduct that is materially and demonstrably injurious to Buyer or Buyer Sub.

(b)

Concurrently with the execution of this Agreement, Seller, Seller Sub, Buyer and Buyer Sub shall enter into a new employment agreement with James W. Cornelsen and amendments to the respective employment agreements with each of William J. Bush, Mark A. Semanie, John M. Miller, Elise M. Hubbard and Jack Welborn and such other agreements as may be required to address certain compensation matters in connection with the Merger, all to be effective at and conditioned upon the occurrence of the Effective Time.

(c)	As of the Effective Time and except as specifically provided elsewhere in this Agreement, Buyer shall succeed Seller as sponsor and administrator of the Seller Compensation and Benefit Plans and shall take such action as necessary to effectuate such changes. Subject to Sections 6.02(a) and except as specifically provided elsewhere in this Agreement, Buyer may terminate, merge or amend any Seller Compensation and Benefit Plan or may cease contributions to any Seller Compensation and Benefit Plan to the extent permitted by applicable law; provided, however, that Buyer will provide any benefits to which Seller Employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Effective Time by virtue of any provisions of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including, without limitation, such requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, from and after the Effective Time through the remaining legally-required period of coverage.

(d)

(i)       Buyer shall provide a retention pool in the aggregate amount set forth in Section 6.02(d)(i) of the Buyer Disclosure Schedule (the “Retention Pool”) for the purposes of retaining the services of employees of the Seller and the Seller Subsidiaries (“Retention Employees”) who are key employees. The Chief Executive Officer of the Seller shall determine, subject to approval by the President and Chief Executive Officer of the Buyer, the Retention Employees eligible to receive retention awards from the Retention Pool (each, a “Retention Bonus”) and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (unless such recipient’s employment is terminated (A) by Buyer or Buyer Sub for Cause or (B) by such recipient without Good Reason, as the case may be, at such time) at, the end of the month following the conversion of the data processing and information technology systems of Seller (the “Data Conversion”).

For purposes of this Section 6.02(d), “Good Reason” means either of the following events or conduct preceding a termination of employment initiated by an employee: (a) a change in the location of the principal office of the employee that results in the employee’s commuting distance being at least 50 miles greater than the employee’s commuting distance on the date of this Agreement; or (b) a reduction in the employee’s base salary of greater than 10%.

(ii)       Buyer or Buyer Sub shall enter into agreements with the Seller Employees identified in Section 6.02(d)(ii) of the Buyer Disclosure Schedule pursuant to which agreements Buyer will agree to grant restricted Buyer Shares which will cliff-vest on the second anniversary of the grant date if such Seller Employee remains employed by Buyer or Buyer Sub at that time (the “Retention Restricted Stock Agreements”), subject to the terms of the individual Retention Restricted Stock Agreements. Grants under the Retention Restricted Stock Agreements shall be made and become effective only upon the applicable Seller Employees becoming employees of the Buyer or Buyer Sub at or after the Effective Time. No grants under the Retention Restricted Stock Agreements will be made or become effective before the Effective Time and Buyer will have no obligation to make such grants if this Agreement is terminated pursuant to Section 11.01.

(e)

Any employee of Seller or a Seller Subsidiary who has or is party to any employment agreement, severance agreement, change in control agreement, or any other agreement that provides for any payment that would be triggered by the Merger or the Bank Merger shall not receive the severance compensation as provided for in Section 6.02(a)(A) but will receive the payment provided for in such agreement upon the occurrence of a triggering event under such agreement. Any employee of Seller or a Seller Subsidiary who waives and relinquishes his or her right to any payments under any such agreement will be eligible for severance compensation as provided in Section 6.02(a)(A).

6.03.    Exchange Listing

Buyer shall file a “Listing of Additional Shares Notification Form” with the Nasdaq for the Buyer Shares to be issued to the former holders of Seller Shares in the Merger at the time prescribed by applicable rules and regulations of the Nasdaq, and shall use commercially reasonable efforts to have the review of such form completed prior to the Effective Time. In addition, Buyer will use its reasonable best efforts to maintain its listing on the Nasdaq Global Select Market.

6.04.    Notification

Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that (i) causes or constitutes a breach in any material respect of any of Buyer’s or Buyer Sub’s representations and warranties or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer Disclosure Schedule, Buyer shall promptly deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change (“Updated Buyer Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Buyer Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Seller. During the same period, Buyer shall promptly notify Seller of (i) the occurrence of any breach in any material respect of any of Buyer’s or Buyer Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Buyer, to result in a material adverse effect with respect to Buyer.

6.05.    Takeover Laws

Buyer shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Law and from any provisions under its articles of incorporation and bylaws, as applicable, by action of the Board of Directors of Buyer or otherwise, and (b) assist in any challenge by Seller to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

6.06.    Officers’ and Directors’ Indemnification and Insurance

(a)

From and after the Effective Time, each of Buyer and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Seller and the Seller Subsidiaries (in each case, when acting in such capacity) (each an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time (collectively, “Costs”) incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising out of matters existing or occurring before or after the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Seller or any Seller Subsidiaries or is or was serving at the request of Seller or a Seller Subsidiary as a director, officer, employee, trustee, or other agent of any other organization or in any capacity with respect to any Seller Compensation and Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or any of the transactions contemplated hereby, and Buyer and the Surviving Corporation shall also advance expenses (including, for the avoidance of doubt, reasonable attorneys’ fees) as incurred by such Indemnified Party in connection therewith (provided that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), to the same extent to which such Indemnified Party would be entitled to be indemnified as of the date of this Agreement by Seller and/or a Seller Subsidiary pursuant to applicable law as effect on the date of this Agreement, the

Seller’s articles of incorporation and bylaws or the governing or organizational documents of any applicable Seller Subsidiary.

(b)

Upon, and for a period of six years after, the Effective Time the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller and the Seller Subsidiaries (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from actions, omissions, facts, events, matters, or circumstances that occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend an amount that exceeds 150% of the current premium attributable to the current policies of directors’ and officers’ liability insurance maintained by Seller and the Seller Subsidiaries (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of, Buyer, may obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s and Seller Subsidiaries’ existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.

(c)

If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the equity securities of the Surviving Corporation or all or substantially all of its assets, to any person or entity, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the Surviving Corporation assumes the obligations set forth in this Section 6.06 and in such event all references to the Surviving Corporation in this Section shall be deemed a reference to such successor and assign.

(d)

Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.06(a) unless and only to the extent that Buyer is actually and materially prejudiced as a result of such failure.

(e)

The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.07.     Appointment of Seller Directors to Board of Directors; Advisory Board

(a)        Buyer and Buyer Sub shall appoint two of the current directors of Seller (the “Seller Appointees”), or, if applicable, a Replacement Nominee, to the Board of Directors of Buyer and Buyer Sub, which appointment shall be effective as of the Effective Time. The Seller Appointees (or, if applicable, Replacement Nominee(s)) shall serve until the next annual meeting of the shareholders of Buyer, and Buyer shall include the Seller Appointees (or, if applicable, Replacement Nominee(s)) on the list of nominees for which Buyer’s Board of Directors shall solicit proxies at such meeting and subsequent meetings, and Buyer shall elect the Seller Appointees (or, if applicable, Replacement Nominee(s)) to the Board of Directors of Buyer Sub for at least two subsequent years, until the Seller Appointees (or, if applicable, Replacement Nominee(s)) have served at least a full three-year term on the Board of Directors of each of Buyer and Buyer Sub, unless such person earlier resigns or is removed for cause in accordance with Buyer’s or Buyer Sub’s articles of incorporation and bylaws, as applicable. The Seller Appointees shall be James W. Cornelsen and Gregory S. Proctor, Jr., provided, however, that if, prior to the Effective Time, either of the

Seller Appointees shall become ineligible to serve on the Board of Directors of Buyer and Buyer Sub or declines to serve on the Board of Directors of Buyer and Buyer Sub, a replacement(s) mutually acceptable to both Buyer and Seller shall replace such Seller Appointee (each a “Replacement Nominee”).

(b)        Buyer shall cause Buyer Sub to (i) create an advisory board for the Maryland market currently served by Seller Sub effective as of the Effective Time, (ii) appoint each then current director of Seller to such advisory board (except for any such director that has notified Seller that he or she does not wish to be appointed to the advisory board), (iii) maintain such advisory board as so composed for at least 12 months after the Effective Time, and (iv) provide advisory board members who are not employees of Buyer or Buyer Sub after the Closing Date with compensation equal, on an annual basis, to that received generally by members of the Board of Directors of Seller and Seller Sub in the fiscal year ended December 31, 2018 for service on the Board of Directors of Seller and Seller Sub.

6.08.    Operation of Business

Buyer and Buyer Sub covenant to Seller that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement, as may be required by applicable law, rule, regulation, or interpretation thereof, as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case Buyer and/or Buyer Sub shall immediately provide Seller with a copy of such written document), or to the extent that Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        Buyer shall conduct its business, Buyer Sub shall conduct its business, and Buyer and Buyer Sub, as applicable, shall cause each of the other Buyer Subsidiaries to conduct its business only in the ordinary and usual course consistent with past practice;

(b)        Buyer shall not, and shall cause each of the Buyer Subsidiaries not to, take any action that would have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation; and

(c)        Buyer shall, and shall cause the Buyer Subsidiaries to, use reasonable best efforts to cause the Merger and the Bank Merger to qualify as a reorganization with the meaning of Section  368(a) of the Code.

6.09.    Buyer Forbearances

From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause the Buyer Subsidiaries not to, knowingly take any action that would, or would be reasonably expected to, (i) prevent or impede the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably expected to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law, rule, regulation, or interpretation thereof, or as may be required, in writing, by any Regulatory Authority or Governmental Authority (in which case Buyer and/or Buyer Sub shall immediately provide Seller with a copy of such written document).

6.10     Seller Shares

Buyer or Buyer Sub shall vote or cause to be voted all Seller Shares owned by them directly or indirectly or for which they have voting authority as of the record date for the Seller Meeting in favor of the Merger.

6.11.    Section 16

Prior to the Effective Time, the Board of Directors of Buyer (or an appropriate committee thereof) shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the

Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisition of equity securities of Buyer (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who becomes an officer or director of Buyer as of or following the Effective Time and who is subject to Section 16 of the Exchange Act.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01.    Confidentiality

Except for the use of information in connection with the Registration Statement described in Section 7.06 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information, including any electronic or paper copies, reproductions, extracts or summaries thereof (collectively, the “Information”), received by each of Buyer, the Buyer Subsidiaries, Seller, the Seller Subsidiaries, and by the directors, officers, employees, advisors and representatives of Buyer and Seller and their respective Subsidiaries (the “Representatives”), pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided, however, that subsequent to the filing of the Registration Statement with the SEC, this Section 7.01 shall not apply to information included in the Registration Statement or to be included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Seller and the shareholders of Buyer under Section 7.06. Buyer and Seller shall hold all information obtained prior to the date hereof in connection with entering into this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated March 15, 2019, between Buyer and Seller (“Confidentiality Agreement”), which is incorporated herein by reference. The parties agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

7.02.    Necessary Further Action

Each of Seller, Seller Sub, Buyer Sub and Buyer shall use its reasonable best efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated by this Agreement.

7.03.    Cooperative Action

Subject to the terms and conditions of this Agreement, each of Seller, Seller Sub, Buyer Sub and Buyer shall use its reasonable best efforts to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments that may be reasonably required, in the opinion of counsel for Seller and Seller Sub and counsel for Buyer and Buyer Sub, to obtain all necessary approvals from all Governmental Authorities and Regulatory Authorities as required by Section 8.03(b) hereof, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable. In addition, each party shall take such action as may be reasonably required by the other party, if such required action may necessarily and lawfully be taken to reverse the impact of any past action, if such past action would, in the reasonable opinion of each party, adversely impact the ability of the Merger to be characterized as a reorganization under Section 368 of the Code.

7.04.    Satisfaction of Conditions

Each of Buyer, Buyer Sub, Seller and Seller Sub shall use its reasonable best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions contemplated by this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities that are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

7.05.    Press Releases

None of Buyer, Buyer Sub, Seller or Seller Sub shall make any press release or other public announcement concerning this Agreement and the transactions contemplated hereby without the consent of the other parties hereto as to the form and contents of such press release or public announcement, which consent shall not be unreasonably delayed or withheld, except, following notice to the other parties, to the extent that such party’s counsel deems such press release or public announcement to be required by applicable law, rule, or regulation or the rules and regulations of the Nasdaq to be made before such consent can be obtained.

7.06.    Registration Statement; Proxy Statement; Shareholders’ Meetings

(a)

As soon as reasonably practicable following the date hereof, Buyer shall prepare, in consultation with Seller and with Seller’s cooperation, mutually acceptable proxy material that shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Seller’s stockholders at the Seller Meeting and the matters to be submitted to the Buyer’s shareholders at the Buyer Meeting (such joint proxy statement/prospectus and all amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of the Buyer Shares in the Merger (such registration statement and all amendments or supplements thereto, the “Registration Statement”). Each of Seller and Buyer shall use all commercially reasonable efforts to cause the Registration Statement including the Joint Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Buyer also shall use all commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller shall promptly furnish to Buyer all information concerning Seller, the Seller Subsidiaries and the Seller Officers, Seller Directors and stockholders of Seller and the Seller Subsidiaries as Buyer reasonably may request in connection with the foregoing. Each of Buyer and Seller shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer, as the case may be, (i) shall consult with the other with respect to the substance and status of such filings or mailings, (ii) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (iii) shall include in such document or response all comments reasonably proposed by such other party, and (iv) shall not file or mail such document or respond to the SEC prior to receiving the other party’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(b)

Each of Seller and Buyer agrees, as to itself and its respective Seller Subsidiaries or Buyer Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Joint Proxy Statement/Prospectus is mailed to stockholders of Seller and shareholders of Buyer and up to and including the respective dates of the Seller Meeting and Buyer Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)

Each of Seller and Buyer shall, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Joint Proxy Statement/Prospectus.

(d)

Buyer shall advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e)

Seller shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date (if not set forth in the Registration Statement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Meeting”) for the purpose of approving the Merger, regardless of whether the Seller Board determines at any time that this Agreement or the Merger is no longer advisable, recommends that the stockholders of Seller reject the Merger or makes a Seller Subsequent Determination. Seller shall cause the Seller Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement.

(f)

Subject to Section 5.03 hereof, (i) the Seller Board shall recommend that Seller’s stockholders vote to approve the Merger and any other matters required to be approved by Seller’s stockholders for consummation of the Merger and the other transactions contemplated hereby (the “Seller Board Recommendation”), and (ii) the Joint Proxy Statement/Prospectus shall include the Seller Board Recommendation. Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 7.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal except under circumstances that would permit Seller to terminate this Agreement under Section 11.01(d)(iii) in connection with a Superior Proposal. Seller shall use reasonable best efforts to obtain the Required Seller Vote (including, if requested by Buyer at Buyer’s sole discretion, by retaining an outside proxy solicitation firm at Buyer’s cost and expense, which cost shall not affect the amount of the Merger Consideration).

(g)

Buyer shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date (if not set forth in the Registration Statement) for, duly call, give notice of, and use reasonable best efforts to convene and hold a meeting of its shareholders (the “Buyer Meeting”) for the purpose of approving this Agreement and the issuance of Buyer Shares under this Agreement in connection with the Merger. Buyer shall cause the Buyer Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement. Buyer shall, through its Board of Directors, recommend to its shareholders that they approve this Agreement and the issuance of Buyer Shares in accordance with this Agreement in connection with the Merger, and shall include such recommendation in the Joint Proxy Statement/Prospectus. Buyer shall use reasonable best efforts to obtain the Required Buyer Vote (including, at Buyer’s sole discretion, by retaining an outside proxy solicitation firm at Buyer’s cost and expense, which cost shall not affect the amount of the Merger Consideration).

7.07.    Regulatory Applications

Buyer, Buyer Sub, Seller, Seller Sub and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings (but in any event to effect all such filings within 90 days of the date of this Agreement), and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities, including, as applicable, without limitation, those required to be filed with the Federal Reserve, the FDIC, the WVDFI and the Maryland Commissioner, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event that are necessary to consummate the transactions contemplated by this Agreement. Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review and correct any substantive material inaccuracies regarding the reviewing party in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party shall, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority or Regulatory Authority.

7.08.    Coordination of Dividends

After the date of this Agreement, Seller shall coordinate with Buyer the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of Seller Shares (who will become holders of Buyer Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from Seller and/or Buyer for any single calendar quarter; provided, however, that the annualized dividend payable on Seller Shares will adjust to Buyer’s dividend only subsequent to the Closing Date.

7.09.    Transition and Data Conversion

(a)

Commencing on the date of this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, reasonably assist each other to facilitate the integration, from and after the Closing, of Seller and the Seller Subsidiaries with the businesses of Buyer and the Buyer Subsidiaries, without taking action that would, in effect, give Buyer a controlling influence over the management or policies of Seller or any of the Seller Subsidiaries, or otherwise violate applicable laws. From the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Seller and the Seller Subsidiaries in the ordinary course of business and applicable law, rule, regulation, or interpretation thereof, Seller shall use all commercially reasonable efforts to cause the employees and officers of Seller and the Seller Subsidiaries to reasonably cooperate with Buyer and Buyer Sub in performing tasks reasonably required in connection with such integration.

(b)

Without limiting the generality of the immediately preceding paragraph, Buyer agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion within a reasonable period after the Effective Time. Seller agrees to cooperate with Buyer in preparing for the Data Conversion within the timeframe set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Seller’s and the Seller Subsidiaries’ information and data systems; provided, however, that Seller shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Seller takes, at the request of Buyer, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Buyer shall indemnify Seller for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Agreement by Seller or Seller Sub or the termination of this Agreement by Buyer pursuant to Section 11.01(c)(iii).

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01.    Conditions to the Obligations of Buyer and Buyer Sub

The obligations of Buyer and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and/or Buyer Sub, as applicable, prior to the Closing Date, of each of the following conditions precedent:

(a)

The representations and warranties of Seller and Seller Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub, by their respective chief executive officers and chief financial officers, to such effect.

(b)

Each of Seller and Seller Sub shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to such effect.

(c)

Buyer shall have requested and received the written opinion of K&L Gates LLP (“K&L”), tax counsel to Buyer, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, K&L will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Buyer reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

(d)

Buyer shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

8.02.    Conditions to the Obligations of Seller and Seller Sub

The obligations of Seller and Seller Sub under this Agreement shall be subject to the satisfaction, or written waiver by Seller and/or Seller Sub, as applicable, prior to the Closing Date, of each of the following conditions precedent:

(a)

The representations and warranties of Buyer and Buyer Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub, without personal liability, by their respective chief executive officers and chief financial officers to such effect.

(b)

Each of Buyer and Buyer Sub shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed, without personal liability, on behalf of Buyer and Buyer Sub by their respective chief executive officers and chief financial officers to such effect.

(c)

Seller shall have requested and received the written opinion of Baker Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Seller (“Seller’s Counsel”), dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Seller’s Counsel will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Seller reasonably deems relevant. Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the Registration Statement and the Effective Time.

(d)	Seller shall have received evidence reasonably satisfactory to Seller that the conditions set forth in Sections 8.03(d), 8.03(e), and 8.03(f) of this Agreement have been satisfied.

8.03.    Mutual Conditions

The obligations of Seller, Seller Sub, Buyer, and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and Seller prior to the Closing Date, of each of the following conditions precedent:

(a)

The (i) stockholders of Seller shall have approved the Merger by the Required Seller Vote, and (ii) shareholders of Buyer shall have approved this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger by the Required Buyer Vote.

(b)

All approvals, consents, and waivers of or by Governmental Authorities and Regulatory Authorities, or other consents, and approvals, required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals, consents, or waivers or statute, rule or order shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c)

No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger or the Bank Merger illegal.

(d)

The Registration Statement shall have been declared effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC; and all approvals deemed necessary by the applicable party’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated hereby shall have been obtained.

(e)

Buyer shall have received all authorizations and approvals necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby, and no order restraining the ability of Buyer to issue Buyer Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

(f)	The Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Buyer with respect to the Buyer Shares to be issued in the Merger.

ARTICLE NINE

CLOSING

9.01.    Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Buyer’s main office in Wheeling, West Virginia, commencing at 12:00 p.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date); provided that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the “Closing Date.”

9.02.    Closing Transactions Required of Buyer

At the Closing, Buyer shall cause all of the following to be delivered to Seller:

(a)	The certificates of Buyer and Buyer Sub contemplated by Section 8.02(a) and (b) of this Agreement.

(b)

Copies of resolutions adopted by the Board of Directors of Buyer (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Buyer and Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger be submitted to a vote at the Buyer Meeting and (iv) recommending that Buyer’s shareholders approve this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger. Copies of resolutions adopted by the Board of Directors of Buyer Sub (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub and Buyer Sub’s sole shareholder that Buyer Sub enter into this Agreement. The resolutions referred to in this Section 9.02(b) shall be accompanied by a certificate of the secretary or assistant secretary of each of Buyer and Buyer Sub, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c)	The opinion of K&L contemplated by Section 8.01(c) of this Agreement.

(d)

Articles of Merger for each of the Merger and Bank Merger duly executed by Buyer and Buyer Sub, as the case may be, in accordance with the WVBCA and the MGCL and in appropriate form for filing, respectively, with the West Virginia Secretary of State and the Maryland Commissioner.

(e)

A certificate, dated the Closing Date, signed, without personal liability, on behalf of Buyer and Buyer Sub by their respective chief executive officers and chief financial officers, to the effect that the conditions set forth in Sections 8.03(a)(ii), 8.03(c) (with respect to Buyer and Buyer Sub only) of this Agreement have been satisfied.

9.03.    Closing Transactions Required of Seller

At the Closing, Seller shall cause all of the following to be delivered to Buyer:

(a)

Articles of Merger for each of the Merger and the Bank Merger duly executed by Seller and Seller Sub, as the case may be, in accordance with the WVBCA and the MGCL and in appropriate form for filing, respectively, with the West Virginia Secretary of State and Maryland State Department of Assessments and Taxation.

(b)	The certificates of Seller and Seller Sub contemplated by Sections 8.01(a) and (b) of this Agreement.

(c)

Copies of all resolutions adopted by the directors of each of Seller and Seller Sub (i) approving and adopting this Agreement, and approving the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Seller and its stockholders that Seller enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote at the Seller Meeting and (iv) subject to the provisions of Section 5.03 hereof, recommending that Seller’s stockholders approve this Agreement and the transactions contemplated hereby (including the Merger), accompanied by a certificate of the secretary or the assistant secretary of each of Seller and Seller Sub, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d)	The opinion of Seller’s Counsel contemplated by Section 8.02(c) of this Agreement.

(e)

A certificate, dated the Closing Date, signed, without personal liability, on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to the effect that the conditions set forth in Sections 8.03(a)(i) and 8.03(c) (with respect to Seller and Seller Sub only) of this Agreement have been satisfied.

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01.    Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Buyer, Buyer Sub, Seller, and Seller Sub set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants that by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Articles One and Two, and Sections 6.02, 6.06, 6.07, 7.01, 7.09, this Section 10.01, Section 11.02 and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or the Surviving Bank Corporation (or any director, officer or controlling person thereof) of any defense in law or equity that otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Seller or Buyer.

ARTICLE ELEVEN

TERMINATION

11.01.    Termination

This Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Buyer or the stockholders of Seller:

(a)	By mutual written agreement of Seller, Seller Sub, Buyer, and Buyer Sub duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)	By either party upon written notification to the non-terminating party:

(i)

at any time after March 1, 2020, if the Closing shall not have occurred on or prior to such date and the failure to have had the Closing by the applicable date was not caused by a breach of this Agreement by the terminating party;

(ii)	if the stockholders of Seller shall not have approved the Merger by reason of the failure to obtain the Required Seller Vote upon a vote held at a Seller Meeting, or any adjournment thereof;

(iii)

if the shareholders of Buyer shall not have approved this Agreement and the issuance of Buyer Shares pursuant to this Agreement in connection with the Merger by reason of the failure to obtain the Required Buyer Vote upon a vote held at a Buyer Meeting, or any adjournment thereof; or

(iv)

if the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or Regulatory Authority.

(c)	By Buyer and Buyer Sub, collectively, by providing written notice to Seller and Seller Sub:

(i)

if any representation and warranty of Seller or Seller Sub shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Seller of written notice of breach or is incapable of being cured during such time period;

(ii)

if Seller or Seller Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Seller or Seller Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Seller of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii)

if: (A) the Seller Board (1) modifies, qualifies, withholds or withdraws the Seller Board Recommendation in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation), or makes any statement, filing or release, in connection with the Seller Meeting or otherwise, inconsistent with the Seller Board Recommendation, (2) approves or recommends an Acquisition Proposal, (3) fails to publicly recommend against a publicly announced Acquisition Proposal within three business days of being requested to do so by Buyer, (4) fails to publicly reconfirm the Seller Board Recommendation within three business days of being requested to do so by Buyer, or (5) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; (B) Seller breaches its obligations to call, give notice of, and commence the Seller Meeting under Section 7.06(e); or (C) there shall have been a material breach by Seller of Section 5.03.

(d)	By Seller and Seller Sub, collectively, by providing written notice to Buyer and Buyer Sub:

(i)

if any representation and warranty of Buyer or Buyer Sub shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Buyer of written notice of breach or is incapable of being cured during such time period;

(ii)

if Buyer or Buyer Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Buyer or Buyer Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Buyer of written notice of such failure to comply or is incapable of being cured during such time period;

(iii)	in connection with entering into a definitive agreement to effect a Superior Proposal after making a Seller Subsequent Determination in accordance with Section 5.03(f);

(iv)

if Buyer (A) through its Board of Directors modifies, qualifies, withholds or withdraws its recommendation that Buyer’s shareholders approve this Agreement and the issuance of the Buyer Shares in a manner adverse to Seller in connection with the transactions contemplated by this Agreement or makes any statement, filing or release, in connection with the Buyer Meeting or otherwise, inconsistent with such a recommendation, or (B) breaches its obligations to call, give notice of, and commence the Buyer Meeting under Section 7.06(g); or

(v)	at any time during the five-day period commencing on the Walkaway Determination Date (the “Seller Walkaway Right”), if:

(1)	the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price (as defined below); and

(2)

(a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Walkaway Determination Date (as defined below) by the Index Price on the Starting Date (as defined below) (the “Index Ratio”) and subtracting 0.20 from such quotient;

subject to the following. If Seller and Seller Sub elect to exercise their termination right pursuant to the immediately preceding sentence, Seller shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn by Seller and Seller Sub at any time within the aforementioned five-day period. For purposes of this Section 11.01(d)(v), the following terms shall have the following meanings:

“Average Closing Price” means the average of the last reported sale price per share of the Buyer Shares as reported on the Nasdaq Global Select Market for each of the 10 consecutive trading days ending on the Walkaway Determination Date.

“Walkaway Determination Date” means the later of (i) the first date on which all necessary regulatory approvals, consents, and waivers have been received (disregarding any waiting period) or (ii) the date on which the Seller’s stockholders approve the Merger.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index as reported on the Nasdaq.

“Starting Price” shall mean $37.78.

“Starting Date” shall mean July 22, 2019.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the common stock of Buyer shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

11.02    Effect of Termination.

(a)

If this Agreement is validly terminated by either Seller and Seller Sub or Buyer and Buyer Sub pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Seller, Seller Sub, Buyer or Buyer Sub, except (i) for Sections 7.01, 7.05, 12.01, 12.02, 12.03, 12.04, 12.05, 12.06 and 12.07, which shall remain in full force and effect, (ii) that nothing contained herein shall relieve any party hereto from liability for any liabilities or damages arising out of its fraud or knowing breach of any provision of this Agreement and (iii) as provided in paragraphs (b)-(f) of this Section 11.02 below.

(b)

Seller shall promptly pay to Buyer a termination fee of $16,000,000 (the “Termination Fee”) if this Agreement is terminated by (i) Buyer and Buyer Sub pursuant to Section 11.01(c)(iii) or (ii) Seller pursuant to Section 11.01(d)(iii).

(c)

In the event that this Agreement is terminated by Buyer and Buyer Sub or Seller and Seller Sub pursuant to Section 11.01(b)(i) without the Required Seller Vote having been obtained, or Section 11.01(b)(ii), and (i) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to the date specified in Section 11.01(b)(i) or prior to the Seller Meeting, as applicable, and (ii) within 12 months of such termination, Seller shall have entered into an agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(d)

In the event that this Agreement is terminated by Buyer and Buyer Sub pursuant to Sections 11.01(c)(i) or (ii) and (A) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to any breach by Seller of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Sections 11.01(c)(i) or (ii) and (B) within 12 months of such termination, Seller shall have entered into an agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(e)

Any payment of the Termination Fee required to be made pursuant to this Section 11.02 shall be made not more than two business days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by Seller pursuant to Section 11.01(d)(iii), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 11.02 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f)

Buyer, Buyer Sub, Seller and Seller Sub acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer and Buyer Sub would not enter into this Agreement. The Termination Fee amounts payable by Seller pursuant to this Section 11.02 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Buyer except in circumstances where no Termination Fee is payable. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 11.02 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the amount set forth in this Section 11.02, Seller shall pay to Buyer its fees, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source selected by the party to which the payment is due) plus 200 basis points as in effect on the date such payment was required to be made.

ARTICLE TWELVE

MISCELLANEOUS

12.01.    Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, or by facsimile upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to Seller, to:

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, MD 20716

Fax: (301) 430-2531

with a copy to (which shall not constitute notice):

Frank C. Bonaventure, Jr., Esquire

Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation

100 Light Street

Baltimore, Maryland 21202

Fax: (443) 263-7505

If to Buyer, to:

Todd F. Clossin

President and Chief Executive Officer

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Fax: (304) 234-9450

with a copy to (which shall not constitute notice):

James C. Gardill, Esquire

Phillips, Gardill, Kaiser & Altmeyer, PLLC

61 Fourteenth Street

Wheeling, WV 26003

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02.    Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an originally executed copy of this Agreement.

12.03.    Entire Agreement; No Third-Party Rights

This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article Two, Sections 6.02, 6.06 and 6.07 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

12.04.    Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns (including successive, as well as immediate, successors and permitted assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05.    Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06.    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

12.07.    Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

12.08.    Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations, Buyer Sub, and Seller Sub; except that after the Seller Meeting or Buyer Meeting, this Agreement may not be amended if it would violate the MGCL, WVBCA or the federal securities laws or the rules of the Nasdaq.

12.09.    Waiver

The parties hereto may in each party’s sole discretion waive (a) any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (b) compliance with any of the agreements or conditions contained in Articles Five, Six, Seven, and Eight hereof or otherwise. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10.    Disclosure Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. The mere inclusion of an item in the Buyer Disclosure Schedule or the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer and Buyer Sub, or Seller and Seller Sub, respectively, that such item represents a material exception or fact, event, or circumstance or that such item is or could result in a material adverse effect.

12.11.    Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.12.    Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13    Specific Performance

The Parties agree that the remedy at law for any breach of the terms and conditions of this Agreement by them may be inadequate and that in addition to, and not in limitation of any other remedies that Buyer, Buyer Sub, Seller or Seller Sub may have at law or under this Agreement, Buyer, Buyer Sub, Seller or Seller Sub shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement; provided, however, that no specific performance will be available to Buyer or Buyer Sub if Buyer has already received the Termination Fee.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Buyer, Buyer Sub, Seller and Seller Sub to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

	By:	/s/ Todd F. Clossin

Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

	By:	/s/ Todd F. Clossin

Printed Name: Todd F. Clossin
Title: President and Chief Executive Officer

ATTEST:	OLD LINE BANCSHARES, INC.

/s/ Mark A. Semanie	By:	/s/ James W. Cornelsen

Mark A. Semanie	Printed Name: James W. Cornelsen
Title: President and Chief Executive Officer

ATTEST:	OLD LINE BANK

/s/ Mark A. Semanie	By:	/s/ James W. Cornelsen

Mark A. Semanie	Printed Name: James W. Cornelsen
Title: President and Chief Executive Officer

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 23, 2019, by and between Wesbanco, Inc., a West Virginia corporation (“Buyer”), and the undersigned holder (the “Shareholder”) of shares of common stock, $0.01 par value ( the “Seller Shares”), of Old Line Bancshares, Inc., a Maryland corporation (“Seller”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Wesbanco Bank, Inc., Seller and Old Line Bank have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Buyer (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns the number of Seller Shares, and holds other rights to acquire the number of Seller Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as used herein, the term “Shares” means all Seller Shares held by the Shareholder on the date of this Agreement and all Seller Shares that the Shareholder purchases, acquires the right to vote or acquires beneficial ownership of (as defined in Rule 13d-3 of the Exchange Act, but excluding Seller Shares held by the Shareholder in a fiduciary capacity) prior to the Expiration Date (as defined in Section 2 below), whether by the exercise of any stock options or otherwise;

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 hereof), at any meeting of the shareholders of Seller, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Seller, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of approval of the Merger and the other transactions contemplated by the Merger Agreement, and any action that could reasonably be expected to facilitate the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement, of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, inhibit or preclude the timely consummation of the Merger or the fulfillment of a condition under the Merger Agreement to Seller’s and Buyer’s respective obligations to consummate the Merger or change in any manner the voting rights of any class of shares of Seller (including any amendments to Seller’s articles of incorporation or bylaws); and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) the date the Merger Agreement is terminated pursuant to Article Eleven thereof, or (iii) written notice by Buyer to Shareholder of the termination of this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares; No Voting Trusts.

(a)        Until the receipt of the requisite approval of the shareholders of Seller, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, offer, exchange, pledge or otherwise dispose of or encumber (including, without limitation, by the creation of a Lien (as defined in Section 4(c) below) (each, a “Transfer”), or enter into any contract, option, commitment or other arrangement or understanding with respect to, or consent to, any Transfer of, any Shares beneficially owned by the Shareholder or the Shareholder’s voting or economic interest therein. Notwithstanding the foregoing, the Shareholder may make Transfers (a) by will or by operation of law, in which case this Agreement shall bind the transferee, (b) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to the transferee’s agreement in writing, in form and substance reasonably satisfactory to Buyer, to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, (c) to another shareholder of Seller who previously entered into a Voting Agreement with Buyer and (d) with Buyer’s prior written consent, such consent to be granted or withheld in Buyer’s sole discretion.

(b)        The Shareholder agrees that the Shareholder shall not, and shall not permit any entity under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Buyer.

4. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Buyer as follows:

(a)

the Shareholder has the complete and unrestricted power and the unqualified right to enter into, execute, deliver and perform his or her obligations under this Agreement, and no consent, approval, authorization or filing on the part of the Shareholder is required in connection therewith;

(b)

this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding agreement of Buyer, is a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)

the Shareholder beneficially owns the number of Shares indicated on Schedule 1 (the “Original Shares”), free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”);

(d)

except pursuant to this Agreement, the Shareholder has sole, and otherwise unrestricted, voting and investment power with respect to the Original Shares, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares;

(e)

the Shareholder does not beneficially own any Seller Shares other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Seller Shares or any security exercisable for or convertible into shares of Seller Shares indicated on Schedule 1;

(f)

the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a breach of or default (with or without notice or lapse of time or both) under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject.

5. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, solely in his or her capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his or her affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his or her representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or any Seller Subsidiary or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Proposal.

6. Specific Enforcement. The Shareholder has signed this Agreement intending to be legally bound thereby. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder, in addition to any other remedy that Buyer may have at law or in equity. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder hereunder may be assigned without the prior written consent of Buyer.

7. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of Seller who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach by the Shareholder or any other such shareholder of Seller. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Buyer shall have no authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided in this Agreement.

9. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of Seller, and not in the Shareholder’s capacity as a director, officer or employee of Seller or any Seller Subsidiary or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way (a) restrict a director and/or officer of Seller in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, as a director and/or officer of Seller or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or (b) prevent or be construed to create any obligation on the part of any director and/or officer of Seller or any trustee or fiduciary of any employee benefit plan or trust from taking any action or omitting to take any action in such capacity.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the purpose and intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled to the greatest extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC and in any press release or other disclosure document the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments and obligations pursuant to this Agreement.

15. Governing Law; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without giving effect to the principles of conflicts of laws thereof that would cause the application of the laws of any other jurisdiction.

(b)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Seller has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Seller’s articles of incorporation or bylaws, the Merger pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first written above.

SHAREHOLDER

Name:

WESBANCO, INC.

By:

Name:
Title:

Schedule 1

Annex B

July 23, 2019

Board of Directors

WesBanco, Inc.

One Bank Plaza

Wheeling, WV 26003

Members of the Board:

We understand that WesBanco, Inc. (“Parent”) and its wholly-owned subsidiary WesBanco Bank Inc., propose to enter into an Agreement and Plan of Merger (the “Agreement”) with Old Line Bancshares, Inc. (the “Company”), and its wholly-owned subsidiary Old Line Bank pursuant to which, among other things, the Company will merge with and into Parent, and each outstanding share of common stock of the Company issued and outstanding immediately prior to the Effective time will be converted into the right to receive 0.7844 shares of Parent common stock (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Merger Consideration in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	the Agreement, dated July 23, 2019;

(ii)

certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

(iii)	certain financial statements and business information about the Parent and the Company in draft form, as of the quarter ended June 30, 2019;

(iv)

certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2019 and December 31, 2020 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Parent;

(v)

certain publicly available analyst earnings estimates for Company for the years ending December 31, 2019 and December 31, 2020 and an estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Parent;

(vi)	the current market environment generally and the banking environment in particular;

(vii)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

D.A. Davidson & Co. Investment Banking

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(viii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(ix)	the relative contributions of the Parent and Company to the combined company;

(x)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

(xi)	the net present value of the Parent and Company with consideration of projected financial results; and

(xii)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Parent and Company concerning the business, financial condition, results of operations and prospects of the Parent and Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Parent that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s or Parent’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Parent, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of the Company and Parent and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We do not assume responsibility and do not express an opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your

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consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or Parent or the contemplated benefits of the Transaction.

We have assumed in all respects material to our analysis that the Company and Parent will remain as a going concern for all periods relevant to our analysis. We do not express an opinion regarding the liquidation value of the Company and Parent or any other entity.

Our opinion is limited to the fairness, from a financial point of view, to Parent of the Merger Consideration in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying business decision by Parent to engage in the Transaction. Furthermore, we do not express an opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Parent, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation to Parent.

We do not express a view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals.

We do not express an opinion as to the actual value of Parent Common Stock when issued in the Transaction or the prices at which the Parent Common Stock will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Parent. We are not expressing any

D.A. Davidson & Co. Investment Banking

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opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as Parent’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we have provided investment banking and other financial services to Parent for which we have received customary compensation. Such services during such period have included acting as Parent’s financial advisor in its acquisition of First Sentry Bancshares, Inc.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company, or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of Parent (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

D.A. Davidson & Co.

D.A. Davidson & Co. Investment Banking

757 Third Ave • Suite 1902 • New York, NY 10017 • (212) 882-3900

www.dadavidson.com

Annex C

July 23, 2019

The Board of Directors

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, MD 20716

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Old Line Bancshares, Inc. (“Old Line”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Old Line with and into WesBanco Inc (“WesBanco”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Old Line, Old Line Bank, a wholly-owned subsidiary of Old Line, WesBanco and WesBanco Bank, Inc., a wholly-owned subsidiary of WesBanco (“WesBanco Bank”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of WesBanco, WesBanco Bank, Old Line, Old Line Bank or the holder of any share of common stock, par value $0.01 per share, of Old Line (“Old Line Common Stock”), each share of Old Line Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Old Line Common Stock held directly or indirectly by WesBanco or any Subsidiaries (as defined in the Agreement) of WesBanco or Old Line (except for Trust Account Shares and DPC Shares (each as defined in the Agreement)), shall, by virtue of the Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive 0.7844 of a share of common stock, par value $2.0833 per share, of WesBanco (“WesBanco Common Stock”). The ratio of 0.7844 of a share of WesBanco Common Stock for one share of Old Line Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately after and subject to the Effective Time, Old Line Bank shall merge with and into WesBanco Bank, with WesBanco Bank as the surviving bank (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Old Line and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Old Line and WesBanco), may from time to time purchase securities from, and sell securities to, Old Line and WesBanco. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave, 5th Floor • New York, NY 10019

212-887-7777 • www.kbw.com

The Board of Directors – Old Line Bancshares, Inc.

July 23, 2019

or sell, debt or equity securities of Old Line or WesBanco for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Old Line (the “Board”) in rendering this opinion and will receive a fee from Old Line for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Old Line has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Old Line. In the past two years, KBW has not provided investment banking or financial advisory services to WesBanco. We may in the future provide investment banking and financial advisory services to Old Line or WesBanco and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Old Line and WesBanco and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 22, 2019 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Old Line; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 of Old Line; (iv) certain draft and unaudited quarterly financial results for the period ended June 30, 2019 of Old Line (provided to us by representatives of Old Line), (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of WesBanco; (vi) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 of WesBanco; (vii) certain draft and unaudited quarterly financial results for the period ended June 30, 2019 of WesBanco (provided to us by representatives of WesBanco), (viii) certain regulatory filings of Old Line and WesBanco and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarter ended March 31, 2019; (ix) certain other interim reports and other communications of Old Line and WesBanco to their respective shareholders; and (x) other financial information concerning the businesses and operations of Old Line and WesBanco that was furnished to us by Old Line and WesBanco or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Old Line and WesBanco; (ii) the assets and liabilities of Old Line and WesBanco; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Old Line and WesBanco with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Old Line, as well as assumed long-term Old Line growth rates provided to us by Old Line management, all of which information was discussed with us by Old Line management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of WesBanco, as well as assumed long-term WesBanco growth rates provided to us by WesBanco management, all of which information was discussed with us by WesBanco management and used and relied upon by us based on such discussions, at the direction of Old Line management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on WesBanco (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, WesBanco management and that were

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave, 5th Floor • New York, NY 10019

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The Board of Directors – Old Line Bancshares, Inc.

July 23, 2019

used and relied upon by us based on such discussions, at the direction of Old Line management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Old Line and WesBanco regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to, and have not, assisted Old Line with soliciting indications of interest from third parties regarding a potential transaction with Old Line.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Old Line as to the reasonableness and achievability of the publicly available consensus “street estimates” of Old Line and the assumed Old Line long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Old Line “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Old Line, upon WesBanco management as to the reasonableness and achievability of the publicly available consensus “street estimates” of WesBanco, the assumed WesBanco long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on WesBanco (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the WesBanco “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of WesBanco management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Old Line and WesBanco that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Old Line and WesBanco, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Old Line and WesBanco and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Old Line or WesBanco since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave, 5th Floor • New York, NY 10019

212-887-7777 • www.kbw.com

The Board of Directors – Old Line Bancshares, Inc.

July 23, 2019

adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Old Line and WesBanco are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Old Line or WesBanco, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor have we evaluated the solvency, financial capability or fair value of Old Line or WesBanco under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Old Line Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Old Line, WesBanco or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Old Line that Old Line has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Old Line, WesBanco, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Old Line Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Old Line, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave, 5th Floor • New York, NY 10019

212-887-7777 • www.kbw.com

The Board of Directors – Old Line Bancshares, Inc.

July 23, 2019

reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Old Line to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Old Line or the Board; (iii) the fairness of the amount or nature of any compensation to any of Old Line’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Old Line Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Old Line (other than the holders of Old Line Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of WesBanco or any other party to any transaction contemplated by the Agreement; (v) the actual value of WesBanco Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which Old Line Common Stock or WesBanco Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which WesBanco Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to Old Line, WesBanco, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Old Line Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such or shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Old Line Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

787 Seventh Ave, 5th Floor • New York, NY 10019

212-887-7777 • www.kbw.com